Exhibit 4.1

Execution Copy

$280,000,000

TERM LOAN AGREEMENT

among

TEXAS PETROCHEMICALS LP,

VARIOUS LENDING INSTITUTIONS

and

DEUTSCHE BANK TRUST COMPANY AMERICAS,

as Administrative Agent

Dated as of June 27, 2006

with

CREDIT SUISSE SECURITIES (USA) LLC

as Syndication Agent

Arranged by

DEUTSCHE BANK SECURITIES INC. ,

and

CREDIT SUISSE SECURITIES (USA) LLC

as Joint Lead Arrangers

i

(continued)

(continued)

		Page
8.4	Asset Sales	101
8.5	Restricted Payments	101
8.6	Issuance of Subsidiary Stock	103
8.7	Loans, Investment and Acquisitions	103
8.8	Transactions with Affiliates	105
8.9	Intentionally Omitted	105
8.10	Lines of Business	105
8.11	Fiscal Year	106
8.12	Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Certain Derivative Transactions; etc.	106
8.13	Limitation on Certain Restrictions	106
ARTICLE IX
RESERVED		107
9.1	Reserved	107
ARTICLE X
EVENTS OF DEFAULT		107
10.1	Events of Default	107
10.2	Rights Not Exclusive	111
ARTICLE XI
ADMINISTRATIVE AGENT		111
11.1	Appointment	111
11.2	Nature of Duties	112
11.3	Exculpation, Rights Etc	112
11.4	Reliance	113
11.5	Indemnification	113
11.6	Administrative Agent In Its Individual Capacity	113
11.7	Notice of Default	114
11.8	Holders of Obligations	114
11.9	Resignation by Administrative Agent	114
11.10	The Joint Lead Arranger, Joint Book Runners, Syndication Agent	114
ARTICLE XII
MISCELLANEOUS		115
12.1	No Waiver; Modifications in Writing	115
12.2	Further Assurances	117
12.3	Notices, Etc	117
12.4	Costs and Expenses; Indemnification	118
12.5	Confirmations	120
12.6	Adjustment; Setoff	120
12.7	Execution in Counterparts; Electronic Execution; Effectiveness	122
12.8	Binding Effect; Assignment; Addition and Substitution of Lenders	122
12.9	CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL	125
12.10	Severability of Provisions	126

(continued)

INDEX OF SCHEDULES AND EXHIBITS

Exhibits

Exhibit 2.1(b)(i)-1	Form of Letter of Credit
Exhibit 2.1(b)(i)-2	Form of Letter of Credit Request
Exhibit 2.2(a)	Form of Term Note
Exhibit 2.5	Form of Notice of Borrowing
Exhibit 2.6	Form of Notice of Conversion or Continuation
Exhibit 4.6(d)	Form of Section 4.6(d)(i) Certificate
Exhibit 5.1(b)	Form of Subsidiary Guaranty
Exhibit 5.1(c)	Form of Security Agreement
Exhibit 5.2(a)	Form of Perfection Certificate
Exhibit 5.6(d)	Form of Intercreditor Agreement
Exhibit 7.2(a)	Form of Compliance Certificate
Exhibit 12.8(c)	Form of Assignment and Assumption Agreement

Schedules

Schedule 1.1(a)	Commitments
Schedule 1.1(b)	Consolidated EBITDA
Schedule 1.1(c)	Permitted Subordinated Debt Provisions
Schedule 6.5(a)	Pro Forma Balance Sheet
Schedule 6.5(d)	Projections
Schedule 6.10	ERISA; Foreign Pension Plans
Schedule 6.11(c)	Owned and Leased Real Property
Schedule 6.14	Capitalization of Company
Schedule 6.15(a)	Subsidiaries
Schedule 7.8	Insurance
Schedule 8.1(c)	Existing Liens
Schedule 8.2(j)	Indebtedness to Remain Outstanding
Schedule 8.7	Existing Investments and Acquisitions
Schedule 12.3(a)	Notice Addresses

v

TERM LOAN AGREEMENT

THIS TERM LOAN AGREEMENT is dated as of June 27, 2006 and is made by and among Texas Petrochemicals LP, a Texas limited partnership (“Company”), the undersigned financial institutions, including Deutsche Bank Trust Company Americas, in their capacities as lenders hereunder (collectively, the “Lenders,” and each individually, a “Lender”), and Deutsche Bank Trust Company Americas, as administrative agent (“Administrative Agent”) for the Lenders.

W I T N E S S E T H:

WHEREAS, Company has requested that the Lenders make term loans to Company in the aggregate principal amount of $210.0 million maturing on June 27, 2013 and to issue a pre-funded letter of credit in the face amount of $70.0 million;

WHEREAS, the proceeds of the term loans and the letter of credit described above will be used by Company to finance in part the acquisition by Company of the Butadiene/MTBE business (the “Acquired Business”) of Huntsman Petrochemical Corporation and Huntsman Fuels, LP (the “Huntsman Acquisition”) and to pay related fees and expenses in connection therewith (collectively, together with the incurrence of the Revolving Credit Facility (as defined herein), the “Transaction”);

WHEREAS, the Lenders are willing to make the term loans to Company and to participate in the issuance of the letter of credit for the account of Company for the purposes specified above and only on the terms and subject to the conditions set forth herein;

NOW, THEREFORE, in consideration of the premises and of the mutual covenants herein contained and, among other things, (i) the assignment of and the grant of a security interest in the Collateral by Company and its Material Domestic Subsidiaries in favor of Administrative Agent for the benefit of the Lenders pursuant to the Security Agreement and (ii) the granting of mortgages by Company and its Material Domestic Subsidiaries in the Mortgaged Property pursuant to the Mortgages, the parties hereto agree as follows:

ARTICLE I

DEFINITIONS AND ACCOUNTING TERMS

1.1 Definitions. As used herein, and unless the context requires a different meaning, the following terms have the meanings indicated:

“Accounts Receivable” means receivables as determined in accordance with GAAP.

“Acquisition” means any transaction or series of transactions by which a Person acquires (a) all or substantially all of a business or business unit conducted by another Person whether through purchase of assets, merger, consolidation or otherwise, or (b) greater than 50% of the Voting Stock of another Person.

“Additional Security Documents” means all mortgages, pledge agreements, security agreements and other security documents entered into pursuant to Section 7.11 with respect to additional Collateral, in each case, as amended, supplemented or otherwise modified from time to time.

“Administrative Agent” has the meaning assigned to that term in the introduction to this Agreement and any successor Administrative Agent in such capacity.

“Affiliate” means, with respect to any Person, any Person or group acting in concert in respect of the Person in question that, directly or indirectly, controls (including but not limited to all directors, officers and partners of such Person) or is controlled by or is under common control with such Person provided that neither DB nor any Affiliate of DB shall be deemed to be an Affiliate of any Credit Party. For the purposes of this definition, “control” (including, with correlative meanings, the terms “controlled by” and “under common control with”), as used with respect to any Person or group of Persons, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of management and policies of such Person, whether through the ownership of Voting Stock or by contract or otherwise. A Person shall be deemed to control another Person if such first Person has knowledge that it possesses, directly or indirectly, the power to vote 10% or more of the Voting Stock of such other Person.

“Agreement” means this Term Loan Agreement, as the same may at any time be amended, supplemented or otherwise modified in accordance with the terms hereof and in effect.

“Applicable Base Rate Margin” means at any date, 1.50%.

“Applicable L/C Fee Percentage” means at any date, 2.50%.

“Applicable Eurocurrency Margin” means at any date, 2.50%.

“Asset Disposition” means (a) the sale, lease, sublease, conveyance or other disposition of any assets of Company or any of its Subsidiaries; and (b) the issuance of Capital Stock by any of Company’s Subsidiaries. Notwithstanding the preceding, none of the following items will be deemed to be an Asset Disposition:

(1) any single transaction or series of related transactions that involves assets with a Fair Market Value equal to or less than $5,000,000; provided that, if such transaction involves assets with a Fair Market Value in excess of $5,000,000, any Net Sale Proceeds received in connection therewith shall be treated as Net Sale Proceeds of an Asset Disposition for purposes of Section 4.3;

(2) a transfer of assets between or among Company and its Subsidiaries;

(3) an issuance of Capital Stock by a Subsidiary to Company or to a Subsidiary of Company;

(4) in the ordinary course of business the sale, lease or other disposition of products, services, inventory or accounts receivable in a transaction that does not result in Attributable Debt;

(5) sale, lease or other disposition of any assets which, in the reasonable judgment of such Person, are damaged, obsolete, worn out or otherwise no longer useful in the conduct of such Person’s business;

(6) the sale or other disposition of cash or Cash Equivalents;

(7) a Restricted Payment that is permitted by the provisions of Section 8.5 or an Investment that is permitted by the provisions of Section 8.7;

(8) a disposition resulting from any condemnation or other taking, or temporary or permanent requisition of, any property, any interest therein or right appurtenant thereto, or any change of grade affecting any property, in each case, as the result of the exercise of any right of condemnation or eminent domain, including any sale or other transfer to a Governmental Authority in lieu of, or in anticipation of, any of the foregoing events; provided that, if such disposition involves assets with Fair Market Value in excess of $5,000,000, any Net Sale Proceeds received in connection therewith shall be treated as Net Sale Proceeds of an Asset Disposition for purposes of Section 4.3;

(9) disposition of assets in connection with a foreclosure, transfer or deed in lieu of foreclosure or other exercise of remedial action by Company or its Subsidiaries;

(10) Sale and Leaseback Transactions resulting in Attributable Debt permitted pursuant to Section 8.2(d); and

(11) sales, contributions or other transfers of Receivables Facility Assets under a Permitted Accounts Receivable Securitization.

“Assignee” has the meaning assigned to that term in Section 12.8(c).

“Assignment and Assumption Agreement” means an Assignment and Assumption Agreement substantially in the form of Exhibit 12.8(c) annexed hereto and made a part hereof made by any applicable Lender, as assignor, and such Lender’s assignee in accordance with Section 12.8.

“Attorney Costs” means all reasonable fees and disbursements of any law firm or other external counsel and the reasonable allocated cost of internal legal services, including all reasonable disbursements of internal counsel.

“Attributable Debt” means as of the date of determination thereof, without duplication, (i) the net present value (discounted in accordance with GAAP at the cost of debt implied in the lease) of the obligations of the lessee for net rental payments during the then remaining term of any lease related to a Sale and Leaseback Transaction that does not result in a Capitalized Lease Obligation, (ii) Receivables Facility Attributable Debt and (iii) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product to which such Person is a party, where such transaction is considered borrowed money indebtedness for tax purposes but is classified as an operating lease in accordance with GAAP.

“Availability” has the meaning assigned to that term in the Revolving Credit Facility.

“Bankruptcy Default” has the meaning assigned to that term in Section 2.1(b)(iii)(B)(I).

“Base Rate” means the greater of (i) the rate most recently announced by DB at its principal office as its “prime rate”, which is not necessarily the lowest rate made available by DB or (ii) the Federal Funds Rate plus 1/2 of 1% per annum. The “prime rate” announced by DB is evidenced by the recording thereof after its announcement in such internal publication or publications as DB may designate. Any change in the interest rate resulting from a change in such “prime rate” announced by DB shall become effective without prior notice to Company as of 12:01 a.m. (New York City time) on the Business Day on which each change in such “prime rate” is announced by DB. DB may make commercial or other loans to others at rates of interest at, above or below its “prime rate”.

“Base Rate Loan” means any Loan which bears interest at a rate determined with reference to the Base Rate.

“Benefited Lender” has the meaning assigned to that term in Section 12.6(a).

“Board” means the Board of Governors of the Federal Reserve System.

“Board of Directors” means:

(1) with respect to a corporation, the board of directors of the corporation or any committee thereof duly authorized to act on behalf of such board;

(2) with respect to a partnership, the Board of Directors of the general partner of the partnership;

(3) with respect to a limited liability company, the managing member or members or any controlling committee of managing members or board of directors thereof; and

(4) with respect to any other Person, the board or committee of such Person serving a similar function.

“Borrowing” means a group of Loans of a single Type made by the Lenders, as appropriate on a single date (or resulting from a conversion on such date) and in the case of Eurocurrency Loans, as to which a single Interest Period is in effect, provided that Base Rate Loans or Eurocurrency Loans incurred pursuant to Section 3.7 shall be considered part of any related Borrowing of Eurocurrency Loans.

“Business Day” means as it relates to any payment, determination, funding or notice to be made or given to or from Administrative Agent, a day other than a Saturday, Sunday or other day on which commercial banks in New York City are authorized or required by law to close; provided, however, that when used in connection with a Eurocurrency Loan, the term “Business Day” shall also exclude any day on which banks are not open for dealings in dollar deposits in the London interbank market.

“Capital Expenditures” means, without duplication, with respect to any Person, any amounts expended during or in respect of a period for any purchase or other acquisition for value of any asset that should be classified on a consolidated balance sheet of such Person prepared in accordance with GAAP as a fixed or capital asset, including, without limitation, the direct or indirect acquisition of such assets or improvements by way of increased product or service charges, offset items or otherwise, and shall include Capitalized Leases, but shall exclude any Capital Expenditures arising as part of a Permitted Acquisition. For purposes of this definition, the purchase price of equipment that is purchased simultaneously with the trade-in of existing equipment or with insurance or proceeds of any condemnation shall be included in Capital Expenditures only to the extent of the gross amount of such purchase price, less the credit granted by the seller of such equipment for the equipment being traded in at such time or the amount of such insurance or proceeds of any condemnation, as the case may be.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Cash” means money, currency or the available credit balance in Dollars, Canadian Dollars, Euros or another currency that is at such time freely transferable and freely convertible into Dollars.

“Cash Equivalents” means (i) any evidence of indebtedness, maturing not more than one year after the date of issue, issued by the United States of America or any instrumentality or agency thereof, the principal, interest and premium, if any, of which is guaranteed fully by, or backed by the full faith and credit of, the United States of America, (ii) Dollar, Canadian Dollar or Euro denominated (or other foreign currency fully hedged) time deposits, certificates of deposit and bankers acceptances maturing not more than one year after the date of purchase, issued by (x) any Lender or (y) a commercial banking institution having, or which is the principal banking subsidiary of a bank holding company having, combined capital and surplus and undivided profits of not less than $200,000,000 and a commercial paper rating of “P-1” (or higher) according to Moody’s “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency in the United States (any such bank, an “Approved Bank”), or (z) a non-United States commercial banking institution which is either currently ranked among the 100 largest banks in the world (by assets, according to the American Banker), has combined capital and surplus and undivided profits of not less than $500,000,000 or whose commercial paper (or the commercial paper of such bank’s holding company) has a rating of “P-1” (or higher) according to Moody’s, “A-1” (or higher) according to S&P or the equivalent rating by any other nationally recognized rating agency, (iii) commercial paper, maturing not more than one year after the date of purchase, issued or guaranteed by a corporation (other than Company or any Subsidiary of Company or any of their respective Affiliates) organized and existing under the laws of any state within the United States of America with a rating, at the time as of which any determination thereof is to be made, of “P-1” (or higher) according to Moody’s, or “A-1” (or higher) according to S&P, (iv) demand deposits with any bank or trust company maintained in the ordinary course of business, (v) repurchase or reverse repurchase agreements covering obligations of the type specified in clause (i) with a term of not more than seven days with any Approved Bank and (vi) shares of any money market mutual fund rated at least AAA or the equivalent thereof by S&P or at least Aaa or the equivalent thereof by Moody’s, including, without limitation, any money market mutual fund managed or advised by any Lender or Administrative Agent.

“Change in Law” means the occurrence, after the date of this Agreement, of any of the following: (a) the adoption or taking effect of any law, rule, regulation or treaty, (b) any change in any law, rule regulation or treaty or in the administration, interpretation or application thereof by any Governmental Authority or (c) the making or issuance of any request, guideline or directive (whether or not having the force of law) by any Governmental Authority.

“Change of Control” means (i) the sale, lease or transfer of all or substantially all of Company’s or Holdings GP’s assets to any Person or group (as such term is used in Section 13(d)(3) of the Exchange Act), (ii) the liquidation or dissolution of Holdings GP, (iii) any person or group of persons (within the meaning of the Exchange Act), shall have acquired beneficial ownership (within the meaning of Rule 13d-3 promulgated by the SEC under the Exchange Act) of more than 50% of the issued and outstanding Voting Stock of Holdings GP, (iv) Company shall cease to be a Wholly-Owned Subsidiary of Holdings GP, (v) during any period of twenty-four consecutive calendar months, individuals who at the beginning of such period constituted Holdings GP’s Board of Directors (together with any new directors whose election by Holdings GP’s Board of Directors or whose nomination for election by Holdings GP’s stockholders was approved by a vote of at least a majority of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved cease for any reason other than death or disability to constitute a majority of the directors then in office, (vi) any “Change of Control” (as such term is defined in any Permitted Junior Debt Document or the Revolving Credit Facility) or (vii) any “Change of Control” as defined in any Indebtedness incurred pursuant to Section 8.2(m) to the extent such event causes the holder to demand payment or causes any Credit Party to be obligated to make any payment with respect thereto. For purposes of this definition, no combination of members of the Control Group shall be deemed a “group of persons” so long as no single member of such Control Group has beneficial ownership, together with its Affiliates, of more than 50% of the issued and outstanding Voting Stock of Holdings GP.

“Closing Date” means June 27, 2006.

“Code” means the Internal Revenue Code of 1986, as from time to time amended, including the regulations proposed or promulgated thereunder, or any successor statute and the regulations proposed or promulgated thereunder.

“Collateral” means all “Collateral” as defined in each of the Security Documents and all other assets of each Credit Party pledged pursuant to any Security Document.

“Collateral Agent” means DB acting as collateral agent for the Secured Creditors pursuant to its appointment as Collateral Agent in Section 11.1 or in any Security Document, and any successor collateral agent in such capacity.

“Commitment” means, with respect to each Lender, the aggregate of the Pre-Funded L/C Commitment and Term Commitment of such Lender and “Commitments” means such commitments of all of the Lenders collectively.

“Company” has the meaning assigned to that term in the introduction to this Agreement.

“Compliance Certificate” has the meaning assigned to that term in Section 7.2(a).

“Consolidated Assets” means, for any Person, the total assets of such Person and its Subsidiaries, as determined from a consolidated balance sheet of such Person and its consolidated Subsidiaries prepared in accordance with GAAP.

“Consolidated Capital Expenditures” means, for any Person, for any period, the aggregate of all Capital Expenditures by such Person and its Subsidiaries determined on a consolidated basis in accordance with GAAP during that period.

“Consolidated Cash Interest Expense” means, for any Person, for any period, Consolidated Interest Expense of such Person and its Subsidiaries in accordance with GAAP, but excluding, however, interest expense not payable in cash, amortization of discount and deferred financing costs.

“Consolidated Debt” means, for any Person, as at the time any determination thereof is to be made and without duplication, (i) all Indebtedness of such Person and its Subsidiaries determined on a consolidated basis to the extent classified on a balance sheet of such Person and its Subsidiaries as liabilities in accordance with GAAP (and in any event, but without duplication, including Disqualified Stock but excluding (a) Indebtedness related to Permitted Preferred Stock and Ordinary Equity Interests to the extent such amount is characterized as debt due to SFAS 150 and (b) the mark-to-market exposure in respect of Interest Rate Agreements and Other Hedging Agreements) plus (ii) all Attributable Debt of such Person and its Subsidiaries determined on a consolidated basis.

“Consolidated EBITDA” means, for any Person, for any period, the sum of the amounts for such period, without duplication, of:

	(i)	Consolidated Net Income,

plus	(ii)	to the extent deducted in computing Consolidated Net Income the sum of:

		(a)	Consolidated Interest Expense,

	plus	(b)	charges against income for foreign, federal, state and local taxes in each case based on income and for franchise taxes,

	plus	(c)	depreciation expense,

	plus	(d)

amortization expense, including, without limitation, amortization of good will and other intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the Transaction Documents and other fees, costs and expenses in connection with Acquisitions,

	plus	(e)	write-off of deferred financing costs originally incurred in connection with Indebtedness being repaid on the Closing Date,

	plus	(f)	non-cash charges resulting from any write-down of assets,

	plus	(g)	non-cash, non-recurring charges, including non-cash impairment, abandonment and restructuring charges,

	plus	(h)	non-cash expenses for Capital Stock-based compensation related to Capital Stock-based compensation plans that do not represent a cash item in any future period,

minus	(iii)	to the extent added in computing Consolidated Net Income the sum of

		(a)	non-cash nonrecurring after-tax gains (or minus non-cash nonrecurring after-tax losses)

	plus	(b)	any gain resulting from any write-up of assets (other than with respect to any company owned life insurance program);

in each case calculated on a consolidated basis for the applicable period in accordance with GAAP; provided, however, if any non-cash charge or loss added back in determining Consolidated EBITDA required a reserve or accrual for a potential future cash expenditure, Consolidated EBITDA shall be decreased by the amount of any such cash expenditure in the period such expenditure is made; and provided further that notwithstanding the foregoing, for purposes of calculating the Leverage Ratio and any other financial tests hereunder from time to time, but not for purposes of calculating Excess Cash Flow, Consolidated EBITDA for the Fiscal Quarters ended September 30, 2005, December 31, 2005, March 31, 2006 and June 30, 2006 shall be deemed to equal the amounts set forth on Schedule 1.1(b).

“Consolidated Interest Expense” means, for any Person, for any period, the sum of total interest expense (including that attributable to Capitalized Leases in accordance with GAAP) of such Person and its Subsidiaries on a consolidated basis with respect to all outstanding Indebtedness of such Person and its Subsidiaries, including, without limitation, all commissions, discounts and other fees and charges owed with respect to letters of credit and bankers’ acceptance financing, but excluding any amortization of deferred financing costs, all as determined on a consolidated basis for such Person and its Subsidiaries in accordance with GAAP, in each case after taking into account the positive or negative effect of any Interest Rate Agreements, plus the interest component of any lease payments under Attributable Debt transactions of such Person and its Subsidiaries, plus any discount and/or interest component in respect of a sale of Receivables Facility Assets by such Person or its Subsidiaries regardless of whether such discount or interest would constitute interest under GAAP, in each case on a consolidated basis.

“Consolidated Net Income” means, for any Person, for any period, the aggregate of the net income (loss) of such Person for such period, determined in accordance with GAAP on a consolidated basis, provided that (i) there shall be excluded the income of any unconsolidated Subsidiary and any Person in which any other Person (other than Company or any of its Subsidiaries or any director holding qualifying shares in compliance with applicable law or any other third party holding a de minimus number of shares in order to comply with other similar requirements) has a joint interest, except to the extent of the amount of dividends or other distributions actually paid to Company or any of its Wholly-Owned Subsidiaries by such Person during such period and (ii) the net income (loss) of any Person acquired in a pooling of interests transaction for any period prior to the date of such acquisition shall be excluded. There shall be excluded in computing Consolidated Net Income (i) any gain which must be treated as an extraordinary item under GAAP or any gain realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Person or a Subsidiary of the Person and (ii) any loss which must be treated as an extraordinary item under GAAP or any loss realized upon the sale or other disposition of any real property or equipment that is not sold in the ordinary course of business or of any Capital Stock of the Person or a Subsidiary of the Person.

“Contaminant” means any material with respect to which any Environmental Law imposes a duty, obligation or standard of conduct, including without limitation any pollutant, contaminant (as those terms are defined in 42 U.S.C. § 9601(33)), toxic pollutant (as that term is defined in 33 U.S.C. § 1362(13)), hazardous substance (as that term is defined in 42 U.S.C. §9601(14)), hazardous chemical (as that term is defined by 29 CFR § 1910.1200(c)), hazardous waste (as that term is defined in 42 U.S.C. § 6903(5)), or any state, local or other equivalent of such laws and regulations, including, without limitation, radioactive material, special waste, polychlorinated biphenyls, asbestos, petroleum, including crude oil or any petroleum-derived substance, (or any fraction thereof), waste, or breakdown or decomposition product thereof, mold, bacteria or any constituent of any such substance or waste, including but not limited to polychlorinated biphenyls and asbestos.

“Contractual Obligation” means, as to any Person, any provision of any Securities issued by such Person or of any indenture or credit agreement or any agreement, instrument or other undertaking to which such Person is a party or by which it or any of its property is bound or to which it may be subject.

“Control Group” means Mellon HBV Alternative Strategies, Ramius Capital Group, LLC and Castlerigg Master Investors, LTD.

“Credit Party” means Company, each Subsidiary Guarantor and any other guarantor which may hereafter enter into a guarantee agreement with respect to the Obligations.

“Customary Permitted Liens” means, for any Person:

(i) Liens for taxes, duties, levies, imposts, deductions, assessments, charges, or withholding not yet due and payable or which are being contested in good faith by appropriate proceedings diligently pursued, provided, that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 60 days of the commencement thereof and (B) provision for the payment of all such taxes, duties, levies, imposts, deductions, assessments, charges, or withholdings known to such Person has been made on the books of such Person to the extent required by GAAP;

(ii) mechanics’, processor’s, materialmen’s, carriers’, landlord’s warehousemen’s and similar Liens arising by operation of law and arising in the ordinary course of business, provided that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 90 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(iii) Liens arising in connection with worker’s compensation, unemployment insurance, pensions and social security benefits, provided, that (A) any proceedings commenced for the enforcement of such Liens shall have been stayed or suspended within 60 days of the commencement thereof and (B) provision for the payment of such Liens has been made on the books of such Person to the extent required by GAAP;

(iv)(A) Liens incurred or deposits made in the ordinary course of business to secure the performance of bids, tenders, statutory obligations, fee and expense arrangements with trustees and fiscal agents (exclusive of obligations incurred in connection with the borrowing of money or the payment of the deferred purchase price of property) and customary deposits granted in the ordinary course of business under Operating Leases and (B) Liens securing surety, indemnity, performance, appeal and release bonds, provided that full provision for the payment of all such obligations has been made on the books of such Person to the extent required by GAAP;

(v) Permitted Real Property Encumbrances;

(vi) attachment, judgment or other similar Liens arising in connection with court or arbitration proceedings involving individually and in the aggregate liability which does not constitute an Event of Default under Section 10.1(i);

(vii) leases or subleases granted to others not interfering in any material respect with the business of such Person or any of its Subsidiaries and any interest or title of a lessor or sublessor under any lease or sublease permitted by this Agreement and the Security Documents;

(viii) Liens upon specific items of inventory or other goods and proceeds of any Person securing such Person’s obligations in respect of bankers’ acceptances issued or created for the account of such Person to facilitate the purchase shipment or storage of such inventory or other goods;

(ix) Liens securing reimbursement obligations with respect to commercial letters of credit which encumber documents and other property relating to such letters of credit and products and proceeds thereof;

(x) customary rights of set off, revocation, refund or chargeback under deposit agreements or under the UCC (or comparable foreign law) of banks or other financial institutions where Company or its Subsidiaries maintain deposits permitted by this Agreement in the ordinary course of business;

(xi) Liens evidenced by the filing of precautionary UCC financing statements relating solely to operating leases or consignments of personal property entered into in the ordinary course of business to the extent such leases do not create Attributable Debt and are permitted under this Agreement;

(xii) Liens on cash and short-term investments (a) deposited by Company or any of its Subsidiaries in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or (b) pledged or deposited as collateral to a contract counterparty or issuer of surety bonds by Company or any of its Subsidiaries, in the case of clause (a) or (b), to secure obligations with respect to (i) contracts for commercial and trading activities in the ordinary course of business and contracts (including without limitation, physical delivery, option (whether cash or financial), exchange, swap and futures contracts) for the purchase, transmission, distribution, sale, lease or hedge of any energy-related commodity, feed stock, or service or (ii) interest rate, commodity price, or currency rate management contracts or derivatives;

(xiii) Liens arising by virtue of any statutory or common law provision relating to banker’s liens, rights of set off or similar rights, contractual rights of setoff or netting arrangements entered into in the ordinary course of business and similar rights with respect to deposit accounts, commodity accounts and/or securities accounts;

(xiv) inchoate Liens arising under ERISA, provided that the existence of the liability associated with the event or the action or inaction that gave rise to any such Lien does not constitute an Event of Default under Section 10.1(l); and

(xv) Liens granted by a Person in favor of a commercial trading counterparty pursuant to a netting agreement, which Liens encumber rights under agreements that are subject to such netting agreement and which Liens secure such Person’s obligations to such counterparty under such netting agreement; provided, that any such agreements and netting agreements are entered into in the ordinary course of business; and provided, further, that the Liens are incurred in the ordinary course of business and when granted, do not secure obligations which are past due.

“DB” means Deutsche Bank Trust Company Americas, a New York banking corporation, and its successors.

“Debt Agreements” has the meaning assigned to that term in Section 5.5(d).

“Default Rate” means a variable rate per annum which shall be two percent (2%) per annum plus either (i) the then applicable interest rate hereunder in respect of the amount on which the Default Rate is being assessed or (ii) if there is no such applicable interest rate, the Base Rate plus the Applicable Base Rate Margin, but in no event in excess of that permitted by applicable law.

“Deposit Account” means a demand, time, savings, passbook or like account with a bank, savings and loan association, credit union, trust company or like organization, other than an account evidenced by a negotiable certificate of deposit or other instrument.

“Deposit Bank” means DB or any Affiliate of DB.

“Disqualified Stock” means any Capital Stock that, by its terms (or by the terms of any security into which it is convertible, or for which it is exchangeable, in each case, at the option of the holder of the Capital Stock), or upon the happening of any event, matures or is mandatorily redeemable, pursuant to a sinking fund obligation or otherwise, or redeemable at the option of the holder of the Capital Stock, in whole or in part, on or prior to the date that is one year after the then latest Term Maturity Date of any Term Loan. Notwithstanding the preceding sentence, any Capital Stock that would constitute Disqualified Stock solely because the holders of the Capital Stock have the right to require Company to repurchase such Capital Stock upon the occurrence of a change of control or an asset sale shall not constitute Disqualified Stock if the terms of such Capital Stock provide that Company may not repurchase or redeem any such Capital Stock pursuant to such provisions unless such repurchase or redemption complies with the provisions of Section 8.5 hereof. The amount of Disqualified Stock deemed to be outstanding at any time for purposes of this Agreement shall be equal to the maximum amount that Company and its Subsidiaries may become obligated to pay upon the maturity of, or pursuant to any mandatory redemption provisions of, such Disqualified Stock.

“Dividend” means any dividend or distribution paid or made by a Person to the direct or indirect holders of its Capital Stock on or in respect of such Capital Stock.

“Documents” means the Loan Documents and the Transaction Documents.

“Dollar” and “$” means lawful money of the United States of America.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Effective Date” has the meaning assigned to that term in Section 12.7.

“Eligible Assignee” means any Lender and any commercial bank, financial institution, financial company, Fund or insurance company, in each case, together with its Affiliates or Related Funds, which extends credit or buys loans in the ordinary course of its business or any other Person approved by Administrative Agent and Company, both such parties’ approval not to be unreasonably withheld.

“Environmental Claim” means any notice of violation, claim, suit, demand, abatement order or other order or direction (conditional or otherwise) by any Governmental Authority or any Person for any damage, personal injury (including sickness, disease or death), tangible or intangible property damage, contribution, cost recovery, or any other common law claims, indemnity, indirect or consequential damages, damage to the environment, nuisance, cost recovery, or any other common law claims, pollution, contamination or other adverse effects on the environment, human health, or natural resources, or for fines, penalties, restrictions or injunctive relief, resulting from or based upon (a) the occurrence or existence of a Release or substantial threat of a material Release (whether sudden or non-sudden or accidental or non-accidental) of, or exposure to, any Contaminants in, into or onto the environment at, in, by, from or related to the Premises, (b) the use, handling, generation, transportation, storage, treatment or disposal of Contaminants in connection with the operation of any Premises, or (c) the violation, or alleged violation, of any Environmental Laws relating to environmental matters connected with the operations of Company or any of its Subsidiaries or any Premises.

“Environmental Laws” means any and all applicable foreign, federal, state or local laws, statutes, ordinances, codes, rules, regulations, orders, decrees, judgments, directives, or Environmental Permits and cleanup or action standards, levels or objectives imposing liability or standards of conduct for or relating to the protection of health, safety or the environment, including, but not limited to, the following statutes as now written and hereafter amended: the Water Pollution Control Act, as codified in 33 U.S.C. § 1251 et seq., the Clean Air Act, as codified in 42 U.S.C. § 7401 et seq., the Toxic Substances Control Act, as codified in 15 U.S.C. § 2601 et seq., the Solid Waste Disposal Act, as codified in 42 U.S.C. § 6901 et seq., the Comprehensive Environmental Response, Compensation and Liability Act, as codified in 42 U.S.C. § 9601 et seq., the Emergency Planning and Community Right-to-Know Act of 1986, as codified in 42 U.S.C. § 11001 et seq., and the Safe Drinking Water Act, as codified in 42 U.S.C. § 300f et seq., and any related regulations, as well as all state and local equivalents.

“Environmental Lien” means a Lien in favor of any Governmental Authority for (i) any liability under Environmental Laws, or licenses, authorizations, or directions of any Government Authority or court, or (ii) damages relating to, or costs incurred by such Governmental Authority in response to, a Release or threatened Release of a Contaminant into the environment.

“Environmental Permits” means any and all permits, licenses, certificates, authorizations or approvals of any Governmental Authority required by Environmental Laws and necessary or reasonably required for the current operation of the business of Company or any of its Subsidiaries.

“Environmental Studies” means those certain environmental assessments, and documents upon which such assessments are based, of certain of the Mortgaged Fee Properties, prepared by an environmental consulting firm reasonably acceptable to Administrative Agent with regard to the existing and potential liability of any Credit Party under any Environmental Laws, including a review of compliance with Environmental Laws.

“ERISA” means the Employee Retirement Income Security Act of 1974, as from time to time amended.

“ERISA Affiliate” means, with respect to any Person, any trade or business (whether or not incorporated) which, together with such Person, is under common control as described in Section 414(c) of the Code, is a member of a “controlled group”, as defined in Section 414(b) of the Code, which includes such Person, or is treated as a single employer with such Person under Sections 414(m) or (o) of the Code. Unless otherwise qualified, all references to an “ERISA Affiliate” in this Agreement shall refer to an ERISA Affiliate of a Credit Party or any of its Subsidiaries.

“Eurocurrency Loan” means any Loan bearing interest at a rate determined by reference to the Eurocurrency Rate.

“Eurocurrency Rate” means the arithmetic average (rounded upwards, if necessary, to the nearest 1/16th of 1%) of the rate per annum obtained by dividing (i) the offered quotation, if any, to first-class banks in the London interbank eurocurrency market by DB for Dollar deposits of amounts in immediately available funds comparable to the principal amount of the Eurocurrency Rate Loan to be made by DB with maturities comparable to the Interest Period for which the Eurocurrency Rate is being determined, as of approximately 10:00 a.m. (New York City time) on the Interest Rate Determination Date, by (ii) a percentage equal to 100% minus the stated maximum rate (expressed as a percentage) as prescribed by the Board of all reserve requirements (including, without limitation, any marginal, emergency, supplemental, special or other reserves and all reserves required to be maintained against “Eurocurrency liabilities” as specified in Regulation D (or any successor regulation)) applicable on the first day of such Interest Period to any member bank of the Federal Reserve System in respect of Eurocurrency funding or liabilities. The determination of the Eurocurrency Rate by Administrative Agent shall be conclusive and binding on Company absent manifest error.

“Event of Default” has the meaning assigned to that term in Section 10.1.

“Excess Cash Flow” means, for any period, an amount equal to Company’s and its Subsidiaries’:

        (i) Consolidated EBITDA for such period,

minus (ii) foreign, federal, state and local taxes, in each case based on income, paid in cash for such period by Company or its Subsidiaries,

minus (iii) Consolidated Capital Expenditures paid in cash during such period to the extent not financed by Indebtedness (including Capitalized Lease Obligations but excluding Loans under the Revolving Credit Facility or under overdraft lines permitted by this Agreement), minus (iv) Dividends constituting Restricted Payments paid in cash by Company or its Subsidiaries during such period to the extent permitted pursuant to Section 8.5,

minus (v) Consolidated Cash Interest Expense during such period,

minus (vi) scheduled amortization of the principal portion of the Term Loans and scheduled amortization of the principal portion of all other Indebtedness of Company and its Subsidiaries paid in cash during such period (other than repayment of Indebtedness with proceeds of issuance of other Indebtedness or equity contributions or with Net Sale Proceeds or proceeds from Recovery Events), minus (vii) voluntary prepayments of the principal portion of the Term Loans,

minus (viii) the amount of cash expended in respect of Permitted Acquisitions during such period, except to the extent financed with Indebtedness;

in each case, calculated without duplication and on a consolidated basis in accordance with GAAP and Section 1.2(a).

“Excess Cash Flow Payment Date” means the date occurring 120 days after the last day of a Fiscal Year of Company (beginning with its Fiscal Year ending on June 30, 2008).

“Excess Cash Flow Period” means, with respect to the repayment required on each Excess Cash Payment Date, the immediately preceding Fiscal Year of Company.

“Exchange Act” means the Securities Exchange Act of 1934, as amended and as codified in 15 U.S.C. 78a et seq., and as hereafter amended.

“Exchange Percentage” shall mean, as to each Lender, a fraction determined on the date of occurrence of a Sharing Event (after giving effect to any actions to occur on, or promptly after, such date pursuant to Section 2.9(a), but before giving effect to any actions to occur on such date pursuant to Section 2.9(b)) of which: (a) the numerator shall be the sum of (i) the Pro Rata Share of such Lender of the aggregate amount of L/C Obligations and (ii) the aggregate principal amount of the outstanding Term Loans of such Lender; and (b) the denominator shall be the sum of (i) the aggregate amount of L/C Obligations and (ii) the aggregate principal amount of all outstanding Term Loans of all Lenders.

“Excluded Taxes” means

(i) taxes based upon, or measured by, the Lender’s or Administrative Agent’s (or a branch of the Lender’s or Administrative Agent’s) overall net income, overall net receipts, or overall net profits (including franchise taxes imposed in lieu of such taxes), but only to the extent such taxes are imposed by a Governmental Authority (A) in a jurisdiction in which such Lender or Administrative Agent is organized, (B) in a jurisdiction which the Lender’s or Administrative Agent’s principal office is located, or (C) in a jurisdiction in which such Lender’s or Administrative Agent’s lending office (or branch) in respect of which payments under this Agreement are made is located;

(ii) in the case of any Lender (other than a Lender that is an Assignee) or Administrative Agent that is a Non-U.S. Participant, taxes imposed by the means of withholding at the source except to the extent such withholding (A) results from a Change in Law by any Governmental Authority charged with the administration thereof subsequent to the Closing Date or (B) is imposed on payments with respect to a Lender’s interest in the Loan Documents acquired under Section 3.7 or Section 12.6;

(iii) in the case of any Assignee that is a Non-U.S. Participant, taxes imposed by means of withholding at the source except to the extent such withholding (A) results from a Change in Law by any Governmental Authority charged with the administration thereof subsequent to the date of the Assignee becoming a party to this Agreement or any Loan Document with respect to the portion thereof affected by such change; (B) is imposed on payments with respect to an Assignee’s interest in the Loan Documents acquired under Section 3.7 or Section 12.6; or (C) would have been imposed on payments to the Lender that sold or otherwise transferred the interest to the Assignee at the time of such sale or transfer and such withholding taxes would not have been Excluded Taxes with respect to such Lender; and

(iv) taxes imposed on a Lender or Administrative Agent by means of withholding at the source to the extent such taxes would have not been imposed under applicable law if such Lender or Administrative Agent had complied with Section 4.6(d).

“Existing Credit Agreement” means that certain Loan and Security Agreement dated as of May 6, 2004 by and among Company, LaSalle Business Credit, LLC, as agent, Congress Financial Corporation (Southwest), as administrative agent, and the lenders party thereto, as amended, restated or otherwise modified.

“Facility” means each of the Term B Facility, the Pre-Funded L/C Facility and any other credit facilities from time to time established under this Agreement.

“Fair Market Value” means the value that would be paid by a willing buyer to a willing seller in a transaction not involving distress or necessity of either party, determined in good faith by the chief financial officer of Company or Board of Directors of Company or the selling entity (unless otherwise provided in this Agreement).

“Federal Funds Rate” means on any one day, the rate per annum equal to the weighted average (rounded upwards, if necessary, to the nearest 1/100th of 1%) of the rate on overnight federal funds transactions with members of the Federal Reserve System only arranged by federal funds brokers, as published as of such day by the Federal Reserve Bank of New York, or, if such rate is not so published, the average of the quotations for such day on such Transaction received by DB from three federal funds brokers of recognized standing selected by DB.

“Fee Letter” means that certain letter agreement dated as of June 14, 2006 between DB and Deutsche Bank Securities Inc., Credit Suisse Securities (USA) LLC and Credit Suisse, and Company and providing for the payment of certain fees in connection with this Agreement.

“Fiscal Quarter” means a quarterly accounting period ending on each of March 31st, June 30th, September 30 th and December 31st of each Fiscal Year.

“Fiscal Year” means an accounting period that begins July 1st and ends June 30th.

“Foreign Investment” means any (a) Investment by a Credit Party in a Foreign Subsidiary, (b) purchase by a Credit Party of assets located outside of the United States (including the purchase of Capital Stock of a Person not domiciled in the United States), (c) issuance of a Letter of Credit under this Agreement for the benefit of a Foreign Subsidiary or (d) incurrence of a Guarantee Obligation by a Credit Party for the direct or indirect benefit of any Foreign Subsidiary.

“Foreign Pension Plan” means any plan, fund (including, without limitation, any super-annuation fund) or other similar program established or maintained outside of the United States of America by a Credit Party or one or more of its Subsidiaries or its Affiliates primarily for the benefit of employees of the Credit Party or such Subsidiaries or its Affiliates residing outside the United States of America, which plan, fund, or similar program provides or results in, retirement income in a deferral of income in contemplation of retirement or payments to be made upon termination of employment, and which is not subject to ERISA or the Code.

“Foreign Requirements of Law” means any Requirement of Law of a Governmental Authority in a foreign jurisdiction (including any exchange control, financial assistance, minimum capitalization, fraudulent conveyance, mandatory labor advice or similar rules or regulations).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Former Premises” means, at any time, all real property formerly owned, leased or operated by Company or any of its Subsidiaries.

“Fronting Fee” has the meaning ascribed to such term in Section 3.2(b)(ii).

“Fund” means a Person that is a fund that invests in senior loans.

“GAAP” means generally accepted accounting principles in the U.S. as in effect from time to time.

“Governmental Authority” means any nation or government, any intergovernmental or supranational body, any state or other political subdivision thereof and any agency, authority, instrumentality, regulatory body, court, central bank or other entity exercising executive, legislative, judicial, taxing, regulatory or administrative functions of government, any securities exchange and any self-regulatory organization (including the National Association of Insurance Commissioners).

“Guarantee Obligations” means, as to any Person, without duplication, any direct or indirect obligation of such Person guaranteeing or intended to guarantee any Indebtedness, Operating Lease, dividend or other obligation (“primary obligations”) of any other Person (the “primary obligor”) in any manner, whether directly or indirectly, including, without limitation, any obligation of such Person, whether or not contingent: (i) to purchase any such primary obligation or any property constituting direct or indirect security therefor; (ii) to advance or supply funds (a) for the purchase or payment of any such primary obligation, or (b) to maintain working capital or equity capital of the primary obligor or otherwise to maintain the net worth or solvency of the primary obligor; (iii) to purchase property, securities or services primarily for the purpose of assuring the owner of any such primary obligation of the ability of the primary obligor to make payment of such primary obligation; or (iv) otherwise to assure or hold harmless the owner of such primary obligation against loss in respect thereof; provided, however, that the term Guarantee Obligations shall not include (w) Standard Securitization Undertakings, (x) any endorsements of instruments for deposit or collection in the ordinary course of business, (y) any such obligations with respect to leases, supply contracts and other contracts or warranties and indemnities, in each case, not constituting Indebtedness of such Person, which have been or are undertaken or made in the ordinary course of business by such Person or any of its Subsidiaries (including, without limitation, guarantees of leases and supply contracts entered into in the ordinary course of business) or (z) any such obligations with respect to surety, appeal and performance bonds obtained by such Person or any of its Subsidiaries in the ordinary course of business, to the extent not constituting Indebtedness and for which the liability with respect to such obligation is not required to be reflected on a balance sheet prepared in accordance with GAAP. The amount of any Guarantee Obligation at any time shall be deemed to be an amount equal to the lesser at such time of (a) the stated or determinable amount of the primary obligation in respect of which such Guarantee Obligation is made or (b) the maximum amount for which such Person may be liable pursuant to the terms of the instrument embodying such Guarantee Obligation; or, if not stated or determinable, the maximum reasonably anticipated liability (assuming full performance) in respect thereof.

“Guarantors” means, collectively, each Subsidiary Guarantor, and each Person (other than Administrative Agent or Collateral Agent) party to any Subsidiary Guaranty.

“Holdings GP” means Texas Petrochemicals Inc., a Delaware corporation.

“Holdings LP” means Texas Petrochemicals LLC, a Delaware limited liability company.

“Huntsman Acquisition” means the acquisition of the Acquired Business pursuant to the terms of the Huntsman Acquisition Agreement.

“Huntsman Acquisition Agreement” means the Asset Purchase Agreement by and among Texas Petrochemicals LP, as purchaser and the Sellers dated as of April 5, 2006, as amended by that certain First Amendment to Asset Purchase Agreement, dated as of April 27, 2006, and that certain Second Amendment to Asset Purchase Agreement, dated as of June 14, 2006.

“Huntsman Acquisition Documents” means, collectively, the Huntsman Acquisition Agreement and all agreements, instruments and documents executed in connection with the Huntsman Acquisition.

“Huntsman Parties” means Huntsman Petrochemical Corporation, Huntsman Fuels, L.P. and Huntsman International LLC.

“Indebtedness” means, as applied to any Person (without duplication):

(i) all indebtedness of such Person for borrowed money;

(ii) the deferred and unpaid balance of the purchase price of assets or services purchased by such Person which purchase price is (a) due more than six months from the date of incurrence of the obligation in respect thereof or (b) evidenced by a note or a similar written instrument;

(iii) all Capitalized Lease Obligations of such Person;

(iv) all indebtedness secured by any Lien on any property owned by such Person, whether or not such indebtedness has been assumed by such Person or is nonrecourse to such Person;

(v) notes payable and drafts accepted representing extensions of credit to such Person whether or not representing obligations for borrowed money (other than such notes or drafts for the deferred purchase price of assets or services which does not constitute Indebtedness pursuant to clause (ii) above);

(vi) indebtedness or obligations of such Person, in each case, evidenced by bonds, notes or similar written instruments;

(vii) the face amount of all letters of credit (other than trade letters of credit) and bankers’ acceptances issued for the account of such Person, and without duplication, all drafts drawn thereunder other than, in each case, commercial or standby letters of credit or the functional equivalent thereof issued in connection with performance, bid or advance payment obligations incurred in the ordinary course of business, including, without limitation, performance requirements under workers compensation or similar laws;

(viii) all obligations of such Person under Interest Rate Agreements or Other Hedging Agreements;

(ix) all Disqualified Stock of such Person;

(x) Attributable Debt of such Person; and

(xi) Guarantee Obligations of such Person in respect of obligations described in clauses (i) - (x) above.

“Indebtedness to Remain Outstanding” shall have the meaning assigned to that term in Section 8.2(j).

“Indemnified Person” has the meaning assigned to that term in Section 12.4(b).

“Independent Financial Advisor” means an accounting, appraisal, investment banking or consulting firm of nationally recognized standing that is, in the reasonable and good faith judgment of the board of directors of Company, qualified to perform the task for which such firm has been engaged and disinterested and independent with respect to Company and its Affiliates.

“Intellectual Property” has the meaning assigned to that term in Section 6.21.

“Intercompany Indebtedness” means Indebtedness of Company or any of their respective Subsidiaries which is owing to any member of such group.

“Intercreditor Agreement” means that certain Intercreditor Agreement dated as of June 27, 2006 among Revolver Agent, Revolver Collateral Agent, Administrative Agent, and Collateral Agent, DB, as mortgagee, Company and the Guarantors identified therein and delivered pursuant to Section 5.6(d), as amended, restated or otherwise modified in accordance with the terms hereof.

“Interest Payment Date” means (a) as to any Base Rate Loan, each Quarterly Payment Date to occur while such Loan is outstanding, (b) as to any Eurocurrency Loan having an Interest Period of three months or less, the last day of the Interest Period applicable thereto and (c) as to any Eurocurrency Loan having an Interest Period longer than three months, each day which is three months, each three (3) month anniversary of the first day of the Interest Period applicable thereto and the last day of the Interest Period applicable thereto; provided, however, that, in addition to the foregoing, each applicable Term Maturity Date shall be deemed to be an “Interest Payment Date” with respect to any interest which is then accrued hereunder for such Term Loan.

“Interest Period” has the meaning assigned to that term in Section 3.4.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which Company or any Subsidiary is a party.

“Interest Rate Determination Date” means the date for calculating the Eurocurrency Rate for an Interest Period, which date shall be the second Business Day prior to first day of the related Interest Period for such Loan.

“Inventory” means, inclusively, all inventory as determined in accordance with GAAP.

“Investment” means, as applied to any Person, (i) any direct or indirect purchase or other acquisition by that Person of, or a beneficial interest in, Securities of any other Person, or a capital contribution by that Person to any other Person, (ii) any direct or indirect loan or advance (including Guarantee Obligations) to any other Person (other than prepaid expenses, extensions of trade credit, or Accounts Receivable, in each case, created or acquired in the ordinary course of business), including all Indebtedness to such Person arising from a sale of property by such person other than in the ordinary course of its business (iii) any Acquisition by that Person, (iv) any purchase by that Person of a futures contract or such person otherwise becoming liable for the purchase or sale of currency or other commodity at a future date in the nature of a futures contract or (v) any other direct or indirect purchase or acquisition of assets that are or would be classified as investments on a balance sheet prepared in accordance with GAAP. The amount of any Investment by any Person on any date of determination shall be the sum of the value of the gross assets transferred to or acquired by such Person (including the amount of any liability assumed in connection with such transfer or acquisition by such Person to the extent such liability would be reflected on a balance sheet prepared in accordance with GAAP) plus the cost of all additions, thereto, without any adjustments for increases or decreases in value, or write-ups, write-downs or write-offs with respect to such Investment, minus the amount of all cash returns of principal or capital thereon, cash dividends thereon and other cash returns on investment thereon or liabilities expressly assumed by another Person (other than Company or another Subsidiary of Company) in connection with the sale of such Investment. Whenever the term “outstanding” is used in this Agreement with reference to an Investment, it shall take into account the matters referred to in the preceding sentence.

“IRS” means the United States Internal Revenue Service, or any successor or analogous organization.

“Issuing Bank” shall mean DB.

“Issuing Bank Fees” shall have the meaning ascribed to that term in Section 3.2(b).

“L/C Fees” shall have the meaning ascribed to that term in Section 3.2(b).

“L/C Interest Rate” shall have the meaning ascribed to that term in Section 2.1(b) (v)(B).

“L/C Notice of Drawing” shall mean a notice from Issuing Bank to Administrative Agent that a drawing has been made under the Letter of Credit.

“L/C Obligations” shall mean, at any time, the sum of (a) the aggregate undrawn face amount of the Letter of Credit at such time, plus (b) the aggregate unreimbursed amount of all drawings under the Letter of Credit.

“L/C Participation” shall have the meaning ascribed to that term in Section 2.1(b) (iii)(A).

“L/C Participation Funding Amount” shall have the meaning ascribed to that term in Section 2.1(b)(vi)(B)(I)(x).

“L/C Participation Funding Notice” shall have the meaning ascribed to that term in Section 2.1(b)(vi)(B)(I)(x).

“Lender” and “Lenders” have the respective meanings assigned to those terms in the introduction to this Agreement and shall include any Person that becomes a “Lender” as contemplated by Section 12.8.

“Letter of Credit” shall mean the pre-funded letter of credit issued on the Closing Date for the account of Company by Issuing Bank pursuant to Section 2.1(b) of this Agreement, initially in the form of Exhibit 2.1(b)(i)-1 hereto, and all amendments, renewals, extensions or replacements thereof.

“Letter of Credit Amendment Request” shall have the meaning ascribed to that term in Section 2.1(b)(ii).

“Leverage Ratio” means, for any Test Period, the ratio of Consolidated Debt of Company and its Subsidiaries of the last day of such Test Period to Consolidated EBITDA of Company and its Subsidiaries for such Test Period, as modified by
Section 1.2(b) to the extent applicable.

“Lien” means (i) any judgment lien or execution, attachment, levy, distraint or similar legal process and (ii) any mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, lien, charge or deposit arrangement (other than a deposit to a Deposit Account in the ordinary course of business and not intended as security) of any kind (including, without limitation, any conditional sale or other title retention agreement or lease in the nature thereof), any agreement to give any of the foregoing or any sale of receivables with recourse against the seller or any Affiliate of the seller.

“Loan” means any Term Loan, and “Loans” means all such Loans collectively.

“Loan Documents” means, collectively, this Agreement, the Notes, each Security Document, each Subsidiary Guaranty, each Interest Rate Agreement and Other Hedging Agreement to which any Lender or any Affiliate of a Lender is a party (in each case, even if such Lender subsequently ceases to be a Lender under this Agreement for any reason), the Intercreditor Agreement and all other agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Majority Lenders” of any Facility means those Lenders which would constitute the Required Lenders under, and as defined in, this Agreement if all outstanding Obligations of other Facilities under this Agreement were repaid in full.

“Management Fees” means for any period, all management fees or similar compensation, excluding amounts representing reimbursement of out-of-pocket expenses incurred in the ordinary course of business in connection with the performance of management services.

“Material Adverse Effect” means a material adverse effect on (a) the financial condition, assets, liabilities, property, or results of operations of Company and its Subsidiaries taken as a whole, excluding, however, the effects of the fire that occurred on or about April 29, 2006 and related damage to the Huntsman Parties’ light olefin unit located in Port Arthur, Texas and excluding, for purposes of the representations, warranties and closing conditions on the Effective Date only, any general petrochemical industry conditions, MTBE Market Conditions or the condition of the economy generally, (b) the ability of Company or any of its Subsidiaries to perform its respective obligations under any Loan Document to which it is a party, or (c) the validity or enforceability of this Agreement, any Subsidiary Guaranty or any of the Security Documents or the rights or remedies of Administrative Agent and the Lenders hereunder or thereunder.

“Material Domestic Subsidiary” means any Domestic Subsidiary of Company, of which either (i) the Consolidated Assets were more than 2% of Company’s Consolidated Assets as of the end of the most recently completed Fiscal Year of Company for which audited financial statements are available or (ii) the consolidated total revenues of which were more than 2% of Company’s consolidated total revenues for such period; provided that any Domestic Subsidiary shall be deemed a Material Domestic Subsidiary if either (a) the Consolidated Assets of such Domestic Subsidiary would cause the Consolidated Assets of all Domestic Subsidiaries which are not Material Domestic Subsidiaries to exceed 5% of Company’s Consolidated Assets or (b) the consolidated total revenues of such Domestic Subsidiary would cause the consolidated total revenues of all Domestic Subsidiaries which are not Material Domestic Subsidiaries to exceed 5% of Company’s consolidated total revenues.

“Minimum Borrowing Amount” means (i) with respect to Base Rate Loans, $1,000,000 (ii) with respect to Eurocurrency Loans, $5,000,000.

“Minimum Borrowing Multiple” means $1,000,000.

“Moody’s” means Moody’s Investors Service, Inc. or any successor to the rating agency business thereof.

“Mortgage” has the meaning assigned to that term in Section 5.3(a) and shall also include any mortgages or similar documents executed pursuant to Section 7.11.

“Mortgage Policies” has the meaning assigned to that term in Section 5.3(c) and shall also include any mortgage policies or similar documents executed pursuant to Section 7.11.

“Mortgaged Fee Property” means any Mortgaged Property in which a Credit Party has a fee title interest.

“Mortgaged Property” has the meaning assigned to that term in Section 5.3(a) and shall also include any real property subject to a mortgage pursuant to Section 7.11.

“MTBE” means methyl tertiary butyl ether.

“MTBE Assets” means the assets constituting the business of the MTBE Subsidiaries on the date hereof and assets acquired by the MTBE Subsidiaries after the date hereof reasonably related to such business, but excluding Cash and Cash Equivalents held by MTBE Subsidiaries.

“MTBE Contracts” means contracts and agreements relating to the sale, purchase or transportation of MTBE, including the related supply of butane butylene mix streams.

“MTBE Market Conditions” means both the general condition and prospects of the MTBE market (including any condition resulting from any law, directive, or governmental rule, regulation, or order relating to the use of MTBE or other oxygenates in gasoline) and the condition and prospects of Company’s business resulting from any termination, suspension, non-renewal, or failure to extend an MTBE Contract, so long as such termination, suspension, non-renewal, or failure to extend is not pursuant to a default by Company under such MTBE Contract.

“MTBE Subsidiaries” means Houston Fuels, LLC, a Delaware limited liability company and Port Neches Fuels, LLC, a Delaware limited liability company.

“Multiemployer Plan” means any plan described in Section 3(37) or 4001(a)(3) of ERISA to which contributions are or have, within the preceding six years, been made, or are or were, within the preceding six years, required to be made, by a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates.

“Multiple Employer Plan” means a Plan other than a Multiemployer Plan, which a Credit Party or any of its Subsidiaries or of their respective ERISA Affiliates and at least one employer other than a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates are contributing sponsors.

“Net Offering Proceeds” means the proceeds received from (a) the issuance of any Capital Stock or (b) the incurrence of any Indebtedness, in each case net of the actual liabilities for reasonably anticipated cash taxes in connection with such issuance or incurrence, if any, any underwriting, brokerage and other customary selling commissions incurred in connection with such issuance or incurrence, and legal, advisory and other fees and expenses, including title and recording tax expenses, if any, incurred in connection with such issuance or incurrence.

“Net Sale Proceeds” means, with respect to any Asset Disposition the aggregate cash payments received by Company or any of its Subsidiaries from such Asset Disposition (including, without limitation, cash received by way of deferred payment pursuant to a note receivable, conversion of non-cash consideration, cash payments in respect of purchase price adjustments or otherwise, but only as and when such cash is received) minus the direct costs and expenses incurred in connection therewith (including legal, accounting, and investment banking fees and sales commissions and the payment of the outstanding principal amount of, premium, if any, and interest on any Indebtedness secured by a Lien senior to the Lien under the Security Documents on the assets so disposed of (other than hereunder) required to be repaid as a result of such Asset Disposition); and minus any provision for taxes in respect thereof made in accordance with GAAP (including, without limitation, pursuant to any tax sharing agreement or attributable tax payment due to equityholders) to the extent that taxes are payable in cash in the current year or the following year as a result of such Asset Disposition.

“New Term Loan” has the meaning assigned thereto in Section 2.1(b)(vi)(A). It is understood and agreed that the New Term Loans shall be Term B Loans for all purposes of this Agreement, unless specifically indicated to the contrary.

“Non-Recourse” means, with respect to any specified Person and the Indebtedness of such Person:

(5) neither Company nor any of its Subsidiaries (A) provides credit support of any kind (including any undertaking, agreement or instrument that would constitute Indebtedness) for the Indebtedness of such Person other than a pledge of the Capital Stock of the Subsidiaries of such Person, (B) is directly or indirectly liable as a guarantor or otherwise of the Indebtedness of such Person, or (C) constitutes the lender with respect to the Indebtedness of such Person; and

(6) in the case of an Unrestricted Subsidiary, no default on the Indebtedness of such Person (including any rights that the holders of the Indebtedness may have to take enforcement action against an Unrestricted Subsidiary) would permit upon notice, lapse of time or both any holder of Indebtedness of Company or any of its Subsidiaries to declare a default on such Indebtedness of Company or any of its Subsidiaries or cause the payment of such Indebtedness of Company or any of its Subsidiaries to be accelerated or payable prior to its stated maturity.

“Non-U.S. Participant” means any Lender that is not a United States person within the meaning of Code section 7701(a)(30).

“Note” means a note substantially in the form of Exhibit 2.2(a) and “Notes” means all of such Notes collectively.

“Notice Office” means the office of Administrative Agent located at 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, or such other office as Administrative Agent may hereafter designate in writing as such to the other parties hereto.

“Notice of Borrowing” has the meaning assigned to that term in Section 2.5.

“Notice of Conversion or Continuation” has the meaning assigned to that term in Section 2.6.

“Obligations” means all liabilities and obligations of Company and its Subsidiaries now or hereafter arising under this Agreement and all of the other Loan Documents, whether for principal, interest, fees, expenses, indemnities or otherwise, and whether primary, secondary, direct, indirect, contingent, fixed or otherwise (including obligations of performance).

“Operating Lease” of any Person, means any lease (including, without limitation, leases which may be terminated by the lessee at any time) of any property (whether real, personal or mixed) by such Person, as lessee, which is not a Capitalized Lease.

“Ordinary Equity Interests” means general and limited partnership interests in Company (or, after the merger described in the last sentence of Section 8.3, limited liability company interests or units or common stock) having no greater rights to distributions and no greater voting rights from the partnership interests of Company in existence on the Closing Date.

“Organizational Documents” means, with respect to any Person, such Person’s articles or certificate of incorporation, certificate of amalgamation, memorandum or articles of association, bylaws, partnership agreement, limited liability company agreement, joint venture agreement or other similar governing documents and any document setting forth the designation, amount and/or relative rights, limitations and preferences of any class or series of such Person’s Capital Stock.

“Other Hedging Agreement” means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement.

“Participants” has the meaning assigned to that term in Section 12.8(b).

“Payment Office” means 90 Hudson Street, 5th Floor, Jersey City, New Jersey 07302, Attn: Commercial Loan Division, or such other address as Administrative Agent may from time to time specify in accordance with Section 12.3.

“PBGC” means the Pension Benefit Guaranty Corporation created by Section 4002(a) of ERISA.

“Perfection Certificate” has the meaning assigned to such term in Section 5.2(a).

“Permitted Account Receivable Securitization” means any receivables financing program providing for the sale, transfer or grant of a security interest in Receivables Facility Assets by Company or its Subsidiaries to a Receivables Subsidiary in transactions purporting to be sales (and treated as sales for GAAP purposes), which Receivables Subsidiary shall finance the purchase of such Receivables Facility Assets by the direct sale, transfer, conveyance, grant of a participation or other interest or pledge of such Receivables Facility Assets or interests therein to one or more limited purpose financing companies, special purpose entities, trusts and/or financial institutions, in each case, without creating any Guarantee Obligations (but which may create Standard Securitization Undertakings) of Company or any of its Subsidiaries (other than a Receivables Subsidiary) and otherwise on terms and conditions reasonably acceptable to Administrative Agent.

“Permitted Acquisition” means any Acquisition by Company or any of its Subsidiaries if all of the following conditions are met:

(a) no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom;

(b) such acquisition has not been preceded by an unsolicited tender offer for such Person by Company or any of its Affiliates;

(c) all transactions related thereto are consummated in compliance, in all material respects, with applicable Requirements of Law;

(d) in the case of any acquisition of any equity interest in any Person, after giving effect to such acquisition such Person becomes a Wholly-Owned Subsidiary of Company which is not an Unrestricted Subsidiary (or with respect to any such Person that does not become a Wholly-Owned Subsidiary, such Person becomes a Subsidiary of Company), and, to the extent required by Section 7.11(a), guarantees the Obligations hereunder and grants the security interest contemplated by such Section 7.11(c));

(e) all actions, if any, required to be taken under Section 7.11 with respect to any acquired or newly formed Subsidiary and its property are taken as and when required under Section 7.11;

(f) such assets are used for, or such Person is primarily engaged in, a line of business permitted under Section 8.10;

(g) the aggregate consideration (including assumed Consolidated Debt) for such Acquisitions is less than the then remaining Permitted Acquisition Basket;

(h)(x) after giving effect thereto on a Pro Forma Basis there is at least $100,000,000 of Availability under the Revolving Credit Facility; and (y) on or before the date of such acquisition and before Company or any of its Subsidiaries enters into such acquisition or any agreement therefor (that is not contingent upon such acquisition being permitted under this Agreement), Company delivers to Administrative Agent and Lenders audited financial statements of the business or Person to be acquired, including income statements or statements of operations and, if available, balance sheet statements for at least the fiscal year or the four fiscal quarters then most recently ended and calculations supporting compliance with clause (x) above; and

(i) any Foreign Investment component of such Acquisition is permitted pursuant to Section 8.7(j).

“Permitted Acquisition Basket” means (a) the sum of (i) $50,000,000 plus the amount of (ii) Unutilized Net Offering Proceeds at such time minus (b) the aggregate Investment (including assumed Consolidated Debt) for all Acquisitions after the Closing Date.

“Permitted Covenant” means (i) any periodic reporting covenant, (ii) any covenant restricting payments by Company with respect to any securities of Company which are junior to the Permitted Preferred Stock, (iii) any covenant the default of which can only result in an increase in the amount of any redemption price, repayment amount, dividend rate or interest rate, (iv) any covenant providing board observance rights with respect to Company’s board of directors and (v) any other covenant that does not adversely affect the interests of the Lenders (as reasonably determined by Administrative Agent).

“Permitted Junior Debt” means subordinated Indebtedness of Company that:

(1) is subordinated to the Loans pursuant to subordination provisions as set forth on Schedule 1.1(c), with appropriate insertions in any blank items and conforming definitional changes (or more favorable to the Lenders) or otherwise reasonably acceptable to Administrative Agent;

(2) has a final maturity date occurring at least one year after the final maturity date of the Term Loans with the then longest maturity and have a Weighted Average Life to Maturity at least one year longer than the Weighted Average Life to Maturity of the Term Loans with the then longest Weighted Average Life to Maturity;

(3) is not guaranteed by any Subsidiary of Company except for any guarantee by a Credit Party that is contractually subordinated in right of payment (to the same extent that Company’s direct obligations are so subordinated) to the prior payment in full in cash pursuant to the Subsidiary Guaranty of the Obligations; and

(4) is not convertible into any other Securities except Capital Stock of Company (other than Disqualified Stock).

“Permitted Junior Debt Documents” means all documents evidencing, guaranteeing or otherwise governing the terms of any Permitted Junior Debt.

“Permitted Liens” has the meaning assigned to that term in Section 8.1.

“Permitted MTBE Joint Venture” means a Person (together with its Subsidiaries, if any) organized by Company or an MTBE Subsidiary and one or more third parties for the purpose, among other things, of utilizing the MTBE Assets regardless of whether such Person is a joint venture or a minority-owned Person provided that (i) such Person shall not be a Subsidiary and (ii) all of the Capital Stock of such Person owned by Company and its Subsidiaries shall, promptly and in any event within sixty (60) days after the formation thereof, be pledged as collateral to Collateral Agent for the benefit of the Secured Creditors.

“Permitted Preferred Stock” means any preferred partnership interests of Company (or any equity security of Company that is convertible or exchangeable into any preferred partnership interests of Company), so long as the terms of any such preferred partnership interests or equity security of Company: (i) do not provide any collateral security, (ii) do not provide any guaranty or other support by Company or any of its Subsidiaries, (iii) do not contain any mandatory put, redemption, repayment, sinking fund or other similar provision occurring before the ninth anniversary of the Closing Date (other than any put exercisable upon death or disability to the extent Company may, at its option, issue a note that complies with the terms set forth in Section 8.2(n) as the sole repurchase consideration), (iv) do not require the cash payment of dividends or interest, (v) do not contain any covenants other than Permitted Covenants, (vi) do not grant the holders thereof any voting rights except for (x) voting rights required to be granted to such holders under applicable law, (y) limited customary voting rights on fundamental matters such as mergers, consolidations, sales of substantial assets, or liquidations involving Company and (z) other voting rights to the extent not greater than or superior to those allocated to Ordinary Equity Interests on a per interest basis, and (vii) are otherwise reasonably satisfactory to Administrative Agent.

“Permitted Real Property Encumbrances” means (i) as to any Mortgaged Property, those liens, encumbrances and other matters affecting title to such Mortgaged Property and which are listed as exceptions in the Mortgage Policies in respect thereof, (ii) as to any particular real property at any time, including, but not limited to the Mortgaged Property, such easements, licenses, encroachments, covenants, rights of way, minor defects, irregularities or encumbrances on title which do not materially impair such real property for the purpose for which it is held or used by the owner thereof, (iii) municipal and zoning ordinances, which are not violated in any material respect by the existing improvements or the present use made of the premises by the owner thereof, and (iv) Liens described in clauses (i), (ii) and (iii) of the definition of Customary Permitted Liens.

“Permitted Refinancing” means a replacement, renewal, refinancing or extension of any Indebtedness by the Person that originally incurred such Indebtedness, provided that:

(i) the principal amount of such Indebtedness (as determined as of the date of the incurrence of the Indebtedness in accordance with GAAP) does not exceed the principal amount of the Indebtedness refinanced thereby on such date plus the amount of accrued and unpaid interest and fees (including call premiums) and expenses incurred in connection with such replacement, renewal, refinancing or extension; provided, that (a) in the case of a Permitted Refinancing of the Revolving Credit Facility, the principal amount may be increased to the extent permitted under Section 8.2(c) and (b) in the case of a Permitted Refinancing of Permitted Junior Debt and Indebtedness incurred pursuant to Section 8.2(m), the principal amount may be increased to the extent such increase is applied as a mandatory prepayment of Loans pursuant to Section 4.3(b);

(ii) the final maturity date of such indebtedness is not earlier than the final maturity date of the Indebtedness being refinanced and the Weighted Average Life to Maturity of such Indebtedness is not less than the Weighted Average Life to Maturity of the Indebtedness being refinanced;

(iii) such Indebtedness is not secured by any assets other than those securing such Indebtedness on the latter of the date such Indebtedness was originally incurred or the Closing Date (and any improvements and accessions to such property and any replacements of or proceeds from any such property) and is not guaranteed by any Credit Party or any Subsidiary of any Credit Party except to the extent such Person guaranteed such Indebtedness being refinanced; provided that Credit Parties may guarantee Indebtedness of Company;

(iv) in the case of Indebtedness which is in excess of $5,000,000, the covenants, defaults and similar provisions applicable to such Indebtedness are, in the reasonable opinion of Administrative Agent, no more restrictive in any material respect than the provisions contained in the original documentation for such Indebtedness and no more restrictive than the provisions contained in this Agreement and do not conflict in any material respect with the provisions of this Agreement and is otherwise upon terms and subject to documentation in form and substance reasonably satisfactory to Administrative Agent;

(v) if the Indebtedness being refinanced is Permitted Junior Debt or is otherwise subordinated in right of payment to the Obligations, such Indebtedness is subordinated in right of payment to the Obligations on terms at least as favorable to the Lenders as those contained in the documentation governing the Indebtedness being refinanced, as determined by Administrative Agent; and

(vi) in the case of Permitted Refinancing of the Revolving Credit Facility, (1) such Indebtedness is either unsecured, or if secured, is secured by Liens with the priority set forth in and subject to the Intercreditor Agreement and (2) the scheduled maturity date shall not be earlier than, nor shall any scheduled commitment reductions commence, prior to June 27, 2011.

“Person” means an individual or a corporation, partnership, limited liability company, trust, incorporated or unincorporated association, joint venture, joint stock company, Governmental Authority or other entity of any kind.

“Plan” means any plan described in Section 4021(a) of ERISA and not excluded pursuant to Section 4021(b) thereof, which is or has, within the preceding six years, been established or maintained, or to which contributions are being or have been, within the preceding six years, made, by Company, any of its Subsidiaries or any of their ERISA Affiliates.

“Plan Administrator” has the meaning assigned to the term “administrator” in Section 3(16)(A) of ERISA.

“Plan Sponsor” has the meaning assigned to the term “plan sponsor” in Section 3(16)(B) of ERISA.

“Pledged Securities” means any of the Securities pledged pursuant to any Security Document.

“Pre-Funded L/C Commitment” means with respect to any Lender, the commitment of such Lender to make or otherwise fund a Pre-Funded L/C Deposit in the amount set forth opposite such Lender’s name on Schedule 1.1(a) or in the applicable Assignment and Assumption Agreement under the caption “Amount of Pre-Funded L/C Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Pre-Funded L/C Commitments” means such commitments collectively, which aggregate commitments equal $70,000,000 as of the date hereof.

“Pre-Funded L/C Commitment Termination Date” means the earliest to occur of (i) December 29, 2008, (ii) the date on which the Pre-Funded L/C Commitments have been reduced to zero pursuant to Section 4.1(b) or 4.1(c) and all Pre-Funded L/C Deposits have been returned to the Pre-Funded L/C Lenders and (iii) the date of the termination of the Pre-Funded L/C Commitments pursuant to Section 10.1.

“Pre-Funded L/C Deposit” means, with respect to each Lender, the cash deposit, if any, made by such Lender pursuant to Section 2.1(b)(iv), as the same may be (a) reduced from time to time pursuant to Section 2.1(b)(vi)(A) or (b) reduced or increased from time to time pursuant to assignments by or to such Lender pursuant to Section 12.8.

“Pre-Funded L/C Deposit Account” means one or more operating and/or investment accounts established by Administrative Agent at Deposit Bank that shall be for the purposes set forth in Section 2.1(b)(iv).

“Pre-Funded L/C Deposit Cost Amount” means, at any time, an amount (expressed as a percentage per annum) determined by Deposit Bank in consultation with Company based on the term on which the Pre-Funded L/C Deposits are invested from time to time and representing Deposit Bank’s administrative cost for investing the Pre-Funded L/C Deposits and any reserve costs attributable thereto.

“Pre-Funded L/C Facility” means the credit facility under this Agreement evidenced by the L/C Participations, the Pre-Funded L/C Deposits and the Letter of Credit.

“Pre-Funded L/C Lender” means each Lender having a Pre-Funded L/C Commitment, a Pre-Funded L/C Deposit or L/C Participation.

“Premises” means, at any time, any real estate then owned, leased or operated by Company or any of its Subsidiaries.

“Pro Forma Balance Sheet” has the meaning assigned to that term in Section 6.5(a).

“Pro Forma Basis” means, (a) with respect to the preparation of pro forma financial statements for purposes of the definition of Permitted Acquisitions and for any other purpose relating to a Permitted Acquisition or other Investment, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such Acquisition or other Investment was incurred or assumed on the first day of the applicable period, (ii) if such Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of such Acquisition or other Investment, and (iii) all income and expense associated with the assets or entity acquired in connection with such Acquisition or other Investment (other than the fees, costs and expenses associated with the consummation of such Acquisition or other Investment) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings, (b) with respect to the preparation of a pro forma financial statement for any purpose relating to an Asset Disposition, pro forma on the basis that (i) any Indebtedness prepaid out of the proceeds of such Asset Disposition shall be deemed to have been prepaid as of the first day of the applicable Test Period, and (ii) all income and expense (other than such expenses as Company, in good faith, estimates will not be reduced or eliminated as a consequence of such Asset Disposition) associated with the assets or entity disposed of in connection with such Asset Disposition shall be deemed to have been eliminated as of the first day of the applicable Test Period and (c) with respect to the preparation of pro forma financial statements for any purpose relating to an incurrence of Indebtedness, pro forma on the basis that (i) any Indebtedness incurred or assumed in connection with such incurrence of Indebtedness was incurred or assumed on the first day of the applicable period, (ii) if such incurrence of Indebtedness bears a floating interest rate, such interest shall be paid over the pro forma period at the rate in effect on the date of the incurrence of such Indebtedness, and (iii) all income and expense associated with the assets or entity acquired in connection with the incurrence of Indebtedness (other than the fees, costs and expenses associated with the consummation of such incurrence of Indebtedness) for the most recently ended four fiscal quarter period for which such income and expense amounts are available shall be treated as being earned or incurred by Company over the applicable period on a pro forma basis without giving effect to any cost savings other than Pro Forma Cost Savings.

“Pro Forma Cost Savings” means, with respect to the determination of Net Income on a Pro Forma Basis, such cost savings as would be permitted pursuant to Rule 11.02 of Regulation S-X.

“Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount of any Facility or Facilities, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Commitment with respect to such Facility or Facilities and the denominator of which shall be the aggregate Commitments outstanding for all Lenders or, if no Commitments are then outstanding with respect to such Facility or Facilities, a fraction, the numerator of which is such Lender’s aggregate Loans and L/C Participations with respect to such Facility or Facilities and the denominator of which shall be the total Loans and L/C Participations outstanding hereunder with respect to such Facility or Facilities, and when used with reference to any Lender’s percent interest, such fraction, expressed as a percentage.

“Projections” has the meaning assigned to that term in Section 6.5(d).

“Quarterly Payment Date” means the first Business Day of each January, April, July and October commencing October 1, 2006.

“Receivables Facility Assets” shall mean all Accounts Receivable (whether now existing or arising in the future) of Company or any of its Subsidiaries which are transferred pursuant to a receivables financing program, and any assets related thereto, including without limitation (i) all collateral given by the respective account debtor or on its behalf (but not by Company or any Subsidiary) securing such Accounts Receivable, (ii) all contracts and all guarantees (but not by Company or any Subsidiary) securing such Accounts Receivable, (iii) all contracts and all guarantees (but not by Company or any Subsidiary) or other obligations directly related to such Accounts Receivable, (iv) other related assets including those set forth in the documents governing such sales, and (v) proceeds of all of the foregoing.

“Receivables Facility Attributable Debt” means at any date of determination thereof in connection with any receivables financing program, including any Permitted Account Receivable Securitization, the aggregate net outstanding amount theretofore paid to the applicable seller of Accounts Receivable in respect of the Accounts Receivable and related assets sold or transferred by it in connection with such program (it being the intent of the parties that the amount of Receivables Facility Attributable Debt at any time outstanding approximate as closely as possible the principal amount of Indebtedness which would be outstanding at such time under the program, if the same were structured as a secured lending agreement rather than a purchase agreement).

“Receivables Subsidiary” means a special purpose, bankruptcy remote Wholly-Owned Subsidiary of Company which has been or may be formed for the exclusive purpose of engaging in activities in connection with the purchase, sale and financing of Receivables Facility Assets in connection with and pursuant to a Permitted Accounts Receivable Securitization.

“Recovery Event” means the receipt by Company (or any of its Subsidiaries) of any insurance or condemnation proceeds payable (i) by reason of any theft, physical destruction or damage or any other similar event with respect to any properties or assets of Company or any of its Subsidiaries, (ii) by reason of any condemnation, taking, seizing or similar event with respect to any properties or assets of Company or any of its Subsidiaries or (iii) under any policy of insurance required to be maintained under Section 7.8 provided, however, that in no event shall payments made under business interruption insurance constitute a Recovery Event.

“Register” has the meaning assigned to that term in Section 12.12.

“Regulation D” means Regulation D of the Board as from time to time in effect and any successor provision to all or a portion thereof establishing reserve requirements.

“Related Fund” means, with respect to any Lender which is a Fund, any other Fund that is administered or managed by the same investment advisor of such Lender or by an Affiliate of such investment advisor.

“Release” means any release, spill, emission, leaking, pumping, pouring, emptying, dumping, injection, deposit, disposal, discharge, dispersal, escape, leaching or migration into the indoor or outdoor environment or into or out of any property of Company or its Subsidiaries, or at any other location, including any location to which Company or any of its Subsidiaries has transported or arranged for the transportation of any Contaminants, including the movement of Contaminants through or in the air, soil, surface water, groundwater or property of Company or its Subsidiaries or at any other location, including any location to which Company or any Subsidiary has transported or arranged for the transportation of any Contaminants.

“Remedial Action” means actions required to (i) clean up, remove, treat or in any other way address Contaminants in the indoor or outdoor environment, (ii) prevent or minimize or otherwise address the Release or substantial threat of a material Release of Contaminants so they do not migrate or endanger or threaten to endanger public health or welfare or the indoor or outdoor environment; or (iii) perform pre-response or post-response studies and investigations and post-response monitoring and care or any other studies, reports or investigations relating to Contaminants.

“Replaced Lender” has the meaning assigned to that term in Section 3.7(b).

“Replacement Lender” has the meaning assigned to that term in Section 3.7(b).

“Reportable Event” means a “reportable event” described in Section 4043(c) of ERISA or in the regulations thereunder with respect to a Plan, excluding any event for which the thirty (30) day notice requirement has been waived.

“Required Lenders” means Lenders having greater than 50% of the sum of outstanding Term Loans and Pre-Funded L/C Commitments or, after the termination of the Pre-Funded L/C Commitments, outstanding L/C Obligations.

“Requirement of Law” means, as to any Person, any law (including common law), treaty, rule or regulation or judgment, decree, determination or award of an arbitrator or a court or other Governmental Authority, including without limitation, any Environmental Law, in each case applicable to or binding upon such Person or any of its property or to which such Person or any of its property is subject.

“Responsible Financial Officer” means the Chief Financial Officer, Principal Accounting Officer, Controller or Treasurer of Company, or, if being applied to a Subsidiary, of the applicable Subsidiary.

“Responsible Officer” means any of the Chairman or Vice Chairman of the Board of Directors, the President, any Executive Vice President, any Senior Vice President, the Chief Financial Officer, any Vice President or the Treasurer of Company or, if being applied to a Subsidiary, of the Subsidiary.

“Restricted Payment” means (i) any Dividend (except Dividends (X) payable solely in Capital Stock or in options, warrants or other rights to purchase such Capital Stock or (Y) payable to Company or a Subsidiary of Company), (ii) any purchase, redemption or acquisition or retirement for value of any Capital Stock of Company or any of its Subsidiaries other than a Wholly-Owned Subsidiary, (iii) any payment of Management Fees to an Affiliate of Company or any of its Subsidiaries, (iv) any interest or principal payment on or purchase, defeasance, redemption, prepayment or other acquisition or retirement for value, prior to any scheduled final maturity, of any Indebtedness that is subordinate or junior in right of payment to the Obligations (including any Permitted Junior Debt or any Permitted Refinancing thereof), other than, so long as no Event of Default or Unmatured Event of Default exists, payment of Intercompany Indebtedness.

“Returns” has the meaning assigned to that term in Section 6.9(a).

“Revolver Agent” means DB in its capacity as administrative agent for the lenders under the Revolving Credit Facility, and any successor agent in such capacity.

“Revolver Collateral Agent” means DB in its capacity as collateral agent for the Secured Creditors (as defined in the Revolving Credit Facility) under the Security Documents (as defined in the Revolving Credit Facility), and any successor agent in such capacity.

“Revolving Credit Facility” means the Revolving Credit Agreement dated as of June 27, 2006 by and among Company, certain of its Subsidiaries, DB, as administrative agent, LaSalle Bank National Association, as collateral agent, and the lenders from time to time party thereto, as amended, restated, supplemented or otherwise modified from time to time in accordance with the terms hereof.

“Revolving Credit Facility Documents” means, collectively, the Revolving Credit Facility and all agreements, instruments and documents executed in connection therewith.

“S&P” means Standard & Poor’s Corporation or any successor to the rating agency business thereof.

“Sale and Leaseback Transaction” means any arrangement, directly or indirectly, whereby a seller or transferor shall sell or otherwise transfer any real or personal property and then or thereafter lease, or repurchase under an extended purchase contract, conditional sales or other title retention agreement, the same or similar property.

“Scheduled Investment Termination Date” shall mean, when referring to the Pre-Funded L/C Deposits on deposit in the Pre-Funded L/C Deposit Account, the date agreed to by Company and Administrative Agent from time to time as the Scheduled Investment Termination Date for such Pre-Funded L/C Deposits, provided that if no such agreement shall be reached, the Scheduled Investment Termination Date shall be the last day of the then current Interest Period applicable to the Pre-Funded L/C Deposits.

“Scheduled Term Repayments” mean, for any Term Facility, the scheduled principal payments set forth in the “Scheduled Term Repayments” definition applicable to such Term Facility.

“Scheduled Term B Repayments” means, with respect to the principal payments on the Term B Loans, for each March 31, June 30, September 30 and December 31 prior to the Term B Maturity Date, beginning on September 30, 2006, an amount equal to 0.25% of the outstanding principal amount of Term B Loans on such date, with the entire remaining outstanding principal amount of Term B Loans payable on the Term B Maturity Date.

“SEC” means the Securities and Exchange Commission or any successor thereto.

“Secured Creditors” has the meaning provided in the respective Security Documents to the extent defined therein and shall in any event include any Person that is granted a security interest in any Loan Document.

“Securities” means any stock, shares, voting trust certificates, bonds, debentures, options, warrants, notes, or other evidences of indebtedness, secured or unsecured, convertible, subordinated or otherwise, or in general any instruments commonly known as “securities” or any certificates of interest, shares or participations in temporary or interim certificates for the purchase or acquisition of, or any right to subscribe to, purchase or acquire, any of the foregoing.

“Securities Act” means the Securities Act of 1933, as amended.

“Security Agreement” has the meaning assigned to that term in Section 5.1(c).

“Security Documents” means, collectively the Security Agreement, each Mortgage, the Perfection Certificate and all other agreements, assignments, security agreements, instruments and documents executed in connection therewith, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect. For purposes of this Agreement, “Security Documents” shall also include all security agreements, mortgages, pledge agreements, collateral assignments and other collateral documents in the nature of any thereof entered into by Company or any of its Subsidiaries after the date of this Agreement in favor of Collateral Agent for the benefit of the Secured Creditors in satisfaction of the requirements of this Agreement, in each case as the same may at any time be amended, supplemented, restated or otherwise modified and in effect.

“Sellers” means Huntsman Petrochemical Corporation and Huntsman Fuels, L.P.

“Sharing Event” shall mean (i) the occurrence of any Event of Default with respect to any Credit Party pursuant to Section 10.1(e) or 10.1(f), (ii) the declaration of the termination of any Pre-Funded L/C Commitment, or the acceleration of the maturity of any Loans, in each case pursuant to the penultimate paragraph of Section 10.1 or (iii) the failure of Company to pay any principal of, or interest on, Loans of any Facility on the relevant Term Maturity Date.

“Solvent” means, when used with respect to any Person, that (i) the fair salable value of its assets is in excess of the total amount of its liabilities (including for purposes of this definition all liabilities, whether or not reflected on a balance sheet prepared in accordance with GAAP, and whether direct or indirect, fixed or contingent, disputed or undisputed); (ii) it is able to pay its debts or obligations in the ordinary course as they mature; and (iii) it has capital sufficient to carry on its business and all business in which it is about to engage. For purposes of this definition “debt” means any liability on a claim, and “claim” means (y) any right to payment, whether or not such a right is reduced to judgment, liquidated, unliquidated, fixed, contingent, matured, unmatured, disputed, undisputed, legal, equitable, secured, or unsecured (including all obligations, if any, under any Plan or the equivalent for unfunded past service liability, and any other unfunded medical and death benefits) or (z) any right to an equitable remedy for breach of performance if such breach gives rise to a payment, whether or not such right to an equitable remedy is reduced to judgment, fixed, contingent, matured, unmatured, disputed, undisputed, secured or unsecured. In computing the amount of contingent or unliquidated liabilities at any time, such liabilities will be computed at the amount which, in light of all the facts and circumstances existing at such time, represents the amount that can reasonably be expected to become an actual or matured liability.

“Standard Securitization Undertakings” mean representations, warranties, guarantees, covenants and indemnities entered into by Company or its Subsidiaries that are reasonably customary in securitization transactions relating to accounts receivable, chattel paper and related assets in connection with a Permitted Accounts Receivable Securitization.

“Subsidiary” of any Person means any corporation, partnership (limited or general), limited liability company, trust or other entity of which a majority of the stock (or equivalent ownership or equity interest) having voting power to elect a majority of the board of directors (if a corporation) or to select the trustee or equivalent managing body or controlling interest, shall, at the time such reference becomes operative, be directly or indirectly owned or controlled by such Person or one or more of the other subsidiaries of such Person or any combination thereof. Unless otherwise qualified, all references to a “Subsidiary” or to “Subsidiaries” in this Agreement shall refer to a Subsidiary or Subsidiaries of Company. Unless otherwise expressly provided an Unrestricted Subsidiary shall not be considered a “subsidiary” for purposes of this Agreement.

“Subsidiary Guarantor” means any Material Domestic Subsidiary or other Subsidiary of Company that becomes a party to a Subsidiary Guaranty.

“Subsidiary Guaranty” has the meaning assigned to that term in Section 5.1(b).

“Syndication Date” has the meaning assigned to that term in Section 2.1(a).

“Taxes” means any and all present and future taxes, duties, levies, imposts, deductions, assessments, charges or withholdings, and any and all liabilities (including interest and penalties and other additions to taxes) with respect to the foregoing, but excluding Excluded Taxes.

“Term B Commitment” means, with respect to any Lender, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption “Amount of Term B Commitment”, as such commitment may be adjusted from time to time pursuant to this Agreement, and “Term B Commitments” means such commitments collectively, which commitments equal $210,000,000 in the aggregate as of the date hereof.

“Term B Facility” means the credit facility under the Agreement evidenced by the Term B Commitments and the Term B Loans.

“Term B Lender” means any Lender which has a Term B Commitment or is owed a Term B Loan (or a portion thereof).

“Term B Loan” and “Term B Loans” have the meanings assigned to those terms in Section 2.1(a).

“Term B Maturity Date” means June 27, 2013.

“Term Commitment” means, with respect to any Lender and any Term Facility, the principal amount set forth opposite such Lender’s name on Schedule 1.1(a) hereto or in any Assignment and Assumption Agreement under the caption for the amount of commitment to such Term Facility, as such commitments may be adjusted from time to time pursuant to this Agreement, and “Term Commitments” means such commitments collectively.

“Term Facilities” means the Facilities under the Agreement, collectively.

“Term Lender” means, with respect to any Term Facility, any Lender which has a Term Commitment for such Term Facility or is owed a Term Loan (or portion thereof) under such Term Facility.

“Term Loans” means the Loans under the Term Facilities, collectively.

“Term Maturity Date” means, with respect to any Term Facility, the scheduled maturity date for such Term Facility under this Agreement.

“Term Percentage” means, at any time with respect to any Term Facility, a fraction (expressed as a percentage) the numerator of which is equal to the aggregate principal amount of all Loans under such Term Facility outstanding at such time and the denominator of which is equal to the aggregate principal amount of all Term Loans outstanding at such time.

“Term Pro Rata Share” means, with respect to any Term Facility, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s then outstanding Loans under such Facility and the denominator of which shall be the amount of all then outstanding Loans under such Facility.

“Termination Event” means any of the following events: (i) a Reportable Event with respect to any Plan; (ii) the withdrawal of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates from a Plan or a Multiple Employer Plan during a plan year in which such Credit Party, Subsidiary or ERISA Affiliate was a “substantial employer” as defined in
Section 4001(a)(2) of ERISA or the cessation of operations which results in the termination of employment of twenty percent (20%) of Plan participants who are employees of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates; (iii) the imposition of an obligation on any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates under Section 4041 of ERISA to provide affected parties written notice of intent to terminate, a Plan in a standard termination or a distress termination described in Section 4041 of ERISA; (iv) the institution by the PBGC or any similar foreign governmental authority of proceedings to terminate a Plan or Foreign Pension Plan; (v) any event or condition which would or could reasonably be expected to constitute grounds under Section 4042 of ERISA (other than subparagraph (a)(4) of such Section) for the termination of, or the appointment of a trustee to administer, any Plan; (vi) the appointment by a foreign governmental authority of a trustee to administer any Foreign Pension Plan in place of the existing administrator; (vii) the partial or complete withdrawal of any Credit Party, any of its Subsidiaries or any of their ERISA Affiliates from a Multiemployer Plan or Foreign Pension Plan; (viii) receipt of a notice of reorganization or insolvency with respect to a Multiemployer Plan pursuant to Section 4242 or 4245 of ERISA; or (ix) the termination of a Multiemployer Plan or a Multiple Employer Plan.

“Test Period” means the four consecutive Fiscal Quarters of Company then last ended.

“Title Company” means (a)(i) with respect to real property acquired pursuant to the Huntsman Acquisition, Partners Title Company and (ii) with respect to any other real property now or hereafter owned by any Credit Party, Charter Title Company, in each case, as issuing agents for Land America Commonwealth Land Title or (b) any other title company reasonably acceptable to Administrative Agent.

“Total Pre-Funded L/C Deposit” means at any time, the sum of all Pre-Funded L/C Deposits at such time.

“Transaction” means and includes (i) the making of the Loans on the Closing Date, (ii) the Huntsman Acquisition, (iii) such other transactions as are contemplated by the Documents, and (iv) the payment of fees and expenses in connection with the foregoing.

“Transaction Documents” means, collectively, the Huntsman Acquisition Documents, the Revolving Credit Facility Documents, and any agreement, document, instrument and certificate executed and/or delivered after the date hereof pursuant to the terms of, or in connection with, any of the foregoing.

“Transferee” has the meaning assigned to that term in Section 12.8(d).

“Type” means any type of Loan, namely, a Base Rate Loan, or a Eurocurrency Loan. For purposes hereof, the term “Rate” shall include the Eurocurrency Rate, the Base Rate.

“UCC” means the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

“Unmatured Event of Default” means an event, act or occurrence which with the giving of notice or the lapse of time (or both) would become an Event of Default.

“Unrestricted Subsidiary” means (i) any Subsidiary (with such term defined for purposes of this definition without giving effect to the last sentence in the definition of such term) of Company that at or prior to the time of formation or acquisition thereof shall be designated an Unrestricted Subsidiary in an officers’ certificate signed by a Responsible Financial Officer of Company and (ii) any Subsidiary of an Unrestricted Subsidiary, but, in each case, only to the extent that such Subsidiary:

(1) has no Indebtedness other than Indebtedness that is Non-Recourse to Company and its Subsidiaries;

(2) is not party to any agreement, contract, arrangement or understanding with Company or any of its Subsidiaries unless the terms of any such agreement, contract, arrangement or understanding are not less favorable to Company or such Subsidiary than those that might be obtained at the time from Persons who are not Affiliates of Company; and

(3) is a Person with respect to which neither Company nor any of its Subsidiaries has any direct or indirect obligation (a) to subscribe for additional Capital Stock or (b) to maintain or preserve such Person’s financial condition or to cause such Person to achieve any specified levels of operating results

If, at any time, any Unrestricted Subsidiary would fail to meet the preceding requirements as an Unrestricted Subsidiary, it shall thereafter cease to be an Unrestricted Subsidiary for purposes of this Agreement and the other Loan Documents and any Indebtedness of such Subsidiary shall be deemed to be incurred by a Subsidiary of Company as of such date and, if such Indebtedness is not permitted to be incurred as of such date under the provisions of Section 8.2 hereof, Company shall be in default of such Section.

“Unutilized Net Offering Proceeds” means, at any time, the sum of (a) all Net Offering Proceeds from issuances of Company’s Capital Stock (other than Disqualified Stock) since the Closing Date plus (b) all Net Offering Proceeds from issuances of Permitted Junior Debt to the extent not required to be used to prepay the Term Loans pursuant to Section 4.3(e) minus (c) all Restricted Payments pursuant to Section 8.5(j) since the Closing Date.

“Voting Stock” means any class of Capital Stock of a Person pursuant to which the holders thereof have, at the time of determination, the general voting power under ordinary circumstances to vote for the election of the Board of Directors of such Person (irrespective of whether or not at the time any other class or classes will have or might have voting power by reason of the happening of any contingency).

“Weighted Average Life to Maturity” means, when applied to any Indebtedness at any date, the number of years obtained by dividing (a) the then outstanding principal amount of such Indebtedness into (b) the total of the product obtained by multiplying (x) the amount of each then remaining installment, sinking fund, serial maturity or other required payments of principal, including payment at final maturity, in respect thereof by (y) the number of years (calculated to the nearest one-twelfth) that will elapse between such date and the making of such payment.

“Wholly-Owned Subsidiary” means, with respect to any Person, any Subsidiary of such Person, all of the outstanding shares of capital stock of which (other than qualifying shares required to be owned by directors) are at the time owned directly or indirectly by such Person and/or one or more Wholly-Owned Subsidiaries of such Person.

“written” or “in writing” means any form of written communication or a communication by means of telecopier device or authenticated telex, telegraph or cable.

The foregoing definitions shall be equally applicable to both the singular and plural forms of the defined terms. The words “herein,” “hereof” and words of similar import as used in this Agreement shall refer to this Agreement as a whole and not to any particular provision in this Agreement. References to “Articles”, “Sections”, “paragraphs”, “Exhibits” and “Schedules” in this Agreement shall refer to Articles, Sections, paragraphs, Exhibits and Schedules of this Agreement unless otherwise expressly provided; references to Persons include their respective permitted successors and assigns or, in the case of governmental Persons, Persons succeeding to the relevant functions of such persons; and all references to statutes and related regulations shall include any amendments of same and any successor statutes and regulations.

1.2 Accounting Terms; Pro Forma Calculations; Financial Statements.

(a) All accounting terms used herein but not expressly defined in this Agreement shall have respective meanings given to them in accordance with GAAP in the United States of America in effect on the date hereof. Except as otherwise expressly provided herein, all computations and determinations for purposes of determining compliance with the financial requirements of this Agreement shall be made in accordance with GAAP in effect in the United States of America on the date hereof and on a basis consistent with the presentation of the financial statements and projections referred to in Section 6.5(a) and Section 6.5(d). Notwithstanding the foregoing sentence, the financial statements required to be delivered pursuant to Section 7.1 shall be prepared in accordance with GAAP in the United States of America as in effect on the respective dates of their preparation. Unless otherwise provided for herein, wherever any computation is to be made with respect to any Person and its Subsidiaries, such computation shall be made so as to exclude all items of income, assets and liabilities attributable to any Person which is not a Subsidiary of such Person. For purposes of the financial terms set forth herein, whenever a reference is made to a determination which is required to be made on a consolidated basis (whether in accordance with GAAP or otherwise) for Company and its Subsidiaries, such determination shall be made as if each Unrestricted Subsidiary were wholly-owned by a Person not an Affiliate of Company. For purposes of computing Excess Cash Flow as of the end of any Excess Cash Flow Period, all components of Excess Cash Flow for such Excess Cash Flow Period shall exclude amounts attributable to any business or material assets that have been acquired by Company or any of its Subsidiaries (including through mergers or consolidations) after the first day of such Excess Cash Flow Period and prior to the end of such Excess Cash Flow Period.

(b) For purposes of computing all financial ratios hereunder (i.e. the Leverage Ratio and any other ratio that may from time to time be computed hereunder, but excluding Excess Cash Flow) as of the end of any Test Period, all components of such ratios for the applicable Test Period shall include or exclude, as the case may be, without duplication, such components of such ratios attributable to any business or material assets that have been acquired or disposed of by Company or any of its Subsidiaries (including through mergers or consolidations) after the first day of such Test Period and prior to the end of such Test Period on a Pro Forma Basis as determined in good faith by Company and certified to by a Responsible Officer of Company to Administrative Agent.

(c) If any changes in GAAP or the application thereof from that used in the preparation of the financial statements referred to in Section 6.5(a) hereof occur after the Closing Date and such changes result in, in the sole judgment of Administrative Agent, a meaningful change in the calculation of any financial covenants or restrictions set forth in this Agreement, then the parties hereto agree to enter into and diligently pursue negotiations in order to amend such financial covenants and restrictions so as to equitably reflect such changes, with the desired result that the criteria for evaluating the financial condition and results of operations of Company and its Subsidiaries shall be the same after such changes as if such changes had not been made.

ARTICLE II

AMOUNT AND TERMS OF CREDIT

2.1 Term Loans and Pre-Funded Letter of Credit.

(a) Term B Loans. Each Term B Lender, severally and for itself alone, hereby agrees, on the terms and subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, to make a loan (each such loan, a “Term B Loan” and collectively, the “Term B Loans”) to Company on the Closing Date in an aggregate principal amount equal to the Term B Commitment of such Term B Lender. The Term B Loans (i) shall be incurred by Company pursuant to a single drawing, (ii) shall be denominated in Dollars, (iii) shall be made as Base Rate Loans and, except as hereinafter provided, may, at the option of Company, be maintained as and/or converted into Base Rate Loans or Eurocurrency Loans, provided, that (x) all Term B Loans made by the Term B Lenders pursuant to the same Borrowing shall, unless otherwise specifically provided herein, consist entirely of Term B Loans of the same Type and (y) no incurrences of, or conversions into, Term B Loans maintained as Eurocurrency Loans with an Interest Period in excess of one month may be effected prior to the earlier of (1) the 30th day after the Closing Date and (2) the date (the “Syndication Date”) upon which Administrative Agent determines in its sole discretion (and notifies Company) that the primary syndication of the Facilities (and the resultant addition of Lenders pursuant to
Section 12.8(c)) has been completed and (iv) shall not exceed for any Lender at the time of incurrence thereof on the Closing Date that aggregate principal amount which equals the Term B Loan Commitment of such Lender at such time. Each Term B Lender’s Term B Commitment shall expire immediately and without further action on the Closing Date after the making of the Loans. No amount of a Term B Loan which is repaid or prepaid by Company may be reborrowed hereunder.

(b) Pre-Funded Letter of Credit.

(i) Issuance of Letter of Credit. On the Closing Date, subject to the conditions hereinafter set forth and in reliance upon the representations and warranties set forth herein and in the other Loan Documents, Administrative Agent shall direct Issuing Bank to issue, and Issuing Bank shall issue, the Letter of Credit for the account of Company. Such Letter of Credit shall be denominated in Dollars. Administrative Agent may assume, as to the Issuing Bank and any Lender, that none of the conditions specified in Section 5.8 are applicable as to such Person, unless Administrative Agent shall have received a notice from such Person specifically entitled “Notice under Section 5.8,” specifying the condition or conditions that are applicable to such Person. Company hereby represents and warrants that none of the conditions specified in Section 5.8 are applicable as to Company.

(ii) Procedure for Amendment of Letter of Credit. From time to time while the Letter of Credit is outstanding and prior to the Pre-Funded L/C Commitment Termination Date, Issuing Bank will, upon the written request of Company received by Issuing Bank (with a copy sent by Company to Administrative Agent) at least three Business Days (or such shorter time as Issuing Bank and Administrative Agent may agree in a particular instance in their sole discretion) prior to the proposed date of amendment and subject to the terms of this Agreement, amend the Letter of Credit. Each such request for amendment of the Letter of Credit shall be made by facsimile, confirmed immediately in an original writing (each a “Letter of Credit Amendment Request”) and shall specify in form and detail satisfactory to Issuing Bank: (I) the Letter of Credit to be amended; (II) the proposed date of amendment of the Letter of Credit (which shall be a Business Day); (III) the nature of the proposed amendment; and (IV) such other matters as Issuing Bank may require. Issuing Bank shall be under no obligation to amend the Letter of Credit if: (x) such amendment would increase the face amount of the Letter of Credit or extend the expiration date of the Letter of Credit beyond the Pre-Funded L/C Commitment Termination Date or (y) any of the conditions set forth in Sections 5.7 or 5.8 could not be satisfied on the effective date of such amendment if such conditions were applicable to such amendment, or (z) the beneficiary of any such Letter of Credit does not accept the proposed amendment to the Letter of Credit. Promptly after any amendment of the Letter of Credit, Issuing Bank shall notify Administrative Agent and Company, in writing, of such amendment and such notice shall be accompanied by a copy of such amendment. Upon receipt of such notice, Administrative Agent shall promptly notify the Lenders, in writing, of such amendment, and if so requested by a Lender, Administrative Agent shall provide such Lender with copies of such amendment.

(iii) Lenders’ Participation. (A) Immediately upon issuance by Issuing Bank of the Letter of Credit, each Lender shall be deemed to have irrevocably and unconditionally acquired from Issuing Bank, without recourse or warranty, an undivided interest and participation (an “L/C Participation”), to the extent of such Lender’s Pro Rata Share in the Letter of Credit, in Issuing Bank’s rights to be paid the principal amount of, together with interest accrued on, drawings under the Letter of Credit and in any security therefor or Subsidiary Guaranty pertaining thereto. Furthermore, upon the occurrence of a Sharing Event and as more fully set forth in Section 2.9, additional sub-participations may be required to be granted by the various Pre-Funded L/C Lenders in their participations in the Letter of Credit, in each case in accordance with, and subject to the provisions of, Section 2.9.

(B)(I) The Issuing Bank shall, subject to Section 2.1(b)(iii)(C), remit to Administrative Agent, for the account of each Lender, such Lender’s Pro Rata Share of each payment of principal and interest (to the extent such interest does not exceed the L/C Interest Rate) received by Issuing Bank on account of any drawing under the Letter of Credit (A) with respect to which Issuing Bank has delivered an L/C Notice of Drawing to Administrative Agent during an Event of Default specified in Section 10.1(e) or Section 10.1(f) with respect to a Credit Party (a “Bankruptcy Default”) and (B) that is received by Issuing Bank on or after the date of such L/C Notice of Drawing; provided, that in the event that any such payment received by Issuing Bank shall be required to be returned by Issuing Bank, such Lender shall return to Issuing Bank the portion thereof previously distributed to it by Administrative Agent, but without interest thereon (unless Issuing Bank is required to pay interest on the amount returned, in which case such Lender shall be required to pay interest at the same rate).

(II)(x) Payments required to be made by Issuing Bank to Administrative Agent for the account of a Lender, together with interest thereon at the rate specified in Section 2.1(b)(iii)(B)(II)(y), shall be made to Administrative Agent, if the amount in respect of which the payment is to be made to Administrative Agent is received by Issuing Bank on or before 1:00 p.m. (New York City time) on a Business Day, on the day received and, if received after such time, on or before 11:00 a.m. (New York City time), on the next succeeding Business Day.

(y) Interest shall be payable by Issuing Bank on amounts required to be paid by it to Administrative Agent pursuant to Section 2.1(b)(iii)(B)(I) from the date such payments are due until such amounts are paid in full at, for the first three Business Days, the Federal Funds Rate, and, thereafter, the Base Rate.

(C) Until Issuing Bank shall have received from a Lender, or Administrative Agent on behalf of such Lender, payment in full of the amount required to be paid by such Lender to Issuing Bank pursuant to Section 2.1(b)(vi)(B)(II), Issuing Bank may hold all amounts otherwise payable by it to Administrative Agent for the account of such Lender pursuant to Section 2.1(b)(iii)(B)(I) as collateral to secure such Lender’s obligation to make such payment to it.

(iv) Pre-Funded L/C Account.

(A) Subject to the terms and conditions hereof, each Pre-Funded L/C Lender severally agrees to make, on the Closing Date, a payment to Administrative Agent in an amount equal to such Pre-Funded L/C Lender’s Pre-Funded L/C Commitment and Administrative Agent shall use such payments to establish a Pre-Funded L/C Account Deposit at Deposit Bank for the benefit of Issuing Bank. The Pre-Funded L/C Deposits paid to Administrative Agent shall be held by Deposit Bank in the Pre-Funded L/C Deposit Account, and no party other than Issuing Bank shall have a right of withdrawal from the Pre-Funded L/C Deposit Account, or any other right power or interest in or with respect to the Pre-Funded L/C Deposits, except as expressly set forth in
Section 2.1(b)(iii), 2.1(b)(iv) and 2.1(b)(vi). Notwithstanding any provision in this Agreement to the contrary, except as provided in Section 2.1(b)(iv)(D)(II),the sole funding obligation of each Pre-Funded L/C Lender in respect of its Pre-Funded L/C Commitment and L/C Participation shall be satisfied in full upon the payment of the amount equal to its Pre-Funded L/C Commitment on the Closing Date.

(B) Each of Company, Administrative Agent, Issuing Bank and each Pre-Funded L/C Lender hereby acknowledges and agrees that each Pre-Funded L/C Lender is making its payment on the Closing Date pursuant to Section 2.1(b)(iv)(A) to be paid into the Pre-Funded L/C Deposit Account for application in the manner contemplated by Sections 2.1(b)(iii) and 2.1(b)(vi)(A) and (B). Except during periods when such Pre-Funded L/C Deposits, or funds applied by or on behalf of such Issuing Bank against such Pre-Funded L/C Deposits, are used to cover payments and disbursements under the Letter of Credit or otherwise provided in the last sentence of this paragraph, the investment of the Pre-Funded L/C Deposits shall be made so as to receive returns free of any withholding or deduction of Taxes and to earn for the account of each Pre-Funded L/C Lender a return on its Pre-Funded L/C Deposits of such funds at a rate per annum equal to the Eurocurrency Rate for the applicable Interest Period less the Pre-Funded L/C Deposit Cost Amount. Interest earned on the Pre-Funded L/C Deposits will be paid to the Pre-Funded L/C Lenders by Administrative Agent quarterly in arrears when fees are payable pursuant to Section 3.2(b). If Deposit Bank is not offering Dollar deposits (in the applicable amounts) in the applicable Eurodollar interbank market, or Deposit Bank determines that adequate and fair means do not otherwise exist for ascertaining the Eurocurrency Rate for the Pre-Funded L/C Deposits (or any part thereof), then the Pre-Funded L/C Deposits (or such parts, as applicable) shall be invested so as to earn a return equal to the greater of (x) the Federal Funds Rate and (y) a rate determined by Deposit Bank in accordance with banking industry rules on interbank compensation.

(C) Company shall have no right, title or interest in or to the Pre-Funded L/C Deposits and no obligations with respect thereto, it being acknowledged and agreed by the parties hereto that the making of the Pre-Funded L/C Deposits by the Pre-Funded L/C Lenders, the payments to the Pre-Funded L/C Lenders contemplated in Section 2.1(b)(iv)(B), the provisions of this
Section 2.1(b)(iv)(C) and the application of the Pre-Funded L/C Deposits in the manner contemplated by Sections 2.1(b)(iii) and 2.1(b)(vi)(A) and (B) constitute agreements among Administrative Agent, Issuing Bank and the Pre-Funded L/C Lenders with respect to payments of each Pre-Funded L/C Lender in respect of its L/C Participation and do not constitute any loan or extension of credit to Company.

(D)(I) At the time of any termination of the Pre-Funded L/C Commitments or cash collateralization of the L/C Obligations pursuant to Sections 2.1(b)(vi)(A), 2.9(e), 4.1(b), 4.1(c) or 10.1, Deposit Bank shall return to Administrative Agent who shall, in turn, return to the Pre-Funded L/C Lenders (in accordance with their respective Pro Rata Shares) their Pre-Funded L/C Deposits (to the extent not theretofore applied pursuant to Sections 2.1(b)(iii) and 2.1(b)(vi) in an amount (if any) by which the aggregate amount of Pre-Funded L/C Deposits at such time exceeds the non-cash collateralized L/C Obligations at such time.

(II) If at any time, and for any reason, Issuing Bank is required to return to Company (or any other Person) or otherwise disgorge amounts in respect of payments previously received by it from (or on behalf of) Company or any other Credit Party in respect of payments theretofore received by Issuing Bank in respect of drawings previously made, then Issuing Bank shall be entitled to treat the amounts so returned or disgorged as not having been paid to it (by Company or any other Credit Party) for purposes of this Agreement and shall be entitled to reimbursement as provided in the relevant provisions of Section 2.1(b), and, without limiting the foregoing, to the extent that Pre-Funded L/C Deposits have previously been returned to the Pre-Funded L/C Lenders (in accordance with the provisions of preceding clause (I) or otherwise), Issuing Bank shall be entitled to be indemnified by the Pre-Funded L/C Lenders for the amount so returned or disgorged (and the Pre-Funded L/C Lenders hereby agree to so indemnify Issuing Bank); provided that no Pre-Funded L/C Lender shall be obligated pursuant to this clause (II) to make payments, in the aggregate, of amounts in excess of the amount of Pre-Funded L/C Deposits actually returned to it.

(v) Maturity of Drawings; Interest Thereon. (A) Drawings under the Letter of Credit shall, notwithstanding anything to the contrary contained therein, mature and become due and payable, and shall be repaid to Administrative Agent for the account of Issuing Bank by Company in full (with New Term Loans as provided in Section 2.1(b)(vi)(A) or otherwise) on the effective date of the L/C Notice of Drawing in respect of such drawing, together with interest accrued thereon, from the date and at the rate specified in Section 2.1(b)(v)(B).

(B) Company shall, notwithstanding anything to the contrary contained in the Letter of Credit, pay interest to Issuing Bank on the outstanding principal amount of each drawing under the Letter of Credit at a rate per annum equal to the Eurocurrency Rate plus the relevant Applicable Eurocurrency Margin (the “L/C Interest Rate”) from the date such drawing is disbursed by Issuing Bank to the date such drawing is reimbursed by Company from amounts on deposit in the Pre-Funded L/C Deposit Account. Interest on each such drawing shall be payable when such drawing shall be due (whether at maturity, by reason of acceleration or otherwise) and, prior to such time, on demand.

(vi) Payment of Amounts Drawn Under the Letter of Credit; Funding of L/C Participations. In the event of any drawing under the Letter of Credit, Issuing Bank shall deliver an L/C Notice of Drawing to Administrative Agent and Company:

(A) Administrative Agent shall, unless a Bankruptcy Default exists, notify each Pre-Funded L/C Lender and Deposit Bank thereof, and each Pre-Funded L/C Lender hereby irrevocably authorizes Deposit Bank (and Deposit Bank hereby agrees) to apply from the Pre-Funded L/C Deposits held in the Pre-Funded L/C Deposit Account each Pre-Funded L/C Lender’s Pro Rata Share of such unreimbursed payment toward the reimbursement of the payment made by Issuing Bank under the Letter of Credit. Company acknowledges that each payment made pursuant to this paragraph in respect of any unreimbursed payment is required to be made for the benefit of Issuing Bank. Any payment made from the Pre-Funded L/C Deposit Account pursuant to this paragraph to reimburse Issuing Bank for any unreimbursed payment shall be deemed an extension of Term B Loans made on such date by the Pre-Funded L/C Lenders ratably in accordance with their Pro Rata Share of the Total Pre-Funded L/C Deposit to Company, and the amount so funded shall permanently reduce the Total Pre-Funded L/C Deposit and the Pre-Funded L/C Commitments; any amount so funded pursuant to this paragraph or Section 2.1(b)(ix) shall, on and after the funding date thereof, be deemed to be a Term B Loan for all purposes hereunder and have the same terms as the other Term B Terms Loans hereunder and shall be treated as a single tranche of Term B Loans (such deemed Term B Loans, “New Term Loans”).

(B) During a Bankruptcy Default, (I) Administrative Agent shall (x) on the effective date of an L/C Notice of Drawing, notify (an “L/C Participation Funding Notice”) each Pre-Funded L/C Lender of the amount of such drawing and of such Pre-Funded L/C Lender’s Pro Rata Share of such amount (an “L/C Participation Funding Amount”) and (y) give an L/C Participation Funding Notice to each Lender not later than 3:00 p.m. (New York City time) time on the day Administrative Agent receives an L/C Notice of Drawing, if such Notice of Drawing was received by it at or before 12:00 Noon (New York City time) on a Business Day and, if not, not later than 12:00 Noon (New York City time) on the next succeeding Business Day; (II) each Pre-Funded L/C Lender hereby irrevocably authorizes Deposit Bank (and Deposit Bank hereby agrees) to apply from the Pre-Funded L/C Deposits held in the Pre-Funded L/C Deposit Account for the benefit of Issuing Bank an amount equal to such Pre-Funded L/C Lender’s L/C Participation Funding Amount; and (III) Administrative Agent shall distribute to each Lender which has paid all amounts payable by it under this Section 2.1(b)(vi)(B) with respect to the Letter of Credit such Lender’s Pro Rata Share of all payments subsequently received by Administrative Agent from or for the account of Company in reimbursement of the principal amount of all drawings thereunder plus interest thereon from the date such drawings were disbursed at the L/C Interest Rate, provided that in the event that any such payment received by Administrative Agent for the account of Issuing Bank shall be required to be returned by Administrative Agent, such Lender shall return to Administrative Agent the portion thereof previously distributed by Administrative Agent to it, but without interest thereon (unless Administrative Agent or Issuing Bank is required to pay interest on the amount returned, in which case the Lender shall be required to pay interest at the same rate).

(C) If a Bankruptcy Default occurs at or after the time Administrative Agent receives an L/C Notice of Drawing and before Administrative Agent has given the applicable L/C Participation Funding Notice, or, if it has given such notice, before all of the Pre-Funded L/C Lenders have funded their L/C Participation Funding Amounts, a Bankruptcy Default shall be deemed to “exist”, and the provisions of Section 2.1(b)(vi)(B) shall be applicable.

(vii) Nature of Issuing Bank’s Duties. In determining whether to pay under the Letter of Credit, Issuing Bank shall be responsible only to determine that the documents and certificates required to be delivered under the Letter of Credit have been delivered and that they comply on their face with the requirements of the Letter of Credit. As between Company, Issuing Bank and each Pre-Funded L/C Lender, Company assumes all risks of the acts and omissions of Issuing Bank except to the extent such action or omission constitutes gross negligence or willful misconduct as determined by a court of competent jurisdiction, or misuse of the Letter of Credit by the beneficiaries of the Letter of Credit. In furtherance and not in limitation of the foregoing, neither Issuing Bank, Administrative Agent nor any of the Pre-Funded L/C Lenders shall be responsible (a) for the validity, accuracy, genuineness or legal effects of any document submitted by any party in connection with the application for and issuance of or any drawing honored under the Letter of Credit even if it should in fact prove to be in any or all respects invalid, insufficient, inaccurate, fraudulent or forged, (b) for the validity or sufficiency of any instrument transferring or assigning or purporting to transfer or assign the Letter of Credit, or the rights or benefits thereunder or proceeds thereof, in whole or in part, which may prove to be invalid or ineffective for any reason, (c) for failure of the beneficiary of the Letter of Credit to strictly comply with conditions required in order to draw upon the Letter of Credit, (d) for errors, omissions, interruptions or delays in transmission or delivery of any messages, by mail, cable, telegraph, telex, telecopy, facsimile or otherwise, whether or not they be in cipher, (e) for errors in interpretation of technical terms, (f) for any loss or delay in the transmission or otherwise of an document required in order to make a drawing under the Letter of Credit, or of the proceeds thereof and (g) for the misapplication by the beneficiary of the Letter of Credit of the proceeds of any drawing honored under the Letter of Credit. Any action taken or omitted to be taken by Issuing Bank under or in connection with the Letter of Credit shall not create any liability on the part of Administrative Agent or any Pre-Funded L/C Lender to Company except to the extent such action or omission constitutes gross negligence or willful misconduct as determined by a court of competent jurisdiction.

(viii) Obligations Absolute. The obligation of Company to reimburse Issuing Bank for drawings honored under the Letter of Credit issued by Issuing Bank, together with interest as herein provided, and the obligations of the Pre-Funded L/C Lenders under Section 2.1(b)(vi) shall be unconditional and irrevocable and shall be paid strictly in accordance with the terms of this Agreement, without any reduction or deduction whatsoever, including any reduction or deduction for any set-off, recoupment or counterclaim, under all circumstances including the following circumstances:

(A) any lack of validity or enforceability of the Letter of Credit;

(B) the existence of any claim, set-off, defense or other right which Company or any Affiliate of Company may have at any time against a beneficiary or any transferee of the Letter of Credit (or any Persons for whom any such beneficiary or transferee may be acting), Issuing Bank, any Pre-Funded L/C Lender or any other Person, whether in connection with this Agreement, the transactions contemplated herein or any unrelated transaction;

(C) any draft, demand, certificate or any other documents presented under the Letter of Credit proving to be forged, fraudulent or invalid in any respect or any statement therein being untrue or inaccurate in any respect;

(D) the surrender or impairment of any security for the performance or observance of any of the terms of any of the Loan Documents;

(E) payment by Issuing Bank under the Letter of Credit against presentation of a demand, draft or certificate or other document which does not comply with the terms of the Letter of Credit (provided that the foregoing shall not be construed to excuse Issuing Bank from liability to Company to the extent of any direct damages (as opposed to consequential damages) suffered by Company that are caused by Issuing Bank’s failure to exercise care when determining whether drafts and other documents under the Letter of Credit comply with the terms thereof);

(F) failure of any drawing under the Letter of Credit or any non-application or misapplication by the beneficiary of the proceeds of any drawing; or

(G) the fact that an Event of Default or Unmatured Event of Default shall have occurred and be continuing;

provided that, in the case of (A) — (G) above, no payment by Company or a Pre-Funded L/C Lender to Issuing Bank shall constitute a waiver or release by Company or such Pre-Funded L/C Lender of any right it may have against Issuing Bank, including, in the case of Company, a claim that Issuing Bank acted with willful misconduct or gross negligence as determined by a court of competent jurisdiction in determining whether documents presented under the Letter of Credit complied with the terms of the Letter of Credit.

(ix) On the expiration date of the Letter of Credit (or such earlier date as the beneficiary thereof has surrendered such Letter of Credit to Issuing Bank) and immediately prior to the reduction of Pre-Funded L/C Commitments on such date, Company may request a New Term Loan be funded on such date by the Pre-Funded L/C Lenders ratably in accordance with their Pro Rata Share of the Pre-Funded L/C Commitments to Company from the Pre-Funded L/C Deposits (and the amounts so funded shall permanently reduce the Total Pre-Funded L/C Deposit) in an amount not to exceed the Total Pre-Funded L/C Deposit at such time as long as:

(A) the conditions set forth in Section 5.7 are satisfied as of the date of such New Term Loan (if such conditions were applicable),

(B) the beneficiary of the Letter of Credit was entitled to draw on the Letter of Credit on such date (as demonstrated to the reasonable satisfaction of Issuing Bank and Administrative Agent), and

(C) Company delivers to Administrative Agent such documents and instruments as it shall reasonably request to evidence satisfaction of the foregoing conditions.

2.2 Evidence of Indebtedness; Repayment of Loans.

(a) Evidence of Indebtedness. At the request of any Lender (which request shall be made to Administrative Agent), Company’s obligation to pay the principal of and interest on all the Loans of any Facility made to it by such Lender shall be evidenced by a promissory note duly executed and delivered by Company substantially in the form of Exhibit 2.2(a) hereto, with blanks appropriately completed in conformity herewith.

(b) Notation of Payments. Each Lender will note on its internal records the amount of each Loan made by it and each payment in respect thereof and will, prior to any transfer of any of its Notes, endorse on the reverse side thereof the outstanding principal amount of Loans evidenced thereby. Failure to make any such notation shall not affect Company’s or any Guarantor’s obligations hereunder or under the other applicable Loan Documents in respect of such Loans. Administrative Agent will note on its internal records the face amount of the Letter of Credit issued for the benefit of Company.

(c) Repayment of Loans. (i) Company hereby unconditionally promises to pay to Administrative Agent for the account of the relevant Lenders in respect of Term Loans of Company, on the applicable Term Maturity Date (or such earlier date as, and to the extent that, such Term Loan becomes due and payable pursuant to the terms of this Agreement), the unpaid principal amount of each Term Loan made to it by each such Term Lender. Company hereby further agrees to pay interest in immediately available funds at the Payment Office on the unpaid principal amount of the Term Loans made to it from time to time from the date hereof until payment in full thereof at the rates per annum, and on the dates, set forth in Section 3.1.

(ii) Amounts payable by Company in respect of the Letter of Credit shall be made by Company (including payments made with the proceeds of New Term Loans) to Administrative Agent until Company shall have received notice from Administrative Agent that Administrative Agent has received payments equal to the aggregate amount of all drawings thereunder, plus interest thereon from the date such drawings were disbursed at the L/C Interest Rate.

2.3 Minimum Amount of Each Borrowing; Maximum Number of Borrowings. The aggregate principal amount of each Borrowing by Company hereunder shall be not less than the Minimum Borrowing Amount and, if greater, shall be in Minimum Borrowing Multiples above such minimum. More than one Borrowing may be incurred on any date; provided that at no time shall there be outstanding more than seven Borrowings of Eurocurrency Loans under any Term Facility.

2.4 Borrowing Options. The Term Loans shall, at the option of Company except as otherwise provided in this Agreement, be (i) Base Rate Loans, (ii) Eurocurrency Loans, or (iii) part Base Rate Loans and part Eurocurrency Loans. As to any Eurocurrency Loan, any Lender may, if it so elects, fulfill its commitment by causing a foreign branch or affiliate to make or continue such Loan, provided that in such event that Lender’s Loan shall, for the purposes of this Agreement, be considered to have been made by that Lender and the obligation of Company to repay that Lender’s Loan shall nevertheless be to that Lender and shall be deemed held by that Lender, for the account of such branch or affiliate.

2.5 Notice of Borrowing. Company shall give Administrative Agent at its Notice Office same day written notice (or telephonic notice promptly confirmed in writing), given not later than 10:00 a.m. (New York City time) of each Base Rate Loan, and at least three Business Days’ prior written notice (or telephonic notice promptly confirmed in writing), given not later than 1:00 p.m. (New York City time), of each Eurocurrency Loan to be made hereunder; provided, however, that a Notice of Borrowing with respect to Borrowings to be made on the date hereof may, at the discretion of Administrative Agent, be delivered later than the time specified above. Each such notice (each a “Notice of Borrowing”), which shall be in the form of Exhibit 2.5 hereto, shall be irrevocable, shall be deemed a representation by Company that all conditions precedent to such Borrowing have been satisfied and shall specify (i) the aggregate principal amount of the Loans to be made pursuant to such Borrowing, (ii) the date of Borrowing (which shall be a Business Day) and (iii) whether such Loans are to be Base Rate Loans or Eurocurrency Loans and, with respect to Eurocurrency Loans, the Interest Period to be applicable thereto. Administrative Agent shall as promptly as practicable give each Lender written or telephonic notice (promptly confirmed in writing) of each proposed Borrowing, and of the other matters covered by the Notice of Borrowing. Without in any way limiting Company’s obligation to confirm in writing any telephonic notice, Administrative Agent may act without liability upon the basis of telephonic notice believed by Administrative Agent in good faith to be from a Responsible Officer of Company prior to receipt of written confirmation. Administrative Agent’s records shall, absent manifest error, be final, conclusive and binding on Company with respect to evidence of the terms of such telephonic Notice of Borrowing. Company hereby agrees not to dispute Administrative Agent’s record of the time of telephonic notice.

2.6 Conversion or Continuation. Company may elect (i) on any Business Day to convert Base Rate Loans or any portion thereof to Eurocurrency Loans and (ii) at the end of any Interest Period with respect thereto, to convert Eurocurrency Loans or any portion thereof into Base Rate Loans or to continue such Eurocurrency Loans or any portion thereof for an additional Interest Period; provided, however, that the aggregate principal amount of the Eurocurrency Loans for each Interest Period therefor must be in an aggregate principal amount equal to the Minimum Borrowing Amount for Eurocurrency Loans or Minimum Borrowing Multiples in excess thereof and; provided, further that prior to the earlier of (a) the 30th day after the Closing Date and (b) the Syndication Date, no Loan may be made as, or converted into, a Eurocurrency Loan with an Interest Period in excess of one month except as permitted by Administrative Agent in its sole discretion. Each conversion or continuation of Loans of a Facility shall be allocated among the Loans of the Lenders in such Facility in accordance with their respective Pro Rata Shares. Each such election shall be in substantially the form of Exhibit 2.6 hereto (a “Notice of Conversion or Continuation”) and shall be made by giving Administrative Agent at least three Business Days’ (or one Business Day in the case of a conversion into Base Rate Loans) prior written notice thereof to the Notice Office given not later than 12:00 p.m. (New York City time) specifying (i) the amount and type of conversion or continuation, (ii) in the case of a conversion to or a continuation of Eurocurrency Loans, the Interest Period therefor, and (iii) in the case of a conversion, the date of conversion (which date shall be a Business Day). Notwithstanding the foregoing, no conversion in whole or in part of Base Rate Loans to Eurocurrency Loans, and no continuation in whole or in part of Eurocurrency Loans, shall be permitted at any time at which an Unmatured Event of Default or an Event of Default shall have occurred and be continuing. If, within the time period required under the terms of this Section 2.6, Administrative Agent does not receive a Notice of Conversion or Continuation from Company containing a permitted election to continue any Eurocurrency Loans for an additional Interest Period or to convert any such Loans, then, upon the expiration of the Interest Period therefor, such Loans will be automatically converted to Base Rate Loans. Each Notice of Conversion or Continuation shall be irrevocable.

2.7 Disbursement of Funds and Presumptions by Administration Agent. No later than 12:00 p.m. (New York City time) on the date specified in each Notice of Borrowing, each Lender will make available its Pro Rata Share of Loans, of the Borrowing requested to be made on such date in immediately available funds, at the Payment Office (for the account of such non-U.S. office of Administrative Agent as Administrative Agent may direct in the case of Eurocurrency Loans) and Administrative Agent will make available to Company at its Payment Office the aggregate of the amounts so made available by the Lenders not later than 12:00 p.m. (New York City time). Unless Administrative Agent shall have been notified by any Lender at least one Business Day prior to the date of Borrowing that such Lender does not intend to make available to Administrative Agent such Lender’s portion of the Borrowing to be made on such date, Administrative Agent may assume that such Lender has made such amount available to Administrative Agent on such date of Borrowing and Administrative Agent may, but shall not be required to, in reliance upon such assumption, make available to Company a corresponding amount. If such corresponding amount is not in fact made available to Administrative Agent by such Lender on the date of Borrowing, Administrative Agent shall be entitled to recover such corresponding amount on demand from such Lender. If such Lender does not pay such corresponding amount forthwith upon Administrative Agent’s demand therefor, Administrative Agent shall promptly notify Company and, if so notified, Company shall immediately pay such corresponding amount to Administrative Agent. Administrative Agent shall also be entitled to recover from Company interest on such corresponding amount in respect of each day from the date such corresponding amount was made available by Administrative Agent to Company to the date such corresponding amount is recovered by Administrative Agent, at a rate per annum equal to the rate for Base Rate Loans or Eurocurrency Loans, as the case may be, applicable during the period in question, provided, however, that any interest paid to Administrative Agent in respect of such corresponding amount shall be credited against interest payable by Company to such Lender under Section 3.1 in respect of such corresponding amount. Any amount due hereunder to Administrative Agent from any Lender which is not paid when due shall bear interest payable by such Lender, from the date due until the date paid, at the Federal Funds Rate for amounts in Dollars for the first three days after the date such amount is due and thereafter at the Federal Funds Rate plus 1%, together with Administrative Agent’s standard interbank processing fee. Further, such Lender shall be deemed to have assigned any and all payments made of principal and interest on its Loans, and any other amounts due to it hereunder first to Administrative Agent to fund any outstanding Loans made available on behalf of such Lender by Administrative Agent pursuant to this Section 2.7 until such Loans have been funded (as a result of such assignment or otherwise) and then to fund Loans of all Lenders other than such Lender until each Lender has outstanding Loans equal to its Pro Rata Share of all Loans (as a result of such assignment or otherwise). Such Lender shall not have recourse against Company with respect to any amounts paid to Administrative Agent or any Lender with respect to the preceding sentence; provided, that such Lender shall have full recourse against Company to the extent of the amount of such Loans it has so been deemed to have made. Nothing herein shall be deemed to relieve any Lender from its obligation to fulfill its Term Commitment hereunder or to prejudice any rights which Company may have against the Lender as a result of any default by such Lender hereunder.

2.8 Pro Rata Borrowings. All Borrowings of Loans under this Agreement shall be loaned by the Lenders pro rata on the basis of their applicable Term Commitments. No Lender shall be responsible for any default by any other Lender in its obligation to make Loans hereunder and each Lender shall be obligated to make the Loans provided to be made by it hereunder, regardless of the failure of any other Lender to fulfill its Term Commitments hereunder.

2.9 Special Provisions Applicable to Lenders Upon the Occurrence of a Sharing Event. (a) On the date of the occurrence of any Sharing Event, or promptly thereafter, if there have been any drawings pursuant to the Letter of Credit which have not yet been reimbursed to Issuing Bank pursuant to Section 2.1(b), Issuing Bank shall seek reimbursement therefor as permitted pursuant to Section 2.1(b)(vi). After giving effect to the actions taken (or required to be taken) pursuant to the preceding sentence, Administrative Agent shall request that Deposit Bank return (in which case Deposit Bank shall return) to Administrative Agent who shall, in turn, return to the Pre-Funded L/C Lenders amounts (if any) representing Pre-Funded L/C Deposits which are permitted to be returned to the Pre-Funded L/C Lenders at such time in accordance with Section 2.1(b)(vi) hereof.

(b)(i) Upon the occurrence of a Sharing Event, but after giving effect to the actions required to be taken pursuant to preceding clause (a) of this Section 2.9 (although any failure by Administrative Agent, Deposit Bank or any Lender to take the actions required of it pursuant to said clause shall not prevent the actions required hereby, but the respective Administrative Agent, Deposit Bank or Lender shall continue to be obligated to perform its obligations as required above and Administrative Agent shall be authorized to make any equitable adjustments as may be deemed necessary or desirable pursuant to the provisions of this Section 2.9), the Lenders shall purchase participations from other Lenders in each of the respective Facilities (including, in the case of the Pre-Funded L/C Facility, participations in the L/C Letter of Credit, each unpaid drawing owing to the Pre-Funded L/C Lenders, and the Pre-Funded L/C Deposits of the various Pre-Funded L/C Lenders) so that, after giving effect to such purchases, each Lender shall have the same credit exposure in each Facility at such time (including, (x) in the case of the Pre-Funded L/C Facility, an interest in the Letter of Credit, each unpaid drawing owing to the Pre-Funded L/C Lenders, and the Pre-Funded L/C Deposits of the various Pre-Funded L/C Lenders and (y) a participation in the Pre-Funded L/C Deposits established pursuant to Section 2.1(b)(iv) and all amounts deposited in the Pre-Funded L/C Deposit Account from time to time or to be returned to the Pre-Funded L/C Lenders in accordance with the provisions of Section 2.1(b)), whether or not such Lender shall previously have participated therein, equal to such Lender’s Exchange Percentage thereof.

(ii) The foregoing actions pursuant to immediately preceding clause (i) shall be accomplished pursuant to this Section 2.9 through purchases and sales of participations in the various Facilities as required hereby, and at the request of Administrative Agent, each Lender hereby agrees to enter into customary participation agreements approved by Administrative Agent to evidence same. All purchases and sales of participations pursuant to this Section 2.9 shall be made in Dollars. Without limiting the foregoing, it is understood and agreed that, pursuant to this Section 2.9, the various Pre-Funded L/C Lenders may be selling participations to the other Lenders in their Pre-Funded L/C Deposits (after giving effect to the actions required on, or promptly following, the occurrence of the Sharing Event pursuant to Section 2.9), and in connection therewith each Pre-Funded L/C Lender shall be paid, in immediately available funds in Dollars, amounts equal to the percentage participations sold by them in their Pre-Funded L/C Deposits, which immediately available funds shall be paid by the Lenders acquiring participations therein. At the request of Administrative Agent, each Lender which has sold participations in any of its Facilities as provided above (through Administrative Agent) will deliver to each Lender (through Administrative Agent) which has so purchased a participation therein a participation certificate in the appropriate amount as determined in conjunction with Administrative Agent. It is understood that the amount of immediately available funds delivered by each Lender shall be calculated on a net basis, giving effect to both the sales and purchases of participations by the various Lenders as required above.

(c) In the event that any Lender shall default on its obligation to pay over any amount to Administrative Agent in respect of the Letter of Credit as provided in Section 2.9, each other Lender shall have a claim against such defaulting Lender (and not against Administrative Agent, Issuing Bank, Deposit Bank or any other Lender) for any damages sustained by it as a result of such default.

(d) All determinations by Administrative Agent pursuant to this Section 2.9 shall be made by it in accordance with the provisions herein and with the intent being to equitably share the credit risk for all Facilities (and the Pre-Funded L/C Deposits) hereunder in accordance with the provisions hereof. Absent manifest error, all determinations by Administrative Agent hereunder shall be binding on Company, each of the Lenders, Issuing Bank and Deposit Bank. Administrative Agent shall have no liability to Company, any Lender, Issuing Bank or Deposit Bank for any determinations made by it hereunder except to the extent resulting from Administrative Agent’s gross negligence or willful misconduct (as determined by a court of competent jurisdiction in a final and non-appealable decision).

(e) Upon, and after, the occurrence of a Sharing Event (i) no further Borrowings shall be made or occur, and (ii) all Pre-Funded L/C Commitments shall be automatically terminated. Notwithstanding anything to the contrary contained above, the failure of any Lender to purchase its participating interests as required above in any extensions of credit (and/or any Pre-Funded L/C Deposits) upon the occurrence of a Sharing Event shall not relieve any other Lender of its obligation hereunder to purchase its participating interests in a timely manner, but no Lender shall be responsible for the failure of any other Lender to purchase the participating interest to be purchased by such other Lender on any date.

ARTICLE III

INTEREST AND FEES

3.1 Interest.

(a) Base Rate Loans. Company agrees to pay interest in respect of the unpaid principal amount of each Base Rate Loan from the date the proceeds thereof are made available to Company (or, if such Base Rate Loan was converted from a Eurocurrency Loan, the date of such conversion) until the earlier of (i) the repayment in full of such Base Rate Loan or (ii) the conversion of such Base Rate Loan to a Eurocurrency Loan pursuant to Section 2.6 at a rate per annum equal to the Base Rate plus the relevant Applicable Base Rate Margin.

(b) Eurocurrency Loans. Company agrees to pay interest in respect of the unpaid principal amount of each Eurocurrency Loan from the date the proceeds thereof are made available to Company (or, if such Eurocurrency Loan was converted from a Base Rate Loan, the date of such conversion) until the earlier of (i) the repayment in full of such Eurocurrency Loan or (ii) the conversion of such Eurocurrency Loan to a Base Rate Loan pursuant to Section 2.6 at a rate per annum equal to the Eurocurrency Rate plus the relevant Applicable Eurocurrency Margin.

(c) Payment of Interest. Interest on each Loan shall be payable in arrears on each Interest Payment Date; provided, however, that interest accruing pursuant to Section 3.1(e) shall be payable from time to time on demand. Interest shall also be payable on all Loans on the date of repayment (including prepayment) thereof and on the date of maturity (by acceleration or otherwise) of such Loans. During the existence of any Event of Default, interest on any Loan shall be payable on demand.

(d) Notification of Rate. Administrative Agent, upon determining the interest rate for any Borrowing of Eurocurrency Loans for any Interest Period, shall promptly notify Company and Lenders thereof. Such determination shall, absent manifest error and subject to Section 3.6, be final, conclusive and binding upon all parties hereto.

(e) Default Interest. Notwithstanding the rates of interest specified herein, (i) effective after the occurrence and continuance of any Event of Default (other than the failure to pay Obligations when due) and notice from Administrative Agent or the Required Lenders of the intent to impose the Default Rate and for so long thereafter as any such Event of Default shall be continuing or not waived, and (ii) effective immediately upon any failure to pay any Obligations or any other amounts due under any of the Loan Documents when due, whether by acceleration or otherwise, the principal balance of each Loan then outstanding and, to the extent permitted by applicable law, any interest payment on each Loan not paid when due or other amounts then due and payable shall bear interest payable on demand, after as well as before judgment at a rate per annum equal to the Default Rate.

(f) Maximum Interest. If any interest payment or other charge or fee payable hereunder exceeds the maximum amount then permitted by applicable law, Company shall be obligated to pay the maximum amount then permitted by applicable law and Company shall continue to pay the maximum amount from time to time permitted by applicable law until all such interest payments and other charges and fees otherwise due hereunder (in the absence of such restraint imposed by applicable law) have been paid in full. To the extent necessary to comply with applicable usury law, provisions of the Mortgages related to maximum rates of interest are incorporated herein by reference and shall control and supersede any provision hereof or of any other Loan Document to the contrary.

3.2 Fees.

(a) Agency and Arrangement Fees. Company shall pay the fees as set forth in the Fee Letter at the times set forth in such letter to Administrative Agent for distribution as set forth therein.

(b) L/C Fees. (i) Company shall pay to Administrative Agent on each Quarterly Payment Date for the period until and excluding the date on which the Pre-Funded L/C Deposit is returned to such Pre-Funded L/C Lender, a fee for the ratable benefit of the Pre-Funded L/C Lenders for distribution to each Pre-Funded L/C Lender in respect of such Pre-Funded L/C Lender’s Pre-Funded L/C Deposit, equal to the sum of (I) a rate per annum equal to the Applicable L/C Fee Percentage on the Pre-Funded L/C Commitments as in effect from time to time (or, if terminated or reduced to zero, on the aggregate amount of the Pre-Funded L/C Deposits which have been cash collateralized) and (II) a rate per annum equal to the Pre-Funded L/C Deposit Cost Amount as in effect from time to time on the amount of the Pre-Funded L/C Commitment as in effect from time to time (or, if terminated or reduced to zero, on the aggregate amount of the Pre-Funded L/C Deposits from time to time), in each case for the period from and including the Closing Date to and including the date on which the Pre-Funded L/C Commitments has been terminated, all remaining Pre-Funded L/C Deposits have been returned to the Pre-Funded L/C Lenders or applied to pay amounts owing with respect to the Letter of Credit and the Letter of Credit has been terminated; provided that from the date an Event of Default occurs, and at all times thereafter until the earlier of the date upon which (A) all Obligations have been paid and satisfied in full and (B) such Event of Default shall not be continuing, such fee shall be equal to two (2%) percent per annum above the Applicable Margin, otherwise applicable hereunder and shall be payable on demand (such fees, the “L/C Fees”); and

(ii) Company shall pay to Administrative Agent each Quarterly Payment Date, a fee for the benefit of Issuing Bank equal to the greater of (x) $500 per annum and (y) 0.125% per annum with respect to the Letter of Credit on the daily undrawn amounts outstanding on the Letter of Credit during the immediately preceding Fiscal Quarter (the “Fronting Fee”). In addition to the Fronting Fee, Company shall pay to Administrative Agent for the account of Issuing Bank, as and when incurred and invoiced or otherwise notified, the customary charges, fees, costs and expenses of Issuing Bank for the issuance, transfer, amendment or payment of the Letter of Credit (the “Issuing Bank Fees”). Each determination of the Fronting Fee and Issuing Bank Fees shall be made by Issuing Bank and shall be conclusive and binding for purposes of Company’s obligation to pay Administrative Agent such fees, absent manifest error.

3.3 Computation of Interest and Fees. Interest on all Loans and fees payable hereunder shall be computed on the basis of the actual number of days elapsed over a year of 360 days; provided that interest on all Base Rate Loans shall be computed on the basis of the actual number of days elapsed over a year of 365 or 366 days, as the case may be. Each determination of an interest rate by Administrative Agent pursuant to any provision of this Agreement shall be conclusive and binding on Company and its Subsidiaries and the Lenders in the absence of manifest error. Administrative Agent shall, at any time and from time to time upon request of Company, deliver to Company a statement showing the quotations used by Administrative Agent in determining any interest rate applicable to Loans pursuant to this Agreement.

3.4 Interest Periods. At the time it gives any Notice of Borrowing or a Notice of Conversion or Continuation with respect to Eurocurrency Loans, Company shall elect, by giving Administrative Agent written notice, the interest period (each an “Interest Period”) which Interest Period shall, at the option of Company, be one, two, three or if available to each of the applicable Lenders (as determined by each such applicable Lender in its sole discretion) six months, provided that prior to the earlier to occur of the Syndication Date and thirty (30) days after the Closing Date, Interest Periods for Eurocurrency Loans shall be one month, except as permitted by Administrative Agent in its sole discretion; provided, further, that:

(a) all Eurocurrency Loans comprising a Borrowing shall at all times have the same Interest Period;

(b) the initial Interest Period for any Eurocurrency Loan shall commence on the date of such Borrowing of such Eurocurrency Loan (including the date of any conversion thereto from a Loan of a different Type) and each Interest Period occurring thereafter in respect of such Eurocurrency Loan shall commence on the last day of the immediately preceding Interest Period;

(c) if any Interest Period relating to a Eurocurrency Loan begins on a day for which there is no numerically corresponding day in the calendar month at the end of such Interest Period, such Interest Period shall end on the last Business Day of such calendar month;

(d) if any Interest Period would otherwise expire on a day which is not a Business Day, such Interest Period shall expire on the next succeeding Business Day; provided, however, that if any Interest Period for a Eurocurrency Loan would otherwise expire on a day which is not a Business Day but is a day of the month after which no further Business Day occurs in such month, such Interest Period shall expire on the next preceding Business Day;

(e) no Interest Period may be selected at any time when an Unmatured Event of Default or Event of Default is then in existence;

(f) no Interest Period shall extend beyond the applicable Term Maturity Date for any Term Loan;

(g) no Interest Period in respect of any Borrowing of Term Loans of any Facility shall be selected which extends beyond any date upon which a mandatory repayment of such Term Loan Facility will be required to be made under Section 4.3(a), (c) or (d) as the case may be, if the aggregate principal amount of Term Loans of such Facility, which have Interest Periods which will expire after such date will be in excess of the aggregate principal amount of Term Loans of such Facility then outstanding less the aggregate amount of such required prepayment; and

(h) with respect to any Pre-Funded L/C Deposit (i) during the period prior to June 30, 2006, the period commencing on the date such Pre-Funded L/C Deposit is initially funded and ending on June 30, 2006, and (ii) at any time after June 30, 2006, each period commencing on the last day of the preceding Interest Period applicable thereto, as the case may be, and ending on the numerically corresponding day in the calendar month that is one month thereafter; provided that a single Interest Period shall at all times apply to all Pre-Funded L/C Deposits;

3.5 Compensation for Funding Losses. (a) Company shall compensate each Lender, upon its written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities (including, without limitation, any interest paid by such Lender to lenders of funds borrowed by it to make or carry its Eurocurrency Loans to the extent not recovered by the Lender in connection with the liquidation or re-employment of such funds (but not failure to receive the Applicable Eurocurrency Margin) and including the compensation payable by such Lender to a Participant) and any loss sustained by such Lender in connection with the liquidation or re-employment of such funds (including, without limitation, a return on such liquidation or re-employment that would result in such Lender receiving less than it would have received had such Eurocurrency Loan remained outstanding until the last day of the Interest Period applicable to such Eurocurrency Loans) which such Lender may sustain as a result of:

(i) for any reason (other than a default by such Lender or Administrative Agent) a continuation or Borrowing of, or conversion from or into, Eurocurrency Loans does not occur on a date specified therefor in a Notice of Borrowing or Notice of Conversion or Continuation (whether or not withdrawn);

(ii) any payment, prepayment or conversion or continuation of any of its Eurocurrency Loans occurring for any reason whatsoever on a date which is earlier than the last day of an Interest Period applicable thereto;

(iii) any repayment of any of its Eurocurrency Loans not being made on the date specified in a notice of payment given by Company; or

(iv)(A) any other failure by Company to repay its Eurocurrency Loans when required by the terms of this Agreement or (B) an election made by Company pursuant to Section 3.7.

(b) Company shall compensate Deposit Bank and each Pre-Funded L/C Lender, upon Deposit Bank’s or applicable Pre-Funded L/C Lender’s written request (which request shall set forth the basis for requesting such amounts), for all losses, expenses and liabilities incurred by Deposit Bank or such Pre-Funded L/C Lender in connection with: any withdrawals from the Pre-Funded L/C Deposit Account pursuant to the terms of this Agreement prior to the end of the applicable Interest Period or Scheduled Investment Termination Date for the Pre-Funded L/C Deposits, including, without limitation, in connection with any cash collateralization of the Letter of Credit pursuant to Section 4.1(c); provided, however, that Company shall not have any obligation to compensate Deposit Bank or any Pre-Funded L/C Lender pursuant to this Section 3.5(b) for any losses, expenses and liabilities in connection with periods after such Interest Period or Scheduled Investment Termination Date, as the case may be.

(c) A written notice as to additional amounts owed such Lender or Pre-Funded L/C Lender under this Section 3.5 and delivered to Company and Administrative Agent by such Lender shall, absent manifest error, be final, conclusive and binding for all purposes. Calculation of all amounts payable to a Lender, Deposit Bank, or Pre-Funded L/C Lender, as applicable, under this Section 3.5 shall be made as though that Lender, Deposit Bank, or Pre-Funded L/C Lender, as applicable, had actually funded its relevant Eurocurrency Loan or Pre-Funded L/C Deposit, as applicable, through the purchase of a Eurocurrency deposit bearing interest at the Eurocurrency Rate in an amount equal to the amount of that Loan, having a maturity comparable to the relevant Interest Period and through the transfer of such Eurocurrency deposit from an offshore office of that Lender to a domestic office of that Lender in the United States of America; provided, however, that each Lender, Deposit Bank, or Pre-Funded L/C Lender, as applicable, may fund each of its Eurocurrency Loans or Pre-Funded L/C Deposit, as applicable, in any manner it sees fit and the foregoing assumption shall be utilized only for the calculation of amounts payable under this Section 3.5.

3.6 Increased Costs, Illegality, Etc.

(a) Generally. In the event that any Lender shall have determined (which determination shall, absent manifest error, be final and conclusive and binding upon all parties hereto but, with respect to clause (i) below, may be made only by Administrative Agent):

(i) on any Interest Rate Determination Date that, by reason of any changes arising after the date of this Agreement affecting the interbank Eurocurrency market, adequate and fair means do not exist for ascertaining the applicable interest rate on the basis provided for in the definition of Eurocurrency Rate; or

(ii) at any time, that Deposit Bank, Issuing Bank or any Lender shall incur increased costs or reduction in the amounts received or receivable hereunder with respect to any Pre-Funded L/C Deposit, L/C Participation or Eurocurrency Loan because of (x) any Change in Law since the date of this Agreement such as, for example, but not limited to: (A) the imposition of any tax of any kind with respect to this Agreement or any Pre-Funded L/C Deposit, L/C Participation or Eurocurrency Loan or a change in the basis of taxation of payments to any Lender of the principal of or interest on the Notes or any other amounts payable hereunder (except for changes to the extent relating to Excluded Taxes) or (B) a change in official reserve, special deposit, compulsory loan, insurance charge or similar requirements by any Governmental Authority (but, in all events, excluding reserves required under Regulation D to the extent included in the computation of the Eurocurrency Rate) and/or (y) other circumstances since the date of this Agreement affecting Deposit Bank, Issuing Bank or such Lender or the interbank Eurocurrency market or the position of Deposit Bank, Issuing Bank or such Lender in such market (excluding, however, differences in Deposit Bank, Issuing Bank or a Lender’s cost of funds from those of Administrative Agent which are solely the result of credit differences between Deposit Bank, Issuing Bank or such Lender and Administrative Agent); or

(iii) at any time, that the making or continuance of any Eurocurrency Loan has been made (x) unlawful by any law, directive or governmental rule, regulation or order, (y) impossible by compliance by any Lender in good faith with any governmental request (whether or not having force of law) or (z) impracticable as a result of a contingency occurring after the date of this Agreement which materially and adversely affects the interbank Eurocurrency market;

then, (x) in the case of clause (i) above, Eurocurrency Loans shall no longer be available until such time as Administrative Agent notifies Company and the Lenders that the circumstances giving rise to such notice by Administrative Agent no longer exist, and any Notice of Borrowing or Notice of Conversion or Continuation given by Company with respect to Eurocurrency Loans (other than with respect to conversions to Base Rate Loans) which have not yet been incurred (including by way of conversion) shall be deemed rescinded by Company, (y) in the case of clause (ii) above, Company shall pay to Deposit Bank, Issuing Bank or such Lender, within ten days of written demand therefor, such additional amounts (in the form of an increased rate of, or a different method of calculating, interest or otherwise as Deposit Bank, Issuing Bank or such

Lender in its sole discretion shall determine) as shall be required to compensate Deposit Bank, Issuing Bank or such Lender for such increased costs or reductions in amounts received or receivable hereunder and (z) in the case of clause (iii) above, Company shall take one of the actions specified in Section 3.6(b) as promptly as possible and, in any event, within the time period required by law.

(b) Eurocurrency Loans. At any time that any Eurocurrency Loan is affected by the circumstances described in Section 3.6(a)(ii) or (iii), Company may (and, in the case of a Eurocurrency Loan affected by the circumstances described in Section 3.6(a)(iii), shall) either (i) if the affected Eurocurrency Loan is then being made initially or pursuant to a conversion, by giving Administrative Agent telephonic notice (confirmed in writing) on the same date that Company was notified by the affected Lender or Administrative Agent pursuant to Section 3.6(a)(ii) or (iii), cancel the respective Borrowing, or (ii) if the affected Eurocurrency Loan is then outstanding, upon at least three Business Days’ written notice to Administrative Agent, require the affected Lender to convert such Eurocurrency Loan into a Base Rate Loan, provided, that if more than one Lender is affected at any time, then all affected Lenders must be treated the same pursuant to this Section 3.6(b).

(c) Capital Requirements. If Deposit Bank, Issuing Bank or any Lender determines that any Change in Law concerning capital adequacy by any Governmental Authority, will have the effect of increasing the amount of capital required or expected to be maintained by Deposit Bank, Issuing Bank or such Lender or any corporation controlling Deposit Bank, Issuing Bank or such Lender based on the existence of the Pre-Funded L/C Account, the Letter of Credit or such Lender’s Commitments, Loans or Pre-Funded L/C Deposits hereunder or its obligations hereunder, then Company shall pay to Deposit Bank, Issuing Bank or such Lender, within ten days of its written demand therefor, such additional amounts as shall be required to compensate Deposit Bank, Issuing Bank or such Lender or such other corporation for the increased cost to Deposit Bank, Issuing Bank or such Lender or such other corporation or the reduction in the rate of return to Deposit Bank, Issuing Bank or such Lender or such other corporation as a result of such increase of capital.

(d) Certificates for Reimbursement. The Deposit Bank, Issuing Bank and each Lender, upon determining that any additional amounts will be payable pursuant to this Section 3.6, will give prompt written notice thereof to Company and Administrative Agent (which notice Administrative Agent will promptly transmit to each of the other Lenders), which notice shall show the basis for calculation of such additional amounts, although the failure to give any such notice (unless Deposit Bank, Issuing Bank or the respective Lender has intentionally withheld or delayed such notice, in which case Deposit Bank, Issuing Bank or the respective Lender shall not be entitled to receive additional amounts pursuant to this Section 3.6 for periods occurring prior to the 270th day before the giving of such notice) shall not release or diminish any of Company’s obligations to pay additional amounts pursuant to this Section 3.6. In determining such additional amounts, Deposit Bank, Issuing Bank and each Lender will act reasonably and in good faith and will use averaging and attribution methods which are reasonable and which will, to the extent the increased costs or reduction in the rate of return relates to such Lender’s commitments, loans or obligations in general and are not specifically attributable to the Pre-Funded L/C Account, the Pre-Funded L/C Commitments, Loans, Pre-Funded L/C Deposits and obligations hereunder, cover all deposits, letters of credit, commitments, loans and obligations similar to the Pre-Funded L/C Account, Pre-Funded L/C Commitments, Loans, Pre-Funded L/C Deposit and obligations of such Lender hereunder whether or not the loan documentation for such other commitments, loans or obligations permits the Lender to make the determination specified in this Section 3.6. Such determination shall, absent manifest error, be final and conclusive and binding on all parties hereto.

3.7 Mitigation Obligations; Replacement of Affected Lenders.

(a) Change of Lending Office. The Deposit Bank, Issuing Bank and each Lender which is or will be owed compensation pursuant to Section 3.6(a) or (c) or Section 4.6(b) or (c) will, if requested by Company, use reasonable efforts (subject to overall policy considerations of such Person) to cause a different branch or Affiliate to make or continue a Loan or Letter of Credit or to assign its rights and obligations hereunder to another of its branches or Affiliates if in the judgment of Deposit Bank, Issuing Bank or such Lender such designation or assignment will avoid the need for, or materially reduce the amount of, such compensation to Deposit Bank, Issuing Bank or such Lender and will not, in the judgment of Deposit Bank, Issuing Bank or such Lender, be otherwise disadvantageous to Deposit Bank, Issuing Bank or such Lender. Company hereby agrees to pay all reasonable costs and expenses incurred by Deposit Bank, Issuing Bank or any Lender in connection with such designation or assignment. Nothing in this
Section 3.7(a) shall affect or postpone any of the obligations of Company or the right of Deposit Bank, Issuing Bank or any Lender provided for herein.

(b) Replacement of Lenders. If (x) any Lender is owed increased costs under Section 3.6(a)(ii) or (iii) or Section 3.6(c) or Section 4.6(b) or (c) materially in excess of those to the other Lenders or (y) as provided in the last sentence of Section 12.1(a) or in Section 12.1(b) any Lender refuses to consent to certain proposed amendments, changes, supplements, waivers, discharges or terminations with respect to this Agreement, Company shall have the right to replace such Lender (the “Replaced Lender”) with one or more other Eligible Assignee or Eligible Assignees (collectively, the “Replacement Lender”) acceptable to Administrative Agent, provided that (i) at the time of any replacement pursuant to this Section 3.7, the Replacement Lender shall enter into one or more assignment agreements, in form and substance satisfactory to Administrative Agent, pursuant to which the Replacement Lender shall acquire all outstanding Loans and all outstanding L/C Participations in the Letter of Credit of the Replaced Lender (or, at the option of Company if the respective Lender’s consent is required with respect to less than all the Facilities, to replace only the respective Loans and L/C Participations of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent), (ii) Company shall have paid to Administrative Agent the assignment fee specified in Section 12.8, and (iii) all obligations of all Credit Parties owing to the Replaced Lender (including, without limitation, such increased costs and excluding those specifically described in clause (i) above in respect of which the assignment purchase price has been, or is concurrently being, paid) shall be paid in full to such Replaced Lender concurrently with such replacement. Upon the execution of the respective assignment documentation, the payment of amounts referred to in clauses (i), (ii) and (iii) above and, if so requested by the Replacement Lender, delivery to the Replacement Lender of the appropriate Note or Notes executed by Company, the Replacement Lender shall become a Lender hereunder and, unless the Replaced Lender continues to have outstanding Term Loans hereunder, the Replaced Lender shall cease to constitute a Lender hereunder, except with respect to indemnification provisions under this Agreement, which shall survive as to such Replaced Lender. The Pre-Funded L/C Deposit funded by any Pre-Funded L/C Lender shall not be released in connection with any assignment, but shall instead be purchased by the relevant assignee and continued to be held by Deposit Bank for application (if not already applied) pursuant to Section 2.1(b)(vi) in respect of such assignee’s obligations assigned to it.

ARTICLE IV

REDUCTION OF COMMITMENTS;

PAYMENTS AND PREPAYMENTS

4.1 Mandatory and Voluntary Reductions of Commitments.

(a) Mandatory Reduction of Term Commitments. The Term B Commitments terminate on the Closing Date after giving effect to the Borrowing of the Term B Loans on such date.

(b) Mandatory Reduction of Letter of Credit Commitments. The Pre-Funded L/C Commitments shall (i) be reduced on the date on which a drawing is made on the Letter of Credit in the amount of such drawing and (ii) terminate on the Pre-Funded L/C Commitment Termination Date.

(c) Voluntary Reduction of Letter of Credit Commitments. Upon at least three Business Days prior written notice to Administrative Agent, Company shall have the right, at any time prior to the Pre-Funded L/C Commitment Termination Date, to permanently reduce the Pre-Funded L/C Commitment to zero subject to Company’s cash collateralization to the extent of Issuing Bank’s outstanding Letter of Credit, in an amount (but in no event greater than 105% of the aggregate undrawn face amount) and manner reasonably satisfactory to Administrative Agent and Issuing Bank. Such reduction to the Pre-Funded L/C Commitments shall apply to proportionately and permanently reduce the Pre-Funded L/C Commitment of each Lender (based on their respective Pro Rata Share) to zero. At the time of the reduction of the Pre-Funded L/C Commitments to zero, Administrative Agent shall request Deposit Bank to withdraw from the Pre-Funded L/C Deposit Account the Pre-Funded L/C Deposits and to pay the same over to Administrative Agent, and Administrative Agent shall return to the Pre-Funded L/C Lenders (ratably in accordance with their respective Pro Rata Share) their Pre-Funded L/C Deposits.

(d) Proportionate Reductions. Each reduction or adjustment to the Commitments pursuant to this Section 4.1 shall apply proportionately to the relevant Commitment of each Lender.

4.2 Voluntary Prepayments. Company shall have the right to prepay the Loans in whole or in part from time to time on the following terms and conditions:

(a) Company shall give Administrative Agent irrevocable written notice at its Notice Office (or telephonic notice promptly confirmed in writing) of its intent to prepay the Loans, the amount of such prepayment and the specific Borrowings to which such prepayment is to be applied, which notice shall be given by Company to Administrative Agent by 1:00 p.m. (New York City time) at least three Business Days prior in the case of Eurocurrency Loans and at least one Business Day prior in the case of Base Rate Loans to the date of such prepayment and which notice shall promptly be transmitted by Administrative Agent to each of the applicable Lenders;

(b) each partial prepayment of any Borrowing shall be in an aggregate principal amount of at least $1,000,000; provided that no partial prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the aggregate principal amount of the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount applicable thereto;

(c) each voluntary prepayment shall include payment of accrued interest on the principal amount repaid together with any prepayment premium due pursuant to Section 3.2(b) and shall be applied to payment of such amounts before application to principal and shall include amounts payable, if any, under Section 3.5;

(d) each prepayment in respect of any Borrowing shall be applied pro rata among the Loans comprising such Borrowing; and

(e) each voluntary prepayment of Term Loans shall be applied to the Scheduled Term Repayments in proportional amounts equal to the applicable Term Percentage of Term Loans with respect to such prepayment and, within each Term Loan, to the pro rata prepayment of the Scheduled Term Repayments for such Term Loan. Unless otherwise specified by Company, such prepayment shall be applied first to the payment of Base Rate Loans and second to the payment of such Eurocurrency Loans as Company shall request (and in the absence of such request, as Administrative Agent shall determine).

The notice provisions with respect to the minimum amount of any prepayment and the provisions requiring prepayments in integral multiples above such minimum amount of this Section 4.2 are for the benefit of Administrative Agent and may be waived unilaterally by Administrative Agent.

4.3 Mandatory Prepayments.

(a) Scheduled Term Repayments. Company shall cause to be paid Scheduled Term Repayments for each Term Facility on the Term Loans until the Term Loans are paid in full in the amounts and at the times specified in each of the Scheduled Term Repayment definitions to the extent that prepayments have not previously been applied to such Scheduled Term Repayments (and such Scheduled Term Repayments have not otherwise been reduced) pursuant to the terms hereof.

(b) Mandatory Prepayment with Proceeds of Indebtedness. On the Business Day of receipt thereof by Company or any of its Subsidiaries, an amount equal to 100% of the Net Offering Proceeds of any Indebtedness other than (i) Indebtedness permitted under Section 8.2(a)-(k) or (n)-(o) hereof, (ii) the first $50,000,000 of Net Offering Proceeds received after the Closing Date and permitted under Section 8.2(l) hereof and (iii) Indebtedness constituting a Permitted Refinancing of Indebtedness originally permitted under Section 8.2(l) or

(m) to the extent that the principal amount of such Indebtedness is not increased, shall be applied as a mandatory repayment of principal of the Term Loans and cash collateralization of the L/C Obligations in the order set forth in Section 4.4.

(c) Mandatory Prepayment Upon Asset Disposition. On the first Business Day after the date of receipt thereof by Company or any of its Subsidiaries of Net Sale Proceeds from any Asset Disposition (other than an Asset Disposition permitted by Section 8.3 or Section 8.4(b), an amount equal to 100% of the Net Sale Proceeds from such Asset Disposition shall be applied as a mandatory repayment of principal of the Loans and cash collateralization of the L/C Obligations, in the order set forth in Section 4.4, provided, that with respect to no more than $25,000,000 of such Net Sale Proceeds arising from Asset Dispositions in any Fiscal Year of Company, the Net Sale Proceeds therefrom shall not be required to be so applied on such date to the extent that (i) no Event of Default or Unmatured Event of Default then exists, (ii) Company delivers a certificate to Administrative Agent on or prior to such date stating that such Net Sale Proceeds shall be used to purchase assets used or to be used in the businesses referred to in Section 8.10 within 365 days following the date of such Asset Disposition (which certificate shall set forth the estimates of the proceeds to be so expended); provided, further, that if all or any portion of such Net Sale Proceeds not so applied to the repayment of Loans are not so used within such 365 day period, such remaining portion shall be applied on the last day of the respective period as a mandatory repayment of principal of outstanding Loans as provided above in this Section 4.3(c).

(d) Mandatory Prepayment With Excess Cash Flow. On each Excess Cash Flow Payment Date, an amount equal to 50% of Excess Cash Flow of Company and its Subsidiaries for the most recent Excess Cash Flow Period ending prior to such Excess Cash Flow Payment Date shall be applied as a mandatory repayment of principal of the Loans and cash collateralization of the L/C Obligations in the order set forth in Section 4.4; provided, that so long as no Event of Default or Unmatured Event of Default then exists, if the Leverage Ratio as of the last day of such most recent Excess Cash Flow Period is less than 3.25:1.0 and greater than or equal to 2.50:1.0, then, instead of 50%, an amount equal to 25% of Excess Cash Flow of Company and its Subsidiaries for such Excess Cash Flow Period shall be applied as a mandatory repayment of Term Loans as provided above in this Section 4.3(d) and, provided, further that if the Leverage Ratio as of the last day of such most recent Excess Cash Flow Period is less than 2.50:1.0, no such prepayment shall be required from Excess Cash Flow.

(e) Mandatory Prepayment Upon Recovery Event. Within twenty (20) days following each date on which Company or any of its Subsidiaries receives any proceeds from any Recovery Event, an amount equal to 100% of the proceeds of such Recovery Event (net of reasonable costs (including reimbursable costs) and taxes incurred in connection with such Recovery Event) shall be applied as a mandatory repayment of principal of the Loans and cash collateralization of the L/C Obligations in the order set forth in Section 4.4; provided that (1) so long as no Event of Default or Unmatured Event of Default then exists, if the net proceeds from any Recovery Event are less than $5,000,000, then no prepayment shall be required pursuant to this Section 4.3(e), and (2) so long as no Event of Default or Unmatured Event of Default then exists, with respect to any single or series of related Recovery Events the net proceeds therefrom which are equal to or greater than $5,000,000 but less than $75,000,000, such proceeds shall not be required to be so applied on such date to the extent that Company has delivered a certificate to Administrative Agent on or prior to such date stating that such proceeds shall be used to repair, replace or restore any properties or assets in respect of which such proceeds were paid within 365 days following the date of the receipt of such proceeds (which certificate shall set forth the estimates of the proceeds to be so expended), provided, further, that

(i) if the amount of such proceeds from any single or series of related Recovery Events exceeds $75,000,000, then the entire amount and not just the portion in excess of $75,000,000 shall be applied as a mandatory repayment of Loans as provided above in this Section 4.3(e);

(ii) if the amount of such proceeds from any single or series of related Recovery Events exceeds $25,000,000, then the entire amount and not just the portion in excess of $25,000,000 shall be deposited in an escrow account with Administrative Agent for the benefit of the Lenders pending reinvestment as provided above; and

(iii) if all or any portion of such proceeds not required to be applied to the repayment of Term Loans pursuant to the first proviso of this Section 4.3(e) are not so used within 365 days after the day of the receipt of such proceeds, such remaining portion shall be applied on the last day of such period as a mandatory repayment of principal of the Loan as provided in this Section 4.3(e).

4.4 Application of Prepayments.

(a) Prepayments. Except as expressly provided in this Agreement, if no Event of Default or Unmatured Event of Default shall have occurred and be continuing, all prepayments of principal made by Company pursuant to Section 4.3 shall be applied (i) first to the payment of the unpaid principal amount of the Term Loans (with the Term Percentage of such repayment to be applied as a repayment of Term Loans until paid in full) and second to the cash collateralization of the L/C Obligations; (ii) within each of the foregoing Term Loans, first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans; and (iii) with respect to Eurocurrency Loans, in such order as Company shall request (and in the absence of such request, as Administrative Agent shall determine). If an Event of Default or Unmatured Event of Default shall have occurred and be continuing, the prepayments of principal shall be applied to the unpaid principal amount of the Term Loans and the cash collateralization of the outstanding L/C Obligations on a pro rata basis. Each prepayment of Term Loans made pursuant to Section 4.3(b), (c), (d) and (e) shall be applied to reduce the remaining Scheduled Term Repayments on a pro rata basis. If any prepayment of Eurocurrency Loans made pursuant to a single Borrowing shall reduce the outstanding Loans made pursuant to such Borrowing to an amount less than the Minimum Borrowing Amount, such Borrowing shall immediately be converted into Base Rate Loans. All prepayments shall include payment of accrued interest on the principal amount so prepaid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

(b) Payments. All regular installment payments of principal on the Term Loans shall be applied (i) first to the payment of Base Rate Loans and second to the payment of Eurocurrency Loans and (ii) with respect to Eurocurrency Loans, in such order as Company shall request (and in the absence of such request, as Administrative Agent shall determine). All payments shall include payment of accrued interest on the principal amount so paid, shall be applied to the payment of interest before application to principal and shall include amounts payable, if any, under Section 3.5.

4.5 Method and Place of Payment.

(a) Except as otherwise specifically provided herein, all payments under this Agreement shall be made to Administrative Agent, for the ratable account of the Lenders entitled thereto, not later than 12:00 Noon (New York City time) on the date when due and shall be made in immediately available funds in Dollars and in each case to the account specified therefor for Administrative Agent or if no account has been so specified at the Payment Office, it being understood that written telex or telecopy notice by Company to Administrative Agent to make a payment from the funds in Company’s account at the Payment Office shall constitute the making of such payment to the extent of such funds held in such account. Administrative Agent will thereafter cause to be distributed on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (New York City time) on such day) like funds relating to the payment of principal or interest or fees ratably to the Lenders entitled to receive any such payment in accordance with the terms of this Agreement. If and to the extent that any such distribution shall not be so made by Administrative Agent in full on the same day (if payment was actually received by Administrative Agent prior to 12:00 Noon (New York City time) on such day), Administrative Agent shall pay to each Lender its ratable amount thereof and each such Lender shall be entitled to receive from Administrative Agent, upon demand, interest on such amount at the overnight Federal Funds Rate for each day from the date such amount is paid to Administrative Agent until the date Administrative Agent pays such amount to such Lender.

(b) Any payments under this Agreement which are made by Company later than 12:00 Noon (New York City time) shall, for the purpose of calculation of interest, be deemed to have been made on the next succeeding Business Day. Whenever any payment to be made hereunder shall be stated to be due on a day which is not a Business Day, the due date thereof shall be extended to the next succeeding Business Day and, with respect to payments of principal, interest shall be payable during such extension at the applicable rate in effect immediately prior to such extension, except that with respect to Eurocurrency Loans, if such next succeeding Business Day is not in the same month as the date on which such payment would otherwise be due hereunder or under any Note, the due date with respect thereto shall be the next preceding applicable Business Day.

(c) Unless Administrative Agent shall have received notice from Company prior to the date on which any payment is due to Administrative Agent for the account of the Lenders hereunder that Company will not make such payment, Administrative Agent may assume that Company has made such payment on such date in accordance herewith and may, in reliance upon such assumption, distribute to the Lenders the amount due. In such event, if Company has not in fact made such payment, then each of the Lenders severally agrees to repay to Administrative Agent forthwith on demand the amount so distributed to such Lender, with interest thereon, for each day from and including the date such amount is distributed to it but excluding the date of payment to Administrative Agent, at the Federal Funds Rate for amounts in Dollars for the first three days and thereafter at the Federal Funds Rate plus 1%.

4.6 Net Payments.

(a) All payments made by Company hereunder or under any Loan Document shall be made without setoff, counterclaim, or other defense. To the extent permitted by applicable law, all payments hereunder and under any Loan Document (including, without limitation, any payment of principal, interest, or fees) to, or for the benefit, of any Person shall be made by Company free and clear of and without deduction or withholding for, or account of, any tax, duty, levy, impost, deduction, charge, withholding, or assessment now or hereinafter imposed by any Governmental Authority.

(b) If Company makes any payment hereunder or under any Loan Document in respect of which it is required by law to deduct or withhold any Taxes, Company shall increase the payment hereunder or under any such Loan Document such that after the reduction for the amount of Taxes withheld (and any taxes withheld or imposed with respect to the additional payments required under this Section 4.6(b)) the amount paid to the Lender or Administrative Agent equals the amount that was payable hereunder or under any such Loan Document without regard to this Section 4.6(b). To the extent Company withholds any taxes, duties, levies, imposts, deductions, charges, withholdings, or assessments on payments hereunder or under any Loan Document, Company shall pay the full amount deducted to the relevant Governmental Authority within the time allowed for payment under applicable law and shall deliver to Administrative Agent within 30 days after it has made payment to such authority a receipt issued by such authority (or other evidence satisfactory to Administrative Agent) evidencing the payment of all amounts so required to be deducted or withheld from such payment.

(c) If any Lender or Administrative Agent is required by law to make any payments of any Taxes on or in relation to any amounts received or receivable hereunder or under any other Loan Document, or any Tax is assessed against a Lender or Administrative Agent with respect to amounts received or receivable hereunder or under any other Loan Document, Company will indemnify such person against (i) such Tax (and any reasonable counsel fees and expenses associated with such Tax) and (ii) any taxes imposed as a result of the receipt of the payment under this Section 4.6(c). A certificate prepared in good faith as to the amount of such payment by Lender or Administrative Agent shall, absent manifest error, be final, conclusive, and binding on all parties.

(d)(i) To the extent permitted by applicable law, each Lender that is a Non-U.S. Participant shall deliver to Company and Administrative Agent on or prior to the Closing Date (or in the case of a Lender that is an Assignee, on the date of such assignment to such Lender) two accurate and complete original signed copies of IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable form prescribed by the IRS) certifying to such Lender’s entitlement to a complete exemption from, or a reduced rate in, United States withholding tax on interest payments to be made under this Agreement or any Note. If a Lender that is a Non-U.S. Participant is claiming a complete exemption from withholding on interest pursuant to Section 881(c) of the Code, the Lender shall deliver (along with two accurate and complete original signed copies of IRS Form W-8BEN) a certificate substantially in the form of Exhibit 4.6(d) (any such certificate, a “Section 4.6(d)(i) Certificate”). In addition, each Lender that is a Non-U.S. Participant agrees that from time to time after the Closing Date, (or in the case of a Lender that is an Assignee, after the date of the assignment to such Lender), when a lapse in time (or change in circumstances occurs) renders the prior certificates hereunder obsolete or inaccurate in any material respect, such Lender shall, to the extent permitted under applicable law, deliver to Company and Administrative Agent two new and accurate and complete original signed copies of an IRS Form W-8BEN, W-8ECI, or W-8IMY (or any successor or other applicable forms prescribed by the IRS), and if applicable, a new Section 4.6(d)(i) Certificate, to confirm or establish the entitlement to such Lender or Agent to an exemption from, or reduction in, United States withholding tax on interest payments to be made under this Agreement or any Note.

(ii) Each Lender that is not a Non-U.S. Participant (other than any such Lender which is taxed as a corporation for U.S. federal income tax purposes) shall provide two properly completed and duly executed copies of IRS Form W-9 (or any successor or other applicable form) to Company and Administrative Agent certifying to such Lender or Agent is exempt from United States backup withholding tax. To the extent that a form provided pursuant to this Section 4.6(d)(ii) is rendered obsolete or inaccurate in any material respects as result of change in circumstances with respect to the status of a Lender or Administrative Agent, such Lender or Administrative Agent shall, to the extent permitted by applicable law, deliver to Company and Administrative Agent revised forms necessary to confirm or establish the entitlement to such Lender’s or Administrative Agent’s exemption from United States backup withholding tax.

ARTICLE V

CONDITIONS OF CREDIT

The obligation of the Term B Lenders to make the Term B Loans, the obligation of each Pre-Funded L/C Lender to fund its Pre-Funded L/C Deposit and the obligation of Issuing Bank to issue the Letter of Credit under this Agreement shall be subject to the fulfillment, at or prior to the Closing Date, of each of the following conditions:

5.1 Principal Loan Documents.

(a) Credit Agreement and Notes. Company shall have duly executed and delivered to Administrative Agent, with a signed counterpart for each Lender, this Agreement (including all schedules, exhibits, certificates, opinions and financial statements delivered pursuant hereto), and Company shall have duly executed and delivered to Administrative Agent such Notes payable to the order of each applicable Lender in the amount of their respective Term B Commitments as shall have been requested by such Lenders all of which shall be in full force and effect;

(b) Subsidiary Guaranty. Each Material Domestic Subsidiary shall have duly authorized, executed and delivered a Subsidiary Guaranty in the form of Exhibit 5.1(b) (as amended, supplemented or otherwise modified from time to time, the “Subsidiary Guaranty”);

(c) Security Agreement. Company and each Domestic Subsidiary shall have duly authorized, executed and delivered a Security Agreement in the form of Exhibit 5.1(c) (as amended, supplemented or otherwise modified from time to time, the “Security Agreement”) and shall have delivered to Collateral Agent, for the benefit of the Secured Creditors, all the Pledged Securities referred to therein then owned, if any, by such Credit Parties, (y) endorsed in blank in the case of promissory notes constituting Pledged Securities referred to therein then owned, if any, by such Credit Parties, and (z) together with executed and undated stock powers, in the case of Capital Stock constituting Pledged Securities and the other documents and instruments required to be delivered under the Security Agreement;

5.2 Perfection on Personal Property Collateral. Administrative Agent shall have received:

(a) executed and delivered perfection certificates (each, a “Perfection Certificate”) in the form of Exhibit 5.2(a) hereto dated the Closing Date from Company and each of its Domestic Subsidiary;

(b) proper financing statements (Form UCC-1 or such other financing statements or similar notices as shall be required by local law) fully executed for filing under the UCC or other appropriate filing offices of the jurisdiction of organization of each Credit Party that is not a Foreign Subsidiary and each other jurisdiction as may be necessary or, in the opinion of Administrative Agent, desirable to perfect the security interests purported to be created by the Security Documents;

(c) certified copies of Requests for Information or Copies (Form UCC-11), or equivalent reports, listing all effective financing statements or similar notices that name any Credit Party that is not a Foreign Subsidiary (by its actual name or any trade name, fictitious name or similar name), or any division or other operating unit thereof, as debtor (whether filed in the jurisdiction referred to in clause (i) or elsewhere), together with copies of such other financing statements (none of which shall cover the Collateral except to the extent evidencing Permitted Liens or for which Administrative Agent shall have received written authorization from the secured party to file termination statements (Form UCC-3 or such other termination statements as shall be required by local law), such termination statements fully executed for filing where necessary);

(d) evidence of the completion of, or arrangements reasonably satisfactory to Administrative Agent for, all other recordings and filings of, or with respect to, the Security Documents with all Governmental Authorities and all other actions as may reasonably be necessary or, in the reasonable opinion of Administrative Agent, desirable to perfect the security interests intended to be created by the Security Documents;

(e) evidence that all other actions reasonably necessary, or in the reasonable opinion of Administrative Agent, desirable to perfect the security interests purported to be taken by the Security Documents have been taken or provided for.

5.3 Real Property Documents. Administrative Agent shall have received:

(a) fully executed and notarized counterparts of deeds of trusts, mortgages and similar documents in favor of Collateral Agent (or such other trustee as may be required or desired under local law) for the benefit of the Secured Creditors, in each case in form and substance satisfactory to Administrative Agent (each a “Mortgage” and collectively, the “Mortgages”), which Mortgages shall cover such of the real property owned by each Credit Party in the United States and identified on Schedule 6.11(c) as to be encumbered by a Mortgage (each a “Mortgaged Property” and collectively, the “Mortgaged Properties”), together with evidence that counterparts of the Mortgages have been delivered to the title insurance company insuring the Lien of the Mortgages, for recording in all places to the extent necessary, to create a valid and enforceable first priority lien on each Mortgaged Property subject only to Permitted Real Property Encumbrances and the second priority liens of the Revolver Agent;

(b) if necessary in the relevant jurisdiction, completed UCC-1 financing statements as reasonably deemed necessary or desirable by Administrative Agent with respect to each such Mortgaged Property and the fixtures attached thereto or otherwise located thereon;

(c) mortgagee title insurance policies (or binding commitments to issue such title insurance policies) issued by the Title Company (the “Mortgage Policies”) in amounts satisfactory to Administrative Agent (but which shall in any event be no greater than the lesser of the Fair Market Value of the Mortgaged Property and the Term B Commitments), assuring Collateral Agent that, as to the Mortgaged Fee Property, the Mortgages are valid and enforceable first priority mortgage liens on the respective Mortgaged Properties, free and clear of all defects, encumbrances and other Liens except Permitted Real Property Encumbrances, the second priority liens of the Revolver Agent and the terms and conditions of the Mortgage Policies. The Mortgage Policies shall be in form and substance satisfactory to Administrative Agent, shall include such endorsements as may be reasonably required by Administrative Agent and available in the respective jurisdiction(s) in which each such Mortgaged Property may be located and shall provide for affirmative insurance and such reinsurance (including direct access agreements) as Administrative Agent in its reasonable discretion may request and which is available in the respective jurisdiction in which the Mortgaged Property is located; provided, however, that as to any Mortgage Policies issued with respect to Mortgaged Property located in the State of Texas, Administrative Agent acknowledges that (i) the promulgated Form T-2 is an acceptable form of insurance for such Mortgage Policies, (ii) no T-19 Endorsement shall be required and (iii) a survey exception may be included;

(d) for each Mortgaged Fee Property, either (1) a survey, in form and substance reasonably satisfactory to Administrative Agent, dated within one (1) year of the Closing Date, certified by a licensed professional surveyor in a manner reasonably satisfactory to Administrative Agent or (2) a prior survey, in form and substance reasonably satisfactory to Administrative Agent, certified by a licensed professional surveyor, together with a survey affidavit of no change for each such prior survey and such other documents as are required for the subject title insurance company to remove all survey exceptions to the Mortgage Policy for each Mortgaged Property and to issue a “same-as-survey” endorsement to same but in each case, only to the extent available in the jurisdiction where the Mortgaged Property is located or required pursuant to the terms of this Agreement;

(e) evidence as to (i) whether any Mortgaged Fee Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards and (ii) if any Mortgaged Fee Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards, (A) whether the community in which such Mortgaged Fee Property is located is participating in the National Flood Insurance Program, (B) the applicable Credit Party’s written acknowledgment of receipt of written notification from the Collateral Agent (1) as to the fact that such Mortgaged Fee Property is in an area designated by the Federal Emergency Management Agency as having special flood or mud slide hazards, and (1) as to whether the community in which each such Mortgaged Fee Property is located is participating in the National Flood Insurance Program and (C) copies of insurance policies or certificates of insurance of the applicable Credit Party evidencing flood insurance satisfactory to Administrative Agent and naming the Collateral Agent as sole loss payee on behalf of the Secured Creditors; and

5.4 Opinions of Counsel. Administrative Agent shall have received from (i) Bracewell & Giuliani LLP, special counsel to the Credit Parties, an opinion addressed to Administrative Agent and each of the Lenders and dated the Closing Date, which shall be in form and substance satisfactory to Administrative Agent or the Required Lenders and shall cover such matters incident to the transactions contemplated herein and in the other Loans Documents as Administrative Agent or the Required Lenders may reasonably request.

5.5 Corporate Documents and Financial Matters.

(a) Officer’s Certificate. Administrative Agent shall have received, a certificate executed by a Responsible Officer on behalf of Company, dated the date of this Agreement, stating that the representations and warranties set forth in Article VI hereof are true and correct as of the date of the certificate, that no Event of Default or Unmatured Event of Default has occurred and is continuing, that the conditions of Article V hereof have been fully satisfied (except that no opinion need be expressed as to Administrative Agent’s or Required Lenders’ satisfaction with any document, instrument or other matter) and that no Liens (except for Permitted Liens) have been placed against the Collateral or the Mortgaged Property since the respective dates of the searches of financing statements filed under the Uniform Commercial Code and delivered pursuant to this Article V;

(b) Secretary’s Certificate. On the Closing Date, Administrative Agent shall have received from each Credit Party a certificate, dated the Closing Date, signed by the secretary or any assistant secretary of such Credit Party, as to the incumbency and signature of the officers of each such Credit Party executing any Document (in form and substance satisfactory to Administrative Agent) and any certificate or other document or instrument to be delivered pursuant hereto or thereto by or on behalf of such Credit Party, together with evidence of the incumbency of such secretary or assistant secretary, and certifying as true and correct, attached copies of all Organizational Documents of such Credit Party and the resolutions of such Credit Party referred to in such certificate and all of the foregoing (including each Organizational Document) shall be reasonably satisfactory to Administrative Agent or the Required Lenders;

(c) Good Standing. A good standing certificate or certificate of status or comparable certificate of each Credit Party from the Secretary of State (or other governmental authority) of its state or province of organization or such equivalent document issued by any foreign Governmental Authority if applicable in such foreign jurisdiction;

(d) Employee Benefit Plans; Capital Stock Agreements; Collective Bargaining Agreements; Tax Sharing Agreements; Debt Agreements. On or prior to the Closing Date, there shall have been delivered to Administrative Agent or included in materials filed with the SEC true and correct copies of:

(A) all Plans (other than multiemployer plans as defined in Section 4001(a)(3) of ERISA), Foreign Pension Plans, “employee welfare benefit plans” (as defined in Section 3(1) of ERISA) which provide benefits to retired employees (other than as required by Section 601 et. seq. of ERISA), nonqualified deferred compensation plans subject to Section 409A of the Code and equity-based incentive plans;

(B) any material agreements entered into by Company governing the terms and relative rights of its Capital Stock, any material agreements entered into by shareholders relating to Company with respect to their Capital Stock and any material agreements with Affiliates of Company with respect to the management of Company if a payment thereunder would constitute a Restricted Payment;

(C) all collective bargaining agreements applying or relating to any employee of any Credit Party;

(D) all material agreements evidencing or relating to Indebtedness to Remain Outstanding of any Credit Party set forth on Schedule 8.2(j);

(E) any “management letters” received from Company’s auditors or any of its Subsidiaries during the two year period immediately preceding the Closing Date; and

(F) all material tax sharing, disaffiliation tax allocation and other similar agreements entered into by any Credit Party;

(e) Environmental; Insurance. On or prior to the Closing Date, Administrative Agent shall have received:

(i) the Environmental Studies from Environmental Resources Management, with respect to certain of the Mortgaged Fee Properties, the results of which shall be in form and substance reasonably satisfactory to Administrative Agent; and

(ii) evidence of insurance complying with the requirements of Section 7.8 for the business and properties of Company.

(f) Financial Statements. Administrative Agent shall have received (i) audited consolidated balance sheets of the Acquired Business at December 31, 2003, 2004 and 2005, statements of income and cash flows of the Acquired Business for the periods ending December 31, 2003, 2004 and 2005, audited consolidated balance sheets of Company at June 30, 2003, 2004 and 2005 and statements of income and cash flows of Company for the periods ending June 30, 2003, 2004 and 2005, (ii) unaudited quarterly financial statements for each of the Acquired Business and Company for each fiscal quarter since the most recent audited statements, to the extent available, and (iii) financial projections and pro forma financial statements for Company and its Subsidiaries;

(g) Pro Forma Balance Sheet. Administrative Agent shall have received the Pro Forma Balance Sheet in form reasonably satisfactory to Administrative Agent;

(h) Existing Indebtedness and Capital Structure. On the Closing Date and after giving effect to the Transaction and the other transactions contemplated hereby, Company shall not have any Indebtedness or preferred Capital Stock outstanding except for the Loans, Indebtedness under the Revolving Credit Facility, Indebtedness permitted pursuant to Section 8.2(n) and the Indebtedness to Remain Outstanding. The aggregate principal amount of the Indebtedness to Remain Outstanding shall not exceed $3,000,000, shall not have been incurred in connection with or in contemplation of the Transaction and shall be on terms and conditions satisfactory to Administrative Agent;

(i) Sufficient Funds; Minimum Borrowing Availability; Solvency. Company shall have demonstrated to the reasonable satisfaction of Administrative Agent that (i) the maximum principal amount of Loans that Company may incur hereunder and pursuant to the terms of the Revolving Credit Facility to finance the Huntsman Acquisition and to pay fees and expenses in connection therewith (whether paid on or after the Closing Date) is sufficient to effect in full the Transaction and to pay all reasonable fees and expenses in connection therewith (whether paid on or after the Closing Date), (ii) after giving effect to the Transaction and the making of the Loans and the initial borrowing under Revolving Credit Facility, (a) Availability equals at least $70,000,000 and (b) Company and each Material Domestic Subsidiary is Solvent.

(j) Notice of Borrowing and Letter of Direction; Funds Flow Memorandum. Administrative Agent shall have received a Notice of Borrowing meeting the requirements of Section 2.5 and an executed letter of direction and funds flow memorandum in form and substance acceptable to Administrative Agent.

(k) Letter of Credit Request. Administrative Agent shall have received a Letter of Credit Request in the form of
Exhibit 2.1(b)(i)-2, with a copy to Issuing Bank.

5.6 Transaction Documents, Etc.

(a) Revolving Credit Facility. The Revolving Credit Facility shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect on terms and conditions reasonably satisfactory to Administrative Agent and shall provide for commitments of not less than $115,000,000;

(b) Huntsman Acquisition Agreement. The Huntsman Acquisition Agreement shall have been duly authorized, executed and delivered by the parties thereto, shall be in full force and effect and shall not have been modified without the consent of Administrative Agent, and the Huntsman Acquisition shall have occurred for a base purchase price not exceeding $197,500,000, as adjusted pursuant to the terms of the Huntsman Acquisition Agreement, plus any payments up to $70,000,000 described in the Letter of Credit;

(c) Consummation of Transaction, Etc. All conditions precedent to the consummation of each component of the Transaction as set forth in the Huntsman Acquisition Documents and the Revolving Credit Facility Documents shall have been satisfied in all material respects and not waived except with the consent, not to be unreasonably withheld, of Administrative Agent. Each component of the Transaction shall have been consummated in all material respects in accordance with the documentation therefor and all applicable laws and Administrative Agent shall have received such evidence of the consummation of such Transaction as Administrative Agent shall request.

(d) Intercreditor Agreement. Administrative Agent shall have received a duly executed copy of the Intercreditor Agreement in the form of Exhibit 5.6(d).

(e) Termination of Existing Credit Agreement. On or prior to the Closing Date, the total commitments under the Existing Credit Agreement shall have been terminated, all loans thereunder shall have been repaid in full, together with interest thereon, all letters of credit, if any, issued thereunder shall have been terminated and all other amounts owing pursuant to the such agreements shall have been repaid in full and the such agreements shall have been terminated on terms and conditions satisfactory to Administrative Agent and the Required Lenders and be of no further force or effect and the creditors there under shall have terminated and released all security interests and Liens on the assets owned by Borrower and its Subsidiaries in a manner satisfactory to Administrative Agent.

(f) Consents; Compliance with Law. All necessary governmental and material third party approvals and/or consents in connection with the Transaction, the transactions contemplated by this Agreement and otherwise referred to herein shall have been obtained and remain in effect. The execution of the Loan Documents, the execution of the Huntsman Acquisition Agreement, the issuance of the Letter of Credit and the consummation of the transactions contemplated thereby (including the Transaction) shall not violate or conflict with any law, rule or regulation or any material agreement, contract or other obligation binding upon or affecting the property of Company or any of its Subsidiaries or the property acquired pursuant to the Huntsman Acquisition Agreement. All Loans hereunder shall be in full compliance with all applicable requirements, including, to the extent applicable, the rules and regulations of the Board of Governors of the Federal Reserve System.;

(g) Litigation. No action, suit or proceeding (including, without limitation, any inquiry or investigation) shall be pending or threatened against Company or any of its Subsidiaries or with respect to the Huntsman Acquisition Agreement, the Transaction, the financing contemplated hereby or any documentation executed in connection therewith, unless such action suit or proceeding could not reasonably be expected to result in a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, or the Acquired Business and no injunction or other restraining order shall have been issued or a hearing therefor be pending or noticed with respect to the Huntsman Acquisition Agreement, the Transaction, this Agreement or the transactions contemplated hereby or thereby.

5.7 Other Closing Conditions.

(a) No Material Adverse Change. There shall have been no (A) Material Adverse Effect (as defined in the Huntsman Acquisition Agreement), excluding the effects of the fire that occurred on or about April 29, 2006 and related damage to the Huntsman Parties’ light olefin unit located in Port Arthur, Texas, or (B) event that has resulted in a Material Adverse Effect since December 31, 2005.

(b) Representations and Warranties. The representations and warranties contained in this Agreement and the other Loan Documents shall each be true and correct.

(c) No Default. No Event of Default or Unmatured Event of Default shall have occurred and shall then be continuing on such date or will occur after giving effect to such Borrowing.

(d) Fees and Expenses. Company shall have paid to Administrative Agent and the Lenders, as applicable, all costs, fees and expenses (including, without limitation, reasonable legal fees and out of pocket expenses of Winston & Strawn LLP and the reasonable costs, fees and out of pocket expenses referred to in Section 12.4) payable to Administrative Agent and the Lenders to the extent then due and all recording fees and other charges payable in connection with the filing and recording of the Loan Documents.

(e) Other Matters. All corporate and other proceedings taken in connection with the Transaction at or prior to the date of this Agreement, and all documents incident thereto will be reasonably satisfactory in form and substance to Administrative Agent; Administrative Agent shall have received such other instruments and documents as Administrative Agent shall reasonably request in connection with the execution of this Agreement, and all such instruments and documents shall be reasonably satisfactory in form and substance to Administrative Agent.

(f) Post-Closing Agreement. Administrative Agent shall have received an executed and delivered post-closing agreement (the “Post-Closing Agreement”) with respect to certain post-closing undertakings by the Credit Parties.

5.8 Additional Conditions Precedent to Issuance of the Letter of Credit. The Issuing Bank shall not be required to issue the Letter of Credit on the Closing Date if, after such issuance:

(a)(1) any order, judgment or decree of any Governmental Authority or arbitrator shall enjoin or restrain Company from procuring, such Issuing Bank from issuing, or a Lender from acquiring an L/C Participation in, such Letter of Credit, or (2) any Requirement of Law applicable to Company, such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over Company, such Issuing Bank or a Lender shall prohibit, or request that, any such Person refrain from procuring, issuing or acquiring an L/C Participation in, such Letter of Credit, as applicable, or, from performing its obligations under such Letter of Credit or its L/C Participation thereunder, as applicable;

(b) any Requirement of Law applicable to such Issuing Bank or a Lender or any request or directive (whether or not having the force of law) from any Governmental Authority with jurisdiction over such Issuing Bank or a Lender shall impose upon such Issuing Bank or such Lender (1) any restriction or reserve or capital requirement or (2) any cost or expense with respect to, in the case of such Issuing Bank, such Letter of Credit and, in the case of such Lender, such L/C Participation (for which such Issuing Bank or such Lender shall not otherwise be compensated) not in effect as of the Closing Date, and which such Issuing Bank or such Lender deems in good faith to be material to it.

Each Lender hereby agrees that by its execution and delivery of its signature page hereto and by the funding of its Loan to be made on the Closing Date, such Lender approves of and consents to each of the matters set forth in this Article V which must be approved by, or which must be satisfactory to, Administrative Agent or the Required Lenders or Lenders, as the case may be; provided that, in the case of any agreement or document which must be approved by, or which must be satisfactory to, the Required Lenders, Administrative Agent or Company shall have delivered a copy of such agreement or document to such Lender on or prior to the Closing Date if requested.

ARTICLE VI

REPRESENTATIONS AND WARRANTIES

In order to induce the Lenders to enter into this Agreement, to make the Loans, to fund the Pre-Funded L/C Deposits and participate in the Letter of Credit and to induce Issuing Bank to issue the Letter of Credit as provided herein, Company makes the following representations and warranties as of the Closing Date (both before and after giving effect to the consummation of the Transaction), all of which shall survive the execution and delivery of this Agreement and the Notes and the making of the Loans:

6.1 Corporate Status. Each Credit Party and each of its Subsidiaries (i) is a duly organized and validly existing organization under the laws of the jurisdiction of its organization, (ii) has the organizational power and authority to own its property and assets and to transact the business in which it is engaged and presently proposed to engage in and (iii) is duly qualified and is authorized to do business and is in good standing in (y) its jurisdiction of organization and (z) in each other jurisdiction where the ownership, leasing or operation of property or the conduct of its business requires such qualification, except in the case of clause (z) for such failure to be so qualified which, in the aggregate, could not reasonably be expected to have a Material Adverse Effect. Neither Company nor any Subsidiary of Company has used any corporate or fictitious name during the five (5) years preceding the date hereof, other than the corporate name under which it has executed this Agreement or such other name as is disclosed in the Perfection Certificate.

6.2 Corporate Power and Authority. Each Credit Party has the organizational power and authority to execute and deliver each of the Documents to which it is a party and to perform its obligations thereunder and has taken all necessary organizational action to authorize the execution, delivery and performance by it of each of such Documents. Each Credit Party has duly executed and delivered each of the Documents to which it is a party, and each of such Documents constitutes its legal, valid and binding obligation enforceable in accordance with its terms, except to the extent that the enforceability thereof may be limited by applicable bankruptcy, insolvency, reorganization, moratorium or similar laws generally affecting creditors’ rights and by equitable principles (regardless of whether enforcement is sought in equity or at law).

6.3 No Violation. The execution and delivery by each Credit Party of the Documents to which it is a party (including, without limitation, the granting of Liens pursuant to the Security Documents), and performance of such Credit Party’s obligations thereunder do not (i) contravene any provision of any Requirement of Law applicable to any Credit Party, (ii) conflict with or result in any breach of or constitute a tortuous interference with any of the terms, covenants, conditions or provisions of, or constitute a default under, or result in the creation or imposition of (or the obligation to create or impose) any Lien (except pursuant to the Security Documents) upon any of the property or assets of any Credit Party pursuant to the terms of any Contractual Obligation to which any Credit Party is a party or by which it or any of its property or assets is bound or to which it may be subject except for such contraventions, conflicts, breaches or defaults that could not reasonably be expected to have a Material Adverse Effect, (iii) violate any provision of any Organizational Document of any Credit Party or (iv) require any approval of stockholders or any approval or consent of any Person (other than a Governmental Authority) except filings, consents or notices which have been made, obtained, given, respectively.

6.4 Governmental Approvals. Except for the recording of the Mortgages, filings with the U.S. Patent and Trademark Office to record liens on intellectual property, and the filing of the UCC financing statements which shall be recorded and filed, respectively, on, or as soon as practicable after, the date hereof, no order, consent, approval, license, authorization or validation of, or filing, recording or registration with (except as have been obtained or made on or prior to the Closing Date), or exemption by, any Governmental Authority, is required to authorize, or is required in connection with, (i) the execution and delivery of any Document or the performance of the obligations hereunder or (ii) the legality, validity, binding effect or enforceability of any such Document.

6.5 Financial Statements; Financial Condition; Undisclosed Liabilities Projections; etc.

(a) Financial Statements.

(i)(A) The balance sheet of Company at June 30, 2004 and June 30, 2005 and March 31, 2006 and the related statements of income, cash flows and shareholders’ equity of Company for the Fiscal Year or other period ended on such dates, as the case may be, fairly present in all material respects the financial condition and results of operation and cash flows of Company and its consolidated subsidiaries as of such dates and for such periods, subject in the case of the March 31, 2006 statements, to changes resulting from audit and normal year end adjustments and the absence of footnotes. Copies of such statements have been furnished to the Lenders prior to the date hereof and, in the case of the June 30, 2004 and 2005 statements, have been examined by PriceWaterhouseCoopers (with respect to 2004 or Grant Thornton LLP (with respect to 2005), independent certified public accountants, who delivered an unqualified opinion in respect thereto, and (B) to Company’s knowledge, the financial statements of the Acquired Business delivered pursuant to Section 5.5(f) fairly present in all material respects the financial condition and results of operation and cash flows of the Acquired Business as of such dates and for such periods. Copies of such statements have been furnished to the Lenders prior to the date hereof and, in the case of the December 31, 2003, 2004 and 2005 statements, have been examined by independent certified public accountants, who delivered an unqualified opinion in respect thereto, and

(ii) the pro forma (after giving effect to the Transaction, the related financing thereof and the other transactions contemplated hereby and thereby) balance sheet of Company attached hereto as Schedule 6.5(a) (the “Pro Forma Balance Sheet”) presents fairly in all material respects the financial condition of Company at March 31, 2006 and presents a good faith estimate of the pro forma financial condition of Company and its Subsidiaries on a consolidated basis (after giving effect to the Transaction, the related financing thereof and the other transactions contemplated hereby and thereby in each case, as if occurring on March 31, 2006) at the date thereof. The Pro Forma Balance Sheet has been prepared in accordance with GAAP consistently applied (except as may be indicated in the notes thereto) subject to normal year-end adjustments.

(b) Solvency. On and as of the Closing Date, after giving effect to the Transaction and to all Indebtedness (including the Loans) being incurred, (and the use of proceeds thereof), and Liens created by Company and its Subsidiaries in connection with the transactions contemplated hereby, Company is Solvent.

(c) No Undisclosed Liabilities. Except as fully reflected in the financial statements and the notes related thereto delivered pursuant to Section 6.5(a) and on Schedule 8.2(j) there were as of the Closing Date (and after giving effect to the Transaction and the other transactions contemplated hereby) no liabilities or obligations with respect to Company and its Subsidiaries of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether or not due) which, either individually or in aggregate, would be material to Company and its Subsidiaries, taken as a whole. As of the Closing Date (and after giving effect to the Transaction and the other transactions contemplated hereby), Company does not know of any basis for the assertion against Company or any Subsidiary of any liability or obligation of any nature whatsoever that is not fully reflected in the financial statements or the notes related thereto delivered pursuant to Section 6.5(a) and on Schedule 8.2(j) which, either individually or in the aggregate, could reasonably be expected to be material to Company and its Subsidiaries taken as a whole.

(d) Projections. On and as of the Closing Date, the financial projections, attached hereto as Schedule 6.5(d) and previously delivered to Administrative Agent and the Lenders (the “Projections”) and each of the projections delivered after the Effective Date pursuant to Section 7.2(d) are at the time made, based on good faith estimates and assumptions made by the management of Company, and there are no statements or conclusions in any of the Projections or such projections which, at the time made, are based upon or include information known to Company to be misleading or which fail to take into account material information known to Company at such time regarding the matters reported therein.

(e) No Material Adverse Change. Since June 30, 2005 there has been no Material Adverse Effect.

6.6 Litigation. There are no actions, suits or proceedings pending or, to the knowledge of Company and its Subsidiaries, threatened (i) against any Credit Party with respect to any Document or (ii) that could reasonably be expected to have a Material Adverse Effect. No judgments, orders, writs or decrees are outstanding against any Credit Party or any Subsidiary of any Credit Party, which individually or in the aggregate, would reasonably be expected to have a Material Adverse Effect.

6.7 True and Complete Disclosure. All factual information (taken as a whole) heretofore or contemporaneously furnished by or on behalf of Company or any of its Subsidiaries in writing to any Lender (including, without limitation, all information contained in the Documents) (other than the Projections as to which Section 6.5(d) applies) for purposes of or in connection with this Agreement or any transaction contemplated herein is, and all other such factual information (taken as a whole) hereafter furnished by or on behalf of Company or any of its Subsidiaries in writing to any Lender for purposes of or in connection with this Agreement or any transaction contemplated herein, when taken as a whole, do not contain as of the date furnished any untrue statement of material fact or omit to state a material fact necessary in order to make the statements contained herein or therein, in light of the circumstances under which they were made, not misleading.

6.8 Use of Proceeds; Margin Regulations.

(a) Term Loan Proceeds. All proceeds of the Term Loans incurred on the Closing Date shall be used by Company (x) to finance, in part, the Huntsman Acquisition and (y) to pay fees and expenses in connection with the Transaction.

(b) Margin Regulations. No part of the proceeds of any Loan will be used to purchase or carry any margin stock (as defined in Regulation U of the Board), directly or indirectly, or to extend credit for the purpose of purchasing or carrying any such margin stock for the purpose of reducing or retiring any indebtedness which was originally incurred to purchase or carry any margin security or for any other purpose which might cause any of the Loans or extensions of credit under this Agreement to be considered a “purpose credit” within the meaning of Regulation T, U or X of the Board.

6.9 Taxes.

(a) Tax Returns and Payments. Each of Company and each of its Subsidiaries has timely filed or caused to be filed with the appropriate taxing authority, all material returns, statements, forms and reports for taxes (the “Returns”) required to be filed by or with respect to the income, properties or operations of Company and/or any of its Subsidiaries. The Returns reflect in all material respects all liability for taxes of Company and its Subsidiaries for the periods covered thereby. Each of Company and each of its Subsidiaries has paid all material taxes payable by it before they have become delinquent other than those contested in good faith and for which adequate reserves have been established in conformity with GAAP. Neither Company nor any of its Subsidiaries has incurred, or will incur, any material tax liability in connection with the Transaction. Neither Company nor any of its Subsidiaries has participated in any transaction (which relates to a year of the taxpayer that is still open under the statute of limitations) which is a “reportable transaction” within the meaning of Treasury Regulation section 1.6011-4(b)(2) (irrespective of the date the transaction was entered).

(b) Tax Examinations. As of the date hereof, there is no action, suit, proceeding, investigation, audit, or claim pending or, to the knowledge of Company, threatened by any authority regarding any taxes relating to Company or any of its Subsidiaries (including taxes for which Company or its Subsidiaries could be liable for as a result of joint and several liability, successor liability, transferee liability, or otherwise) that could reasonably be expected to result in any material liability to any Credit Party. All deficiencies which have been asserted against Company and its Subsidiaries (or for which Company or its Subsidiaries could be liable) as a result of any examinations have been fully paid or finally settled or are being contested in good faith. No issue has been raised in any examination which, by application or similar principles, reasonably can be expected to result in an assertion of a deficiency for any other year not so examined that has not been accrued on Company’s and its Subsidiaries’ audited financial statements for its most recently ended Fiscal Year that would be required to be so accrued in accordance with GAAP. Neither Company nor any of its Subsidiaries has knowledge of any material federal income tax liability with respect to open taxable years in excess of amounts accrued on such Person’s financial statements for its most recently ended Fiscal Year that would be required to be so accrued in accordance with GAAP, nor does Company or any of its Subsidiaries anticipate any further material tax liability with respect to such open taxable years taken as a whole in excess of such accrued amounts.

6.10 Compliance With ERISA; Foreign Pension Plans. (a) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, (i) each Plan has been operated and administered in a manner so as not to result in any liability to a Credit Party, any of its Subsidiaries or any of their ERISA Affiliates for failure to comply with the applicable provisions of applicable law, including ERISA and the Code; (ii) no Termination Event has occurred with respect to any Plan; (iii) to the best knowledge of Company, no Multiemployer Plan is insolvent or in reorganization; (iv) no Plan has an accumulated or waived funding deficiency or has applied for an extension of any amortization period within the meaning of Section 412 of the Code; (v) neither Company nor any of its Subsidiaries nor any of their ERISA Affiliates have incurred any liability to or on account of a Plan pursuant to Section 409, 502(i), 502(l), 4062, 4063, 4064, 4069, 4201 or 4204 of ERISA or Section 4971 or 4975 of the Code; (vi) no proceedings have been instituted to terminate any Plan within the last fiscal year; (vii) using actuarial assumptions and computation methods consistent with subpart 1 of subtitle E of Title IV of ERISA, neither Company nor any of its Subsidiaries nor any of their ERISA Affiliates would have any liability to any Multiemployer Plan in the event of a complete withdrawal therefrom, as of the close of the most recent fiscal year of each such Multiemployer Plan ending prior to the Closing Date; (viii) no Lien imposed under the Code or ERISA on the assets of Company, any of its Subsidiaries or any of their ERISA Affiliates exists or is likely to arise on account of any Plan; and (ix) each Credit Party, each of its Subsidiaries or each of their ERISA Affiliates have made all contributions to each Plan within the time required by law or by the terms of such Plan and Company and its Subsidiaries and ERISA Affiliates do not maintain or contribute to any “employee welfare benefit plan” (as defined in Section 3(1) of ERISA) which provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA).

(b) (i) Except as, in the aggregate, could not reasonably be expected to have a Material Adverse Effect, each Foreign Pension Plan is in compliance and in good standing (to the extent such concept exists in the relevant jurisdiction) in all material respects with all laws, regulations and rules applicable thereto, including all funding requirements, and the respective requirements of the governing documents for such Foreign Pension Plan; (ii) with respect to each Foreign Pension Plan maintained or contributed to by Company or any of its Subsidiaries, (A) that is required by applicable law to be funded in a trust or other funding vehicle, the aggregate of the accumulated benefit obligations under such Foreign Pension Plan does not exceed to any material extent the current fair market value of the assets held in the trusts or similar funding vehicles for such Foreign Pension Plan and (B) that is not required by applicable law to be funded in a trust or other funding vehicle, reasonable reserves have been established in accordance with prudent business practice or where required by ordinary accounting practices in the jurisdiction in which such Foreign Pension Plan is maintained; (iii) there are no material actions, suits or claims (other than routine claims for benefits) pending or, to the knowledge of Company or its Subsidiaries, threatened against Company or any Subsidiary with respect to any Foreign Pension Plan; (iv) all material contributions required to have been made by Company or any of its Subsidiaries to any Foreign Pension Plan have been made within the time required by law or by the terms of such Foreign Pension Plan; and (v) except as disclosed on Schedule 6.10, no Foreign Pension Plan with respect to which Company or any of its Subsidiaries could have any material liability has been terminated or wound-up and no actions or proceedings have been taken or instituted to terminate or wind-up such a Foreign Pension Plan.

6.11 Security Documents.

(a) Personal Property Collateral. The provisions of the Security Agreement are effective to create in favor of Collateral Agent for the benefit of the Secured Creditors a legal, valid and enforceable security interest in all right, title and interest of Company and the Subsidiary Guarantors in the Collateral, and the Security Agreement, together with the filings of the UCC initial financing statements described therein creates a fully perfected lien on, and security interest in, all right, title and interest of Company and the Subsidiary Guarantors in all of the Collateral described therein (to the extent perfection can be obtained by filing a financing statement), subject to no other Liens other than Permitted Liens. The recordation in the United States Patent and Trademark Office of assignments for security made pursuant to the Security Agreement, together with filings of the UCC initial financing statements made pursuant to the Security Agreement, will be effective, under Federal law, to perfect the security interest granted to Collateral Agent in the trademarks and patents covered by the Security Agreement. The recordation in the United States Copyright Office of assignments for security made pursuant to the Security Agreement, together with filings of the UCC initial financing statements made pursuant to the Security Agreement, will be effective under Federal and applicable state law to perfect the security interest granted to Collateral Agent in any copyrights covered by the Security Agreement.

(b) Pledged Securities. To the extent represented by certificated securities (the “Certificated Pledged Stock”) or notes (the “Pledged Notes”) described in the Security Documents, when stock certificates representing such Certificated Pledged Stock and the original Pledged Notes are delivered to Collateral Agent, together with executed stock powers in blank or note powers in blank, as applicable, and the UCC initial financing statements described in the Security Agreement are filed in the offices described in the Security Agreement and Company receives proceeds of the Loans on the Closing Date, the Security Agreement shall create a fully perfected Lien (to the extent such Lien can be perfected by filing, recording, registration or possession) on, all right, title and interest of the Credit Parties in such Collateral and the proceeds thereof, as security for the Obligations, in each case prior and superior in right to any other Person (except Customary Permitted Liens of the types described in clauses (i), (ii), (iii) and (iv) of the definition thereof and Liens described in clause (f) of Section 8.1).

(c) Real Estate Collateral. The Mortgages create, as security for the obligations purported to be secured thereby, a valid and enforceable and, upon proper recording in the appropriate jurisdictions, perfected Lien on all of the Mortgaged Properties (including, without limitation, all fixtures and improvements relating to such Mortgaged Properties and affixed or added thereto on or after the Closing Date) in favor of Collateral Agent (or such other trustee as may be named therein) for the benefit of the Secured Creditors, (i) superior to and prior to the rights of all third Persons and (ii) subject to no other Liens (in case of each of (i) and (ii)), other than Permitted Real Property Encumbrances and, in the case of fixtures and improvements, Permitted Liens). Schedule 6.11(c) contains a true and complete list of each parcel of real property owned in fee or leased by any Credit Party on the date hereof, the type of interest therein held by such Credit Party and whether such real property will be encumbered by a Mortgage. Each of the applicable Credit Parties designated on Schedule 6.11(c) has good and indefeasible title to all its Mortgaged Properties free and clear of all Liens except those described in the first sentence of this Section 6.11(c).

6.12 The Transaction. (a) The Transaction Documents are in full force and effect, no material breach, default or waiver of any term or provision thereof by Borrower or any of its Subsidiaries or, to the best of Company’s knowledge, the other parties thereto, has occurred (except for such breaches, defaults and waivers, if any, consented to in writing by Administrative Agent) and no action has been taken by any competent authority which restrains, prevents or imposes any material adverse condition upon, or seeks to restrain, prevent or impose any material adverse condition upon, any component of the Transaction.

(b) The representations and warranties of Company and its Subsidiaries party thereto contained in the Transaction Documents are true and correct in all material respects and the representations and warranties of the Huntsman Parties contained in the Transaction Documents are, to the knowledge of Company and its Subsidiaries, true and correct in all material respects.

(c) At the time of consummation thereof, each component of the Transaction shall have been consummated in all material respects in accordance with the terms of the respective Transaction Documents and all applicable laws;

(d) At the time of consummation thereof, all consents and approvals of, and filings and registrations with, and all other actions in respect of, all governmental agencies, authorities or instrumentalities and third parties required in order to make or consummate each component of the Transaction shall have been obtained, given, filed or taken and are or will be in full force and effect (or effective judicial relief with respect thereto has been obtained).

(e) All applicable waiting periods with respect to the Transaction have or, prior to the time when required, will have, expired without, in all such cases, any action being taken by any competent authority which restrains, prevents, or imposes material adverse conditions upon the consummation of any component of the Transaction.

(f) At the time of consummation thereof, no action, suit or proceeding (including, without limitation, any inquiry or investigation) is pending or threatened against Company or any of its Subsidiaries or with respect to the Huntsman Acquisition Agreement, the Transaction, the financing contemplated hereby or any documentation executed in connection therewith, unless such action, suit or proceeding could not reasonably be expected to result in a Material Adverse Effect on Company and its Subsidiaries, taken as a whole, or the Acquired Business and no injunction or other restraining order is issued or a hearing therefor pending or noticed with respect to the Huntsman Acquisition Agreement, the Transaction, this Agreement or the transactions contemplated hereby or thereby.

(g) All actions taken by Company and its Subsidiaries pursuant to or in furtherance of each component of the Transaction have been taken in compliance with the respective Documents and all applicable laws.

(h) All material conditions precedent to, and all material consents necessary to permit, the Transaction pursuant to the Documents have been satisfied.

6.13 Ownership of Property. Company and each of its Subsidiaries has good and indefeasible title to, or a subsisting leasehold interest in, all items of material real and personal property used in its operations, free and clear of all Liens, except Permitted Liens. Substantially all items of real and material personal property owned by, leased to or used by Company and each of its Subsidiaries are in good operating condition and repair, ordinary wear and tear excepted, are free and clear of any known defects except such defects as do not substantially interfere with the continued use thereof in the conduct of normal operations, and are able to serve the function for which they are currently being used. The items of real and personal property owned by, leased to or used by Company and each of its Subsidiaries constitute all of the assets used in the conduct of such Person’s business as presently conducted, and neither this Agreement nor any other Document, nor any transaction contemplated under any such agreement, will affect any right, title or interest of Company or any of its Subsidiaries in and to any of such assets in a manner that would have or is reasonably likely to have a Material Adverse Effect. To the actual knowledge of Company, without any inquiry or investigation, there are no actual, threatened or alleged defaults of a material nature with respect to any leases of real property under which Company or any of its Subsidiaries is lessee or lessor. Company and its Subsidiaries have granted Mortgages to secure the Obligations on all parcels of real property owned in fee on the Closing Date, located in the United States and material to the operations of Company and its Subsidiaries.

6.14 Capitalization of Company. On the Closing Date, the capitalization of Company will be as set forth on Schedule 6.14 hereto. All outstanding shares of Capital Stock of Company have been duly authorized and validly issued and are fully paid and non-assessable. Except as set forth on Schedule 6.14, no authorized but unissued or treasury shares of Capital Stock of Company are subject to any option, warrant, right to call or commitment of any kind or character. A complete and correct copy of each of the Organizational Documents of Company in effect on the date of this Agreement and the Closing Date has been delivered to Administrative Agent. Company has no outstanding stock or securities convertible into or exchangeable for any shares of its Capital Stock, or any rights issued to any Person (either preemptive or other) to subscribe for or to purchase, or any options for the purchase of, or any agreements providing for the issuance (contingent or otherwise) of, or any calls, commitments or claims of any character relating to any of its Capital Stock or any stock or securities convertible into or exchangeable for any of its Capital Stock (other than as set forth in the Organizational Documents of Company). Neither Company nor any of its Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire any shares of its Capital Stock or any convertible securities, rights or options of the type described in the preceding sentence.

6.15 Subsidiaries.

(a) Organization. Schedule 6.15(a) hereto sets forth a true, complete and correct list as of the Closing Date of each Subsidiary of Company after giving effect to the Transaction and indicates for each such Subsidiary (i) its jurisdiction of organization, state identification number and federal employer identification number or equivalent organizational number in its jurisdiction of organization and exact legal name as it appears on the certificate of incorporation or other state or applicable Governmental Authority issued Organizational Document, (ii) its ownership (by holder and percentage interest) and (iii) whether it is a Subsidiary Guarantor.

(b) Capitalization. All of the issued and outstanding shares of Capital Stock of each Subsidiary of Company as of the Closing Date are owned, directly or indirectly, by Company. All shares of Capital Stock of each Subsidiary of Company have been duly authorized and validly issued, are fully paid and non-assessable and are owned, free and clear of all Liens except for Permitted Liens. No authorized but unissued or treasury shares of capital stock of any Subsidiary of Company are subject to any option, warrant, right to call or commitment of any kind or character. A complete and correct copy of each Organizational Document of each Domestic Subsidiary of Company and each Foreign Subsidiary of Company whose Capital Stock is required to be pledged pursuant to any Security Document has been delivered to Administrative Agent.

(c) Restrictions on or Relating to Subsidiaries. There does not exist any encumbrance or restriction on the ability of:

(i) any Subsidiary of Company to pay dividends or make any other distributions on its Capital Stock or to pay any Indebtedness owed to Company or a Subsidiary of Company;

(ii) any Subsidiary of Company to make loans or advances to Company or any of Borrower’s Subsidiaries; or

(iii) Company or any of its Subsidiaries to transfer any of its properties or assets to Company or any of its Subsidiaries,

except for such encumbrances or restrictions permitted under Section 8.13.

6.16 Compliance With Law, Etc. Neither Company nor any of its Subsidiaries is in default under or in violation of any Requirement of Law or Contractual Obligation or under its Organizational Documents, as the case may be, in each case the consequences of which default or violation, either individually or in the aggregate, would have a Material Adverse Effect. No Requirement of Law in effect on the date hereof could reasonably be expected to have a Material Adverse Effect.

6.17 Investment Company Act. Neither Company nor any of its Subsidiaries is an “investment company” or a company “controlled” by an “investment company”, within the meaning of the Investment Company Act of 1940, as amended.

6.18 Certain Fees. No broker’s or finder’s fees or commissions or any similar fees or commissions will be payable by Company or any of its Subsidiaries with respect to the incurrence and maintenance of the Obligations, any other transaction contemplated by the Loan Documents or any services rendered in connection with such transaction.

6.19 Environmental Matters. (a) Company and each of its Subsidiaries have complied with, and on the Closing Date are in compliance with, all applicable Environmental Laws and Environmental Permits except for such non-compliance as could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect.

(b) there are no material past, pending or, to the best knowledge of Company, threatened Environmental Claims against Company or any of its Subsidiaries or any real property owned or at any time operated by Company or any of its Subsidiaries except as could not reasonably be expected to result in liability to Company or any of its Subsidiaries in excess of $2,500,000.

(c) there are no facts, circumstances, conditions or occurrences on any real property owned or at any time operated by Company or any of its Subsidiaries or, to the best knowledge of Company, on any property adjoining any real property owned or operated by Company and its Subsidiaries that could reasonably be expected (i) to form the basis of an Environmental Claim against Company or any of its Subsidiaries or any such real property except for Environmental Claims which could not reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect, or (ii) to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law except as could not reasonably be expected to result in liability to Company or any of its Subsidiaries in excess of $2,500,000.

(d) Contaminants have not at any time been generated, used, treated or stored on, or transported to or from, or otherwise come to be located on any real property owned or at any time operated by Company or any of its Subsidiaries where such generation, use, treatment or storage has violated or could reasonably be expected to violate or create liability under any Environmental Law and result, individually or in the aggregate, in a Material Adverse Effect.

(e) to the knowledge of Company, Contaminants have not at any time been Released on or from or otherwise come to be located on any real property owned or at any time operated by Company or any of its Subsidiaries where such Release has violated or could reasonably be expected to violate or create liability under any Environmental Law and result, individually or in the aggregate, in a Material Adverse Effect.

6.20 Labor Relations. Neither Company nor any of its Subsidiaries is engaged in any unfair labor practice that could reasonably be expected to have a Material Adverse Effect. There is (i) no significant unfair labor practice complaint pending against Company or any of its Subsidiaries or, to the best knowledge of Company, threatened against any of them before the National Labor Relations Board or any similar Governmental Authority in any jurisdiction, and no significant grievance or significant arbitration proceeding arising out of or under any collective bargaining agreement is so pending against Company or any of its Subsidiaries or, to the best knowledge of Company, threatened against any of them, (ii) no significant strike, labor dispute, slowdown or stoppage is pending against Company or any of its Subsidiaries or, to the best knowledge of Company, threatened against Company or any of its Subsidiaries and (iii) to the best knowledge of Company, no question concerning union representation exists with respect to the employees of Company or any of its subsidiaries, except (with respect to any matter specified in clause (i), (ii) or (iii) above, either individually or in the aggregate) such as could not reasonably be expected to have a Material Adverse Effect.

6.21 Intellectual Property, Licenses, Franchises and Formulas. Each of Company and each of its Subsidiaries owns or holds licenses or other rights to or under all the patents, patent applications, trademarks, designs, service marks, trademark and service mark registrations and applications therefor, trade names, copyrights, copyright registrations and applications therefor, trade secrets, proprietary information, computer programs, data bases, licenses, permits, franchises and formulas, or rights with respect to the foregoing which are material to the business of Company and its Subsidiaries (collectively, “Intellectual Property”), and has obtained assignments of all licenses and other rights of whatever nature, material to the present conduct of the business of Company and its Subsidiaries without any known material conflict with the rights of others. Neither Company nor any of its Subsidiaries has knowledge of any existing or threatened claim by any Person contesting the validity, enforceability, use or ownership of the Intellectual Property, or of any existing state of facts that would support a claim that use by Company or any of its Subsidiaries of any such Intellectual Property has infringed or otherwise violated any proprietary rights of any other Person, in each case except as could not reasonably be expected to have a Material Adverse Effect.

6.22 Anti-Terrorism Laws. (a) None of the Credit Parties or, to the knowledge of any of the Credit Parties, any of their Affiliates is in violation of any laws relating to terrorism or money laundering (“Anti-Terrorism Laws”), including the regulations administered by the United States Treasury Department’s Office of Foreign Asset Control (“OFAC”) and Executive Order No. 13224 on Terrorist Financing, effective September 24, 2001 (the “Executive Order”), and the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56 (as amended, the “Patriot Act”).

(b) No Credit Party or, to the knowledge of any of the Credit Parties, any of their Affiliates or their respective brokers or other agents acting or benefiting in any capacity in connection with the Loans, is any of the following:

(A) a Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(B) a Person or entity owned or controlled by, or acting for or on behalf of, any Person or entity that is listed in the annex to, or is otherwise subject to the prohibitions contained in, the Executive Order or the OFAC regulations;

(C) a Person or entity with which any Lender is prohibited from dealing or otherwise engaging in any transaction by any Anti-Terrorism Law;

(D) a Person or entity that commits, threatens or conspires to commit or supports “terrorism” as defined in the Executive Order or the OFAC regulations; or

(E) a Person or entity that is named on the most current list of “Specially Designated Nationals and Blocked Persons” published by OFAC at its official website or any replacement website or other replacement official publication of such list.

(c) No Credit Party or to the knowledge of any Credit Party, any of its brokers or other agents acting in any capacity in connection with the Loans (i) conducts any business or engages in making or receiving any contribution of funds, goods or services to or for the benefit of any Person described in clause (b) above, (ii) deals in, or otherwise engages in any transaction relating to, any property or interests in property blocked pursuant to the Executive Order or the OFAC regulations, or (iii) engages in or conspires to engage in any transaction that evades or avoids, or has the purpose of evading or avoiding, or attempts to violate, any of the prohibitions set forth in any Anti-Terrorism Law.

ARTICLE VII

AFFIRMATIVE COVENANTS

Company hereby agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder, Company shall:

7.1 Financial Statements. Furnish or cause to be furnished to each Lender:

(a) Quarterly Financial Statements. As soon as available, but in any event not later than 45 days after the end of each of the first three Fiscal Quarters of each Fiscal Year of Company, the unaudited consolidated balance sheet of Company and its Subsidiaries as at the end of such quarter and the related unaudited consolidated statements of income, retained earnings and of cash flows of Company and its Subsidiaries for such quarter and the portion of the Fiscal Year through the end of such quarter, in each case setting forth comparative figures for the corresponding quarter in the prior Fiscal Year, for the period from the start of each Fiscal Year to the end of such period;

(b) Annual Financial Statements. As soon as available, but in any event within 90 days after the end of each Fiscal Year of Company, a copy of the consolidated balance sheet of Company and its Subsidiaries as at the end of such year and the related consolidated statements of income, retained earnings and of cash flows for such year, setting forth in each case in comparative form the figures for the previous year.

All such financial statements shall be complete and correct in all material respects and shall be prepared in accordance with GAAP applied consistently throughout the periods reflected therein and with prior periods (except as approved by the accountants preparing such statements or a Responsible Financial Officer, as the case may be, and disclosed therein) and, in the case of the consolidated financial statements referred to in Section 7.1(b), accompanied by a report thereon of independent certified public accountants of recognized national standing, which report shall contain no qualifications with respect to the continuance of Company and its Subsidiaries as going concerns and shall state that such financial statements present fairly in all material respects the financial position of Company and its Subsidiaries as at the dates indicated and the results of their operations and cash flow for the periods indicated in conformity with GAAP and that the examination by such accountants in connection with such financial statements has been made in accordance with GAAP.

7.2 Certificates; Other Information. Furnish or cause to be furnished to each Lender (or, if specified below):

(a) Officer’s Certificates. Concurrently with the delivery of the financial statements referred to in Sections 7.1(a) and
7.1(b), a certificate of Responsible Financial Officer substantially in the form of Exhibit 7.2(a) (a “Compliance Certificate”) stating that, to the best of such officer’s knowledge, (i) such financial statements present fairly in all material respects, in accordance with GAAP, the financial condition and results of operations of Company and its Subsidiaries for the period referred to therein (subject, in the case of interim statements, to normal recurring adjustments) and (ii) no Event of Default or Unmatured Event of Default has occurred, except as specified in such certificate and, if so specified, the action which Company proposes to take with respect thereto, which certificate shall set forth detailed computations of Company’s Leverage Ratio for the Test Period ending on the last day of the period for which such Compliance Certificate is being delivered;

(b) Accountant’s Statement. Concurrently with the delivery of the financial statements referred to in Section 7.1(b), if Grant Thornton LLP or other independent certified public accountants of nationally recognized standing (the “Auditors”), shall have obtained from the regular audit of the business of the Company, knowledge of the existence of an Event of Default or Unmatured Event of Default, they shall disclose in a written statement the existence of the Event of Default or Unmatured Event of Default and the nature thereof, it being understood that such Auditors shall have no liability, directly or indirectly, to anyone for failure to obtain knowledge of any such Event of Default or Unmatured Event of Default (provided, no such statement shall be required in the event the Auditors no longer produce such opinions under applicable accounting or auditing standards); and

(c) Management Letters. Promptly after receipt thereof, a copy of any “management letter” received by Company or any of its Subsidiaries from its certified public accountants;

(d) Projections. As soon as available and in any event within ninety (90) days following the first day of each Fiscal Year of Company projections in form reasonably satisfactory to Administrative Agent covering the five-year period beginning on the first day of such Fiscal Year prepared in reasonable detail, with appropriate presentation and discussion of the principal assumptions upon which such projections are based, which shall be accompanied by the statement of the chief executive officer or Chief Financial Officer of Company to the effect that, to the best of his or her knowledge, such projections are a reasonable estimate for the periods respectively covered thereby;

(e) Public Filings; Reports. Within three (3) Business Days after transmission or receipt thereof, copies of (i) all financial statements, filings, registrations and reports which Company may make to, or file with the SEC or any successor or analogous Governmental Authority and (ii) all material notices and reports as Company shall send to the Revolver Agent;

(f) Tax Shelter Registration. Within 10 days after notice under Section 7.3(f), a duly completed copy of IRS Form 8886 or any successor form;

(g) Other Requested Information. Such other information respecting the respective properties, business affairs, financial condition and/or operations of Company or any of its Subsidiaries or the Collateral as Administrative Agent or any Lender may from time to time reasonably request.

Documents required to be delivered pursuant to Section 7.1 or 7.2 (to the extent any such documents are included in materials otherwise filed with the SEC) may be delivered electronically and if so delivered, shall be deemed to have been delivered on the date (i) on which Company posts such documents, or provides a link thereto on Company’s website on the Internet; or (ii) on which such documents are posted on Company’s behalf on an Internet or intranet website, if any, to which each Lender and Administrative Agent have access (whether a commercial, third-party website or whether sponsored by Administrative Agent); provided, that: (i) Company shall deliver paper copies of such documents to Administrative Agent or any Lender that requests Company to deliver such paper copies and (ii) Company shall notify Administrative Agent and each Lender (by telecopier or electronic mail) of the posting of any such documents and provide to Administrative Agent by electronic mail electronic versions (i.e., soft copies) of such documents. Notwithstanding anything contained herein, in every instance Company shall be required to provide paper copies of the Compliance Certificates required by Section 7.2(a) to Administrative Agent. Except for such Compliance Certificates, Administrative Agent shall have no obligation to request the delivery or to maintain copies of the documents referred to above, and in any event shall have no responsibility to monitor compliance by Company with any such request for delivery, and each Lender shall be solely responsible for requesting delivery to it or maintaining its copies of such documents.

7.3 Notices. Promptly and in any event within five (5) Business Days after an officer of Company or of any of its Subsidiaries obtains knowledge thereof, give written notice to Administrative Agent (which shall promptly provide a copy of such notice to each Lender) of:

(a) Event of Default or Unmatured Event of Default. The occurrence of any Event of Default or Unmatured Event of Default, accompanied by a statement of a Responsible Financial Officer setting forth details of the occurrence referred to therein and stating what action Company proposes to take with respect thereto;

(b) Litigation and Related Matters. The commencement of, or any material development in, any action, suit, proceeding or investigation pending or threatened against or affecting Company or any of its Subsidiaries or any of their respective properties before any arbitrator or Governmental Authority, (i) which could reasonably be expected to subject Company or any of its Subsidiaries to liability in excess of $1,000,000, (ii) with respect to any Document or any material Indebtedness or Capital Stock of Company or any of its Subsidiaries or (iii) which, if determined adversely to Company or any of its Subsidiaries, could reasonably be expected, individually or in the aggregate, to have a Material Adverse Effect;

(c) Environmental Matters. The occurrence of one or more of the following environmental matters which could reasonably be expected to subject Company or its Subsidiaries to liability individually or in the aggregate in excess of $10,000,000:

(i) any pending or threatened Environmental Claim against Company or any of its Subsidiaries or any real property at any time owned or operated by Company or any of its Subsidiaries;

(ii) any condition or occurrence on or arising from any real property at any time owned or operated by Company or any of its Subsidiaries that (y) results in noncompliance by Company or any of its Subsidiaries with any applicable Environmental Law, or (z) could reasonably be expected to form the basis of an Environmental Claim against Company or any of its Subsidiaries or any such real property;

(iii) any condition or occurrence on any real property at any time owned or operated by Company or any of its Subsidiaries that could reasonably be expected to cause such real property to be subject to any restrictions on the ownership, occupancy, use or transferability of such real property under any Environmental Law; and

(iv) the taking of any Remedial Action in response to the actual or alleged presence of any Contaminant on any real property at any time owned or operated by Company or any of its Subsidiaries.

All such notices shall describe in reasonable detail the nature of the Environmental Claim, investigation, condition, occurrence or Remedial Action and Company’s or such Subsidiary’s response thereto. In addition, Company will provide Administrative Agent with (i) copies of all material written communications with any Governmental Authority relating to actual or alleged violations of Environmental Laws and all material written communications with any Person relating to Environmental Claims, in each case, which could reasonably be expected to result in liability to Company or its Subsidiaries in excess of $1,000,000 and (ii) such detailed reports of any Environmental Claim as may reasonably be requested by Administrative Agent or any Lender.

(d) Notice of Change of Control. Each occasion that any Change of Control shall occur and such notice shall set forth in reasonable detail the particulars of each such occasion;

(e) Notices under Transaction Documents. Promptly following the receipt or delivery thereof, copies of any material demands, notices or documents received or delivered by Company or any of its Subsidiaries under or pursuant to any Transaction Document; and

(f) Tax Shelter Registration. Any action (or the intention to take an action) inconsistent with the representation in the last sentence of Section 6.9(a). Company acknowledges and agrees that the Lenders and Administrative Agent may treat the transactions contemplated hereby (or any single transaction contemplated hereby) as part of a transaction that is subject to Treasury Regulation Section 1.6011-4 or Treasury Regulation Section 301.6112-1, and such Lender or Administrative Agent, as applicable, may file such returns or maintain the lists and other records required by such Treasury Regulations. To the extent a Lender or Administrative Agent determines to maintain such list, Company and its Subsidiaries shall cooperate with the Lender and Administrative Agent in obtaining the information required under such Treasury Regulations.

(g) Material Adverse Effect. Any matter known to Company or any of its Subsidiaries that individually or in the aggregate could reasonably be expected to result in a Material Adverse Effect.

(h) Casualty, Condemnation/Eminent Domain. The occurrence of any casualty or other damage to any Mortgaged Property in the event the cost to repair or restore the Mortgaged Property as a result of such casualty or other damage is estimated by Company to exceed $5,000,000 in the aggregate or the commencement of any action or proceeding for the taking of a material portion of any Mortgaged Property or interest therein under power of eminent domain or condemnation or a conveyance in lieu thereof.

7.4 Conduct of Business and Maintenance of Existence. Continue to engage in business of the same general type as now conducted by it, or business reasonably related or incidental thereto, and take all reasonable action to maintain its organizational existence and all other rights, privileges and franchises material to its and those of each of its Subsidiaries’ business, in each case, except as otherwise permitted pursuant to Sections 8.3 and 8.4, and comply and cause each of its Subsidiaries to comply with all Contractual Obligations and Requirements of Law, except to the extent that failure to comply therewith could not in the aggregate reasonably be expected to have a Material Adverse Effect.

7.5 Payment of Obligations. Pay or discharge or otherwise satisfy at maturity or, to the extent permitted hereby, prior to maturity or before they become delinquent, as the case may be, and cause each of its Subsidiaries to pay or discharge or otherwise satisfy at or before maturity or before they become delinquent, as the case may be:

(a) all taxes, duties, levies, imposts, deductions, assessments, charges or withholdings imposed upon any of them or upon any of their income or profits or any of their respective properties or assets including, but not limited to, permit fees, inspection and license fees, all water and sewer rents, all vault charges, and all other public charges, and all service charges, common area charges, private maintenance charges, utility charges and all other private charges, whether evidenced by recorded or unrecorded documents, imposed or assessed upon the Mortgaged Property; and

(b) all lawful claims prior to the time they become a Lien (other than Permitted Liens) upon any of their respective properties or assets;

provided, however, that neither Company nor any of its Subsidiaries shall be required to pay or discharge any such Indebtedness, tax, duty, levy, impost, deduction, assessment, charge, withholding or claim while the same is being contested by it in good faith and by appropriate proceedings diligently pursued so long as Company or such Subsidiary, as the case may be, shall have set aside on its books adequate reserves in accordance with GAAP (segregated to the extent required by GAAP) with respect thereto.

7.6 Inspection of Property, Books and Records. Keep, or cause to be kept, and cause each of its Subsidiaries to keep or cause to be kept, adequate records and books of account, in which complete entries are to be made reflecting its and their business and financial transactions, such entries to be made in accordance with GAAP and all Requirements of Law and permit, and cause each of its Subsidiaries to permit, any Lender or its respective representatives, at any reasonable time, and from time to time at the reasonable request of such Lender made to Company and upon reasonable notice, to visit and inspect its and their respective properties during business hours, to examine and make copies of and take abstracts from its and their respective records and books of account, and to discuss its and their respective affairs, finances and accounts with its and their respective principal officers, directors and independent public accountants (and by this provision Company authorizes such accountants to discuss with the Lenders and such representatives the affairs, finances and accounts of Company and its Subsidiaries).

7.7 ERISA; Foreign Pension Plan. (a) As soon as practicable and in any event within three (3) Business Days after Company, any of its Subsidiaries knows or has reason to know that a Termination Event has occurred with respect to any Plan (whether or not the requirement for notice of such Termination Event has been waived by the PBGC), deliver, or cause such Subsidiary to deliver, to Administrative Agent a certificate of a responsible officer of Company or such Subsidiary, as the case may be, setting forth the details of such Termination Event and the action, if any, which Company or such Subsidiary is required or proposes to take, together with any notices required or proposed to be given;

(b) Upon the request of any Lender made from time to time, deliver, or cause each Subsidiary to deliver, to each Lender a copy of the most recent actuarial report and annual report (Form 5500) completed with respect to any Plan;

(c) As soon as possible and in any event within three (3) Business Days after Company or any of its Subsidiaries knows or has reason to know that any of the following have occurred or is reasonably likely to occur with respect to any Plan:

(i) such Plan has been or may be terminated, if the liability to Company or any of its Subsidiaries with respect to such termination exceeds $2,500,000, determined on a plan termination basis using actuarial assumptions prescribed by the PBGC, or such Plan has been or may be reorganized, petitioned or declared insolvent under Title IV of ERISA, if the liability to Company or any of its Subsidiaries with respect to such reorganization, petition or insolvency could reasonably be expected to exceed $2,500,000,

(ii) the Plan Sponsor intends to terminate such Plan, if the liability to Company or any of its Subsidiaries with respect to such termination will exceed $2,500,000,

(iii) the PBGC has instituted or will institute proceedings under Section 515 of ERISA to collect a delinquent contribution to such Plan or under Section 4042 of ERISA to terminate such Plan,

(iv) that an application may be or has been made to the Secretary of the Treasury for a waiver or modification of the minimum funding standard (including any required installment payments) or on extension of any amortization period under Section 412 of the Code,

(v) that Company or any of its Subsidiaries will or could reasonably be expected to incur any liability in excess of $2,500,000 (including, but not limited to, contingent or secondary liability) to or on account of the termination or withdrawal from a Plan under Section 401(a)(29), 4971, 4975 or 4980 of the Code or Section 409 or 502(1) of ERISA, or

(vi) that Company or any of its Subsidiaries or ERISA Affiliates has or may incur any liability that could reasonably be expected to result in a Material Adverse Effect under any “employee welfare benefit plan” (within the meaning of Section 3(1) of ERISA) that provides benefits to retired employees (other than as required by Section 601 et seq. of ERISA) or any employee pension benefit plan (as defined in Section 3(2) of ERISA), deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof; and

(d) As soon as possible and in any event within five (5) Business Days after Company, any of its Subsidiaries or any of their ERISA Affiliates knows or has reason to know that any of them has caused a complete withdrawal or partial withdrawal (within the meaning of Sections 4203 and 4205, respectively, of ERISA) from any Multiemployer Plan, deliver, or cause such Subsidiary or ERISA Affiliate to deliver, to Administrative Agent a written notice thereof.

For purposes of this Section 7.7, Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which Company is the Plan Sponsor, and each Subsidiary of Company shall be deemed to have knowledge of all facts known by the Plan Administrator of any Plan of which such Subsidiary, respectively, is a Plan Sponsor. In addition to its other obligations set forth in this Article VII, Company shall, and shall cause each of its Subsidiaries and ERISA Affiliates to:

(i) provide Administrative Agent with prompt written notice, with respect to any Plan, of any failure to satisfy the minimum funding standard requirements of Section 412 of the Code that results in an accumulated funding deficiency in excess of $2,500,000,

(ii) furnish to Administrative Agent, promptly after delivery of the same to the PBGC, a copy of any delinquency notice pursuant to Section 412(n)(4) of the Code,

(iii) correct any such failure to satisfy funding requirements or delinquency referred to in the foregoing clauses (i) and (ii) within ninety (90) days after the occurrence thereof, except where the failure to so satisfy would not reasonably be expected to have a Material Adverse Effect;

(iv) comply in good faith in all material respects with the requirements set forth in Section 4980B of the Code and with Sections 601(a) and 606 of ERISA;

(v) at the request of any Lender, deliver to such Lender (and a copy to Administrative Agent) copies of the most recent annual reports, actuarial reports and notices received by Company or any of its Subsidiaries with respect to any Foreign Pension Plan no later than ten (10) days after the date of such request.

(e) Establish, maintain and operate all Foreign Pension Plans in compliance in all material respects with all Requirements of Law and the respective requirements of the governing documents for such Plans, including the payment of any required contributions on or before the due date for such payments, except for failures to comply which, in the aggregate, could not be reasonably be expected to subject Company or any of its Subsidiaries to liability, individually or in the aggregate, in excess of $2,500,000.

7.8 Maintenance of Property, Insurance. (a) Keep, and cause each of its Subsidiaries to keep, all material property, including all Mortgaged Property, (including, but not limited to, equipment) useful and necessary in its business in good working order and condition, normal wear and tear and damage by casualty or force majeure excepted, and subject to Section 8.4.

(b) maintain, and shall cause each of its Subsidiaries to maintain, with financially sound and reputable insurers, insurance with respect to its material properties and business against loss or damage of the kinds customarily insured against by Persons engaged in the same or similar business, of such types and in such amounts as are customarily carried under similar circumstances by such other Persons. Such insurance shall be maintained with financially sound and reputable insurers, except that a portion of such insurance program (not to exceed that which is customary in the case of companies engaged in the same or similar business or having similar properties similarly situated) may be effected through self-insurance, provided adequate reserves therefor, in accordance with GAAP, are maintained, and

(c) furnish to Administrative Agent, on the Closing Date and annually on each date of delivery of the financial statements under Section 7.1(b), full information as to the insurance carried. All insurance policies or certificates (or certified copies thereof) with respect to such insurance:

(i) shall be endorsed to the Collateral Agent’s reasonable satisfaction for the benefit of the Secured Creditors (including, without limitation, by naming Administrative Agent as loss payee or additional insured, as appropriate); and

(ii) shall state that such insurance policy shall not be canceled without the insurer’s endeavoring to provide fifteen days’ (five days in the case of cancellation due to non-payment of premiums) prior written notice thereof to the Collateral Agent.

At any time that insurance at levels described in Schedule 7.8 is not being maintained by Company or any of its Subsidiaries, Company will notify the Lenders in writing within five (5) Business Days thereof.

7.9 Environmental Laws. (a) Comply with, and cause its Subsidiaries to comply with, and, in each case take reasonable steps to ensure compliance by all tenants and subtenants, if any, with, all applicable Environmental Laws and obtain and comply in all material respects with and maintain, and take reasonable steps to ensure that all tenants and subtenants obtain and comply in all material respects with and maintain, any and all licenses, approvals, notifications, registrations or permits required by applicable Environmental Laws except, in each case, to the extent that failure to do so could not reasonably be expected to have a Material Adverse Effect; and

(b) Conduct and complete all investigations, studies, sampling and testing, and all Remedial Actions required under Environmental Laws and promptly comply in all material respects with all lawful orders, directives and information requests of all Governmental Authorities regarding Environmental Laws except to the extent that the same are being contested in good faith by appropriate proceedings and the pendency of such proceedings could not reasonably be expected to have a Material Adverse Effect.

7.10 Use of Proceeds. Use all proceeds of the Loans as provided in Section 6.8.

7.11 Additional Security; Further Assurances.

(a) Additional Guarantors and Pledgors.

(i) Company agrees to cause each Material Domestic Subsidiary (other than a Receivables Subsidiary) to become a party to the Subsidiary Guaranty and the Security Agreement pursuant to the terms thereof promptly and in any event within thirty (30) days of the date that such Subsidiary is acquired or otherwise becomes a Material Domestic Subsidiary;

(ii) Company agrees to cause each Subsidiary that becomes a guarantor of obligations arising under any Permitted Junior Debt Document and that is not at such time party to the Subsidiary Guaranty to become a party to the Subsidiary Guaranty in accordance with the terms thereof.

(b) Pledge of New Subsidiary Stock. Company agrees to pledge (or to cause each Subsidiary Guarantor to pledge) (i) all of the Capital Stock of each new Material Domestic Subsidiary, (ii) 65% of the Capital Stock entitled to vote and 100% of the Capital Stock not entitled to vote of each new Foreign Subsidiary and (iii) all of the Capital Stock of each domestic Unrestricted Subsidiary (or 65% of the Capital Stock entitled to vote and 100% of the Capital Stock not entitled to vote in the case of Foreign Subsidiaries), (in each of (i) - (iii), directly owned by Company or a Subsidiary Guarantor) established, acquired, created or otherwise in existence after the Closing Date to Collateral Agent for the benefit of the Secured Creditors pursuant to the terms of the Security Agreement promptly, and in any event, within sixty (60) days of the establishment, acquisition or creation of such new Subsidiary. Company agrees to pledge or cause each Subsidiary Guarantor to pledge, to Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Agreement all instruments evidencing indebtedness owed by any Unrestricted Subsidiary to Company or any Domestic Subsidiary promptly and in any event within sixty (60) days of the creation of such instruments.

(c) Agreement to Grant Additional Security. (i) Promptly, and in any event within 30 days after the acquisition by Company or any Subsidiary Guarantor of personal property or fee interests in real property of the type that would have constituted Collateral at the date hereof and investments of the type that would have constituted Collateral on the date hereof (other than (x) any fee interest in real property with a Fair Market Value at the date of acquisition thereof of less than $2,000,000 or (y) assets with a Fair Market Value of less than $250,000 individually or $500,000 in the aggregate; provided that if the value of an asset (other than as to a real property or leasehold interest) is more than $500,000, Company shall notify Administrative Agent of the acquisition of such assets and, to the extent not already Collateral which Administrative Agent has a perfected security interest pursuant to Security Documents, such assets will become additional Collateral hereunder to the extent Administrative Agent deems the pledge of such assets practicable) (the “Additional Collateral”), Company will, and will cause each of its Subsidiaries to, take all necessary action, including (A) the filing of appropriate financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate and (B) with respect to fee interests in real property, the execution of a mortgage, the obtaining of mortgagee title insurance policies, title surveys (either recent or existing) and real estate appraisals satisfying Requirements of Law, to grant the Collateral Agent for the benefit of the Secured Creditors pursuant to the Security Documents a Lien (subject only to Permitted Liens and perfected to the extent required by the Security Documents) in such Additional Collateral pursuant to and to the full extent required by the Security Documents and this Agreement.

(ii) If, following a change in the relevant sections of the Code, the regulations and rules promulgated thereunder and any rulings issued thereunder and at the request of Administrative Agent or the Required Lenders, counsel for Company acceptable to Administrative Agent and the Required Lenders does not within 30 days after such request deliver evidence satisfactory to Administrative Agent with respect to any Foreign Subsidiary of Company that:

(1) a pledge of 66% or more of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote,

(2) the entering into by such Foreign Subsidiary of a guaranty in substantially the form of the Subsidiary Guaranty or

(3) the entering into by such Foreign Subsidiary of a security agreement in substantially the form of the Security Agreement, in either case would cause the earnings of such Foreign Subsidiary to be treated as a deemed dividend to such Foreign Subsidiary’s United States parent or would otherwise violate a material applicable law, then

(A) in the case of a failure to deliver the evidence described in clause (1) above, that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to a Security Document shall be pledged to Collateral Agent for the benefit of the Secured Creditors pursuant to a Security Document,

(B) in the case of a failure to deliver the evidence described in clause (2) above, such Foreign Subsidiary shall execute and deliver a guaranty of the Obligations of Company under the Loan Documents, and

(C) in the case of a failure to deliver the evidence described in clause (3) above, such Foreign Subsidiary shall execute and deliver a Security Document granting Collateral Agent for the benefit of the Secured Creditors a security interest in all of such Foreign Subsidiary’s assets, in each case will all documents delivered pursuant to this Section 7.11(c) to be in form and substance satisfactory to Administrative Agent and the Required Lenders.

(d) Documentation for Additional Security. The Liens and security interests required to be granted pursuant to this Section 7.11 shall be granted pursuant to such security documentation (which shall be substantially similar to the Security Documents already executed and delivered by Company) (the “Additional Security Documents”) reasonably satisfactory in form and substance to Administrative Agent and shall constitute valid and enforceable, with respect to real property, liens and, with respect to all other property, security interests subject to no other Liens except Permitted Liens. The Additional Security Documents and other instruments related thereto shall be duly recorded or filed in such manner and in such places and at such times as are required by law to establish, perfect, preserve and protect the Liens, in favor of Collateral Agent for the benefit of the Secured Creditors, required to be granted pursuant to the Additional Security Document and, all taxes, duties, levies, imposes, deductions, assessments, charges, withholdings, fees and other charges payable in connection therewith shall be paid in full by Company. At the time of the execution and delivery of the Additional Security Documents, Company shall cause to be delivered to Administrative Agent such agreements, opinions of counsel, and other related documents as may be reasonably requested by Administrative Agent or the Required Lenders to assure themselves that this Section 7.11 has been complied with, provided, however, as to real property, Company shall only be required to deliver such title policies, surveys, and appraisals as are required pursuant to Section 7.11(c).

7.12 Interest Rate Protection. Within one hundred twenty (120) days after the Closing Date, Company or its Subsidiaries shall have entered into Interest Rate Agreements with rate levels reasonably satisfactory to Administrative Agent limiting fluctuations of the interest rate on a notional amount of not less than $120,000,000 of indebtedness with an initial average life of approximately three (3) years and Company and its Subsidiaries shall thereafter be required to maintain such Interest Rate Agreements; provided that such Interest Rate Agreements may be modified from time to time to reduce the notional amount thereof to an amount not less than 50% of the then outstanding principal amount of Term Loans hereunder.

ARTICLE VIII

NEGATIVE COVENANTS

Company hereby agrees that, so long as any Loan remains outstanding and unpaid or any other amount is owing to any Lender or Administrative Agent hereunder:

8.1 Liens. Company will not and will not permit any of its Subsidiaries to, directly or indirectly, create, incur, assume or suffer to exist or agree to create, incur or assume any Lien in, upon or with respect to any of its properties or assets (including, without limitation, any securities or debt instruments of any of their Subsidiaries), whether now owned or hereafter acquired, or assign or otherwise convey any right to receive income to secure any obligation; except for the following Liens (herein referred to as “Permitted Liens”):

(a) Liens created by the Loan Documents;

(b) Customary Permitted Liens;

(c) Liens existing on the date hereof to secure Indebtedness to Remain Outstanding listed on Schedule 8.2(j) hereto and Permitted Refinancings thereof and other Liens listed on Schedule 8.1(c);

(d) Liens on any property (i) securing Indebtedness incurred or assumed for the purpose of financing all or any part of the acquisition, construction, repair or improvement cost of such property, including Capitalized Lease Obligations (or financing of the purchase price within ninety (90) days after the respective purchase of assets) and Permitted Refinancings thereof, (ii) securing Sale and Leaseback Transactions and Permitted Refinancings thereof, and (iii) of any Person at the time such property is acquired or such Person becomes a Subsidiary and, in each case within this clause (iii), not created in contemplation of or in connection with such event and Permitted Refinancings thereof; provided that in the case of each of the foregoing:

(x)

any such Lien does not extend to or cover any property or assets of Company or any other Credit Party other than the assets financed by such Capital Lease or Indebtedness in the case of (i) and (ii) above or covered by such Lien at the time such property is acquired or such Person becomes a Subsidiary in the case of (iii) above, in each case, and any improvements and accessions to such property and any replacement thereof or proceeds therefrom;

(y)	the Indebtedness secured by any such Lien does not exceed 100% of the Fair Market Value of such property or assets at the time of such acquisition or transaction; and

(z)	the Indebtedness secured by any such Lien is permitted to be incurred pursuant to Section 8.2(d).

(e) Liens on Receivables Facility Assets transferred in accordance with the terms of a Permitted Accounts Receivable Securitization;

(f) subject to the terms of the Intercreditor Agreement, Liens on the Collateral securing the Revolving Credit Facility or any Permitted Refinancing thereof; and

(g) additional Liens incurred by Company and its Subsidiaries so long as the value of the property subject to such Liens, and the Indebtedness and other obligations secured thereby, do not exceed $10,000,000 in the aggregate outstanding at any time.

8.2 Indebtedness and Disqualified Stock. Company will not, and will not permit any of their Subsidiaries to, directly or indirectly, incur, create, assume directly or indirectly, or suffer to exist any Indebtedness (including Disqualified Stock) except:

(a) Indebtedness incurred pursuant to this Agreement and the other Loan Documents;

(b) Guarantee Obligations with respect to Indebtedness described in clauses (c) through (k) and (n) through (o) below;

(c) Indebtedness under the Revolving Credit Facility and any Permitted Refinancing thereof, in each case, in an amount not to exceed the greater of (1) $150,000,000 and (2) the sum of 85% of Accounts Receivable of Company and its Subsidiaries and 65% of Inventory of Company and its Subsidiaries, in each case, as set forth on the most recent financial statements of Company delivered pursuant to Section 7.1;

(d) Indebtedness secured by Liens permitted under Section 8.1(d) and any Permitted Refinancing thereof; provided, that the aggregate outstanding principal amount of such Indebtedness at any time (i) shall not, when added to Indebtedness permitted to be outstanding pursuant to Sections 8.2(e), exceed $20,000,000;

(e) Indebtedness of a Subsidiary of Company issued and outstanding on or prior to the date on which such Subsidiary was acquired by Company (other than Indebtedness issued as consideration in, or to provide all or any portion of the funds utilized to consummate the transaction or series of related transactions pursuant to which such Subsidiary became a Subsidiary or was acquired by Company) and any Permitted Refinancing thereof which, together with Indebtedness permitted to be outstanding pursuant to Section 8.2(d), does not exceed $20,000,000;

(f) Receivables Facility Attributable Debt incurred in connection with a Permitted Accounts Receivable Securitization provided that the aggregate outstanding amount of such Indebtedness permitted to be outstanding shall not when added to Indebtedness permitted to be outstanding pursuant to Section 8.2(c), exceed the greater of (1) $150,000,000 and (2) the sum of 85% of Accounts Receivable of Company and its Subsidiaries and 65% of Inventory of Company and its Subsidiaries, in each case, as set forth on the most recent financial statements of Company delivered pursuant to Section 7.1;

(g) Indebtedness not to exceed $2,000,000 in the aggregate at any time arising from the honoring by a bank or other financial institution of a check, draft or similar instrument inadvertently (except in the case of daylight overdrafts) drawn against insufficient funds in the ordinary course of business, or pursuant to netting services or otherwise in connection with Deposit Accounts, in each case, so long as such Indebtedness is extinguished within five (5) Business Days of the incurrence thereof;

(h) Indebtedness under Interest Rate Agreements so long as management of Company or such Subsidiary, as the case may be, has determined that entering into of such Interest Rate Agreements was for bona fide (as opposed to speculative) hedging activities;

(i) Indebtedness under Other Hedging Agreements with a term of one year or less in connection with Company’s or any of its Subsidiaries’ operations so long as management of Company or such Subsidiary, as the case may be, has determined that entering into of such Other Hedging Agreements was for bona fide (as opposed to speculative) hedging activities;

(j) Indebtedness outstanding on the date hereof and listed on Schedule 8.2(j) hereto (“Indebtedness to Remain Outstanding”) and any Permitted Refinancing thereof.

(k) Intercompany Indebtedness to the extent permitted by Section 8.7; provided, however, that in the event of any subsequent issuance or transfer of any Capital Stock which results in the holder of such Indebtedness ceasing to be a Subsidiary of Company or any subsequent transfer of such Indebtedness (other than to Company or any of its Subsidiaries) such Indebtedness shall be required to be permitted under another clause of this Section 8.2; provided, further, however, that (x) in the case of Intercompany Indebtedness consisting of a loan or advance to Company, each such loan or advance shall be subordinated to the indefeasible payment in full of all of Company’s Obligations pursuant to this Agreement and the other Loan Documents and (y) in the case of Intercompany Indebtedness consisting of a loan or advance from Company, such Indebtedness shall be evidenced by promissory notes payable to Company, in form and substance satisfactory to Administrative Agent, which promissory notes shall be delivered and pledged to Administrative Agent as part of the Collateral;

(l) Permitted Junior Debt of Company and Guarantee Obligations of Company’s Subsidiaries that are Credit Parties with respect thereto, the Net Offering Proceeds of which, to the extent required by the terms of Section 4.3(b), are applied to repay the Term Loans, and any Permitted Refinancing thereof; provided, that the terms and conditions of the Permitted Junior Debt Documents governing such Indebtedness are reasonably acceptable to Administrative Agent;

(m) Unsecured Indebtedness of Company or its Subsidiaries, and Guarantee Obligations of Company’s or its Subsidiaries that are Credit Parties, provided, that (i) the Net Offering Proceeds therefrom are applied in accordance with Section 4.3(e) and (ii) such Unsecured Indebtedness satisfies clauses (ii) and (iv) of the definition of Permitted Refinancing and any Permitted Refinancing thereof;

(n) Indebtedness owed to any Person providing financing for worker’s compensation, health, disability or other employee benefits or property, casualty or liability insurance of Company or its Subsidiaries not exceeding the lesser of the amount of insurance premiums to be paid to such Persons for a one (1) year period and $10,000,000 in the aggregate at any time outstanding; and

(o) Secured or unsecured Indebtedness not otherwise permitted hereunder not exceeding $5,000,000 in the aggregate principal amount at any time outstanding.

8.3 Fundamental Changes. Company will not and will not permit any of its Subsidiaries to, merge into or consolidate with any other Person, or permit any other Person to merge into or consolidate with it, or liquidate or dissolve, except that, if at the time thereof and immediately after giving effect thereto no Event of Default shall have occurred and be continuing any Subsidiary (other than a Receivables Subsidiary) of Company (a) may merge into Company in a transaction in which Company is the surviving corporation, (b) may merge into any Credit Party in a transaction in which the surviving entity is a Credit Party, (c) that is not a Credit Party may merge into any Subsidiary that is not a Credit Party, (d) may merge into any other Person that becomes a Credit Party in connection with a Permitted Acquisition, (e) may liquidate or dissolve if Company determines in good faith that such liquidation or dissolution is in the best interests of Company and is not materially disadvantageous to the Lenders; provided that any such merger involving a Person that is not a Wholly-Owned Subsidiary immediately prior to such merger shall not be permitted unless also permitted by Section 8.7, and (f) may merge with another Person in connection with an Asset Disposition permitted under Section 8.4. No Permitted MTBE Joint Venture may merge or consolidate with Company or any of its Subsidiaries except in a transaction that is a Permitted Acquisition. Notwithstanding the foregoing, at any time that no Unmatured Event of Default or Event of Default exists, upon not less than thirty (30) days’ prior written notice to Administrative Agent and Collateral Agent, Company may merge with and into a newly formed Wholly-Owned Subsidiary of Holdings GP (“NewCo”) that is organized in the State of Delaware or the State of Texas solely for purposes of reforming Company as a limited liability company or corporation; provided, that on or before the date of such merger, Company delivers the following documents to Administrative Agent, each of which shall be in form and substance acceptable to Administrative Agent and Collateral Agent: (i) an assumption agreement pursuant to which NewCo assumes the obligations of Company under this Agreement and the other Loan Documents to which Company is party, (ii) such financing statements under the provisions of the UCC, applicable foreign, domestic or local laws, rules or regulations in each of the offices where such filing is necessary or appropriate to continue the security interest of the Collateral Agent for the benefit of the Secured Creditors a Lien (subject only to Permitted Liens and perfected to the extent required by the Security Documents) in the Collateral owned by Company and NewCo, (iii) such modifications to any Mortgages and Mortgage Policies as may be required by Collateral Agent with respect to the Mortgaged Properties owned by Company, (iv) an opinion of counsel to Company with respect to such matters as Administrative Agent or Collateral Agent may request, (v) the documents that would have been required to have been delivered by NewCo on the date hereof had NewCo been the borrower hereunder on such date under Sections 5.2, 5.3(a) - (c), and
(e)(ii) and (vi) such other documentation as Administrative Agent or Collateral Agent may request.

8.4 Asset Sales. Company will not, and will not permit any of its Subsidiaries to, consummate an Asset Disposition, except that:

(a) Company and its Subsidiaries may make Asset Dispositions (other than Asset Dispositions of Accounts Receivable) for fair value, provided (i) at least 75% of the aggregate sales price from such Asset Disposition shall be paid in Cash or Cash Equivalents and (ii) the aggregate Fair Market Value of all assets disposed of subsequent to the Closing Date pursuant to this clause (f) plus the aggregate Fair Market Value of all the assets then proposed to be disposed of does not exceed $25,000,000 in any Fiscal Year of Company; and

(b) Company and its Subsidiaries may make an Asset Disposition of the MTBE Assets for fair value (but not less than all or substantially all of such MTBE Assets), including the Capital Stock of any Permitted MTBE JV; provided (i) at least 75% of the aggregate sales price from such Asset Disposition shall be paid in Cash or Cash Equivalents and (ii) no Unmatured Event of Default or Event of Default exists or would result therefrom;

In the event the Required Lenders waive the provisions of this Section 8.4 with respect to the sale of any Collateral, or any Collateral is sold as permitted by Section 8.4, such Collateral shall be sold free and clear of the Liens created by the Security Documents, and Administrative Agent shall be authorized to take any actions deemed appropriate in order to effect the foregoing.

8.5 Restricted Payments. Company will not, and will not permit any of its Subsidiaries to, make any Restricted Payment; provided, that:

(a) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, Company may make Restricted Payments in the form of, and/or may make Restricted Payments to Holdings LP and Holdings GP for immediate use for: (i) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock or options, warrants or other rights to acquire Capital Stock of Holdings GP, Company or any Subsidiary of Company in connection with any management equity subscription agreement, stock option agreement, shareholders’ agreement, stock appreciation rights program, severance agreement, employee benefit plan or agreement or similar agreement, or (ii) the repurchase for value of any Capital Stock or options, warrants or other rights to acquire Capital Stock of Holdings GP in the open market to satisfy stock options issues by Holdings GP that are outstanding; provided that the aggregate price paid for all such repurchases, redemptions, acquisitions or retirements after the Closing Date may not exceed $5,000,000 in any Fiscal Year or $12,500,000 in the aggregate on or after the Closing Date.

(b) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, Company may make regularly scheduled interest payments on Permitted Junior Debt and any Permitted Refinancings thereof;

(c) Company and its Subsidiaries may defease, redeem, repurchase or otherwise acquire Indebtedness of any Credit Party that is subordinated to the Obligations with the net cash proceeds from a substantially concurrent Permitted Refinancing of such Indebtedness;

(d) Company may pay Dividends to holders of any class or series of Disqualified Stock of Company issued on or after the Closing Date in accordance with Section 8.2 hereof;

(e) so long as either (1) neither Holdings GP nor Holdings LP (i) own any significant assets other than Capital Stock of Company or (ii) engage in any business other than holding the Capital Stock of Company or (2) Holdings GP, Holdings LP, Company and its Subsidiaries have entered into a Tax Sharing Agreement reasonably acceptable to Administrative Agent, Company may pay cash Dividends or otherwise advance amounts to Holdings GP and Holdings LP solely for the purpose of paying, so long as the proceeds thereof are promptly used by Holdings GP and Holdings LP to pay (A) franchise taxes and other fees required to maintain its legal existence, (B) federal, state and local income taxes and interest and penalties with respect thereto; provided that any refund shall be promptly returned by Holdings GP and Holdings LP to Company, and (C) an amount not to exceed $200,000 in any Fiscal Year to permit Holdings GP and Holdings LP to pay corporate and overhead expenses incurred in the ordinary course of business.

(f) Company may repurchase options to acquire Capital Stock or Capital Stock if such purchase is deemed to occur upon the exercise of stock options to the extent such options to acquire Capital Stock or Capital Stock represent a portion of the exercise price of those stock options;

(g) Company may purchase fractional shares upon conversion of any securities of Company into options, warrants or other rights to acquire Capital Stock of Company;

(h) Company may issue Capital Stock of Company (other than Disqualified Stock) for other Capital Stock or options, warrants or other rights to acquire Capital Stock of Company in connection with any rights offering and payments for the redemption of fractional shares in connection with any rights offering;

(i) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, Company may make additional Restricted Payments in an aggregate amount, when combined with Investments permitted under Section 8.7(o), that does not exceed (i) the amount of all Net Offering Proceeds from issuances of Company’s Capital Stock (other than Disqualified Stock) since the Closing Date minus (ii) the amount of such Net Offering Proceeds utilized for Acquisitions since the Closing Date; and

(j) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, and provided that Company’s Leverage Ratio is less than 3.0 to 1.0 after giving effect to any Indebtedness incurred in connection with such Restricted Payments on a Pro Forma Basis, Company may make additional Restricted Payments in an aggregate amount, when combined with Investments permitted under Section 8.7(p), that does not exceed 25% of Company’s cumulative Consolidated Net Income accrued during the period (treated as one accounting period) from June 30, 2006 to the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1.

Notwithstanding the foregoing, Company may pay Dividends within sixty (60) days after the date of declaration thereof if at such date of declaration such Dividend would have complied with this Section 8.5; provided, that any such Dividend shall be included (without duplication) in the calculation of the amount of Restricted Payments for purposes of the clause of Section 8.5 relied upon for the declaration of such Dividend.

8.6 Issuance of Subsidiary Stock. Company will not, and will not permit any of its Subsidiaries to, directly or indirectly, issue, sell, assign, pledge or otherwise encumber or dispose of any shares of Capital Stock of any Subsidiary of Company, except (i) to Company, (ii) to another Wholly-Owned Subsidiary of Company that is not an Unrestricted Subsidiary, (iii) to qualify directors if required by applicable law or similar de minimus issuances of Capital Stock to comply with Foreign Requirements of Law, or (iv) pursuant to employee stock ownership or employee benefit plans in effect on the date hereof; provided, that, in the case of issuances of preferred stock by a Subsidiary of Company, any subsequent issuance or transfer of Capital Stock that results in any such preferred stock being held by a Person other than Company or a Wholly-Owned Subsidiary of Company shall be deemed to constitute an issuance of Capital Stock that was not permitted by this Section 8.6. Notwithstanding the foregoing, Company or is Subsidiaries shall be permitted to sell 100% of the outstanding Capital Stock of any Subsidiary, but not less than 100% of such Capital Stock, subject to Section 8.4.

8.7 Loans, Investment and Acquisitions. Company will not, and will not permit any of its Subsidiaries to, make any loans or make or own any Investments or make any Acquisitions except:

(a) Company and its respective Subsidiaries may acquire and hold Cash and Cash Equivalents;

(b) Investments existing on the date hereof and identified on Schedule 8.7, without giving effect to any additions thereto or replacements thereof;

(c) advances by Company or its Subsidiaries made to employees in the ordinary course of business in an aggregate principal amount not exceeding $1,000,000 to any one Person or $3,000,000 in the aggregate at any one time outstanding;

(d) Investments (including debt obligations) received by Company or its Subsidiaries in connection with the bankruptcy or reorganization of suppliers and customers and in settlement of delinquent obligations of, and other disputes with, customers and suppliers arising in the ordinary course of business;

(e) Company may enter into Interest Rate Agreements in compliance with 8.2(h) and Other Hedging Agreements in compliance with Section 8.2(i);

(f) pledges or deposits made in the ordinary course of business;

(g) Investments by Company and each of its Subsidiaries in the Capital Stock of a Person who is a Domestic Subsidiary immediately before and after such Investment; provided, that (i) the requirements of Section 7.11 are satisfied, and (ii) the amount of such Investments by Credit Parties in Subsidiaries that are not Credit Parties, plus the amount of all loans, contributions to capital, Guarantee Obligations and advances referred to in clause (h) below that are made by Credit Parties to Subsidiaries that are not Credit Parties shall not exceed in the aggregate at any time outstanding $5,000,000;

(h) Investments constituting loans, Guarantee Obligations or advances made by Company to any of its Subsidiaries or made by any of its Subsidiaries to Company or any other Subsidiary, provided, that any such loans and advances made by a Credit Party shall be evidenced by a promissory note pledged pursuant to a Security Document and the amount of all such loans, contributions to capital, Guarantee Obligations and advances by Credit Parties to Subsidiaries that are not Credit Parties shall not exceed the limitations set forth in clauses (g) above or (j) below, as applicable;

(i) Company or any other Credit Party may make Permitted Acquisitions;

(j) Foreign Investments in an aggregate amount not to exceed in the aggregate at any time outstanding $50,000,000; provided, that the aggregate amount of Foreign Investments may not be increased at any time that an Event of Default or Unmatured Event of Default exists and is continuing or would result therefrom;

(k) Company and each of its Subsidiaries may acquire and hold debt securities and other non-cash consideration as partial consideration for an Asset Disposition permitted pursuant to Section 8.4;

(l) Investments in any Permitted MTBE Joint Venture consisting of all or part of the MTBE Assets;

(m) Investments the sole consideration for which are Capital Stock (other than Disqualified Stock) of Company;

(n) Guarantee Obligations permitted under Section 8.2;

(o) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, additional Investments in an aggregate amount, when combined with Restricted Payments permitted under Section 8.5(i), that do not exceed (i) the amount of all Net Offering Proceeds from issuances of Company’s Capital Stock (other than Disqualified Stock) since the Closing Date minus (ii) the amount of such Net Offering Proceeds utilized for Acquisitions since the Closing Date;

(p) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing or would result therefrom, and provided that Company’s Leverage Ratio is less than 3.0 to 1.0 after giving effect to any Indebtedness incurred in connection with such Investments on a Pro Forma Basis, additional Investments in an aggregate amount, when combined with Restricted Payments permitted under Section 8.5(j), that do not exceed 25% of Company’s cumulative Consolidated Net Income accrued during the period (treated as one accounting period) from June 30, 2006 to the end of the most recent Fiscal Quarter for which financial statements have been delivered pursuant to Section 7.1; and

(q) additional Investments in an aggregate amount not to exceed $15,000,000.

8.8 Transactions with Affiliates. Company will not, and will not permit any of its Subsidiaries, directly or indirectly, enter into or permit to exist any transaction (including, without limitation, the purchase, sale, lease or exchange of any property or the rendering of any service) with or for the benefit of any of Company’s Affiliates (an “Affiliate Transaction”), other than transactions that are on terms fair and reasonable to Company or to any such Subsidiary and no less favorable to Company or to such Subsidiary than those that might reasonably have been obtained in a comparable transaction on an arm’s-length basis from a Person that is not an Affiliate. In addition to the foregoing, with respect to any Affiliate Transaction or series of Affiliate Transactions involving a value or aggregate payments of $10,000,000 or more, the determination that such Affiliate Transaction or series of Affiliate Transactions is or are on terms that are fair and reasonable to Company or to any its Subsidiaries and is or are on terms that are no less favorable to Company or to such Subsidiary than those that might reasonably have been obtained in a comparable transaction on an arm’s-length basis from a Person that is not an Affiliate will be made, prior to the consummation of any such Affiliate Transaction or series of Affiliate Transactions, reasonably and in good faith by a majority of the members of the Board of Directors of Company and of such Subsidiary, as the case may be, and evidenced by a Board of Directors resolution delivered to Administrative Agent.

The foregoing restrictions will not apply to:

(1) reasonable and customary directors’ fees, indemnification and similar arrangements and payments thereunder;

(2) loans or advances to officers of Company and of its Subsidiaries for bona fide business purposes of Company or of such Subsidiary not to exceed $3,000,000 in the aggregate at any one time outstanding for Company and its Subsidiaries;

(3) any transaction between Company and any Wholly-Owned Subsidiary of Company to the extent that any such transaction is otherwise in compliance with the terms of this Agreement;

(4) Restricted Payments that do not violate Section 8.5 hereof or Investments that do not violate Section 8.7(n) hereof; or

(5) issuances of Capital Stock of Company to the extent permitted pursuant to Section 8.6 and the granting of registration rights thereto.

8.9 Intentionally Omitted.

8.10 Lines of Business. Company will not, and will not permit any of its Subsidiaries to enter into or acquire any line of business which is not reasonably related to the business engaged in as of the date hereof. Company will not permit any MTBE Subsidiary to enter into or acquire any line of business or assets other than MTBE Assets.

8.11 Fiscal Year. Company will not, and will not permit any of its Subsidiaries to, change their Fiscal Year; provided, that any Subsidiary of Company may change its Fiscal Year to correspond to the Fiscal Year of Company.

8.12 Limitation on Voluntary Payments and Modifications of Indebtedness; Modifications of Certificate of Incorporation, By-Laws and Certain Other Agreements; Certain Derivative Transactions; etc. Company will not, and will not permit any of its Subsidiaries to:

(a) make (or give any notice in respect of) any voluntary or optional payment or prepayment on or redemption or acquisition for value of (including, without limitation, by way of depositing with the trustee with respect thereto or any other Person money or securities before due for the purpose of paying when due) any Indebtedness that is either subordinate or junior in right of payment to the Obligations other than pursuant to a Permitted Refinancing or as permitted pursuant to Section 8.5;

(b) amend, terminate or modify, or permit the amendment, termination or modification of, any provision of any documents governing the Indebtedness described in clause (a) above, the Revolving Credit Facility or the Intercreditor Agreement in a manner adverse to the interests of the Lenders, (including specifically to shorten any maturity or the Weighted Average Life to Maturity, require any payment sooner than previously scheduled, increase the principal amount due thereunder or the interest rate or fees applicable thereto, alter the redemption provisions or price or terms at which such Indebtedness in required to be purchased, cause affirmative or negative covenants to be more restrictive than those originally contained in such documents or provide for any additional guarantor with respect thereto unless such Person becomes a Guarantor);

(c) amend, modify or change in any way adverse to the interests of the Lenders, its Organizational Documents (including, without limitation, by filing or modification of any certificate of designation) or by-laws, any Tax Sharing Agreement referred to in Section 8.5(e), the Huntsman Acquisition Agreement or any agreement entered into by it, with respect to its Capital Stock (including any shareholders’ agreement), or enter into any new agreement with respect to its Capital Stock which in any way could be adverse to the interests of the Lenders;

(d) enter into or maintain outstanding any derivative transaction or similar transaction obligating Company or any of its Subsidiaries to make any payment (other than a payment which may only be made in Ordinary Equity Interests or Permitted Preferred Stock) to any Person as a result of any change in value or market price of Capital Stock of Company.

8.13 Limitation on Certain Restrictions. Company will not, and will not permit any of its Subsidiaries, to (1) create or otherwise cause or permit to exist or become effective any consensual encumbrance or restriction on the ability of Company or any of its Subsidiaries to (i) pay dividends or make any other distributions on its Capital Stock or pay any Indebtedness or other obligation owed to Company or any of its other Subsidiaries, (ii) make any loans or advances to Company or any of its Subsidiaries, or (iii) transfer any of its property or assets to Company or any of its Subsidiaries or (2) become a party to any agreement, note, indenture or other instrument or take any other action which would prohibit the creation of a Lien on any of its properties or other assets in favor of Collateral Agent to the benefit of the Secured Creditors, as collateral for the Obligations; provided that this Section 8.13 shall not apply to (i) restrictions and conditions imposed by Requirements of Law, or by any Loan Document, (ii) restrictions and conditions in (A) any agreement or contract existing on the Closing Date and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions existing on the Closing Date and (B) any documents evidencing a Permitted Accounts Receivable Securitization, (iii) customary restrictions and conditions contained in agreements relating to the sale of a Subsidiary or asset pending such sale; provided, that such restrictions and conditions apply only to the Subsidiary or asset that is to be sold and such sale is permitted hereunder, (iv) restrictions or conditions imposed by any agreement relating to secured Indebtedness permitted by this Agreement if such restrictions or conditions apply only to the property or assets securing such Indebtedness, (v) customary non-assignment provisions in any contract, easement or lease (including with respect to leases, restrictions on sub-letting), (vi) restrictions or conditions contained in any trading, netting, operating, construction, service, supply, purchase, sale or similar agreement to which Company or any Subsidiary is a party and which is entered into in the ordinary course of business; provided, that such agreement prohibits the encumbrance of solely the property or assets of Company or such Subsidiary that are the subject of such agreement, the payment rights arising thereunder and/or the proceeds thereof and not to any other asset or property of Company or such Subsidiary or the assets or property of any other Credit Party or Subsidiary of a Credit Party and (vii) restrictions contained in documents evidencing Indebtedness existing at the time at which any such Person first becomes a Subsidiary, so long as such restriction applies only to such Subsidiary and its assets and was not agreed to or entered into solely in contemplation of such change in status, and any amendments, modifications, restatements, renewals or replacements thereof that are not more restrictive, taken as a whole, than the restrictions existing at the time such Person first becomes a Subsidiary.

ARTICLE IX

RESERVED

9.1 Reserved.

ARTICLE X

EVENTS OF DEFAULT

10.1 Events of Default. Any of the following events, acts, occurrences or state of facts shall constitute an “Event of Default” for purposes of this Agreement:

(a) Failure to Make Payments When Due. Any Credit Party (i) shall default in the payment of principal on any of the Loans, or (ii) shall default in the payment of interest on any of the Loans or default in the payment of any fee, L/C Obligation or any other Obligation owing hereunder or under any other Loan Document when due and such default in payment shall continue for five (5) Business Days; or

(b) Representations and Warranties. Any representation or warranty made by any Credit Party contained in any Loan Document or any document, instrument or certificate delivered pursuant hereto or thereto shall have been incorrect in any material respect when made or deemed made, or

(c) Covenants. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed (i) under Article VIII hereof or Sections 7.3(a), (ii) under Section 7.4, 7.8, or 7.11 and such default shall continue unremedied for a period of five (5) Business Days after the earlier of a Responsible Officer of Company becoming aware of such default or written notice to Company by Administrative Agent or any Lender or (iii) under any other term, covenant or agreement contained in this Agreement and such default shall continue unremedied for a period of thirty (30) days after the earlier of any Responsible Officer of Company becoming aware of such default or written notice to Company by Administrative Agent or any Lender;

(d) Default Under Other Loan Documents. Any Credit Party shall default in the performance or observance of any term, covenant, condition or agreement on its part to be performed or observed hereunder or under any Loan Document (and not constituting an Event of Default under any other clause of this Section 10.1) and such default shall continue unremedied for a period of thirty (30) days after the earlier of any Responsible Officer of Company becoming aware of such default or written notice thereof has been given to Company by Administrative Agent; or

(e) Voluntary Insolvency, Etc. Company or any of its Subsidiaries shall become insolvent or generally fail to pay, or admit in writing its inability to pay, its debts as they become due, or shall voluntarily commence any proceeding or file any petition under any bankruptcy, insolvency or similar law in any jurisdiction or seeking dissolution or reorganization or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or a substantial portion of its property, assets or business or to effect a plan or other arrangement with its creditors, or shall file any answer admitting the jurisdiction of the court and the material allegations of an involuntary petition filed against it in any bankruptcy, insolvency or similar proceeding in any jurisdiction, or shall be adjudicated bankrupt, or shall make a general assignment for the benefit of creditors, or shall consent to, or acquiesce in the appointment of, a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for a substantial portion of its property, assets or business, shall call a meeting of its creditors with a view to arranging a composition or adjustment of its debts or shall take any corporate action authorizing any of the foregoing; or

(f) Involuntary Insolvency, Etc. Involuntary proceedings or an involuntary petition shall be commenced or filed against Company or any of its Subsidiaries under any bankruptcy, insolvency or similar law in any jurisdiction or seeking the dissolution or reorganization of it or the appointment of a receiver, trustee, custodian, court appointed monitor, administrator, administrative receiver, liquidator or other similar official for it or of a substantial part of its property, assets or business or to effect a plan or other arrangement with its creditors, or any writ, judgment, warrant of attachment, execution or similar process shall be issued or levied against a substantial part of its property, assets or business, and such proceedings or petition shall not be dismissed, or such writ, judgment, warrant of attachment, execution or similar process shall not be released, vacated or fully bonded, within sixty (60) days after commencement, filing or levy, as the case may be, or any order for relief shall be entered in any such proceeding; or

(g) Default Under Other Agreements. (i) Any Credit Party shall default in the payment when due, whether at stated maturity or otherwise, of any Indebtedness (other than Indebtedness owed to the Lenders under the Loan Documents) in excess of $10,000,000 in the aggregate beyond the period of grace, if any, provided in the instrument or agreement under which such Indebtedness was created, or (ii) a default shall occur in the performance or observance of any agreement or condition to any such Indebtedness or contained in any instrument or agreement evidencing, securing or relating thereto, or any other event shall occur or condition exist, the effect of which default or other event or condition is to cause, or to permit the holder or holders of such Indebtedness (or a trustee or agent on behalf of such holder or holders) to cause (determined without regard to whether any notice of acceleration or similar notice is required), any such Indebtedness to become due or be repaid prior to its stated maturity or (iii) any such Indebtedness of any Credit Party shall be declared to be due and payable, or required to be prepaid other than by a regularly scheduled required payment or mandatory prepayment arising other than due to the existence of a default, prior to the stated maturity thereof; or

(h) Invalidity of Subordination or Intercreditor Provisions. The subordination provisions of any agreement or instrument governing any Permitted Junior Debt, or any other documents evidencing, guaranteeing or otherwise governing subordinated Indebtedness or any Indebtedness which refinances such Indebtedness is for any reason revoked or invalidated, or otherwise ceases to be in full force and effect, or any provision of the Intercreditor Agreement is for any reason revoked or invalidated or otherwise ceases to be in full force or effect or any Person contests in any manner the validity or enforceability thereof or denies that it has any further liability or obligation thereunder, or the Loans and the other Obligations hereunder entitled to receive the benefits of any Loan Document is for any reason subordinated or does not have the priority contemplated by this Agreement or such lien subordination provisions or Intercreditor Agreement; or

(i) Judgments. One or more judgments or decrees shall be entered against any Credit Party involving, individually or in the aggregate, a liability (to the extent not paid or covered by an insurance company which has accepted liability in writing) of $5,000,000 or more and all such judgments or decrees shall not have been vacated, discharged, satisfied, stayed or bonded pending appeal within sixty (60) days from the entry thereof; or

(j) Security Documents. At any time after the execution and delivery thereof, any of the Security Documents shall cease to be in full force and effect or shall cease to give Collateral Agent for the benefit of the Secured Creditors the Liens, rights, powers and privileges purported to be created thereby (including, without limitation, a perfected security interest in, and Lien on, all of the Collateral which the terms of the applicable Security Document require to be perfected), in favor of Collateral Agent, superior to and prior to the rights of all third Persons and subject to no other Liens (except to the extent expressly permitted herein or therein); or

(k) Guaranties. Any Guaranty or any provision thereof shall (other than as a result of the actions taken by Administrative Agent or the Lenders to release such Guaranty) cease to be in full force and effect in accordance with its terms, or any Guarantor or any Person acting by or on behalf of such Guarantor shall deny or disaffirm such Guarantor’s obligations under any Guaranty; or

(l) Employee Benefit Plans. (i) Either (a) any Termination Event shall have occurred, (b) a trustee shall be appointed by a United States District Court to administer any Plan or Multiemployer Plan, (c) the PBGC institutes proceedings to terminate any Plan or Multiemployer Plan or to appoint a trustee to administer any Plan, (d) Company or any of its Subsidiaries shall become liable to the PBGC or any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or (e) Company or any of its Subsidiaries fails to make a deficit reduction contribution required under Code Section 412(l) to any Plan by the due date for such contribution, and, as of the date thereof or any subsequent date, the sum of each of Company’s and its Subsidiaries’ various liabilities (such liabilities to include, without limitation, any liability to the PBGC or to any other party under Section 4062, 4063 or 4064 of ERISA with respect to any Plan, or to any Multiemployer Plan under Section 4201 et seq. of ERISA) as a result of such events listed in subclauses (a) through (e) of this clause (i) exceeds $10,000,000 in the aggregate; or (ii) either (a) a foreign governmental authority has instituted proceedings to terminate a Foreign Pension Plan or a foreign governmental authority has appointed a trustee to administer any Foreign Pension Plan in place of the existing administrator, in each case by reason of a distress termination within the meaning of Section 4041(c) of ERISA, treating such Foreign Pension Plan as if it were subject to ERISA; or (b) any Foreign Pension Plan that is required by applicable law to be funded in a trust or other funding vehicle has failed to comply with such funding requirements, and, as of the date thereof or as of any subsequent date, the sum of each of Company’s and its Subsidiaries’ various liabilities to any Foreign Pension Plan solely as a result of the occurrence of such events listed in subclauses (a) and (c) of this clause (ii) exceeds $10,000,000 in the aggregate;

(m) Dissolution. Any order, judgment or decree shall be entered against Company or any of its Subsidiaries decreeing its involuntary dissolution or split up and such order shall remain undischarged and unstayed for a period in excess of sixty (60) days; or Company or any Subsidiaries shall otherwise dissolve or cease to exist except as specifically permitted by this Agreement; or

(n) Change of Control. There shall occur a Change of Control.

If any of the foregoing Events of Default shall have occurred and be continuing, Administrative Agent, at the written direction of the Required Lenders, shall take one or more of the following actions: (i) by written notice to Company declare all or any part of the Term Commitments and/or the Pre-Funded L/C Commitments to be terminated whereupon the Term Commitments and/or the Pre-Funded L/C Commitments (or the part thereof so declared) shall forthwith terminate, (ii) by written notice to Company declare all or any part of the sums then owing by each Credit Party hereunder (including all L/C Obligations comprised of unreimbursed drawings on the Letter of Credit), and under the Loan Documents to be forthwith due and payable, whereupon all such sums shall become and be immediately due and payable without presentment, demand, protest or notice of any kind, all of which are hereby expressly waived by Company on behalf of itself and its Subsidiaries, (iii) terminate the Letter of Credit in accordance with its terms, (iv) direct Company to pay (and Company agrees that upon receipt of such notice, or upon the occurrence of any Event of Default specified in Section 10.1(e) or Section 10.1(f) with respect to Company it will pay) to Administrative Agent at the Payment Office such additional amount of cash or Cash Equivalents in an amount equal to 105% of the L/C Obligations comprised of the undrawn face amount of the Letter of Credit, to be held as security by Administrative Agent, and (v) enforce, as Administrative Agent, all of the Liens and security interests created pursuant to the Security Documents. In cases of any occurrence of any Event of Default described in Section 10.1(e) or Section 10.1(f), the Loans, together with accrued interest thereon, shall become due and payable forthwith without the requirement of any such acceleration or request, and without presentment, demand, protest or other notice of any kind, all of which are expressly waived by Company on behalf of itself and its Subsidiaries, any provision of this Agreement or any other Loan Document to the contrary notwithstanding, and other amounts payable by each Credit Party hereunder shall also become immediately due and payable all without notice of any kind.

Anything in this Section 10.1 to the contrary notwithstanding, Administrative Agent shall, at the request of the Required Lenders, rescind and annul any acceleration of the Loans by written instrument filed with Company; provided that at the time such acceleration is so rescinded and annulled: (A) all past due interest and principal, if any, on the Loans and all other sums payable under this Agreement and the other Loan Documents shall have been duly paid, and (B) no other Event of Default shall have occurred and be continuing which shall not have been waived in accordance with the provision of Section 12.1 hereof.

10.2 Rights Not Exclusive. The rights provided for in this Agreement and the other Loan Documents are cumulative and are not exclusive of any other rights, powers, privileges or remedies provided by law or in equity, or under any other instrument, document or agreement now existing or hereafter arising.

ARTICLE XI

ADMINISTRATIVE AGENT

In this Article XI, the Lenders and Administrative Agent agree among themselves (and no Credit Party shall have any rights as a third party beneficiary of such provisions) as follows:

11.1 Appointment. Each of the Lenders hereby appoint DB to act on its behalf as Administrative Agent hereunder and as Collateral Agent under all applicable Security Documents (for purposes of this Agreement, the term “Administrative Agent” shall include DB in its capacity as Collateral Agent pursuant to the Security Documents) to act as herein specified herein and in the other Loan Documents. Each Lender hereby irrevocably authorizes and each holder of any Note by the acceptance of such Note shall be deemed to irrevocably authorize

Administrative Agent to take such action on its behalf under the provisions hereof, the other Loan Documents (including, without limitation, to give notices and take such actions on behalf of the Required Lenders as are consented to in writing by the Required Lenders) and any other instruments, documents and agreements referred to herein or therein and to exercise such powers hereunder and thereunder as are specifically delegated to Administrative Agent or Collateral Agent by the terms hereof and thereof and such other powers as are reasonably incidental thereto. Administrative Agent may perform any of its duties hereunder and under the other Loan Documents, by or through its officers, directors, agents, employees or affiliates.

11.2 Nature of Duties. Administrative Agent shall have no duties or responsibilities except those expressly set forth in this Agreement. The duties of Administrative Agent shall be mechanical and administrative in nature. EACH LENDER HEREBY ACKNOWLEDGES AND AGREES THAT ADMINISTRATIVE AGENT SHALL NOT HAVE, BY REASON OF THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT, A FIDUCIARY RELATIONSHIP TO OR IN RESPECT OF ANY LENDER. Nothing in any of the Loan Documents, expressed or implied, is intended to or shall be so construed as to impose upon Administrative Agent any obligations in respect of any of the Loan Documents except as expressly set forth herein or therein. Each Lender shall make its own independent investigation of the financial condition and affairs of the Credit Parties in connection with the making and the continuance of the Loans hereunder and shall make its own appraisal of the credit worthiness of the Credit Parties, and Administrative Agent shall have no duty or responsibility, either initially or on a continuing basis, to provide any Lender with any credit or other information with respect thereto, whether coming into its possession before making of the Loans or at any time or times thereafter. Administrative Agent will promptly notify each Lender at any time that the Required Lenders have instructed it to act or refrain from acting pursuant to Article X.

11.3 Exculpation, Rights Etc. Neither Administrative Agent nor any of its officers, directors, agents employees or affiliates shall be liable for any action taken or omitted by them hereunder or under any of the other Loan Documents, or in connection herewith or therewith, unless caused by its or their gross negligence or willful misconduct. Administrative Agent shall not be responsible to any Lender for any recitals, statements, representations or warranties herein or for the execution, effectiveness, genuineness, validity, enforceability, collectibility, or sufficiency of any of the Loan Documents or any other document or the financial condition of any Credit Party. Administrative Agent shall not be required to make any inquiry concerning either the performance or observance of any of the terms, provisions or conditions of this Agreement or any of the Loan Documents or any other Document or the financial condition of any Credit Party, or the existence or possible existence of any Unmatured Event of Default or Event of Default unless requested to do so by the Required Lenders. Administrative Agent may at any time request instructions from the Lenders with respect to any actions or approvals (including the failure to act or approve) which by the terms of any of the Loan Documents, Administrative Agent is permitted or required to take or to grant, and if such instructions are requested, Administrative Agent shall be absolutely entitled to refrain from taking any action or to withhold any approval and shall not be under any liability whatsoever to any Person for refraining from any action or withholding any approval under any of the Loan Documents until it shall have received such instructions from the Required Lenders or all Lenders, as applicable. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Administrative Agent as a result of Administrative Agent acting, approving or refraining from acting or approving under any of the Loan Documents in accordance with the instructions of the Required Lenders or, to the extent required by Section 12.1, all of the Lenders.

11.4 Reliance. Administrative Agent shall be entitled to rely, and shall be fully protected in relying, upon any notice, writing, resolution notice, statement, certificate, order or other document (including any electronic message, internet or intranet website posting or other distribution) or any telephone, telex, teletype or telecopier message believed by it to be genuine and correct and to have been signed, sent or made by the proper Person, and, with respect to all matters pertaining herein or to any of the other Loan Documents and its duties hereunder or thereunder, upon advice of counsel selected by Administrative Agent.

11.5 Indemnification. To the extent Administrative Agent is not, for any reason, indefeasibly reimbursed and indemnified by Company as required pursuant to Section 12.4, the Lenders will reimburse and indemnify Administrative Agent, on an after-tax basis, for and against any and all liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever which may be imposed on, incurred by, or asserted against Administrative Agent, acting pursuant hereto in such capacity in any way relating to or arising out of this Agreement or any of the other Loan Documents or any action taken or omitted by Administrative Agent under this Agreement or any of the other Loan Documents, in proportion to each Lender’s Aggregate Pro Rata Share of the outstanding Loans; provided, however, that no Lender shall be liable for any portion of such liabilities, obligations, losses, damages, claims, penalties, actions, judgments, suits, costs, expenses or disbursements resulting from Administrative Agent’s gross negligence or willful misconduct. The obligations of the Lenders under this Section 11.5 shall survive the payment in full of the Notes and the termination of this Agreement.

For purposes hereof, “Aggregate Pro Rata Share” means, when used with reference to any Lender and any described aggregate or total amount, an amount equal to the result obtained by multiplying such described aggregate or total amount by a fraction the numerator of which shall be such Lender’s Commitment with respect to all Facilities and the denominator of which shall be the aggregate Commitments outstanding for all Lenders or, if no Commitments are then outstanding, with respect to such Facilities, such Lender’s aggregate Loans and L/C Participations with respect to such Facilities to the total Loans and L/C Participations outstanding hereunder with respect to such Facilities, and when used with reference to any Lender’s percent interest, such fraction, expressed as a percentage.

11.6 Administrative Agent In Its Individual Capacity. With respect to its Loans and Commitments, Administrative Agent shall have and may exercise the same rights and powers hereunder and is subject to the same obligations and liabilities as and to the extent set forth herein for any other Lender or holder of Obligations. The terms “Lenders”, “holder of Obligations” or “Required Lenders” or any similar terms shall, unless the context clearly otherwise indicates, include Administrative Agent in its individual capacity as a Lender, one of the Required Lenders or a holder of Obligations. Administrative Agent may accept deposits from, lend money to, and generally engage in any kind of banking, trust or other business with any Credit Party or any Subsidiary or affiliate of any Credit Party as if it were not acting as Administrative Agent hereunder or under any other Loan Document, including, without limitation, the acceptance of fees or other consideration for services without having to account for the same to any of the Lenders.

11.7 Notice of Default. Administrative Agent shall not be deemed to have knowledge or notice of the occurrence of any Event of Default or Unmatured Event of Default hereunder unless Administrative Agent has received written notice from a Lender or Company referring to this Agreement, describing such Event of Default or Unmatured Event of Default and stating that such notice is a “notice of default”. In the event that Administrative Agent receives such a notice, Administrative Agent shall give prompt notice thereof to the Lenders.

11.8 Holders of Obligations. Administrative Agent may deem and treat the payee of any Obligation as reflected on the books and records of Administrative Agent as the owner thereof for all purposes hereof unless and until a written notice of the assignment or transfer thereof shall have been filed with Administrative Agent pursuant to Section 12.8(c). Any request, authority or consent of any Person who, at the time of making such request or giving such authority or consent, is the holder of any Obligation shall be conclusive and binding on any subsequent holder, transferee or assignee of such Obligation or of any Obligation or Obligations granted in exchange therefor.

11.9 Resignation by Administrative Agent. (a) Administrative Agent may resign from the performance of all its functions and duties hereunder at any time by giving fifteen (15) Business Days’ prior written notice to Company and the Lenders. Such resignation shall take effect upon the acceptance by a successor Administrative Agent of appointment pursuant to clauses (b) and (c) below or as otherwise provided below.

(b) Upon any such notice of resignation, the Required Lenders shall appoint a successor Administrative Agent who shall be satisfactory to Company and shall be an incorporated bank or trust company.

(c) If a successor Administrative Agent shall not have been so appointed within said fifteen (15) Business Day period, Administrative Agent, with the consent of Company, may then appoint a successor Administrative Agent who shall serve as Administrative Agent until such time, if any, as the Required Lenders, with the consent of Company, appoint a successor Administrative Agent as provided above.

(d) If no successor Administrative Agent has been appointed pursuant to clause (b) or (c) by the twentieth (20th) Business Day after the date such notice of resignation was given by Administrative Agent, Administrative Agent’s resignation shall become effective and the Required Lenders shall thereafter perform all the duties of Administrative Agent hereunder until such time, if any, as the Required Lenders, with the consent of Company, appoint a successor Administrative Agent as provided above.

11.10 The Joint Lead Arranger, Joint Book Runners, Syndication Agent. Notwithstanding any other provision of this Agreement or any provision of any other Loan Document, each of the Joint Lead Arranger, Joint Book Runners, Syndication Agent are named as such for recognition purposes only, and in their respective capacities as such shall have no powers, duties, responsibilities or liabilities with respect to this Agreement or the other Loan

Documents or the transactions contemplated hereby and thereby; it being understood and agreed that the Joint Lead Arranger, Joint Book Runners and Syndication Agent shall be entitled to all indemnification and reimbursement rights in favor of “Agents” as provided for under Section 11.5. Without limitation of the foregoing, none of Joint Lead Arranger, Joint Book Runners or Syndication Agent shall, solely by reason of this Agreement or any other Loan Documents, have any fiduciary relationship in respect of any Lender or any other Person.

ARTICLE XII

MISCELLANEOUS

12.1 No Waiver; Modifications in Writing.

(a) No failure or delay on the part of Administrative Agent or any Lender in exercising any right, power or remedy hereunder shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for herein are cumulative and are not exclusive of any remedies that may be available to Administrative Agent or any Lender at law or in equity or otherwise. Neither this Agreement nor any terms hereof may be amended, modified, supplemented, waived, discharged, terminated or otherwise changed unless such amendment, modification, supplement, waiver, discharge, termination or other change is in writing signed by the respective Credit Parties party thereto and the Required Lenders, provided that no such amendment, modification, supplement, waiver, discharge, termination or other change shall, without the consent of each Lender (other than a Defaulting Lender) (with Obligations directly affected thereby in the case of the following clause (i)),

(i) extend the final scheduled maturity of any Loan or Note or extend the stated maturity of the Letter of Credit beyond the Pre-Funded L/C Commitment Termination Date, or reduce the rate or extend the time of payment of interest or fees thereon, or reduce the principal amount thereof,

(ii) release all or substantially all of the Guarantors or all or substantially all of the Collateral (except as expressly provided in the Subsidiary Guaranty or the Security Documents),

(iii) amend, modify or waive any provision of this Section 12.1(a), or reduce the percentage specified in the definition of Required Lenders; or

(iv) consent to the assignment or transfer by any Credit Party of any of its rights and obligations under this Agreement;

provided, further, that no such amendment, modification, supplement, waiver, discharge, termination or other change shall

(A) increase the Term Commitments of any Lender over the amount thereof then in effect without the consent of such Lender,

(B) without the consent of Administrative Agent, amend, modify or waive any provision of Article XI as same applies to Administrative Agent or any other provisions as same relates to the rights or obligations of Administrative Agent,

(C) without the consent of Administrative Agent, amend, modify or waive any provisions relating to the rights or obligations of Administrative Agent under the other Loan Documents,

(D) without the consent of the Majority Lenders of each Facility which is being allocated a lesser prepayment, repayment or commitment reduction, alter the required application of any prepayments or repayments (or commitment reduction), as between the various Facilities pursuant to Section 4.4(a) (although the Required Lenders may waive in whole or in part, any such prepayment, repayment or commitment reduction so long as the application, as amongst the various Facilities, of any such prepayment, repayment or commitment reduction which is still required to be made is not altered),

(E) without the consent of the Majority Lenders of each Facility amend the definition of Majority Lenders,

(F) without the consent of the Majority Lenders of the Term Facility affected thereby, amend the definition of Term Pro Rata Share,

(G) without the consent of the Majority Lenders of the applicable Facility, amend the definition of Scheduled Term Repayments for such Facility in a manner that decreases or delays any Scheduled Term Repayment;

(H) without the consent of the Majority Lenders holding Pre-Funded L/C Commitments, amend, modify or waive any condition precedent set forth in Section 2.1(b)(ii) with respect to the amendment of the Letter of Credit;

(I) without the consent of Issuing Bank, amend, modify or waive any provision of Section 2.1(b) or alter its rights and obligations with respect to the Letter of Credit;

(J) without the consent of Deposit Bank, amend, modify or waive any provision relating to the rights or obligations of Deposit Bank;

provided, however, that any provision of this Agreement may be amended, modified, supplemented, waived, discharged terminated or otherwise changed by an agreement in writing signed by the respective Credit Parties thereto, the Required Lenders (measured after giving effect to such amendment, supplement, waiver, discharger or termination) and Administrative Agent if (a) by the terms of such agreement all Commitments of each Lender not consenting to the actions therein shall terminate upon the effectiveness of such agreement and (b) at the time such agreement becomes effective, each Lender not consenting thereto receives payment in full of the principal of and interest accrued on each Loan made by it and all other Obligations owing to it or accrued for its account under this Agreement.

(b) If, in connection with any proposed change, waiver, discharge or termination of any of the provisions of this Agreement as contemplated by clauses (a)(i) through (iv), inclusive, of the first proviso to the third sentence of Section 12.1(a) or (D) through (H) of the second proviso to such sentence, the consent of the Required Lenders is obtained but the consent of one or more of such other Lenders whose consent is required is not obtained, then Company shall have the right to replace each such non-consenting Lender or Lenders (or, at the option of Company if the respective Lender’s consent is required with respect to less than all Loans, to replace only the respective Loans and L/C Participations of the respective non-consenting Lender which gave rise to the need to obtain such Lender’s individual consent) with one or more Replacement Lenders pursuant to Section 3.7 so long as at the time of such replacement, each such Replacement Lender consents to the proposed amendment, modification, supplement. waiver, discharge, termination or other change.

12.2 Further Assurances. Company agrees, on behalf of itself and its Subsidiaries, to do such further acts and things and to execute and deliver to Administrative Agent such additional assignments, agreements, powers and instruments, as Administrative Agent may reasonably require or deem advisable to carry into effect the purposes of this Agreement or any of the Loan Documents or to better assure and confirm unto Administrative Agent it rights, powers and remedies hereunder.

12.3 Notices, Etc. (a) Except where telephonic instructions or notices are authorized herein to be given (and except as provided in paragraph (b) below), all notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Agreement when received or in the case of notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this Section 12.3. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this Section 12.3, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) indicated on Schedule 12.3(a) attached hereto or, in the case of any Assignee, on its signature page to its Assignment and Assumption Agreement and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for such party on Schedule 12.3(a) attached hereto or such Assignment and Assumption Agreement, as the case may be.

(b) Notices and other communications to or by Administrative Agent, the Lenders and the Facing Agent hereunder may be delivered or furnished by electronic communication (including e-mail and Internet or intranet websites) pursuant to procedures approved by Administrative Agent, provided that the foregoing shall not apply to notices pursuant to Article II unless otherwise agreed by Administrative Agent and the applicable Lender and, to the extent applicable, the Facing Agent. Administrative Agent or Company may, in its discretion, agree to accept notices and other communications to it hereunder by electronic communications pursuant to procedures approved by it, provided that approval of such procedures may be limited to particular notices or communications.

Unless Administrative Agent otherwise prescribes, (i) notices and other communications sent to an e-mail address shall be deemed received upon the sender’s receipt of an acknowledgement from the intended recipient (such as by the “return receipt requested” function, as available, return e-mail or other written acknowledgement), provided that if such notice or other communication is sent after 5:00 p.m. (New York City time), such notice or communication shall be deemed to have been sent at the opening of business on the next Business Day for the recipient, and (ii) notices or communications posted to an Internet or intranet website shall be deemed received upon the deemed receipt by the intended recipient at its e-mail address as described in the foregoing clause (i) of notification that such notice or communication is available and identifying the website address therefor.

12.4 Costs and Expenses; Indemnification.

(a) Generally. Company agrees to pay promptly upon request by Administrative Agent (or any Lender, Issuing Bank or Deposit Bank in connection with any enforcement or atonement as provided below) (i) all reasonable out of pocket costs and expenses in connection with the negotiation, preparation, printing, typing, reproduction, syndication, execution and delivery of this Agreement and the other Loan Documents (including, without limitation, the administration by the Deposit Bank of the Pre-Funded L/C Deposit Account and the Pre-Funded L/C Deposits) and the documents and instruments referred to herein and therein and any amendment, waiver or consent relating hereto or thereto or other modifications of (or supplements to) any of the foregoing and any and all other documents and instruments furnished pursuant hereto or thereto or in connection herewith or therewith (whether or not the transactions contemplated hereby or thereby are consummated), including without limitation, the reasonable fees and out-of-pocket expenses of independent public accountants and other outside experts retained by Administrative Agent with Company’s consent (provided that such consent shall not be required (i) for experts retained prior to the Closing Date or (ii) if an Unmatured Event of Default or Event of Default exists at the time such expert is retained) and of Winston & Strawn LLP, special counsel to Administrative Agent, and any local counsel retained by Administrative Agent relative thereto and other Attorney Costs, in connection with the administration of this Agreement and the other Loan Documents, and all search fees, appraisal fees and expenses, title insurance policy fees, costs and expenses and filing and recording fees, (ii) all costs and expenses incurred by Administrative Agent, any Lender, Issuing Bank or Deposit Bank, including the fees, charges and Attorney Costs, in connection with the enforcement or protection of its rights in connection with this Agreement and the other Loan Documents, including its rights under this Section, or in connection with the Loans made hereunder, including all such out-of-pocket expenses incurred during any workout, restructuring or negotiations in respect of such Loans. In addition, Company shall pay any and all present and future stamp, transfer, excise and other similar taxes payable or determined to be payable in connection with the execution and delivery of this Agreement, any Loan Document, or the making of any Loan, and each agrees to save and hold Administrative Agent, each Lender, Issuing Bank and Deposit Bank harmless from and against any and all liabilities with respect to or resulting from any delay by Company in paying, or omission by Company to pay, such taxes. Any portion of the foregoing fees, costs and expenses which remains unpaid more than thirty (30) days following Administrative Agent’s or any Lender’s statement and request for payment thereof shall bear interest from the date of such statement and request to the date of payment at the Default Rate.

(b) Indemnification. Company will indemnify and hold harmless Administrative Agent, each Lender, Issuing Bank and Deposit Bank and each director, officer, employee, agent and Affiliate of Administrative Agent and each Lender (each such Person an “Indemnified Person” and collectively, the “Indemnified Persons”) from and against all losses, claims, damages, obligations (including Remedial Actions), expenses or liabilities to which such Indemnified Person may become subject or which may be asserted against such Indemnified Person by any third party or by any Credit Party, insofar as such losses, claims, damages, penalties, obligations (including Remedial Actions), expenses or liabilities (or actions, suits or proceedings including any inquiry or investigation or claims in respect thereof (whether or not Administrative Agent or any Lender is a party thereto)) arise out of, in any way relate to, or result from (i) the execution or delivery of this Agreement, any other Loan Document or any agreement or instrument contemplated hereby or thereby, the performance by the parties hereto of their respective obligations hereunder or the consummation of the transactions contemplated hereby or thereby, (ii) any Loan or Letter of Credit or Pre-Funded L/C Deposit or the use of the proceeds therefrom, (iii) any violation of or liability arising under any Environmental Laws or Environmental Permits or for the Release or threatened Release of any Contaminants into the environment for which Company or any of its Subsidiaries has any liability or which occurs upon the Mortgaged Property or which is related to any Premises or Former Premises of Company or any of its Subsidiaries or any real property to which Contaminants related to Company or any of its Subsidiaries came to be located, or by reason of the imposition of any Environmental Lien or which occurs by a breach of any of the representations, warranties or covenants relating to environmental matters contained herein, or any orders, requirements or demands of Governmental Authorities related thereto, including, without limitation, reasonable attorneys’ and consultants’ fees, investigation and laboratory fees, costs arising from any Remedial Action, court costs and litigation expenses, provided that, with respect to any liabilities arising from acts or failure to act for which Company or any of its Subsidiaries is strictly liable under any Environmental Law or Environmental Permit, Company’s obligation to each Indemnified Person under this indemnity shall likewise be without regard to fault on the part of Company or any such Subsidiary or (iv) any claim, litigation, investigation or proceeding relating to any of the foregoing, whether based on contract, tort or any other theory and regardless of whether brought by a third party or by a Credit Party and regardless of whether any Indemnified Person is a party thereto, and to reimburse each Indemnified Person upon their demand, for any Attorney Costs or other expenses incurred in connection with investigating, preparing to defend or defending any such loss, claim, damage, liability, action or claim; provided, however,

(i) that no Indemnified Person shall have the right to be so indemnified hereunder for any loss, claim, damage, penalties, obligations, expense or liability to the extent it arises or results from the gross negligence or willful misconduct of such Indemnified Person as finally determined by a court of competent jurisdiction; and

(ii) that nothing contained herein shall affect the express contractual obligations of the Lenders to any Credit Party contained herein or in the other Loan Documents.

If any action, suit or proceeding arising from any of the foregoing is brought against Administrative Agent, any Lender or any other Person indemnified or intended to be indemnified pursuant to this Section 12.4, Company will, if requested by Administrative Agent, any Lender or any such Indemnified Person, resist and defend such action, suit or proceeding or cause the same to be resisted and defended by counsel reasonably satisfactory to the Person or Persons indemnified or intended to be indemnified. Each Indemnified Person shall, unless Administrative Agent, a Lender or other Indemnified Person has made the request described in the preceding sentence and such request has been complied with, have the right to employ its own counsel (or (but not as well as) staff counsel) to investigate and control the defense of any matter covered by such indemnity and the reasonable fees and expenses of such counsel shall be at the expense of the indemnifying party.

If Company shall fail to do any act or thing which it has covenanted to do hereunder or any representation or warranty on the part of Company or any of its Subsidiaries contained herein or in any other Loan Document shall be breached, Administrative Agent may (but shall not be obligated to) do the same or cause it to be done or remedy any such breach, and may expend its funds for such purpose, and will use its best efforts to give prompt written notice to Company that it proposes to take such action. Any and all amounts so expended by Administrative Agent shall be repaid to it by Company promptly upon Administrative Agent’s demand therefor, with interest at the Default Rate in effect from time to time during the period including the date so expended by Administrative Agent to the date of repayment. To the extent that the undertaking to indemnify, pay or hold harmless Administrative Agent or any Lender as set forth in this Section 12.4 may be unenforceable because it is violative of any law or public policy, Company shall make the maximum contribution to the payment and satisfaction of each of the indemnified liabilities which is permissible under applicable law. The obligations of Company under this Section 12.4 shall survive the termination of this Agreement and the discharge of Company’s other Obligations hereunder.

(c) Waiver of Consequential Damages, Etc. To the fullest extent permitted by applicable law, Company shall not assert, and hereby waives, any claim against any Indemnified Person, on any theory of liability, for special, indirect, consequential or punitive damages (as opposed to direct or actual damages) arising out of, in connection with, or as a result of, this Agreement, any other Loan Document or any agreement or instrument contemplated hereby, the transactions contemplated hereby or thereby, any Loan or Letter of Credit or the use of the proceeds thereof. No Indemnified Person referred to in paragraph (b) above shall be liable for any damages arising from the use by unintended recipients of any information transmission systems in connection with this Agreement or the other Loan Documents or the transactions contemplated hereby or thereby.

12.5 Confirmations. Each of Company and each holder of any portion of the Obligations agrees from time to time, upon written request received by it from the other, to confirm to the other in writing (with a copy of each such confirmation to Administrative Agent) the aggregate unpaid principal amount of the Loan or Loans and other Obligations then outstanding.

12.6 Adjustment; Setoff.

(a) If any lender (a “Benefited Lender”) shall at any time receive any payment of all or part of its Loans, or interest thereon, or receive any collateral in respect thereof (whether voluntarily or involuntarily, by setoff, pursuant to events or proceedings of the nature referred to in Section 10.1(e) or Section 10.1(f) hereof, or otherwise) in a greater proportion than any such payment to and collateral received by any other Lender in respect of such other Lender’s Loans or interest thereon, such Benefited Lender shall (i) notify Administrative Agent of that fact and (ii) purchase for cash at face value from the other Lenders such portion of each such other Lender’s Loans, or shall provide such other Lenders with the benefits of any such collateral, or the proceeds thereof, as shall be necessary to cause such Benefited Lender to share the excess payment or benefits of such collateral or proceeds ratably with each Lender; provided, however, that (x) if all or any portion of such excess payment or benefits is thereafter recovered from such Benefited Lender, such purchase shall be rescinded, and the purchase price and benefits returned, to the extent of such recovery, but without interest and (y) this Section 12.6(a) shall not apply to (1) any payment made by a Credit Party pursuant to and in accordance with the express terms of this Agreement or (2) any payment obtained by a Lender as consideration for the assignment or sale of a participation to any assignee or participant, other than to any Credit Party or any Subsidiary thereof. Company agrees that each Lender so purchasing a portion of another Lender’s Loans may exercise all rights of payment (including, without limitation, rights of setoff) with respect to such portion as fully as if such Lender were the direct holder of such portion.

(b) In addition to any rights and remedies of the Lenders provided by law, each Lender shall have the right, without prior notice to Company or any of its Subsidiaries, any such notice being expressly waived by Company, on behalf of itself and its Subsidiaries, upon the occurrence and during the continuance of an Event of Default, to setoff and apply against any Obligations, whether matured or unmatured, of Company or any Credit Party to such Lender, any amount owing from such Lender to Company or any of its Subsidiaries, at or at any time after, the happening of any of the above-mentioned events, and the aforesaid right of setoff may be exercised by such Lender against Company or any Credit Party or against any trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor of Company or any Credit Party, or against anyone else claiming through or against, Company or any Credit Party or such trustee in bankruptcy, debtor in possession, assignee for the benefit of creditors, receivers, administrator, administrative receiver, court appointed monitor or other similar official, or execution, judgment or attachment creditor, notwithstanding the fact that such right of setoff shall not have been exercised by such Lender prior to the making, filing or issuance, or service upon such Lender of, or of notice of, any such petition, assignment for the benefit of creditors, appointment or application for the appointment of a receiver, administrator, administrative receiver, court appointed monitor or other similar official, or issuance of execution, subpoena, order or warrant. Each Lender agrees promptly to notify Company and Administrative Agent after any such setoff and application made by such Lender, provided that the failure to give such notice shall not affect the validity of such setoff and application.

(c) Company expressly agrees, on behalf of itself and its Subsidiaries, that to the extent Company or any other Credit Party makes a payment or payments and such payment or payments, or any part thereof, are subsequently invalidated, declared to be fraudulent or preferential, set aside or are required to be repaid to a trustee, receiver, administrator, administrative receiver, court appointed monitor or other similar official, or any other party under any bankruptcy act, state or federal law, common law or equitable cause in any jurisdiction, then to the extent of such payment or repayment, the Indebtedness to the Lenders or part thereof intended to be satisfied shall be revived and continued in full force and effect as if said payment or payments had not been made.

12.7 Execution in Counterparts; Electronic Execution; Effectiveness.

(a) This Agreement may be executed in any number of counterparts and by different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Agreement. Delivery of an executed counterpart of a signature page of this Agreement by telecopy shall be effective as delivery of a manually executed counterpart of this Agreement.

(b) This Agreement shall become effective on the date (the “Effective Date”) on which Company and each of the Lenders shall have signed a counterpart of this Agreement (whether the same or different counterparts) and shall have delivered the same to Administrative Agent at the Notice Office (or to Administrative Agent’s counsel as directed by such counsel) or, in the case of the Lenders, shall have given to Administrative Agent or telephonic (confirmed in writing), written, telex or facsimile notice (actually received) at such office or the office of Administrative Agent’s counsel that the same has been signed and mailed to it. Administrative Agent will give Company and each Lender prompt written notice of the occurrence of the Effective Date.

12.8 Binding Effect; Assignment; Addition and Substitution of Lenders.

(a) This Agreement shall be binding upon, and inure to the benefit of, Company and each other Credit Party hereto, Administrative Agent, the Lenders, all future holders of the Notes and their respective successors and assigns; provided, however, that Company may not assign its rights or obligations hereunder or in connection herewith or any interest herein (voluntarily, by operation of law or otherwise) without the prior written consent of Administrative Agent and all of the Lenders.

(b) Each Lender may at any time sell to one or more banks or other entities (“Participants”) participating interests in all or any portion of its Term B Commitment and Loans and/or Pre-Funded L/C Commitments (and Pre-Funded L/C Deposit, if applicable) or any other interest of such Lender hereunder (in respect of any Lender, its “Credit Exposure”). In the event of any such sale by a Lender of participating interests to a Participant, such Lender’s obligations under this Agreement shall remain unchanged, such Lender shall remain solely responsible for the performance thereof, and the Credit Parties and Administrative Agent shall continue to deal solely and directly with such Lender in connection with such Lender’s rights and obligations under this Agreement. At the time of the sale of a participating interest, the Lender transferring the interest (i) shall cause the Participant to provide the forms required under Section 4.6(d) as if such Participant became a Lender on the date of the sale and (ii) shall, if required under applicable law, deliver revised forms in accordance Section 4.6(d) reflecting the portion of the interest sold and the portion of the interest retained. Further, the Participant shall be subject to the obligations of Section 3.6 and Section 4.6 as if such Participant was a Lender. Company agrees that if amounts outstanding under this Agreement or any of the Loan Documents are due or unpaid, or shall have been declared or shall have become due and payable upon the occurrence and during the continuance of an Event of Default, each Participant shall be deemed to the extent permitted by law to have the right of setoff in respect of its participating interest in amounts owing under this Agreement and the Loan Documents to the same extent as if the amount of its participating interest were owing directly to it as a Lender under this Agreement or any other Loan Document; provided, however, that such right of setoff shall be subject to the obligation of such Participant to share with the Lenders, and the Lenders agree to share with such Participant, as provided in Section 12.6. Company also agrees that each Participant shall be entitled to the benefits of Section 3.6 and Section 4.6 with respect to its participation in the Loans outstanding from time to time, as if such Participant becomes a Lender on the date it acquired an interest pursuant to this Section 12.8(b). Each Lender agrees that any agreement between such Lender and any such Participant in respect of such participating interest shall not restrict such Lender’s right to approve or agree to any amendment, restatement, supplement or other modification to, waiver of, or consent under, this Agreement or any of the Loan Documents except to the extent that any of the forgoing would (i) extend the final scheduled maturity of any Loan, Note or the Letter of Credit (unless such Letter of Credit is not extended beyond the Pre-Funded L/C Commitment Termination Date) in which such Participant is participating (it being understood that amending the definition of any Scheduled Term Repayment (other than the Maturity Date), shall not constitute an extension of the final scheduled maturity of any Loan or Note) or reduce the rate or extend the time of payment of interest or fees on any such Loan or Note (except in connection with a waiver of applicability of any post-default increase in interest rates) or reduce the principal amount thereof, or increase the amount of the Participant’s participation over the amount thereof then in effect (it being understood that waivers or modifications of conditions precedent, covenants, representations, warranties, Events of Default or Unmatured Events of Default or of a mandatory reduction in Commitments shall not constitute a change in the terms of such participation, and that an increase in any Commitment or Loan shall be permitted without the consent of any Participant if the Participant’s participation is not increased as a result thereof), (ii) consent to the assignment or transfer by Company of any of its rights and obligations under this Agreement or (iii) release all or substantially all of the Collateral under all of the Security Documents (except as expressly provided in the Loan Documents) supporting the Loans hereunder in which such Participant is participating.

(c) Any Lender may at any time assign to one or more Eligible Assignees, including an Affiliate thereof (each an “Assignee”), all or any part of its Credit Exposure pursuant to an Assignment and Assumption Agreement, provided that any assignment of all or any portion of any Lender’s Credit Exposure to an Assignee other than an Affiliate of such Lender or another Lender, or in the case of a Lender that is a Fund, any Related Fund of any Lender (i) shall be an assignment of its (A) outstanding principal amount of Term Loans in an amount not less than $1,000,000 and (B) Pre-Funded L/C Commitments and related Pre-Funded L/C Deposit in an amount not less than $1,000,000 (treating any Fund and its Related Funds as a single Eligible Assignee) (or if less the entire amount of Lender’s Credit Exposure, provided, that, if such Lender and its Affiliates (or in the case of a Fund and its Related Funds) collectively hold Credit Exposure at least equal to such minimum amounts, such Affiliates and/or Related Funds must simultaneously assign Credit Exposure such that the aggregate Credit Exposure assigned satisfies such minimum amount) and (ii) shall require the prior written consent of Administrative Agent (not to be unreasonably withheld) and, provided no Event of Default then exists and is continuing, Company (the consent of Company not to be unreasonably withheld or delayed; provided, however, that prior to the Syndication Date, assignments by Administrative Agent shall not require the written consent of Company to the extent that Company has orally consented to an assignment to a Lender or an Affiliate or Related Fund of such Lender prior to the date of such assignment), and; provided, further, that notwithstanding the foregoing limitations, any Lender may at any time assign all or any part of its Credit Exposure to any Affiliate of such Lender or to any other Lender (or in the case of a Lender which is a Fund, to any Related Fund of such Lender). Upon execution of an Assignment and Assumption Agreement and the payment of a nonrefundable assignment fee of $3,500 (provided that no such fee shall be payable upon assignments by any Lender which is a Fund to one or more Related Funds or by any Credit Party) in immediately available funds to Administrative Agent at its Payment Office in connection with each such assignment, written notice thereof by such transferor Lender to Administrative Agent and the recording by Administrative Agent of such assignment and the resulting effect upon the Loans of the assigning Lender and the Assignee, the Assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as it would have if it were a Lender hereunder and the holder of the Obligations (provided that Company and Administrative Agent shall be entitled to continue to deal solely and directly with the assignor Lender in connection with the interests so assigned to the Assignee until written notice of such assignment, together with payment instructions, addresses and related information with respect to the Assignee, shall have been given to Company, and Administrative Agent by the assignor Lender and the Assignee) and, if the Assignee has expressly assumed, for the benefit of Company or any other Credit Party hereto, some or all of the transferor Lender’s obligations hereunder, such transferor Lender shall be relieved of its obligations hereunder to the extent of such assignment and assumption, and except as described above, no further consent or action by Company, the Lenders, or Administrative Agent shall be required. At the time of each assignment pursuant to this Section 12.8(c) to a Person which is not already a Lender hereunder, the respective Assignee shall provide to Company and Administrative Agent the appropriate forms and certificates as provided in Section 4.6(d), if applicable. Each Assignee shall take such Credit Exposure subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Company of written notice of such transfer, by each previous holder of such Credit Exposure. Such Assignment and Assumption Agreement shall be deemed to amend this Agreement and Schedule 1.1(a) hereto, to the extent, and only to the extent, necessary to reflect the addition of such Assignee as a Lender and the resulting adjustment of all or a portion of the rights and obligations of such transferor Lender under this Agreement, the Maximum Commitment, the determination of its Term Pro Rata Share, (rounded to twelve decimal places), the Loans and/or Pre-Funded L/C Commitments and any new Notes, if requested, to be issued, at Company’s expense, to such Assignee, and no further consent or action by Company or the Lenders shall be required to effect such amendments. Notwithstanding anything to the contrary contained above, if at any time after the termination of the Pre-Funded L/C Commitments, the Letter of Credit remains outstanding, assignments may be made as provided above, except that the respective assignment shall be of a portion of the respective Lender’s participation in the Letter of Credit (and the related share of its Pre-Funded L/C Deposit), although any such assignment effected after the termination of the Pre-Funded L/C Commitments shall not release the assigning Lender from its obligations as a participant with respect to the outstanding Letter of Credit (although the respective assignee may agree, as between itself and the respective assigning Lender, that it shall be responsible for such amounts). The Pre-Funded L/C Deposit funded by a Pre-Funded L/C

Lender shall not be released in connection with any assignment of its Pre-Funded L/C Commitment, but shall instead be purchased (to the extent of the Pro Rata Share so assigned) by the relevant assignee and continue to be held for application (if not already applied) pursuant to Section 2.1(b)(vi) in respect of such assignee’s obligations under the Pre-Funded L/C Commitment assigned to it.

(d) Company authorizes each Lender to disclose to any Participant, Assignee or permitted pledgee under clause (e) below (each, a “Transferee”) and any prospective Transferee any and all financial information in such Lender’s possession concerning Company and any of its Subsidiaries which has been delivered to such Lender by Company pursuant to this Agreement or which has been delivered to such Lender by Company in connection with such Lender’s credit evaluation of Company prior to entering into this Agreement, provided that, such Transferee or prospective Transferee agrees to treat any such information which is not public as confidential in accordance with the terms of Section 12.15 hereof.

(e) Notwithstanding any other provision set forth in this Agreement, any Lender may at any time pledge or assign all or any portion of its rights under this Agreement and the other Loan Documents (including, without limitation, the Notes held by it,) to any Federal Reserve Bank in accordance with Regulation A of the Federal Reserve Board without notice to, or the consent of, any Credit Party, provided that, no such pledge or assignment of a security interest under this Section 12.8(e) shall release a Lender from any obligations hereunder or substitute any such pledgee or assignee for such Lender as a party hereto. Any Lender which is a fund may pledge all or any portion of its Notes or Loans to any holders of obligations or securities issued by such Lender, including to its trustee for or representative of such holders. No such pledge or assignment shall release the transferor Lender from its obligations hereunder.

12.9 CONSENT TO JURISDICTION; MUTUAL WAIVER OF JURY TRIAL.

(a) ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT OR ANY OTHER DOCUMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH CREDIT PARTY HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. EACH CREDIT PARTY FURTHER IRREVOCABLY CONSENTS TO THE SERVICE OF PROCESS OUT OF ANY OF THE AFOREMENTIONED COURTS IN ANY SUCH ACTION OR PROCEEDING BY THE MAILING OF COPIES THEREOF BY REGISTERED OR CERTIFIED MAIL, POSTAGE PREPAID, TO SUCH CREDIT PARTY, AT THE ADDRESS PROVIDED FOR IN SECTION 12.3, SUCH SERVICE TO BECOME EFFECTIVE THIRTY (30) DAYS AFTER SUCH MAILING. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ADMINISTRATIVE AGENT UNDER THIS AGREEMENT, ANY LENDER OR THE HOLDER OF ANY NOTE TO SERVE PROCESS IN ANY OTHER MANNER PERMITTED BY LAW OR TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST EACH CREDIT PARTY IN ANY OTHER JURISDICTION.

(b) EACH PARTY HERETO HEREBY IRREVOCABLY WAIVES ANY OBJECTION WHICH IT MAY NOW OR HEREAFTER HAVE TO THE LAYING OF VENUE OF ANY OF THE AFORESAID ACTIONS OR PROCEEDINGS ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT OR ANY OTHER LOAN DOCUMENT BROUGHT IN THE COURTS REFERRED OF IN CLAUSE (A) ABOVE AND HEREBY FURTHER IRREVOCABLY WAIVES AND AGREES NOT TO PLEAD OR CLAIM IN ANY SUCH COURT THAT ANY SUCH ACTION OR PROCEEDING BROUGHT IN ANY SUCH COURT HAS BEEN BROUGHT IN AN INCONVENIENT FORUM.

(c) EACH OF THE PARTIES TO THIS AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN CLAUSE (A) ABOVE, IN RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

(d) THIS AGREEMENT AND EACH NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS S-1401 AND S-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

12.10 Severability of Provisions. Any provision of this Agreement which is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction.

12.11 Transfers of Notes. In the event that the holder of any Note (including any Lender) shall transfer such Note, it shall immediately advise Administrative Agent and Company of such transfer, and Administrative Agent and Company shall be entitled conclusively to assume that no transfer of any Note has been made by any holder (including any Lender) unless and until Administrative Agent and Company shall have received written notice to the contrary. Except as otherwise provided in this Agreement or as otherwise expressly agreed in writing by all of the other parties hereto, no Lender shall, by reason of the transfer of a Note or otherwise, be relieved of any of its obligations hereunder. Each transferee of any Note shall take such Note subject to the provisions of this Agreement and to any request made, waiver or consent given or other action taken hereunder, prior to the receipt by Administrative Agent and Company of written notice of such transfer, by each previous holder of such Note, and, except as expressly otherwise provided in such transfer, Administrative Agent and Company shall be entitled conclusively to assume that the transferee named in such notice shall hereafter be vested with all rights and powers under this Agreement with respect to the Pro Rata Share of the Loans of the Lender named as the payee of the Note which is the subject of such transfer.

12.12 Registry. Company hereby designates Administrative Agent to serve as Company’s agent, solely for purposes of this Section 12.12 to maintain a register (the “Register”) on which it will record the Term Commitments from time to time of each of the Lenders, the Loans made by each of the Lenders and each repayment in respect of the principal amount of the Loans of each Lender. Failure to make any such recordation, or any error in such recordation shall not affect any Credit Party’s obligations in respect of such Loans. With respect to any Lender, the transfer of the Commitments of such Lender and the rights to the principal of, and interest on, any Loan made pursuant to such Term Commitments shall not be effective until such transfer is recorded on the Register maintained by Administrative Agent with respect to ownership of such Term Commitments and Loans and prior to such recordation all amounts owing to the transferor with respect to such Commitments and Loans shall remain owing to the transferor. The registration of assignment or transfer of all or part of any Term Commitments and Loans shall be recorded by Administrative Agent on the Register only upon the acceptance by Administrative Agent of a properly executed and delivered Assignment and Assumption Agreement pursuant to Section 12.8. Coincident with the delivery of such an Assignment and Assumption Agreement to Administrative Agent for acceptance and registration of assignment or transfer of all or part of a Loan, or as soon thereafter as practicable, the assigning or transferor Lender shall surrender any Note evidencing such Loan, and thereupon, if requested by the assigning or transferor Lender or New Lender, one or more new Notes in the same aggregate principal amount then owing to such assignor or transferor Lender shall be issued to the assigning or transferor Lender and/or the new Lender.

12.13 Headings. The Table of Contents and Article and Section headings used in this Agreement are for convenience of reference only and shall not affect the construction of this Agreement.

12.14 Termination of Agreement. This Agreement shall terminate when the Term Commitments of each Lender have terminated and all outstanding Obligations and Loans have been indefeasibly paid in full; provided, however, that the rights and remedies of Administrative Agent and each Lender with respect to any representation and warranty made by Company pursuant to this Agreement or any other Loan Document, and the indemnification and expense reimbursement provisions contained in this Agreement and any other Loan Document, shall be continuing and shall survive any termination of this Agreement or any other Loan Document.

12.15 Treatment of Certain Information; Confidentiality. Each of Administrative Agent and the Lenders agrees to maintain the confidentiality of the Information (as defined below) in accordance with its customary practices for handling such information, except that information may be disclosed (a) to its and its Affiliates’ directors, officers, employees and agents, including accountants, legal counsel and other advisors (it being understood that the Persons to whom such disclosure is made will be informed of the confidential nature of such information and instructed to keep such information confidential), (b) to the extent requested by any regulatory authority purporting to have jurisdiction over it (including any self-regulatory authority, such as the National Association of Insurance Commissioners), (c) to the extent required by applicable laws or regulations or by any subpoena or similar legal process, (d) to any other party hereto, (e) in connection with the exercise of any remedies hereunder or under any other Loan Document or the enforcement or any action or proceeding relating to this Agreement or any other Loan Document or the enforcement of rights hereunder or thereunder, (f) subject to an agreement containing provisions substantially the same as those of this Section, to (i) any assignee of or Participant in, or any prospective assignee of or Participant in, any of its rights and obligations under this Agreement or (ii) any actual or prospective counterparty (or its advisors) to any swap or derivative transaction relating to Company or any other Credit Party and its obligations, (g) with the consent of Company or (h) to the extent such information (x) becomes publicly available other than as a result of a breach of this section or (y) becomes available to Administrative Agent or any Lender or any of their respective Affiliates on a nonconfidential basis from a source other than Company.

For purposes of this Section, “Information” means all information received from, or on behalf of, Company or any of its Subsidiaries relating to Company or any of its Subsidiaries or any of their respective businesses, other than any such information that is available to Administrative Agent or any Lender on a nonconfidential basis prior to disclosure by Company or any of its Subsidiaries. Notwithstanding the foregoing sentence, to the extent necessary to avoid application of Treasury Regulation section 1.6011-4 (and in particular 1.6011-4(b)(3) with respect to confidential transactions), any such information shall not be treated as “Information.” Any Person required to maintain the confidentiality of Information as provided in this Section shall be considered to have complied with its obligation to do so if such Person has exercised the same degree of care to maintain the confidentiality of such Information as such Person would accord to its own confidential information. In addition, Administrative Agent may disclose to any agency or organization that assigns standard identification numbers to loan facilities such basic information describing the facilities provided hereunder as is necessary to assign unique identifiers (and, if requested, supply a copy of this Agreement), it being understood that the Person to whom such disclosure is made will be informed of the confidential nature of information and instructed to make available in the course of its business of assigning identification numbers.

12.16 Concerning the Collateral and the Loan Documents.

(a) Authority. Each Lender authorizes and directs DB to act as collateral agent and to enter into the Intercreditor Agreement and the Loan Documents relating to the Collateral for the benefit of the Lenders and the other secured parties. Each Lender agrees that any action taken by Administrative Agent or the Required Lenders (or, where required by the express terms, hereof, a different proportion of the Lenders) in accordance with the provisions hereof or of the other Loan Documents, and the exercise by Administrative Agent, the Collateral Agent or the Required Lenders (or, where so required, such different proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of the Lenders. Without limiting the generality of the foregoing, Administrative Agent and Collateral Agent shall have the sole and exclusive right and authority to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection herewith and with the Loan Documents relating to the Collateral; (ii) execute and deliver each Loan Document relating to the Collateral and accept delivery of each such agreement delivered by Company or any of its Subsidiaries, (iii) act as collateral trustee for the Lenders for purposes stated therein to the extent such action is provided for under the Loan Documents, provided, however, Administrative Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Administrative Agent and the Lenders for purposes of the perfection of all security interests and Liens with respect to Company’s and its Subsidiaries’ respective deposit accounts maintained with, and Cash and Cash Equivalents held by, such Lender; (iv) manage, supervise and otherwise deal with the Collateral; (v) take such action as is necessary or desirable to maintain the perfection and priority of the security interests and liens created or purported to be created by the Loan Documents, and (vi) except as may be otherwise specifically restricted by the terms hereof or of any other Loan Document, exercise all remedies given to Administrative Agent or the Lenders with respect to the Collateral under the Loan Documents relating thereto, applicable law or otherwise.

(b) Release of Collateral.

(i) Administrative Agent and the Lenders hereby direct Administrative Agent and Collateral Agent to release, in accordance with the terms hereof, any Lien held by Administrative Agent or Collateral Agent, under the Security Documents:

(A) against all of the Collateral, upon termination of this Agreement as provided in this Section 12.16;

(B) against any part of the Collateral sold or disposed of by Company or any of its Subsidiaries to the extent such sale or disposition is permitted hereby (or permitted pursuant to a waiver or consent of a transaction otherwise prohibited hereby);

(C) against any Collateral acquired by Company or any of its Subsidiaries after the Closing Date financed with Indebtedness secured by a Lien permitted by Section 8.1(d);

(D) so long as no Event of Default or Unmatured Event of Default has occurred and is continuing, in the sole discretion of Administrative Agent upon the request of Company, against any part of the Collateral with a Fair Market Value of less than $5,000,000 in the aggregate during the term of this Agreement as such Fair Market Value may be certified to Administrative Agent by Company in an officer’s certificate acceptable in form and substance to Administrative Agent; and

(E) against a part of the Collateral which release does not require the consent of all of the Lenders as set forth in Section 12.1(a)(ii), if such release is consented to by the Required Lenders;

provided, however, that (y) Administrative Agent shall not be required to execute any such document on terms which, in its opinion, would expose it to liability or create any obligation or entail any consequence other than the release of such Liens without recourse or warranty, and (z) such release shall not in any manner discharge, affect or impair the Obligations or any Liens upon (or obligations of any Credit Party in respect of) all interests retained by Company and/or any of its Subsidiaries, including (without limitation) the proceeds of any sale, all of which shall continue to constitute part of the Collateral.

(ii) Each of the Lenders hereby directs Administrative Agent to execute and deliver or file such termination and partial release statements and such other things as are necessary to release Liens to be released pursuant to this Section 12.16 promptly upon the effectiveness of any such release or enter into intercreditor agreements contemplated or permitted herein.

(c) No Obligation. Administrative Agent shall not have any obligation whatsoever to any Lender or to any other Person to assure that the Collateral exists or is owned by Company or any of its Subsidiaries or is cared for, protected or insured or has been encumbered or that the Liens granted to Administrative Agent herein or pursuant to the Loan Documents have been properly or sufficiently or lawfully created, perfected, protected or enforced or are entitled to any particular priority, or to exercise at all or in any particular manner or under any duty of care, disclosure or fidelity, or to continue exercising, any of the rights, authorities and powers granted or available to Administrative Agent in any of the Loan Documents, it being understood and agreed that in respect of the Collateral, or any act, omission or event related thereto, Administrative Agent may act in any manner it may deem appropriate, in its sole discretion, given Administrative Agent’s own interests in the Collateral as one of the Lenders and that Administrative Agent shall not have any duty or liability whatsoever to any Lender, provided, that, notwithstanding the foregoing, Administrative Agent shall be responsible for its grossly negligent actions or actions constituting intentional misconduct.

12.17 USA Patriot Act. Each Lender subject to the Patriot Act hereby notifies Borrower that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies Borrower, which information includes the name and address of Borrower and other information that will allow such Lender to identify Borrower in accordance with the Patriot Act.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective officers thereunto duly authorized, as of the date first above written.

TEXAS PETROCHEMICALS LP
By:	Texas Petrochemicals Inc., its General Partner

By:	/a/ Ruth I. Dreessen
Name:	Ruth I. Dreessen
Title:	Chief Financial Officer

DEUTSCHE BANK TRUST COMPANY AMERICAS, in its individual capacity as a Lender and as Administrative Agent

By:	/s/ Frank Fazio
Name:	Frank Fazio
Title:	Director

By:	/s/ Carin Keegan
Name:	Carin Keegan
Title:	Vice President

Signature Page to

Texas Petrochemicals LP

Term Loan Agreement

EXHIBIT 2.1(b)(i)-1

FORM OF LETTER OF CREDIT

DEUTSCHE BANK TRUST COMPANY AMERICAS

GLOBAL LOAN OPERATIONS

STANDBY LETTER OF CREDIT UNIT

60 WALL STREET

NEW YORK, NEW YORK 10005

MAIL STOP NYC60-3812

Irrevocable Standby	June , 2006
Letter Of Credit No. S-

Beneficiary:	Applicant:

Huntsman C4 LP	Texas Petrochemicals LP
10003 Woodloch Forest Drive
The Woodlands, TX 77380

Attention: Russ Stolle

Ladies & Gentlemen:

We, Deutsche Bank Trust Company Americas (the “Bank”), hereby establish in your favor, as Beneficiary, our Irrevocable Standby Letter of Credit No. S-             in an amount not to exceed in the aggregate U.S. Dollars Seventy Million and 00/100 **$70,000,000.00** (the “Stated Amount”), for account of the Applicant.

Funds under this letter of credit are available by Beneficiary’s draft(s) drawn at sight on Deutsche Bank Trust Company Americas, in the form of Annex A attached hereto along with Beneficiary’s drawing certificate in the form of Annex B attached hereto.

All draft(s) and certificate(s) drawn and presented under this letter of credit must be presented to Deutsche Bank Trust Company Americas located at 60 Wall Street, New York, N.Y. 10005, Attention: Global Loan Operations, Standby Letter of Credit Unit/MS: NYC60-3812 not later than [December     , 2008] (the “Expiration Date”).

It is a condition of this Letter of Credit that it shall be automatically decreased, without amendment, by $70,000,000.00 and, at the option of the Bank, cancelled (a “Cancellation Event”) at the close of business on the second Business Day after (i) [December     , 2006] (the “First Cancellation Date”), unless the Bank receives your certificate in the form of Annex C, attached hereto by 5:00 p.m. (New York time) on the First Cancellation Date and (ii) the date which is six months following the receipt by the Bank of the Annex C certificate required under clause (i) hereof (the “Second Cancellation Date”), unless the Bank receives your certificate in the form of Annex D, attached hereto by 5:00 p.m. (New York time) on the Second Cancellation Date. The certificates described in clauses (i) and (ii) hereof shall be sent to the Bank by email to both persons listed on the signatory page hereof as authorized signatories (the “Authorized Officers”) and by courier service addressed as provided in the last paragraph hereof or by facsimile to the attention of both Authorized Officers at the numbers listed on the signatory page hereof. Any such certificate shall be deemed to have been delivered only upon (i) Bank’s receipt of written or facsimile notice (actually received) and (ii) confirmation of such receipt by telephonic notice by the Beneficiary to an authorized representative of the Bank at either of the following telephone numbers: 212-250-1214, 212-250-1014, 212-250-1196 and 212-250-1414. Upon the Bank’s receipt of the certificate in the form of Annex C, the Letter of Credit will not be automatically decreased and cancelled and the Letter of Credit will remain in force until the Second Cancellation Date. Upon the Bank’s receipt of the certificate in the form of Annex D, the Letter of Credit will not be automatically decreased and cancelled and the Letter of Credit will remain in force until its Expiration Date.

As used in this letter of credit “Business Day” shall mean any day other than a Saturday, Sunday or a day on which banking institutions in the State of New York are required or authorized by law to close.

The obligation of Deutsche Bank Trust Company Americas under this letter of credit is the individual obligation of Deutsche Bank Trust Company Americas and is in no way contingent upon reimbursement with respect thereto, or upon our ability to perfect a security interest or any other reimbursement.

We hereby agree with the Beneficiary that drafts drawn under and in compliance with the terms and conditions of this letter of credit shall be duly honored on due presentation and delivery of the documents as specified so long as no Cancellation Event has occurred and if presented to this office on or before the Expiration Date.

Except as otherwise expressly stated herein, this letter of credit is issued subject to the Uniform Customs and Practice for Documentary Credits (1993 Revision) ICC Publication No. 500.

Communications to us with respect to this letter of credit must be in writing and shall be addressed to us at Deutsche Bank Trust Company Americas, 60 Wall Street, New York, New York 10005, Attention: Global Loan Operations, Standby Letter of Credit Unit, Mail Stop NYC60-3812 specifically referring thereon to this letter of credit by its number.

Very Truly Yours,

By:	By:
Authorized Signature	Authorized Signature
Tel. No. 212-250-1214	Tel No. 212-
Fax No. 212-797-0403	Fax No. 212-797-0403
Email: charles.ferris@db.com	Email: @db.com

Annex A To Letter Of Credit No. S-

Form Of Sight Draft

US$ [Amount in Numbers]	Date:

Drawn Under Deutsche Bank Trust Company Americas Irrevocable Letter Of Credit No. S-

At Sight, Pay To The Order Of Huntsman C4 LP

(U.S. Dollars [Amount In Words])

To:	Deutsche Bank Trust Company Americas
60 Wall Street, 38th Floor
New York, N.Y. 10005
Attn: Global Loan Operations,
Standby Letter Of Credit Unit

HUNTSMAN C4 LP By Huntsman Petrochemical Corporation, General Partner

By:
Printed Name:
Title:

Instruction:

Reverse side of sight draft must bear following endorsement:

HUNTSMAN C4 LP By Huntsman Petrochemical Corporation, General Partner

By:
Printed Name:
Title:

Annex B – Drawing Certificate

TO:

DEUTSCHE BANK TRUST COMPANY AMERICAS

60 WALL STREET

NEW YORK, N.Y. 10005

ATTENTION: GLOBAL LOAN OPERATIONS

                         STANDBY LETTER OF CREDIT UNIT/MS NYC60-3812

Re: Irrevocable Letter of Credit No. S-

The undersigned, a duly authorized representative of Huntsman C4 LP (the “Beneficiary”) hereby certifies to Deutsche Bank Trust Company Americas (the “Bank”) with reference to Irrevocable Letter of Credit No. S-             (the “Letter of Credit”, the terms defined therein and not otherwise defined herein being used herein as therein defined), in favor of Beneficiary, that:

(1)

Demand is hereby made on Deutsche Bank Trust Company Americas under the Deutsche Bank Trust Company Americas letter of credit for payment of U.S.$[Amount to be inserted] which amount does not exceed the amount available for drawing under the Deutsche Bank Trust Company Americas letter of credit.

(2)

The amount demanded hereby, as set forth in paragraph 1 above, is due to the Beneficiary because (i) the LOU Restart Date (as defined in the Asset Purchase Agreement dated as of April 5, 2006, as amended, by and among Texas Petrochemicals LP, Huntsman Petrochemical Corporation and Huntsman Fuels, L.P.) has occurred and (ii) such amount has not previously been paid to Beneficiary by Applicant.

Payment of this demand is required to be made in immediately available funds, by wire transfer, to the order of Beneficiary in accordance with the following payment instructions:

(Insert payment instructions)

In witness whereof the Beneficiary has executed this Drawing Certificate on [Date to be inserted].

HUNTSMAN C4 LP By Huntsman Petrochemical Corporation, General Partner

By:
Printed Name:
Title:

Annex C - First Cancellation Date Certificate

TO:

DEUTSCHE BANK TRUST COMPANY AMERICAS

60 WALL STREET

NEW YORK, N.Y. 10005

ATTENTION: GLOBAL LOAN OPERATIONS

                         STANDBY LETTER OF CREDIT UNIT/MS NYC60-3812

Re: Irrevocable Letter of Credit No. S-

[Date to be inserted]

Ladies and Gentlemen:

Huntsman C4 LP hereby certifies Huntsman Petrochemical’s intent to proceed with the rebuilding of the Port Arthur Plant.

Kind regards,

HUNTSMAN C4 LP By Huntsman Petrochemical Corporation, General Partner

By:
Printed Name:
Title:

Annex D - Second Cancellation Date Certificate

TO:

DEUTSCHE BANK TRUST COMPANY AMERICAS

60 WALL STREET

NEW YORK, N.Y. 10005

ATTENTION: GLOBAL LOAN OPERATIONS

                         STANDBY LETTER OF CREDIT UNIT/MS NYC60-3812

Re: Irrevocable Letter of Credit No. S-

[Date to be inserted]

Ladies and Gentlemen:

Huntsman C4 LP hereby certifies that Huntsman Petrochemical (A) has begun to repair the existing main compressor at the Port Arthur Plant, (B) has obtained, or entered into a binding contract to obtain, another main compressor for use at the Port Arthur Plant or (C) has determined that no repair or replacement of such main compressor is necessary in order to restart the Port Arthur Plant.

Kind regards,

HUNTSMAN C4 LP By Huntsman Petrochemical Corporation, General Partner

By:
Printed Name:
Title:

EXHIBIT 2.1(b)(i)-2

FORM OF LETTER OF CREDIT REQUEST

Deutsche Bank Trust Company Americas,	Date:

    as Administrative Agent

60 Wall Street

New York, New York 10005

Attention: Frank Fazio

Deutsche Bank Trust Company Americas, as Issuing Bank

Global Loan Operations

Standby Letter of Credit Unit

60 Wall Street

New York, New York 10005 - MS NYC 60-278

Attention: Charles Ferris

Ladies and Gentlemen:

The undersigned, Texas Petrochemicals LP, a Texas limited partnership (“Company”), refers to the Term Loan Agreement, dated as of June 27, 2006 (as amended, restated, supplemented or otherwise modified, from time to time, the “Agreement”), among Company, Deutsche Bank Trust Company Americas, as Administrative Agent and the various financial institutions party thereto as Lenders. For purposes of this Letter of Credit Request, unless otherwise defined herein, all capitalized terms used herein shall have the respective meanings provided in the Agreement.

The undersigned hereby request that the Issuing Bank issue the Letter of Credit for the account of the undersigned on                              ,              (the “Date of Issuance”) in the aggregate face amount of $70,000,000. Company will be the account party under the Letter of Credit.

The beneficiary of the requested Letter of Credit will be Huntsman C4 LP, and such Letter of Credit will be in support of Company’s obligations to the sellers under the Huntsman Acquisition Agreement and will have a stated expiration date of December     , 2008.

The undersigned represents and warrants that (i) the issuance of the Letter of Credit requested hereby complies with the requirements of Section 2.1(b) of the Agreement and (ii) both immediately before and immediately after giving effect to the Letter of Credit being requested and the application of the proceeds therefrom, none of the events set forth in Section 5.8 of the Agreement has occurred and is continuing or would result from the issuance of the requested Letter of Credit.

The undersigned represents and warrants that, both immediately before and immediately after giving effect to the Letter of Credit being requested and the application of the proceeds therefrom, the representations and warranties contained in the Agreement and the Loan

Documents are each true and correct in all material respects as of the date hereof, as though made on and as of such time, except to the extent such representations and warranties are expressly made as of a specified date in which event such representation and warranties shall be true and correct as of such specified date.

The undersigned represents and warrants that, both immediately before and immediately after giving effect to the Letter of Credit being requested and the application of the proceeds therefrom, no Event of Default has occurred and is continuing on the date of the issuance of the Letter of Credit or will occur after giving effect to the requested Letter of Credit.

Copies of all documentation which the Issuing Bank has reasonably requested with respect to the supported transaction are attached hereto.

TEXAS PETROCHEMICALS LP, as Company By: Texas Petrochemicals Inc., its general partner

By:

Name:

Title:

EXHIBIT 2.2(a)

FORM OF TERM NOTE

$	, 2006

FOR VALUE RECEIVED, the undersigned, Texas Petrochemicals LP, a Texas limited partnership (“Company”), hereby unconditionally promises to pay to the order of                                  (the “Lender”) at the office of Deutsche Bank Trust Company Americas, located in New York, New York, in lawful money of the United States of America and in immediately available funds, the principal amount of                      DOLLARS ($            ). The principal amount of each Loan evidenced hereby shall be payable as set forth in the Term Loan Agreement hereinafter referred to, with any then outstanding principal amount of the Loans made by the Lender being payable on the Term B Maturity Date. Company further agrees to pay interest in like money at such office on the unpaid principal amount hereof from time to time outstanding at the applicable interest rate per annum determined as provided in, and payable as specified in, Articles III and IV of the Term Loan Agreement.

The holder of this Note is authorized to record the date, Type and amount of each Loan made by the Lender pursuant to Section 2.1 of the Term Loan Agreement, each conversion thereof, the date of each interest rate continuation pursuant to Section 2.6 of the Term Loan Agreement and the principal amount subject thereto, the date and amount of each payment or prepayment of principal hereof and any such recordation shall (in the absence of manifest error) constitute prima facie evidence of the accuracy of the information endorsed; provided, however, that the failure to make any such endorsement shall not affect the obligations of Company in respect of such Loan.

This Note is one of the Notes referred to in the Term Loan Agreement, dated as of June 27, 2006 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among the Company, Deutsche Bank Trust Company Americas, as Administrative Agent, and the financial institutions signatory thereto, and is subject to the provisions thereof, and is subject to optional and mandatory prepayment in whole or in part as provided therein. Terms defined in the Term Loan Agreement are used herein with their defined meanings unless otherwise defined herein.

Upon the occurrence of any one or more of the Events of Default specified in the Term Loan Agreement, all amounts then remaining unpaid on this Note may become, or may be declared to be, immediately due and payable, all as provided therein.

All parties now and hereafter liable with respect to this Note, whether maker, principal, surety, guarantor, endorser or otherwise, hereby waive presentment, demand, protest and all other notices of any kind.

THIS NOTE SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS

OF SAID STATE, INCLUDING SECTIONS 5-1401 AND 5-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

TEXAS PETROCHEMICALS LP
By: Texas Petrochemicals Inc., its general partner

By:
Title:	Chief Financial Officer

Schedule A to

Term B Note

BASE RATE LOAN AND

REPAYMENT OF BASE RATE LOAN

Date	Amount of Base Rate Loan	Amount Converted to Base Rate Loan	Amount of Principal Repaid	Amount Converted to Eurocurrency Loan	Unpaid Principal Balance of Base Rate Loan	Notation Made By

Schedule B to

Term B Note

EUROCURRENCY LOAN AND

REPAYMENT OF EUROCURRENCY LOAN

Date	Amount of Eurocurrency Loan	Amount Converted to Eurocurrency Loan	Interest Period and Eurocurrency Rate with Respect Thereto	Amount of Principal Repaid	Amount Converted to Base Rate Loan	Unpaid Principal Balance of Eurodollar Loan	Notation Made By

EXHIBIT 2.5

FORM OF NOTICE OF BORROWING FOR LOANS

Date:

Deutsche Bank Trust Company Americas,

    as Administrative Agent

60 Wall Street

New York, New York 10005

Attention: Frank Fazio

Telecopy: (212) 797-4655

Dear Sir or Madam:

Reference is made to that certain Term Loan Agreement, dated as of June 27, 2006 (as amended, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), by and among Texas Petrochemicals LP (“Company”), Deutsche Bank Trust Company Americas, as Administrative Agent, and the Lenders named therein. Capitalized terms used herein and not otherwise defined herein shall have the meanings assigned to such terms in the Term Loan Agreement. The undersigned hereby gives notice (this “Notice of Borrowing”) pursuant to Section 2.5 of the Term Loan Agreement of its request for the Lenders to make a Loan as follows.

1[.	Amount to be Borrowed	___________

2.	Base Rate Loans	___________

3.	Base Rate Loan Borrowing Date	___________]

The undersigned represents and warrants that the Borrowing requested hereby complies with the requirements of Section 2.5 of the Term Loan Agreement.

The undersigned represents and warrants that, both immediately before and immediately after giving effect to the Borrowing being requested and the application of the proceeds therefrom, the representations and warranties contained in the Agreement and in each other Loan Document are each true and correct in all material respects as of the date hereof, as though made on and as of such time, except to the extent such representations and warranties are expressly made as of a specific date in which event such representations and warranties shall have been true and correct on and as of such specified date.

The undersigned represents and warrants that, both immediately before and immediately after giving effect to the Borrowing being requested and the application of the proceeds therefrom, no Event of Default or Unmatured Event of Default has occurred and is continuing on the date of the Borrowing or will occur after giving effect to the requested Loan(s).

This Notice of Borrowing shall automatically terminate if the Term Loan Agreement terminates on or before the date on which the Loan(s) requested hereunder are to be made.

TEXAS PETROCHEMICALS LP By: Texas Petrochemicals Inc., its general partner

By:
Name:
Title:

EXHIBIT 2.6

FORM OF

NOTICE OF CONVERSION OR CONTINUATION1

Deutsche Bank Trust Company Americas,	Date: , 200_

    as Administrative Agent

60 Wall Street

New York, New York 10005

Attention: Frank Fazio

Telecopy: (212) 797-4655

Ladies and Gentlemen:

Reference is made to that certain Term Loan Agreement dated as of June 27, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), among Texas Petrochemicals LP, a Texas limited partnership, as Borrower, Deutsche Bank Trust Company Americas, as Administrative Agent and the financial institutions parties thereto as Lenders. Capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in the Term Loan Agreement. The undersigned hereby gives notice pursuant to Section 2.6 of the Term Loan Agreement that it either (a) elects to continue Eurocurrency Loans under the Term Loan Agreement or (b) elects to convert the entire amount of, or a portion of all Loans of one Type comprising the same Borrowing into Loans of another Type. The terms on which such conversion or continuation is requested to be made are set forth below:

1.	Date of conversion or continuation (which date is a Business Day and, if a conversion from or continuation of a Eurocurrency Loan, which date is the last day of the Interest Period therefor):

2.	Aggregate amount of Loans to be converted or continued[2]:

3.	Nature of the proposed conversion or continuation:

[1]

This notice must be received by Administrative Agent not later than 12:00 P.M. (New York City time) (i) at least three Business Days in advance of the date of Continuation relating to Eurocurrency Rate Loans, (ii) one Business Day in advance of any proposed Conversion into Base Rate Loans and (iii) at least three Business Days in advance of any proposed Conversion into Eurocurrency Loans.

[2]

Each Conversion shall be in an aggregate amount for the Loans of all Lenders of not less than $1,000,000 with respect to Base Rate Loans and $5,000,000 with respect to Eurocurrency Loans or any integral multiple of $1,000,000 in excess thereof.

4.	Interest Period (if the Loans are to be converted into or continued as Eurocurrency Loan)[3]:

Very truly yours, TEXAS PETROCHEMICALS LP By: Texas Petrochemicals Inc., its general partner

By:

Name:

Title:

[3]	Which shall be subject to the definition of “Interest Period” set forth in Section 3.4 of the Term Loan Agreement.

EXHIBIT 4.6(d)

FORM OF SECTION 4.6(d)(i) CERTIFICATE

Reference is hereby made to that certain Term Loan Agreement dated as of June 27, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”) by and among Texas Petrochemicals LP, a Texas limited partnership (“Company”), the financial institutions party thereto as lenders and Deutsche Bank Trust Company Americas, as Administrative Agent (“Administrative Agent”). Pursuant to the provisions of Section 4.6(d)(i) of the Term Loan Agreement, the undersigned (the “Lender”) hereby certifies that:

1. The Lender is not a “bank” for purposes of Section 881(c)(3)(A) of the Internal Revenue Code of 1986, as amended (the “Code”).

2. The Lender is not subject to regulatory or other legal requirements as a “bank” in any jurisdiction and has not been treated as a “bank” for purposes of any tax, securities law or other filing or submission made to any governmental authority, any application made to a rating agency or qualification for any exemption from tax, securities law or other legal requirements.

3. The Lender meets all of the requirements under Code Section 871(h) or 881(c) to be eligible for a complete exemption from withholding of United States Taxes on interest payments made to it under the Credit Agreement.

4. The Lender shall promptly notify Company and the Administrative Agent in writing if any of the representations and warranties made herein are no longer true and correct.

[NAME OF LENDER]

By:
Title:
Date:	,

Note: The Lender is also to deliver two accurate and complete original signed copies of IRS Form W-BEN (Certificate of Foreign Status of Beneficial Owner for United States Withholding or IRS Form W-8EIC (Certificate of Foreign Person’s Claim from Exemption From Withholding on Income effectively connected with the conduct of a Trade or Business in the United States)(or successor form) certifying to Lender’s complete exemption from United States withholding tax with respect to interest payments

EXHIBIT 5.1(b)

FORM OF SUBSIDIARY GUARANTY

(See attached.)

SUBSIDIARY GUARANTEE AGREEMENT (TERM LOAN)

SUBSIDIARY GUARANTEE AGREEMENT dated as of June 27, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Guarantee”), made by each of the undersigned companies and each Person that becomes a party hereto in accordance with Section 18(b) hereof (each, a “Guarantor” and collectively, the “Guarantors”) in favor of the Beneficiaries (as hereinafter defined). Capitalized terms used herein are defined in Section 1 of this Guarantee.

W I T N E S S E T H:

WHEREAS, pursuant to a Term Loan Agreement dated as of June 27, 2006 among Texas Petrochemicals LP, a Texas limited partnership (“Company”), the financial institutions party thereto (the “Lenders”), Deutsche Bank Trust Company Americas (“DB”), as agent for the Lenders thereunder (the “Administrative Agent”), the Lenders have severally agreed to make Loans upon the terms and subject to the conditions set forth therein (as used herein, the term “Term Loan Agreement” means the Term Loan Agreement described above in this paragraph, including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified);

WHEREAS, each Guarantor is a material Domestic Subsidiary of Company;

WHEREAS, it is a condition precedent to the obligation of the Lenders to make Loans and other Extensions of Credit that each Material Domestic Subsidiary of Company shall have executed and delivered this Guarantee to Administrative Agent, for the benefit of the Beneficiaries;

WHEREAS, the proceeds of the Loans and other Extensions of Credit will be used in part to enable the Company to make Valuable Transfers to each of the Guarantors in connection with the operation of their respective businesses; and

WHEREAS, Company and the Guarantors are engaged in related businesses, and each Guarantor will derive substantial direct and indirect benefit from the making of the Extensions of Credit to Company.

NOW, THEREFORE, in consideration of the premises and to induce Administrative Agent and the Lenders to enter into the Term Loan Agreement and to induce the Lenders to make their respective Loans and other Extensions of Credit, each Guarantor hereby agrees as follows:

Section 1. Definitions. As used in this Guarantee, capitalized terms not otherwise defined herein shall have the respective meanings provided for such terms in the Term Loan Agreement and the following terms shall have the meanings indicated, all such definitions to be equally applicable to the singular and plural forms of the terms defined:

“Bankruptcy Code” shall mean all of the applicable sections of Title 11 of the United States Code, as from time to time in effect.

“Beneficiaries” means each of the Lenders, Administrative Agent and Collateral Agent under the Term Loan Agreement.

“Collateral Agent” means DB acting as collateral agent for the Secured Creditors (as defined in the Term Loan Agreement) pursuant to its appointment as Collateral Agent in the Term Loan Agreement or in any Security Document, and any successor collateral agent in such capacity.

“Extension of Credit” shall mean (i) all Loans (as defined in the Term Loan Agreement) and the issuance of the Letter of Credit and (ii) to the extent not otherwise included in the foregoing, all Guaranteed Obligations.

“Guaranteed Obligations” has the meaning assigned thereto in Section 2(a).

“Security Agreement” means that certain Security Agreement dated as of the date hereof by and among Company, certain Domestic Subsidiaries of Company and Collateral Agent, as it may be amended, supplemented or otherwise modified from time to time.

“Subordinate Claims” has the meaning assigned thereto in Section 8.

“Termination Date” means the date on which (a) the Loans have been repaid in full in cash, (b) all other Obligations under the Term Loan Agreement and the other Loan Documents have been completely discharged (other than contingent and indemnification obligations which expressly survive the termination of the Loan Documents and for which no claim is currently pending), (c) all L/C Obligations have been cancelled, backstopped by standby letters of credit acceptable to Administrative Agent or cash collateralized in a manner reasonably satisfactory to Collateral Agent and (c) Company shall not have any further right to borrow any monies under the Term Loan Agreement.

“Valuable Transfers” means, as to any Guarantor, (i) all loans, advances or capital contributions made, directly or indirectly, to such Guarantor with proceeds of Guaranteed Obligations, (ii) all debt securities or other obligations of such Guarantor acquired from such Guarantor or retired by such Guarantor, directly or indirectly, with proceeds of Guaranteed Obligations, (iii) the fair market value of all property acquired, directly or indirectly, with proceeds of Guaranteed Obligations and transferred, absolutely and not as collateral to such Guarantor and (iv) the value of any economic benefits not included in clauses (i) through (iii) above, but included in accordance with applicable federal and state laws governing determinations of the insolvency of debtors, accruing to such Guarantor as a result of the incurrence of Guaranteed Obligations.

Section 2. Guarantee of Obligations. (a) Each Guarantor hereby jointly and severally, unconditionally and irrevocably reaffirms and continues to guarantee to each of the Beneficiaries to whom the following obligations are owed, as the primary obligation and debt of such Guarantor and not as a surety, the due and punctual payment of, without duplication, (i) all principal, interest, fees and other amounts required to be paid, from time to time, by Company under or in respect of the Term Loan Agreement, including the Notes when and as the same shall become due and payable, whether on the due date therefor, upon stated maturity, by acceleration, upon demand or otherwise, according to the terms of the Term Loan Agreement or the other

Loan Documents, (ii) all obligations of Company under the Security Agreement, and (iii) all other present and future obligations and liabilities (whether absolute, fixed or contingent, matured or unmatured, joint, several or independent and howsoever acquired) of Company to the Beneficiaries, or any of them, arising out of or in any way relating to any and all of the Loan Documents and the transactions contemplated thereby (all of the foregoing, collectively, the “Guaranteed Obligations”). In case of the failure of Company or any Guarantor to duly, punctually and indefeasibly make any such payment in full as and when due and payable, each Guarantor hereby agrees to duly, punctually and indefeasibly make such payment as and when the same shall become due and payable, whether on the due date therefor, upon stated maturity, by acceleration, upon demand or otherwise, in accordance with the terms of this Guarantee, the Term Loan Agreement, the other Loan Documents and the other agreements underlying the respective Guaranteed Obligations.

(b) No payment or payments made by Company, any Guarantor, any other guarantor or any other Person, or received or collected by Administrative Agent, Collateral Agent or any Beneficiary from Company, any Guarantor, any other guarantor or any other Person, whether by virtue of any action or proceeding or any set-off, appropriation or application at any time or from time to time in reduction of or in payment of the Guaranteed Obligations shall be deemed to modify, reduce, release or otherwise affect the liability of any Guarantor hereunder which shall, notwithstanding any such payment or payments remain liable for the Guaranteed Obligations; provided, that with respect to any particular Guarantor, payments made by or received or collected from such Guarantor in respect of the Guaranteed Obligations shall reduce the Guaranteed Obligations of such Guarantor.

(c) Notwithstanding any provision to the contrary contained herein or in any other of the Loan Documents, to the extent the obligations of a Guarantor shall be adjudicated to be invalid or unenforceable for any reason (including, without limitation, because of Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law) then the Guaranteed Obligations of such Guarantor hereunder shall be limited to the maximum amount that is permissible under applicable law (whether federal or state and including, without limitation, the federal Bankruptcy Code).

(d) To the extent that any Guarantor shall make a payment under this Guaranty of all or any of the Guaranteed Obligations (a “Guarantor Payment”) which, taking into account all other Guarantor Payments hereunder, then previously or concurrently made by the other Guarantors hereunder (collectively, the “Contributing Guarantors”), exceeds the amount which any Guarantor would otherwise have paid if such Guarantor and each of the Contributing Guarantors had paid the aggregate Guaranteed Obligations satisfied by such Guarantor Payment in the same proportion that such Guarantor’s “Allocable Amount” (as defined below) (in effect immediately prior to such Guarantor Payment) bore to the aggregate Allocable Amounts of all of Contributing Guarantors in effect immediately prior to the making of such Guarantor Payment, then, following the Termination Date, such Guarantor shall be entitled to receive contribution and indemnification payments from, and be reimbursed by, each of the other Contributing Guarantors for the amount of such excess, pro rata based upon their respective Allocable Amounts in effect immediately prior to such Guarantor Payment.

(e) As of any date of determination, the “Allocable Amount” of each of the Contributing Guarantors shall be equal to the maximum amount of the claim which could then be recovered from such Contributing Guarantor under this Guaranty, without rendering such claim voidable or avoidable under Section 548 of Chapter 11 of the Bankruptcy Code or under any applicable state Uniform Fraudulent Transfer Act, Uniform Fraudulent Conveyance Act or similar statute or common law.

(f) Sections 2(c) and (d) are intended only to define the relative rights of the Contributing Guarantors and nothing set forth in Section 2(c) or (d) is intended to or shall impair the obligations of the Contributing Guarantors, jointly and severally, to pay any amounts as and when the same shall become due and payable in accordance with the terms of this Guarantee.

(g) The rights of Guarantors under Section 2(c) shall be exercisable upon the Termination Date.

(h) The parties hereto acknowledge that the rights of contribution and indemnification hereunder shall constitute assets of any Guarantor to the extent such contribution and indemnification is owing.

Section 3. Right of Set-off. During any period in which an Event of Default shall have occurred and is continuing, Administrative Agent, Collateral Agent and each other Beneficiary are hereby irrevocably authorized by each Guarantor at any time and from time to time, without notice to such Guarantor (any such notice being hereby waived by such Guarantor) to set off and appropriate and apply any and all deposits (general or special, time or demand, provisional or final), in any currency, and any other credits, indebtedness or claims, in any currency, in each case whether direct or indirect, absolute or contingent, matured or unmatured, at any time held or owing by Administrative Agent, Collateral Agent or such other Beneficiary to or for the credit or the account of such Guarantor, or any part thereof, in such amounts as Administrative Agent, Collateral Agent or such other Beneficiary may elect on account of the obligations or liabilities of such Guarantor hereunder and claims of every nature and description of Administrative Agent, Collateral Agent or such other Beneficiary against such Guarantor, in any currency, whether arising hereunder, under the Term Loan Agreement or any other Loan Document, whether or not Administrative Agent, Collateral Agent or such other Beneficiary has made any demand for payment and although such obligations, liabilities and claims may be contingent or unmatured. Each Beneficiary shall notify such Guarantor and Administrative Agent, Collateral Agent promptly of any such set-off made by it and the application made by it of the proceeds thereof; provided, however, that the failure to give such notice shall not affect the validity of such set-off and application. The rights of Administrative Agent, Collateral Agent and any other Beneficiary under this paragraph are in addition to other rights and remedies (including, without limitation, other rights of set-off) which such party may have.

Section 4. Amendments, etc, with respect to the Guaranteed Obligations. Each Guarantor shall remain obligated hereunder notwithstanding that, without any reservation of rights against such Guarantor or any other Guarantor, and without notice to or further assent by such Guarantor, any demand for payment of any of the Guaranteed Obligations made by Administrative Agent, Collateral Agent or any other Beneficiary may be rescinded by Administrative Agent, Collateral Agent or such other Beneficiary, and any of the Guaranteed Obligations continued, and the Guaranteed Obligations, or the liability of any other Person upon or for any part thereof, or any collateral security or guarantee therefor or right of offset with respect thereto, may, from time to time, in whole or in part, be renewed, extended, amended, modified, accelerated, compromised, waived, surrendered or released by Administrative Agent, Collateral Agent or any other Beneficiary, and the Term Loan Agreement, any other Loan Document, any other document relating to Guaranteed Obligations and any other documents executed and delivered in connection therewith may be amended, modified, supplemented or terminated, in whole or in part, as the relevant holders of the Guaranteed Obligations may deem advisable from time to time and otherwise in accordance with the Term Loan Agreement, and any collateral security, guarantee or right of offset at any time held by Administrative Agent, Collateral Agent or any other Beneficiary for the payment of the Guaranteed Obligations may be sold, exchanged, waived, surrendered or released. None of Administrative Agent, Collateral Agent or any other Beneficiary shall have any obligation to protect, secure, perfect or insure any Lien at any time held by it as security for the Guaranteed Obligations or for this Guarantee or any property subject thereto.

Section 5. Guarantee Absolute and Unconditional. Each Guarantor waives any and all notice of the creation, renewal, extension or accrual of any of the Guaranteed Obligations and notice of or proof of reliance by Administrative Agent, Collateral Agent or any other Beneficiary upon this Guarantee or any other Loan Document to which such Guarantor is a party or acceptance of this Guarantee or any such other Loan Document; and all dealings between Company or any Guarantor and Administrative Agent, Collateral Agent or any other Beneficiary shall likewise be conclusively presumed to have been had or consummated in reliance upon this Guarantee and the other Loan Documents. Each Guarantor waives diligence, presentment, protest, demand for payment and notice of default or nonpayment to or upon Company or any Guarantor with respect to the Guaranteed Obligations. This Guarantee shall be construed as a continuing, absolute and unconditional guarantee of payment without regard to:

(i) the validity or enforceability of the Term Loan Agreement, any other Loan Document, any of the Guaranteed Obligations or any collateral security therefor or guarantee or right of offset with respect thereto at any time or from time to time held by Administrative Agent, Collateral Agent or any other Beneficiary,

(ii) any defense (including, without limitation, any statute of limitations), set-off or counterclaim (other than a defense of payment or performance) which may at any time, be available to or be asserted by Company against Administrative Agent, Collateral Agent or any other Beneficiary (each Guarantor hereby agrees not to assert any such defense, set-off or counterclaim),

(iii) any change in the time, manner or place of any application of collateral security, or proceeds thereof to or of all or any of the Guaranteed Obligations, or any manner of sale or other disposition of any collateral security for all or any of the Guaranteed Obligations or any other assets of any Company or any of its Domestic Subsidiaries,

(vi) any change, restructuring or termination of the corporate, limited liability company or partnership structure or existence of Company or any of its Domestic Subsidiaries, or

(v) any other circumstance whatsoever (with or without notice to or knowledge of Company or any Guarantor) which constitutes, or might be construed to constitute, an equitable or legal discharge of Company for the Guaranteed Obligations, or of any Guarantor under this Guarantee, in bankruptcy or in any other instance and each Guarantor hereby covenants that this Guarantee will not be discharged except by final, complete, indefeasible and irrevocable payment and performance of the obligations contained in the agreements, instruments and documents evidencing or securing the Guaranteed Obligations and this Guarantee.

When Administrative Agent, Collateral Agent or any other Beneficiary is pursuing its rights and remedies hereunder against any Guarantor, Administrative Agent, Collateral Agent or any other Beneficiary may, but shall be under no obligation to, pursue such rights and remedies as it may have against Company or any other Person or against any collateral security or guarantee for the Guaranteed Obligations or any right of offset with respect thereto, and any failure by Administrative Agent, Collateral Agent or any other Beneficiary to pursue such other rights or remedies or to collect any payments from Company or any such other Person or to realize upon any such collateral security or guarantee or to exercise any such right of offset, or any release of Company or any such other Person or of any such collateral security, guarantee or right of offset, shall not relieve any Guarantor of any liability hereunder, and shall not impair or affect the rights and remedies, whether express, implied or available as a matter of law, of Administrative Agent, Collateral Agent and any other Beneficiary against such Guarantor.

Section 6. Reinstatement. Each Guarantor further agrees that if at any time all or any part of any payment theretofore applied by any Beneficiary to any of the Guaranteed Obligations is, or must be, rescinded or returned by such Beneficiary for any reason whatsoever, including without limitation, the insolvency, bankruptcy or reorganization of Company, any other Guarantor or any other Domestic Subsidiary of Company or any other guarantor of all or any portion of the Guaranteed Obligations, such Guaranteed Obligations or applicable portion thereof, for purposes of this Guarantee, to the extent that such payment is or must be rescinded or returned, shall be deemed to have continued in existence notwithstanding such application, and this Guarantee shall continue to be effective or be reinstated, as the case may be, as to such Guaranteed Obligations or applicable portion thereof as though such application had not been made, irrespective of whether any note or other evidence of indebtedness has been surrendered or cancelled.

Section 7. No Subrogation, Contribution, Reimbursement or Indemnity. Notwithstanding anything to the contrary in this Guarantee, the Term Loan Agreement and the other Loan Documents, each Guarantor hereby irrevocably waives, until the Termination Date, all rights which may have arisen in connection with this Guarantee, the Term Loan Agreement and the other Loan Documents to be subrogated to any of the rights (whether contractual, under the Bankruptcy Code, including Section 509 thereof, under common law or otherwise) of any Beneficiary against Company or against any collateral security or guarantee or right of offset held by any Beneficiary for the payment of the Guaranteed Obligations. Each Guarantor hereby further irrevocably waives, until the Termination Date, all contractual common law, statutory or other rights of reimbursement, contribution, exoneration or indemnity (or any similar right) from or against Company or any other Person which may have arisen in connection with this Guarantee, the Term Loan Agreement and the other Loan Documents. So long as the Guaranteed Obligations remain outstanding, if any amount shall be paid by or on behalf of Company or any Guarantor to any other Guarantor on account of any of the rights waived in this paragraph, such amount shall be held by such Guarantor in trust, segregated from other funds of such Guarantor, and shall forthwith upon receipt by such Guarantor, be turned over to Administrative Agent in the exact form received by such Guarantor (duly indorsed by such Guarantor to Collateral Agent, if required), to be applied against the Guaranteed Obligations, whether matured or unmatured, in such order as Collateral Agent may determine. The provisions of this paragraph shall survive the term of this Guarantee.

Section 8. Subordination. So long as any of the Guaranteed Obligations shall be outstanding, all claims of any kind or character of any Guarantor or any of its successors and assigns against Company (all such claims of any kind or character of such Guarantor or any of its successors and assigns being hereinafter referred to as “Subordinate Claims”), shall be subordinated in right of payment to the prior indefeasible payment in full of such Guaranteed Obligations and any Subordinate Claims collected or received by such Guarantor after an Event of Default has occurred and is continuing, upon notice by Administrative Agent to such Guarantor, shall be held in trust for Administrative Agent for the benefit of the Beneficiaries and, at the direction of Administrative Agent to such Guarantor, shall forthwith be paid over to Administrative Agent for the benefit of the Beneficiaries to be credited and applied against the Guaranteed Obligations but without affecting, impairing or limiting in any manner the liability of such Guarantor under any other provision of this Guarantee.

Section 9. Representations, Warranties and Covenants. Each Guarantor represents and warrants to Administrative Agent, Collateral Agent and each Beneficiary that:

(a) such Guarantor is duly organized, validly existing and in good standing under the laws of the jurisdiction of its organization and has the organizational power and authority and the legal right to own and operate its property, to lease the property it operates as lessee and to conduct the business in which it is currently engaged;

(b) such Guarantor has the organizational power and authority and the legal right to execute and deliver, and to perform its obligations under, this Guarantee, and has taken all necessary action to authorize its execution, delivery and performance of this Guarantee;

(c) this Guarantee constitutes a legal, valid and binding obligation of such Guarantor enforceable in accordance with its terms, except as enforceability may be limited by bankruptcy, insolvency, reorganization, moratorium or similar laws affecting the enforcement of creditors’ rights generally and by general equitable principles; and

(d) the execution, delivery and performance of this Guarantee by such Guarantor (i) are within such Guarantor’s organizational power, (ii) have been duly authorized by all necessary corporate, shareholder, member, partner or other action on the part of each Person whose authorization is required, (iii) do not violate any Requirement of Law or any Contractual Obligation applicable to such Guarantor, (iv) will not result in or require the creation or imposition of any Lien of any nature upon or with respect to any of the properties now owned or hereafter acquired by such Person and (v) will not require any authorization or approval or other action by, or notice to or filing or registration with, any Governmental Authority (other than those which have been obtained and are in force and effect).

Each Guarantor hereby acknowledges and agrees that it has received a copy of the Term Loan Agreement and hereby (i) reaffirms all representations and warranties contained therein to the extent applicable to it and (ii) agrees to comply with all covenants and agreements contained therein to the extent applicable to it and as the same may be amended or modified from time to time in accordance with the terms of the Term Loan Agreement.

Section 10. Events of Default. If an Event of Default arises and is continuing, then in any such event and at any time thereafter (so long as such failure shall not have been cured or waived in accordance with Section 14 hereof), Administrative Agent may, and at the direction of the Required Lenders shall declare the obligations of Company under the Term Loan Agreement (whether or not then due under the Term Loan Agreement) immediately due and payable pursuant to this Guarantee as to the Guarantors, and Administrative Agent shall be entitled to enforce, or direct Collateral Agent to enforce, the joint and several obligations of the Guarantors hereunder.

Section 11. Application of Proceeds. Subject to any applicable agreements in effect from time to time relating to the sharing and priority of payment of proceeds of collateral, the net proceeds of any collection, recovery, receipt appropriation or realization, after deducting all costs and expenses of every kind incurred in connection with the foregoing, including reasonable attorneys’ fees and legal expenses, shall be applied to the payment in whole or in part of the Guaranteed Obligations, in such order as proceeds of Collateral would be applied pursuant to the Term Loan Agreement.

Section 12. (a) GOVERNING LAW. THE RIGHTS AND DUTIES OF THE GUARANTORS AND THE COLLATERAL AGENT UNDER THIS GUARANTEE AND THE OTHER LOAN DOCUMENTS SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

Section 13. Enforceability. Any provision of this Guarantee that is prohibited or unenforceable in any jurisdiction shall as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If this Guarantee would be held or determined by a court of competent jurisdiction in a judicial proceeding to be void, voidable, invalid or unenforceable on account of the amount of the aggregate liability of any Guarantor under this Guarantee or by reason of any inconsistent contractual provision binding on any Guarantor, then, notwithstanding any other provision of this Guarantee to the contrary, the aggregate amount of the liability of each Guarantor under this Guarantee shall, without any further action by any Guarantor, the Beneficiaries or any other Person, be automatically limited and reduced to the maximum amount which is valid and enforceable.

Section 14. Remedies Not Exclusive; Amendment. No failure or delay on the part of any Beneficiary in exercising any right, power or remedy under this Guarantee shall operate as a waiver thereof, nor shall any single or partial exercise of any such right, power or remedy preclude any other or further exercise thereof or the exercise of any other right, power or remedy. The remedies provided for in this Guarantee are cumulative and are not exclusive of any remedies that may be available to any Beneficiary at law or in equity or otherwise. No amendment, modification, supplement, termination or waiver of or to any provision of this Guarantee, nor consent to any departure by any Guarantor therefrom shall be effective unless the same shall be consented to in writing by all of the Lenders or the Required Lenders, as the case may be, pursuant to Section 12.1 of the Term Loan Agreement, as such terms are defined in the Term Loan Agreement. Any amendment, modification or supplement of or to any provision of this Guarantee, any waiver of any provision of this Guarantee, and any consent to any departure by any Guarantor from the terms of any provision of this Guarantee, shall be effective only in the specific instance and for the specific purpose for which made or given. Except where notice is specifically required by this Guarantee, no notice to or demand on any Guarantor in any case shall entitle such Guarantor or any other Guarantor to any other or further notice or demand in similar or other circumstances.

Section 15. Consent to Certain Transactions. Each Guarantor acknowledges receipt of a copy of the Term Loan Agreement and the other Loan Documents in the form in which each was executed and delivered by the parties thereto, as amended, supplemented or otherwise modified as of the Initial Borrowing Date, and agrees that such copies constitute adequate notice of all matters contained therein and consents to the execution and delivery of such agreements and the performance of all transactions provided for or contemplated therein; provided, however, that none of the Beneficiaries shall be obligated to furnish to any Guarantor any copies of any amendments, modifications or supplements or waivers with respect to the Term Loan Agreement or any of the other Loan Documents.

Section 16. Notices. All notices, demands, instructions and other communications required or permitted to be given to or made upon any party hereto or any other Person hereunder shall be in writing and shall be personally delivered or sent by registered or certified mail, postage prepaid, return receipt requested, or by a reputable overnight or courier delivery service, or by telecopier, and shall be deemed to be given for purposes of this Guarantee on the third day after deposit in registered or certified mail postage prepaid, and otherwise on the day that such writing is delivered or sent to the intended recipient thereof, or in the case of a notice delivered by telecopy, upon completion of transmission with a copy of such notice also being delivered under any of the methods provided above, all in accordance with the provisions of this subsection. Unless otherwise specified in a notice sent or delivered in accordance with the foregoing provisions of this subsection, notices, demands, instructions and other communications in writing shall be given to or made upon the respective parties hereto at their respective addresses (or to their respective telecopier numbers) indicated on each respective signature page to this Guarantee or any supplement hereto or with regard to the Beneficiaries, on the respective signature pages of the Term Loan Agreement, and, in the case of telephonic instructions or notices, by calling the telephone number or numbers indicated for each on such signature pages.

Section 17. Successors and Assigns. This Guarantee shall be binding upon each Guarantor and its successors and assigns and shall inure to the benefit of, and shall be enforceable by, each of the Beneficiaries and their respective successors and assigns (including any permitted assignee of any Lender in accordance with Section 12.8 of the Term Loan Agreement); provided, however, that no Guarantor may assign or transfer any of its obligations under this Guarantee without the prior written consent of the Required Lenders, except pursuant to intercompany mergers and consolidations permitted under Section 8.3 of the Term Loan Agreement.

Section 18. Further Assurances, Additional Guarantors. (a) Each Guarantor, jointly and severally, agrees to do such further acts and things and to execute and deliver such additional agreements, powers and instruments, as any Beneficiary may reasonably require or reasonably deem advisable to carry into effect the purposes of this Guarantee or to better assure and confirm unto the Beneficiaries their rights, powers and remedies under this Guarantee, the Term Loan Agreement or any other Loan Document.

(b) An additional Material Domestic Subsidiary of Company may become a Guarantor under this Guarantee pursuant to the requirements of Section 7.11 of the Term Loan Agreement by executing and delivering to Administrative Agent a supplement to this Guarantee in the form of Exhibit A hereto (with only such changes thereto as are agreed to by Administrative Agent), whereupon, without further action, approval or consent by any other Person, such Material Domestic Subsidiary shall be deemed to be a Guarantor for all purposes under this Guarantee.

Section 19. Submission to Jurisdiction. Each Guarantor, jointly and severally, hereby irrevocably and unconditionally consents and submits to the nonexclusive jurisdiction of any United States Federal or New York State court sitting in New York City in any action or proceeding arising out of or relating to this Guarantee, and each Guarantor, jointly and severally, hereby irrevocably and unconditionally agrees that all claims in respect of such action or proceeding brought against any of the Beneficiaries in respect of this Guarantee shall be brought in such United States Federal or New York State court. Each Guarantor, jointly and severally, irrevocably consents to the service of any and all process in any such action or proceeding brought in any court in or of the State of New York by the delivery of copies of such process to such Guarantor at its address specified on its respective signature page hereto or by certified or registered mail directed to such address. Nothing herein shall affect the right of any of the Beneficiaries to serve process in any other manner permitted by law or to commence legal proceedings or otherwise proceed against any Guarantor in any other jurisdiction.

Section 20. Waiver of Trial by Jury. THE GUARANTORS AND THE COLLATERAL AGENT EACH HEREBY WAIVE ANY RIGHT TO A TRIAL BY JURY IN ANY ACTION OR PROCEEDING ARISING OUT OF THIS GUARANTEE, THE OTHER LOAN DOCUMENTS OR ANY OTHER AGREEMENTS OR TRANSACTIONS RELATED HERETO OR THERETO.

Section 21. Fees and Expenses. Each Guarantor, jointly and severally, agrees to pay promptly, to the extent not previously finally and indefeasibly paid in full by Company, all reasonable costs and expenses of any Beneficiary in connection with (A) any and all amounts which any Beneficiary has paid relative to the curing of any default resulting from the acts or omissions of any Guarantor under this Guarantee and (B) the enforcement of this Guarantee and the preservation of the Beneficiaries’ rights hereunder.

Section 22. Taxes. Each of the agreements set forth in Section 4.6 of the Term Loan Agreement is hereby incorporated by reference mutatis mutandis with the same effect as if such agreements had been set forth herein (it being understood that the intent of the parties under this Section 22 is to provide that, subject to the limitations of Section 4.6 of the Term Loan Agreement, each Beneficiary receive and retain the same amount net of all Taxes that such Beneficiary would have received had payment been made by Company under the Term Loan Agreement). All references in such incorporated provisions to “Company” shall be deemed references to each Guarantor and all references in such incorporated provisions to “this Agreement” shall be deemed references to this Guarantee. Each Guarantor further agrees to pay any and all stamp, transfer and other taxes or fees payable or determined to be payable in connection with the execution, delivery, filing and recording of any instrument or document that may be delivered in connection with this Guarantee, and agrees to save Collateral Agent and each other Beneficiary harmless from and against any and all liabilities with respect to or resulting from any delay in paying, or omission to pay, such taxes, fees and expenses.

Section 23. Payments in U.S. Dollars. Each sum due under this Guarantee or in respect of the Guaranteed Obligations shall be paid in Dollars. If any sum due from any Guarantor under this Guarantee has to be converted into Dollars, it shall be converted at the exchange rate determined as of the date such sums are paid hereunder.

Section 24. Counterparts. This Guarantee may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Guarantee.

Section 25. Headings. Section and other headings used in this Guarantee are for convenience only and shall not affect the construction of this Guarantee.

Section 26. Release. Upon the sale of all of the capital stock of any Guarantor in accordance with Section 8.6 of the Term Loan Agreement, such Guarantor and each of its Subsidiaries shall automatically be released from all of its obligations under this Guarantee.

[SIGNATURE PAGES FOLLOW]

IN WITNESS WHEREOF, each of the Guarantors has caused this Subsidiary Guarantee Agreement to be duly executed and delivered by its proper and duly authorized officer as of the day and year first above written by signing a separate signature page.

Acknowledged and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Collateral Agent

By:
Name:
Title:

Notice Address:

Deutsche Bank Trust Company Americas
60 Wall Street
New York, New York 10005
Attention: Marguerite Sutton
Tel. No.: (212) 250-6150
Telecopier No.: (212) 797-4655

GUARANTORS:

TEXAS BUTYLENE CHEMICAL CORPORATION

By:
Name:
Title:

TP CAPITAL CORP.

By:
Name:
Title:

TEXAS OLEFINS DOMESTIC-INTERNATIONAL SALES CORPORATION

By:
Name:
Title:

PORT NECHES FUELS, LLC

By:
Name:
Title:

HOUSTON FUELS, LLC

By:
Name:
Title:

Notice Address:
5151 San Felipe
Suite 800 Houston, Texas 77056 Attention: Charles W. Shaver Telecopier No.: [ ]

EXHIBIT A

to

SUBSIDIARY GUARANTEE AGREEMENT

FORM OF SUPPLEMENT TO

SUBSIDIARY GUARANTEE AGREEMENT

THIS SUPPLEMENT NO.                      dated as of                      (this “Supplement”) to the Subsidiary Guarantee Agreement (as defined below) is made by                     , a                                           (“New Guarantor”), in favor of the Beneficiaries (as defined in the Subsidiary Guarantee Agreement).

W I T N E S S E T H:

WHEREAS, Texas Petrochemicals LP, a Texas limited partnership (“Company”), is a party to that certain Term Loan Agreement dated as of June 27, 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), with Deutsche Bank Trust Company Americas, as Administrative Agent, and the Lenders identified therein;

WHEREAS, New Guarantor is a Material Domestic Subsidiary under the Term Loan Agreement;

WHEREAS, as a condition precedent to their entering into the Term Loan Agreement, Administrative Agent and the Lenders thereunder required Company to cause each of its Material Domestic Subsidiaries to execute and deliver that certain Subsidiary Guarantee Agreement dated as of June 27, 2006 (as heretofore or hereafter amended, restated, supplemented or otherwise modified from time to time, the “Subsidiary Guarantee Agreement”);

WHEREAS, the proceeds of Extensions of Credit (as defined in the Subsidiary Guarantee Agreement) heretofore have been and hereafter will be used in part to enable Company to make Valuable Transfers (as defined in the Subsidiary Guarantee) to each of the Guarantors (including New Guarantor) in connection with the operation of its business;

WHEREAS, Company and New Guarantor are engaged in related businesses, and New Guarantor will derive substantial direct and indirect benefit from the making of Extensions of Credit;

WHEREAS, pursuant to Section 7.11 of the Term Loan Agreement, Company is required to cause each Material Domestic Subsidiary that was not in existence (or not such a Subsidiary) on the date of the Term Loan Agreement to become a Guarantor under the Subsidiary Guarantee Agreement upon becoming a material Domestic Subsidiary; and

WHEREAS, Section 18(b) of the Subsidiary Guarantee Agreement provides that additional Material Domestic Subsidiaries of Company may become Guarantors under the Subsidiary Guarantee Agreement by execution and delivery of an instrument in the form of this Supplement.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to continue to make Extensions of Credit, New Guarantor hereby as follows:

Section 1. Definitions. Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Subsidiary Guarantee Agreement or, if not defined herein or in the Subsidiary Guarantee Agreement, in the Term Loan Agreement.

Section 2. Guarantee of Obligations. In accordance with Section 18(b) of the Subsidiary Guarantee Agreement, New Guarantor, by its execution and delivery of this Supplement, hereby becomes a Guarantor under the Subsidiary Guarantee Agreement for all purposes thereunder with the same force and effect as if originally named therein as a Guarantor, without further action, approval or consent by any other Person, and New Guarantor hereby (a) agrees to all the terms and provisions of the Subsidiary Guarantee Agreement applicable to it as a Guarantor thereunder and (b) represents and warrants that the representations and warranties deemed to be made by it as a Guarantor thereunder are true and correct on and as of the date hereof. Each reference to a “Guarantor” in the Subsidiary Guarantee Agreement shall be deemed for all purposes to include New Guarantor. All of the terms of the Subsidiary Guarantee Agreement are hereby incorporated in their entirety.

Section 3. Representations and Warranties. New Guarantor represents and warrants to the Beneficiaries that this Supplement has been duly authorized, executed and delivered by it and is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 4. Counterparts. This Supplement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Supplement.

Section 5. Full Force and Effect. Except as expressly supplemented hereby, the Subsidiary Guarantee Agreement remains in full force and effect.

Section 6. GOVERNING LAW. THE RIGHTS AND DUTIES OF THE GUARANTORS AND THE COLLATERAL AGENT UNDER THIS SUPPLEMENT AND THE OTHER LOAN DOCUMENTS SHALL, PURSUANT TO NEW YORK GENERAL OBLIGATIONS LAW SECTION 5-1401, BE GOVERNED BY THE INTERNAL LAWS OF THE STATE OF NEW YORK, WITHOUT REGARD TO CONFLICT OF LAW PRINCIPLES.

Section 7. Enforceability. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If this Supplement would be held or determined by a court of competent jurisdiction in a judicial proceeding to be void, voidable, invalid or unenforceable on account of the amount of the aggregate liability of New Guarantor under the Subsidiary Guarantee Agreement or by reason of any inconsistent contractual provision binding on New Guarantor and in effect on or prior to the date hereof, then, notwithstanding any other provision of this Supplement or the Subsidiary Guarantee Agreement to the contrary, the aggregate amount of the liability of New Guarantor under the Subsidiary Guarantee Agreement shall, without any further action by any Guarantor, the Beneficiaries or any other Person, be automatically limited and reduced to the maximum amount which is valid and enforceable.

Section 8. Fees. New Guarantor agrees to reimburse Collateral Agent for its respective reasonable out-of-pocket expenses (including Attorney Costs) incurred in connection with the preparation, execution and delivery of this Supplement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the New Guarantor his caused this Supplement No.                      to the Subsidiary Guarantee Agreement to be duly executed and delivered by its properly and duly authorized officer as of the date first written above.

[NEW GUARANTOR]

By:
Name:
Title:

Notice Address:

Acknowledged and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent and Collateral Agent

By:
Name:
Title:

Notice Address:

Deutsche Bank Trust Company Americas 60 Wall Street New York, New York 10005 Attention: Marguerite Sutton Tel. No.: (212) 250-6150 Telecopier No.: (212) 797-4655

EXHIBIT 5.1(c)

FORM OF SECURITY AGREEMENT

(See attached.)

SECURITY AGREEMENT (TERM LOAN)

SECURITY AGREEMENT, dated as of June 30, 2006 (as the same may be amended, restated, supplemented or otherwise modified from time to time, this “Security Agreement”), made by TEXAS PETROCHEMICALS, LP, a Texas limited partnership, each of the other undersigned companies and each Person that becomes a party hereto in accordance with Section 25 hereof (each, a “Grantor” and collectively, the “Grantors”) and DEUTSCHE BANK TRUST COMPANY AMERICAS, in its capacity as collateral agent (the “Collateral Agent”) for its benefit and the benefit of (i) the Lenders and the Administrative Agent under the Term Loan Agreement hereinafter referred to (collectively, the “Term Creditors”) and (ii) if one or more Lenders or one or more Affiliates of such Lenders has entered into or hereafter enters into one or more Interest Rate Agreements or Other Hedging Agreements, any such Lender or Lenders or Affiliate or Affiliates of such Lenders (even if the respective Lender subsequently ceases to be a Lender under the Term Loan Agreement for any reason) so long as any such Lender or Affiliate participates in the extension of such Interest Rate Agreements or Other Hedging Agreements and their subsequent assigns, if any (collectively, the “Other Creditors” and together with the Term Creditors, the “Secured Creditors”).

W I T N E S S E T H:

WHEREAS, pursuant to that certain Term Loan Agreement dated as of June 30, 2006 among Texas Petrochemicals LP, a Texas limited partnership (“Company”), the financial institutions party thereto (the “Lenders”) and Deutsche Bank Trust Company Americas, as Administrative Agent for the Lenders thereunder (the “Administrative Agent”) (including all annexes, exhibits and schedules thereto, as from time to time amended, restated, supplemented or otherwise modified, the “Term Loan Agreement”), the Lenders have agreed to make the Loans to and to incur L/C Obligations on behalf of the Company;

WHEREAS, the Grantors may at any time and from time to time enter into or guarantee one or more Interest Rate Agreements or Other Hedging Agreements;

WHEREAS, Texas Butylene Chemical Corporation, a Texas corporation, TP Capital Corp., a Delaware corporation, Texas Olefins Domestic-International Sales Corporation, a Texas corporation, Port Neches Fuels, LLC, a Delaware limited liability company and Houston Fuels, LLC, a Delaware limited liability company have entered into that certain Subsidiary Guarantee Agreement dated as of June 30, 2006 in order to guarantee the Secured Obligations hereinafter referred to;

WHEREAS, in order to induce the Administrative Agent to enter into the Term Loan Agreement and the Loan Documents and to induce the Administrative Agent and the Lenders to make the Loans and to incur L/C Obligations as provided for in the Term Loan Agreement, Grantors have agreed to grant a continuing Lien on the Collateral (as hereinafter defined) to secure the Secured Obligations;

NOW, THEREFORE, in consideration of the premises and mutual covenants herein contained and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto hereby agree as follows:

1. DEFINED TERMS.

All capitalized terms used but not otherwise defined herein have the meanings given to them in the Term Loan Agreement. All other terms contained in this Security Agreement, unless the context indicates otherwise, have the meanings provided for by the NY UCC to the extent the same are used or defined therein.

“Capitalized Lease” means, at the time any determination thereof is to be made, any lease of property, real or personal, in respect of which the present value of the minimum rental commitment is capitalized on the balance sheet of the lessee in accordance with GAAP.

“Capitalized Lease Obligation” means, at the time any determination thereof is to be made, the amount of the liability in respect of a Capitalized Lease which would at such time be so required to be capitalized on the balance sheet of the lessee in accordance with GAAP, and the stated maturity thereof shall be the date of the last payment of rent or any other amount due under such lease prior to the first date upon which such lease may be prepaid by the lessee without payment of a penalty.

“Capital Stock” means, with respect to any Person, any and all shares, interests, participations, rights in or other equivalents (however designated) of such Person’s capital stock, partnership interests, membership interests or other equivalent interests and any rights (other than debt securities convertible into or exchangeable for capital stock), warrants or options exchangeable for or convertible into such capital stock or other equity interests.

“Certificated Collateral” means Pledged Securities that are represented by a certificate and Pledged Indebtedness that is represented by a note or instrument.

“Claims” shall mean any and all property and other taxes, assessments and special assessments, levies, fees and all governmental charges imposed upon or assessed against, and landlords’, carriers’, mechanics’, workmen’s, repairmen’s, laborers’, materialmen’s, suppliers’ and warehousemen’s Liens and other claims arising by operation of law against, all or any portion of the Collateral.

“Contracts” shall mean, collectively, with respect to each Grantor, all sale, service, performance, equipment or property lease contracts, agreements and grants and all other contracts, agreements or grants (in each case, whether written or oral) between such Grantor and another Person, and all assignments, amendments, restatements, supplements, extensions, renewals, replacements or modifications thereof.

“Copyrights” shall mean, collectively, with respect to each Grantor, all copyrights (whether statutory or common law, whether established or registered in the United States or any other country or any political subdivision thereof, whether registered or unregistered and whether published or unpublished) and all copyright registrations and applications made by such Grantor, in each case, whether now owned or hereafter created or acquired by or assigned to such Grantor, together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor use of such copyrights, (ii) reissues, renewals, continuations and extensions thereof, (iii) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable with respect thereto, including damages and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present or future infringements thereof.

“Copyright Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit D.

“Domestic Subsidiary” means any Subsidiary other than a Foreign Subsidiary.

“Excludable Property” shall mean:

(i) any permit, lease, license or Contract held by any Grantor that validly prohibits the creation by such Grantor of a security interest therein;

(ii) any property or assets held by any Grantor to the extent that any Requirement of Law applicable thereto prohibits the creation of a security interest therein; and

(iii) Equipment owned by any Grantor on the date hereof or hereafter acquired that is subject to a Lien securing indebtedness incurred for purposes of financing such item of Equipment of any Credit Party to which such Lien is attached (a “Purchase Money Obligation”) or Capitalized Lease Obligation permitted to be incurred pursuant to the provisions of the Term Loan Agreement if the contract or other agreement in which such Lien is granted (or the documentation providing for such Purchase Money Obligation or Capitalized Lease Obligation) validly prohibits the creation of any other Lien on such Equipment;

(iv) any capital stock, membership interests, or other equity or ownership interests in entities that are not Wholly Owned Subsidiaries that are subject as of the Closing Date to an existing and enforceable negative pledge provision;

(v) 35% of the capital stock, membership interests, or other equity or ownership interests in each direct Foreign Subsidiary of any Grantor that is a “controlled foreign corporation” under the Code; and

(vi) cash and short-term investments deposited by any Grantor in margin accounts with or on behalf of futures contract brokers or paid over to other counterparties or pledged or deposited as collateral to a contract counterparty or issuer of surety bonds to secure obligations owing by such Grantor or any of its Subsidiaries, to the extent (x) the depositing of such cash and short-term investments by such Person is permitted under clause (xii) of the definition of “Customary Permitted Liens” in the Term Loan Agreement and (y) such contract or derivative expressly prohibits such cash or short-term investment to be pledged by such Grantor to the Collateral Agent hereunder;

provided, however, that such property shall constitute “Excludable Property” only to the extent and for so long as (a) in each case described in clauses (i), (ii), (iii), (iv) and (vi) of this definition, such permit, lease, license, Contract or other agreement, Requirement of Law, or negative pledge provision applicable thereto validly prohibits the creation of a Lien on such property in favor of the Collateral Agent and, upon the termination of such prohibition (howsoever occurring), such property shall cease to constitute “Excludable Property” and (b) in each case described in clause (v) of this definition, such property is not required to be pledged under Section 5(f)(ii)(B).

“Excluded Property” shall mean Excludable Property other than the following:

(a) the right to receive any payment of money (including Accounts, General Intangibles and Payment Intangibles) or any other rights referred to in Sections 9-406(f), 9-407(a) or 9-408(a) of the NY UCC to the extent that such sections of the NY UCC are effective to limit the prohibitions which make such property “Excludable Property”; and

(b) any Proceeds, substitutions or replacements of any Excludable Property (unless such Proceeds, substitutions or replacements would constitute Excludable Property).

“Foreign Subsidiary” means any Subsidiary that is organized under the laws of a jurisdiction other than the United States of America or any state thereof or the District of Columbia.

“Goodwill” shall mean, collectively, with respect to each Grantor, the goodwill connected with such Grantor’s business including (i) all goodwill connected with the use of and symbolized by any Trademark or Trademark License in which such Grantor has any interest, (ii) all know-how, trade secrets, customer and supplier lists, proprietary information, inventions, methods, procedures, formulae, descriptions, compositions, technical data, drawings, specifications, name plates, catalogs, confidential information and the right to limit the use or disclosure thereof by any person, pricing and cost information, business and marketing plans and proposals, consulting agreements, engineering contracts and such other assets which relate to such goodwill and (iii) all product lines of such Grantor’s business.

“Instruments” shall mean, collectively, with respect to each Grantor, all “instruments,” as such term is defined in Article 9, rather than Article 3, of the NY UCC, and shall include all promissory notes, drafts, bills of exchange or acceptances.

“Intellectual Property Collateral” shall mean, collectively, each Grantor’s (a) Patents, Trademarks, Copyrights, and Licenses, and (b) Goodwill related to the foregoing.

“Interest Rate Agreement” means any interest rate swap agreement, interest rate cap agreement, interest rate collar agreement, interest rate futures contract, interest rate option contract or other similar agreement or arrangement to which Company or any Subsidiary is a party.

“Investment Property” shall mean “investment property” as defined in Article 9 of the NY UCC.

“Lease Documents” means all lease agreements, lease-purchase agreements and similar agreements governing the lease of equipment, fixtures or real property by any Grantor (collectively, “Lease Agreements”) and all mortgages, security agreements and other agreements and documents entered into in connection with such Lease Agreements.

“Licenses” shall mean, collectively, with respect to each Grantor, all license and distribution agreements with, and covenants not to sue, any other party with respect to any Patent, Trademark or Copyright or any other patent, trademark or copyright, whether such Grantor is a licensor or licensee, distributor or distributee under any such license or distribution agreement, together with any and all (i) renewals, extensions, supplements and continuations thereof, (ii) income, fees, royalties, damages, claims and payments now and hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements or violations thereof, (iii) rights to sue for past, present and future infringements or violations thereof and (iv) other rights to use, exploit or practice any or all of the Patents, Trademarks or Copyrights or any other patent, trademark or copyright.

“Mortgaged Property” shall have the meaning assigned to such term in the Mortgages.

“NY UCC” means the Uniform Commercial Code as in effect in the State of New York.

“Other Hedging Agreement” means any foreign exchange contract, currency swap agreement, futures contract, commodity agreements, option contract, synthetic cap or other similar agreement.

“Patent and Trademark Security Agreement” shall mean an agreement substantially in the form annexed hereto as Exhibit E.

“Patents” shall mean, collectively, with respect to each Grantor, all patents issued or assigned to and all patent applications and registrations made by such Grantor (whether established or registered or recorded in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any patents, (ii) inventions and improvements described and claimed therein, (iii) reissues, divisions, continuations, renewals, extensions and continuations-in-part thereof, (iv) income, fees, royalties, damages, claims and payments now or hereafter due and/or payable thereunder and with respect thereto including damages and payments for past, present or future infringements thereof, (v) rights corresponding thereto throughout the world and (vi) rights to sue for past, present or future infringements thereof.

“Pledged Entity” means an issuer of Pledged Securities.

“Pledged Indebtedness” means the Indebtedness evidenced by promissory notes and instruments listed on Part B of Schedule VI hereto.

“Pledged Securities” shall mean (i) all of the issued and outstanding Capital Stock of each Subsidiary at any time owned by any Grantor, except Capital Stock that is Excluded Property, and (ii) in any event until released in accordance with the terms of this Security Agreement or the Term Loan Agreement, all of the Capital Stock listed on Part A of Schedule VI hereto.

“Secured Obligations” shall mean (i) all obligations (including, without limitation, all “Obligations” as such term is defined in the Term Loan Agreement and all obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of Company and each Guarantor now existing or hereafter incurred under, arising out of, or in connection with the Term Loan Agreement or any other Loan Document to which

Company or any Guarantor is a party (all such obligations and liabilities being herein collectively called the “Term Loan Agreement Obligations”); (ii) all obligations (including obligations which, but for the automatic stay under Section 362(a) of the Bankruptcy Code, would become due) and liabilities of Company and each Grantor now existing or hereafter incurred under, arising out of or in connection with any Interest Rate Agreement or Other Hedging Agreement, whether such Interest Rate Agreement or Other Hedging Agreement is now in existence or hereafter arising and the due performance and compliance by Company and each Grantor with all of the terms, conditions and agreements contained therein (all such obligations and liabilities described in this clause (ii) being herein collectively called the “Other Obligations”); (iii) any and all sums reasonably advanced by the Administrative Agent or Collateral Agent in order to preserve the Collateral or preserve its security interest in the Collateral; (iv) in the event of any proceeding for the collection or enforcement of any Term Loan Agreement Obligations or Other Obligations, after an Event of Default shall have occurred and be continuing, the reasonable expenses of taking, holding, preparing for sale or lease, selling or otherwise disposing of or realizing on the Collateral, or of any exercise by the Collateral Agent of its rights hereunder, together with reasonable attorneys’ fees and court costs; and (v) all amounts paid by Collateral Agent as to which Collateral Agent has the right to reimbursement under Section 5(g) of this Security Agreement. It is acknowledged and agreed that the “Secured Obligations” shall include extensions of credit of the types described above, whether outstanding on the date of this Security Agreement or extended from time to time after the date of this Security Agreement.

“Securities Collateral” shall mean, collectively, the Pledged Securities and Pledged Indebtedness.

“Significant Copyrights” means, at any time, those Copyrights which the relevant Grantor believes in its reasonable judgment to be material to its business at such time.

“Significant Patents” means, at any time, those Patents which the relevant Grantor believes in its reasonable judgment to be material to its business at such time.

“Significant Trademarks” means, at any time, those Trademarks which the relevant Grantor believes in its reasonable judgment to be material to its business at such time.

“Termination Date” means the date on which (i) the Loans have been repaid in full in cash, (ii) all other Obligations under the Term Loan Agreement and the other Loan Documents have been completely discharged (other than contingent and indemnification obligations which expressly survive the termination of the Loan Documents and for which no claim is currently pending), (iii) all L/C Obligations have been cancelled, backstopped by standby letters of credit acceptable to Administrative Agent or cash collateralized in a manner reasonably satisfactory to the Collateral Agent and (iv) all Interest Rate Agreements and Other Hedging Agreements have been terminated.

“Trademark License” shall mean each agreement, whether written or oral, providing for the grant by or to Grantor of any right to use any Trademark.

“Trademarks” shall mean, collectively, with respect to each Grantor, all trademarks (including service marks), slogans, logos, certification marks, trade dress, uniform resource locations (URLs), domain names, corporate names and trade names, whether registered or unregistered, owned by or assigned to such Grantor and all registrations and applications for the foregoing (whether statutory or common law and whether established or registered in the United States or any other country or any political subdivision thereof), together with any and all (i) rights and privileges arising under applicable law with respect to such Grantor’s use of any trademarks, (ii) reissues, continuations, extensions and renewals thereof, (iii) income, fees, royalties, damages and payments now and hereafter due and/or payable thereunder and with respect thereto, including damages, claims and payments for past, present or future infringements thereof, (iv) rights corresponding thereto throughout the world and (v) rights to sue for past, present and future infringements thereof.

“Uniform Commercial Code jurisdiction” means any jurisdiction that has adopted all or substantially all of Article 9 as contained in the 2000 Official Text of the Uniform Commercial Code, as recommended by the National Conference of Commissioners on Uniform State Laws and the American Law Institute, together with any subsequent amendments or modifications to the Official Text.

2. GRANT OF LIEN.

(a) To secure the prompt and complete payment, performance and observance of all of the Secured Obligations, each Grantor hereby grants, assigns, conveys, mortgages, pledges, hypothecates and transfers to Collateral Agent a Lien upon all of its right, title and interest in, to and under all personal property (other than the rights of Grantors under the Lease Documents and proceeds thereof), whether now owned by or owing to, or hereafter acquired by or arising in favor of such Grantor (including under any trade names, styles or derivations thereof), and whether owned or consigned by or to, or leased from or to, such Grantor, and regardless of where located (all of which being hereinafter collectively referred to as the “Collateral”), including:

(i) all Accounts;

(ii) all Equipment, Goods, Inventory and Fixtures;

(iii) all Documents (as defined in the NY UCC), Instruments and Chattel Paper;

(iv) all Letters of Credit (as defined in the NY UCC) and Letter-of-Credit Rights;

(v) all Securities Collateral;

(vi) all Investment Property (excluding any Securities Collateral and any Capital Stock that is Excluded Property);

(vii) all Intellectual Property Collateral;

(viii) the Commercial Tort Claims described on Schedule V hereto;

(ix) all Deposit Accounts of any Grantor and all other bank accounts and all deposits therein;

(x) all General Intangibles;

(xi) all money, cash or cash equivalents of any Grantor;

(xii) all Supporting Obligations of any Grantor;

(xiii) all books and records relating to the Collateral; and

(xiv) all other personal property of such Grantor, whether tangible or intangible, and all Proceeds and products of each of the foregoing and all accessories to, substitutions and replacements for, and rents, profits and products of, each of the foregoing, any and all Proceeds of any insurance, indemnity, warranty or guaranty payable to such Grantor from time to time with respect to any of the foregoing.

Notwithstanding anything to the contrary contained in clauses (i) through (xiv) above, the security interest created by this Security Agreement shall not extend to, and the term “Collateral” shall not include any Excluded Property. The Grantors shall from time to time at the reasonable request of the Collateral Agent (which request shall refer to this Section 2(a)) give written notice to the Collateral Agent identifying in reasonable detail the Excludable Property (and stating in such notice that such Excludable Property constitutes “Excluded Property”) and shall provide to the Collateral Agent such other information regarding the Excludable Property as the Collateral Agent may reasonably request. From and after the Closing Date, no Grantor shall permit to become effective in any agreement or other document creating, governing or providing for any material permit, lease or license, a provision that would prohibit the creation of a Lien on such permit, lease or license in favor of the Collateral Agent unless such Grantor believes, in its reasonable judgment, that such prohibition is usual and customary in transactions of such type.

(b) In addition, to secure the prompt and complete payment, performance and observance of the Secured Obligations and in order to induce Collateral Agent as aforesaid, each Grantor hereby grants to Collateral Agent, upon the occurrence and during the continuance of an Event of Default, a right of set-off against the Collateral of such Grantor held by Collateral Agent, now or hereafter in the possession or custody of or in transit to Collateral Agent, for any purpose, including safekeeping, collection or pledge, for the account of such Grantor, or as to which such Grantor may have any right or power.

3. COLLATERAL AGENT’S RIGHTS; LIMITATIONS ON COLLATERAL AGENT’S OBLIGATIONS.

(a) It is expressly agreed by Grantors that, anything herein to the contrary notwithstanding, each Grantor shall remain liable under each of its Contracts and each of its Licenses to observe and perform all the conditions and obligations to be observed and performed by it thereunder. Collateral Agent shall not have any obligation or liability under any Contract or License by reason of or arising out of this Security Agreement or the granting herein of a Lien thereon or the receipt by Collateral Agent of any payment relating to any Contract or License pursuant hereto. Collateral Agent shall not be required or obligated in any manner to perform or fulfill any of the obligations of any Grantor under or pursuant to any Contract or License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any Contract or License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or to which it may be entitled at any time or times.

(b) Collateral Agent may at any time upon the occurrence and during the continuance of an Event of Default, without prior notice to any Grantor, notify Account Debtors and other Persons obligated on the Collateral that Collateral Agent has a security interest therein, and that payments shall be made directly to Collateral Agent. Upon the request of Collateral Agent during any such time, each Grantor shall so notify Account Debtors and other Persons obligated on Collateral. Once any such notice has been given to any Account Debtor or other Person obligated on the Collateral, the affected Grantor shall not give any contrary instructions to such Account Debtor or other Person without Collateral Agent’s prior written consent (which consent shall be given if such Event of Default is no longer continuing and no other Event of Default then exists).

(c) Collateral Agent may at any time in Collateral Agent’s own name, in the name of a nominee of Collateral Agent or in the name of any Grantor communicate (by mail, telephone, facsimile or otherwise) with Account Debtors, parties to Contracts and obligors in respect of Instruments to verify with such Persons, to Collateral Agent’s reasonable satisfaction, the existence, amount terms of, and any other matter relating to, Accounts, Instruments, Chattel Paper, Contracts and/or payment intangibles. If an Unmatured Event of Default under Section 10.1(f) of the Term Loan Agreement or an Event of Default shall have occurred and be continuing, each Grantor, at its own expense, shall, or at the request of the Collateral Agent shall cause the independent certified public accountants then engaged by such Grantor to, prepare and deliver to Collateral Agent at any time and from time to time promptly upon Collateral Agent’s request, the following reports with respect to each Grantor: (i) a reconciliation of all Accounts; (ii) an aging of all Accounts; (iii) trial balances; and (iv) a test verification of such Accounts. Each Grantor, at its own expense, shall deliver to Collateral Agent the results of each physical verification, if any, which such Grantor may in its discretion have made, or caused any other Person to have made on its behalf, of all or any portion of its Inventory.

4. REPRESENTATIONS AND WARRANTIES. Each Grantor represents and warrants that:

(a) Each Grantor has rights in and the power to transfer each item of the Collateral upon which it purports to grant a Lien hereunder free and clear of any and all Liens other than Permitted Liens.

(b) No effective security agreement, financing statement, equivalent security or Lien instrument or continuation statement covering all or any part of the Collateral is on file or of record in any public office, except such as may have been filed (i) in favor of Collateral Agent pursuant to this Security Agreement or the other Loan Documents, and (ii) in connection with any other Permitted Liens. No person other than Grantors and Collateral Agent has control or possession of all or any part of the Collateral, except pursuant to the Revolving Credit Facility Documents, as permitted by the Term Loan Agreement and except for any Collateral in transit out for repair or otherwise off-site in the ordinary course of business.

(c) This Security Agreement is effective to create a valid and continuing Lien in favor of Collateral Agent in the Collateral. Upon the filing of the appropriate financing statements listed on Schedule I hereto and the delivery of any original certificates, notes, and instruments representing Certificated Collateral, together with stock powers in blank or note powers in blank, as appropriate, to the Collateral Agent, such Lien shall be fully perfected (to the extent such Lien can be perfected by filing under the NY UCC or, with respect to Certificated Collateral, possession) prior and superior in right to any other Person (except Permitted Liens, and only to the extent that priority can be obtained by filing or, in the case of Certificated Collateral, possession). All actions required by Section 5 to protect and perfect Liens on the Collateral (including the delivery of any original certificates, notes or instruments representing Certificated Collateral together with stock powers or note powers, as applicable, to Collateral Agent or its bailee) have been duly taken except as not required pursuant to Section 5(a)(ii) with respect to Chattel Paper and Section 5(r) with respect to Equipment subject to certificates of title.

(d) Schedule II hereto lists all Instruments, Letter-of-Credit Rights and Chattel Paper of each Grantor in each case in an amount greater than $100,000.

(e) Schedule VI hereto lists all Pledged Securities and Pledged Indebtedness of each Grantor.

(f) No Grantor has or operates in any jurisdiction, or in the preceding 12 months has had or has operated in any jurisdiction, under any trade names, fictitious names or other names (including, without limitation, any names of divisions or operations) except its legal name and such other trade, fictitious or other names as are listed under its name on Schedule III. Each Grantor’s name as it appears in official filings in the state of its incorporation or other organization, the type of entity of each Grantor (including corporation, partnership, limited partnership or limited liability company), organizational identification number issued by each Grantor’s state of incorporation or organization or a statement that no such number has been issued, each Grantor’s state of organization or incorporation, the location of each Grantor’s chief executive office, principal place of business, offices, all warehouses and premises where Collateral is stored or located, and the locations of its books and records concerning the Collateral are set forth on Schedule III hereto. Each Grantor has only one state of incorporation or organization.

(g) All Claims imposed upon or assessed against the Collateral (other than any immaterial part thereof) have been paid and discharged except to the extent such Claims constitute a Permitted Lien.

(h) With respect to the Accounts of each Grantor, (i) such Accounts represent bona fide sales of Inventory or rendering of services to Account Debtors in the ordinary course of each Grantor’s business and are not evidenced by a judgment, Instrument or Chattel Paper; (ii) there are no material setoffs, claims or disputes existing or asserted with respect thereto and no Grantor has made any agreement with any Account Debtor for any material extension of time for the payment thereof, any compromise or settlement for materially less than the full amount thereof, any release of any Account Debtor from liability therefor, or any material deduction therefrom except a discount or allowance allowed by such Grantor in the ordinary course of its business for prompt payment; (iii) to each Grantor’s knowledge there are no facts, events or occurrences which in any way impair the validity or enforceability thereof or could reasonably be expected to materially reduce the amount payable thereunder as shown on any Grantor’s books and records and any invoices and statements delivered to Collateral Agent with respect thereto; (iv) no Grantor has received any notice of proceedings or actions which are threatened or pending against any material Account Debtor which might result in any material adverse change in such Account Debtor’s financial condition; and (v) no Grantor has knowledge that any material Account Debtor is unable generally to pay its debts as they become due. Further with respect to the Accounts (x) the amounts shown on all invoices and statements which may be delivered to the Collateral Agent with respect thereto are actually and absolutely owing to such Grantor materially as indicated thereon and are not in any way contingent; and (y) to each Grantor’s knowledge, all Account Debtors have the capacity to contract.

(i) With respect to any Inventory of a Grantor (i) such Inventory is located at one of the applicable Grantor’s locations set forth on Schedule III hereto, as applicable, or is in transit, out for repair or, with respect to de minimis amounts of Inventory, otherwise off-site in the ordinary course of business, (ii) the applicable Grantor has good, indefeasible and merchantable title to such Inventory and such Inventory is not subject to any Lien or security interest or document whatsoever except for the Lien granted to Collateral Agent and except for Permitted Liens, (iii) such Inventory is of good and merchantable quality, free from any material defects and (iv) such Inventory is not subject to any licensing, patent, royalty, trademark, trade name or copyright agreements with any third parties which would require any consent of any third party upon sale or disposition of that Inventory or the payment of any monies to any third party upon such sale or other disposition.

(j) No Grantor has any interest in, or title to, any Significant Patent, Significant Trademark or Significant Copyright except as set forth in Schedule IV hereto. This Security Agreement is effective to create valid and continuing and, upon filing of the Copyright Security Agreements with the United States Copyright Office and filing of the Patent Trademark Security Agreements with the United State Patent and Trademark Office and the filing of appropriate financing statements listed on Schedule I hereto, perfected Liens in favor of Collateral Agent on each Grantor’s Significant Patents, Significant Trademarks and Significant Copyrights and such perfected Liens are enforceable as such as against any and all creditors of any Grantor.

(k) Such Grantor is, and at the time of delivery of any certificates representing the Pledged Securities to the Collateral Agent, will be, the sole holder of record and the sole beneficial owner of such certificated Pledged Securities pledged by such Grantor free and clear of any Lien thereon or affecting the title thereto, except for any Lien created by this Security Agreement and Permitted Liens that would not be prior to the Lien of the Collateral Agent. Such Grantor is and at the time of delivery of any notes or instruments representing the Pledged Indebtedness to the Collateral Agent will be, the sole owner of such Pledged Indebtedness represented by notes or instruments free and clear of any Lien thereon or affecting title thereto, except for any Lien created by this Security Agreement and Permitted Liens that would be prior to the Lien of the Collateral Agent.

(l) All of the Pledged Securities have been duly authorized, validly issued and are fully paid and non-assessable, and the Pledged Indebtedness issued by any Affiliate of Grantor has been duly authorized, authenticated or issued and delivered by, and is the legal, valid and binding obligations of, the issuer of such Pledged Indebtedness, and, in each case, no Pledged Entity or issuer is in default thereunder.

(m) Such Grantor has the right and requisite authority to pledge, assign, transfer, deliver, deposit and set over the Collateral pledged by such Grantor to Collateral Agent as provided herein.

(n) None of the Pledged Securities or Pledged Indebtedness has been issued or transferred in violation of the securities registration, securities disclosure or similar laws of any jurisdiction to which such issuance or transfer may be subject.

(o) All of the Pledged Securities are presently owned by such Grantor, and, if represented by certificates, are presently represented by the certificates listed on of Schedule VI hereto. As of the date hereof, there are no existing options, warrants, calls or commitments of any character whatsoever relating to the Pledged Securities. The Pledged Securities constitute (i) 100% of the issued and outstanding shares of Capital Stock of each Pledged Entity that is a Domestic Subsidiary, (ii) 100% of the issued and outstanding non-voting Capital Stock of each Pledged Entity that is a Foreign Subsidiary owned by such Grantor or (iii) 65% (or such other percentage as is required by this Security Agreement) of the issued and outstanding voting stock of each Pledged Entity that is a Foreign Subsidiary. No Grantor directly owns Capital Stock in any Subsidiary other than the Pledged Entities.

(p) No consent, approval, authorization or other order or other action by, and no notice to or filing with, any Governmental Authority or any other Person is required for the pledge by Grantor of the Securities Collateral pursuant to this Security Agreement or for the execution, delivery or performance of this Security Agreement by Grantor or for the exercise by Collateral Agent of the voting or other rights provided for in this Security Agreement or the remedies in respect of the Collateral pursuant to this Security Agreement, except as may be required in connection with such disposition by laws affecting the offering and sale of securities generally.

(q) All information set forth herein, including the schedules annexed hereto, and all information contained in any documents, schedules and lists heretofore delivered to any Secured Party, including the Perfection Certificate and the schedules thereto, in connection with this Security Agreement, in each case, relating to the Collateral, is accurate and complete in all material respects.

5. COVENANTS. Each Grantor covenants and agrees with Collateral Agent that from and after the date of this Security Agreement and until the Termination Date:

(a) Further Assurances; Pledge of Instruments; Chattel Paper; Commercial Tort Claims.

(i) At any time and from time to time, upon the request of Collateral Agent and at the sole expense of Grantors, each Grantor shall promptly and duly execute and deliver any and all such further instruments and documents and take such further actions as Collateral Agent may reasonably deem desirable to obtain the full benefits of this Security Agreement and of the rights and powers herein granted, including (A) using its commercially reasonable efforts to secure all consents and approvals necessary or appropriate for the assignment to or for the benefit of Collateral Agent of any License or Contract held by such Grantor and material to its business and to enforce the security interests granted hereunder and (B) approving or filing any financing or continuation statements under the NY UCC (or the Uniform Commercial Code as in effect in any other relevant Uniform Commercial Code jurisdiction) with respect to the Liens granted hereunder or under any other Loan Document; provided, however, that prior to the occurrence and continuation of an Event of Default, (x) no filing, registration, or recording in any jurisdiction outside the United States of America shall be required to evidence the Liens created hereby in the Intellectual Property Collateral and (y) to the extent a materiality or dollar threshold, a commercially reasonable efforts or other efforts standard, or a grace period or specific deadline is expressly provided for in this Security Agreement or any other Loan Document, such threshold, standard, grace period or deadline shall limit actions required by this clause (i).

(ii) Unless Collateral Agent shall otherwise consent in writing (which consent may be revoked), each Grantor shall deliver to Collateral Agent all Collateral consisting of negotiable Documents, certificated securities, Chattel Paper and Instruments that, in the case of negotiable Documents, Chattel Paper, or Instruments, have a face amount in excess of $100,000 (in each case, accompanied by stock powers, allonges or other instruments of transfer executed in blank) promptly after such Credit Party receives the same.

(iii) At any time and from time to time, within 60 days of any request of Collateral Agent and at the sole expense of Grantors, each Grantor shall use commercially reasonable efforts to obtain waivers or subordinations of Liens from landlords and mortgagees, and obtain signed acknowledgements of Collateral Agent’s Liens from bailees having possession of any Grantor’s Goods, Inventory or Equipment that they hold for the benefit of Collateral Agent; provided that no such waiver or subordination shall be required from landlords with respect to locations where less than $1,000,000 of Collateral is located, or from any bailee that holds less than $1,000,000 of Collateral.

(iv) Each Grantor shall obtain authenticated control agreements from each issuer of uncertificated Pledged Securities (other than a Subsidiary of such Grantor), securities intermediary or commodities intermediary issuing or holding any material financial assets or commodities for any Grantor.

(v) Each Grantor shall obtain such blocked account, lockbox or similar agreements with each bank or financial institution holding a Deposit Account for such Grantor to the extent required by the terms of the Revolving Credit Facility Documents.

(vi) If any Grantor is or becomes the beneficiary of one or more letters of credit having a stated amount of over $250,000 individually or $500,000 in the aggregate (and provided the related Letter-of-Credit Rights are not “supporting obligations” as defined in the NY UCC) such Grantor shall promptly, and in any event within two (2) Business Days after becoming a beneficiary of such letters of credit, notify Collateral Agent thereof, and shall thereafter enter into a tri-party agreement with Collateral Agent and the issuer and/or confirmation bank with respect to such Letter-of-Credit Rights assigning such Letter-of-Credit Rights to Collateral Agent and directing all payments thereunder to the applicable collection account specified by the Collateral Agent, all in form and substance reasonably satisfactory to Collateral Agent.

(vii) Each Grantor shall take all steps necessary to grant the Collateral Agent control of all electronic chattel paper in accordance with the NY UCC and all “transferable records” as defined in each of the Uniform Electronic Transactions Act and the Electronic Signatures in Global and National Commerce Act; provided that prior to a request by the Collateral Agent after the occurrence and during the continuance of an Event of Default, such steps need only be taken to the extent such Collateral has a value in excess of $250,000 individually or $500,000 in the aggregate.

(viii) Each Grantor hereby irrevocably authorizes the Collateral Agent at any time and from time to time in its reasonable discretion to file in any filing office in any Uniform Commercial Code jurisdiction any initial financing statements and amendments thereto that (a) indicate the Collateral (i) as all personal property assets of such Grantor or words of similar effect, regardless of whether any particular asset comprised in the Collateral falls within the scope of Article 9 of the NY UCC or such jurisdiction or (ii) as being of an equal or lesser scope or with greater detail, and (b) contain any other information required by part 5 of Article 9 of the NY UCC for the sufficiency or filing office acceptance of any financing statement or amendment, including whether such Grantor is an organization, the type of organization and any organization identification number issued to such Grantor. Each Grantor agrees to furnish any such information to the Collateral Agent promptly upon request. Each Grantor also ratifies its authorization for the Collateral Agent to have filed in any Uniform Commercial Code jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

(ix) To the extent effective under applicable law, each Grantor hereby further authorizes the Collateral Agent to file filings with the United States Patent and Trademark Office or United States Copyright Office (or any successor office or, subject to Section 5(a)(i)(x) of this Security Agreement, any similar office in any other country), including this Security Agreement, the Copyright Security Agreement and the Patent and Trademark Security Agreement, or other documents for the purpose of perfecting, confirming, continuing, enforcing or protecting the security interest in Significant Patents, Significant Trademarks, and Significant Copyrights granted by such Grantor hereunder, without the signature of such Grantor to the extent such a filing would be effective, and naming such Grantor, as debtor, and the Collateral Agent, as secured party.

(x) Each Grantor shall promptly, and in any event within fifteen (15) Business Days after the same is acquired by it, notify Collateral Agent of any commercial tort claim (as defined in the NY UCC) acquired by it and unless otherwise consented to by Collateral Agent, such Grantor shall thereafter enter into a supplement to this Security Agreement, granting to Collateral Agent a Lien in such commercial tort claim.

(b) Maintenance of Records. Grantors shall keep and maintain, at their own cost and expense, adequate and complete records of the Collateral, including a record of any and all payments received and any and all credits granted with respect to the Collateral and all other dealings with the Collateral. If, with Collateral Agent’s consent, any Grantor retains possession of any Chattel Paper, Instruments or Investment Property that would otherwise be required to be delivered to the Collateral Agent, such Chattel Paper, Instruments or Investment Property shall be marked with the following legend: “This writing and the obligations evidenced or secured hereby are subject to the security interest of Deutsche Bank Trust Company Americas, as Collateral Agent.”; provided that with respect to Chattel Paper, Instruments or Investment Property in the possession of any Grantor on the date hereof, such Grantor shall cause such Chattel Paper, Instruments or Investment Property to be so marked within thirty (30) after the date hereof.

(c) Access to Collateral, Books and Records; Other Information. The Collateral Agent, its agents, accountants and attorneys shall have full and free access to visit and inspect all of the Collateral and Mortgaged Property as provided in Section 7.6 of the Term Loan Agreement.

(d) Locations of Inventory and Equipment. Each Grantor agrees that it shall not move any Goods, Inventory or Equipment that is Collateral to any location outside of the United States or Canada or to any location in the United States or Canada other than one set forth on Schedule III (except for Collateral that is in transit, out for repair, or, with respect de minimis amounts of Collateral, otherwise off-site in the ordinary course of business), until (i) it shall have given the Collateral Agent not less than 10 days’ prior written notice of its intention so to do, clearly describing such new location within the United States or Canada and providing such other information, agreements, documents and instruments in connection therewith as the Collateral Agent may reasonably request and (ii) with respect to such new location, such Grantor shall have taken all action reasonably satisfactory to the Collateral Agent to maintain the perfection and priority of the security interest of the Collateral Agent for the benefit of the Secured Parties in the Collateral intended to be granted hereby, including using commercially reasonable efforts to obtain waivers of landlord’s or warehousemen’s and/or bailee’s liens with respect to such new location, if applicable, and if requested by the Collateral Agent.

(e) Covenants Regarding Patent, Trademark and Copyright Collateral.

(i) Such Grantor shall notify Collateral Agent immediately if it knows or has reason to know that any application or registration relating to any Significant Patent, Significant Trademark or Significant Copyright (now or hereafter existing) may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Grantor’s ownership of any Significant Patent, Significant Trademark or Significant Copyright, its right to register the same, or to keep and maintain the same.

(ii) Upon any Grantor, either itself or through any agent, employee, licensee or designee, filing an application for the registration of any Significant Patent, Significant Trademark or Significant Copyright with the United States Patent and Trademark Office, the United States Copyright Office or any similar office or agency, such Grantor will give the Collateral Agent written notice within fifteen (15) days thereof, and, upon request of Collateral Agent, Grantor shall execute and deliver any and all patent security agreements, copyright security agreements or trademark security agreements as Collateral Agent may reasonably request to evidence Collateral Agent’s Lien on such Significant Patent, Significant Trademark or Significant Copyright, and the General Intangibles of such Grantor relating thereto or represented thereby.

(iii) Such Grantor shall take all actions necessary or requested by Collateral Agent to maintain and pursue each application, to obtain the relevant registration and to maintain the registration of, each of the Significant Patents, Significant Trademarks and Significant Copyrights (now or hereafter existing), including the filing of applications for renewal, affidavits of use, affidavits of noncontestability and opposition and interference and cancellation proceedings.

(iv) In the event that any of the Significant Patents, Significant Trademarks or Significant Copyrights are infringed upon, or misappropriated or diluted by a third party, such Grantor shall comply with Section 8 of this Security Agreement. Such Grantor shall promptly take such other actions as Collateral Agent shall reasonably deem appropriate under the circumstances to protect such Significant Patent, Significant Trademark or Significant Copyright.

(f) Additional Pledged Securities.

(i) As long as no Unmatured Event of Default or Event of Default shall have occurred and be continuing and until written notice shall be given to Grantors in accordance with Section 7(a) hereof, (x) each Grantor shall have the right, from time to time, to vote and give consents with respect to the Collateral, or any part thereof for all purposes not inconsistent with the provisions of this Security Agreement, the Term Loan Agreement or any other Loan Document, and (y) each Grantor shall be entitled, from time to time, to collect and receive for its own use all cash dividends and interest paid in respect of the Pledged Securities and Pledged Indebtedness to the extent not in violation of the Term Loan Agreement; provided, however, that until actually paid all rights to such distributions shall remain subject to the Lien created by this Security Agreement.

(ii) Each Grantor covenants and agrees that:

(A) Such Grantor will, upon obtaining ownership of any additional Capital Stock that constitutes Pledged Securities or promissory notes or instruments with an outstanding principal amount in excess of $100,000, which Capital Stock, notes or instruments are not already Collateral, promptly (and in any event within sixty (60) days) deliver to Collateral Agent a Pledge Amendment, duly executed by such Grantor, in substantially the form of Exhibit C hereto (a “Pledge Amendment”) in respect of any such additional Capital Stock, notes or instruments, pursuant to which such Grantor shall pledge to Collateral Agent all of such additional stock, notes and instruments. Such Grantor hereby authorizes Collateral Agent to attach each Pledge Amendment to this Security Agreement and agrees that all Pledged Securities and Pledged Indebtedness listed on any Pledge Amendment delivered to Collateral Agent shall for all purposes hereunder be considered Collateral; and

(B) If following a change in the relevant sections of the NY UCC or the regulations, rules, rulings, notices or other official pronouncements issued or promulgated thereunder, the Collateral Agent concludes in its reasonable discretion that with respect to any Foreign Subsidiary which has not already had all of its stock pledged pursuant to this Security Agreement that a pledge of additional (in the case of a direct Foreign Subsidiary) or all (in the case of any indirect Foreign Subsidiary) of the total combined voting power of all classes of capital stock of such Foreign Subsidiary entitled to vote, would not cause any undistributed earnings of a Foreign Subsidiary as determined for United States Federal income tax purposes to be treated as a deemed dividend to a Foreign Subsidiary’s United States parent for United States Federal income tax purposes and would not cause any other adverse tax consequences to any Grantor, then that portion of such Foreign Subsidiary’s outstanding capital stock not theretofore pledged pursuant to this Security Agreement shall be pledged upon entering into all necessary documents with Collateral Agent pursuant to this Security Agreement (or another pledge agreement in substantially similar form, if needed) to the extent that entering into such agreement is permitted by the laws of the respective foreign jurisdiction; provided, however, that the amount of additional stock that may be pledged pursuant to this Section 5(f)(ii) shall not exceed the amount of such stock that can be pledged without causing any such undistributed earnings of a Foreign Subsidiary to be treated as a deemed dividend or causing any other adverse tax consequences to any Grantor; provided, further that if the Company disagrees with the determination of the Collateral Agent, the Company shall have sixty (60) days to provide the Collateral Agent with an opinion of counsel reasonably satisfactory to the Collateral Agent that concludes that such pledge would cause adverse United States Federal income tax consequences, in which case, such additional pledge shall not be required. All reasonable out-of-pocket expenses incurred by Collateral Agent to obtain such an opinion shall be paid by the Company.

(g) Indemnification. In any suit, proceeding or action brought by Collateral Agent relating to any Collateral for any sum owing with respect thereto or to enforce any rights or claims with respect thereto, each Grantor will save, indemnify and keep Collateral Agent harmless from and against all expense (including reasonable attorneys’ fees and expenses), loss or damage suffered by reason of any defense, setoff, counterclaim, recoupment or reduction of liability whatsoever of the Account Debtor or other Person obligated on the Collateral, arising out of a breach by any Grantor of any obligation thereunder or arising out of any other agreement, indebtedness or liability at any time owing to, or in favor of, such obligor or its successors from such Grantor, except to the extent such expense, loss, or damage is attributable to the gross negligence, bad faith or willful misconduct of Collateral Agent as finally judicially determined. All such obligations of Grantors shall be and remain enforceable against and only against Grantors and shall not be enforceable against Collateral Agent.

(h) Compliance with Terms of Accounts, etc. In all material respects, each Grantor will perform and comply with its obligations in respect of the Collateral and all other agreements to which it is a party or by which it is bound relating to the Collateral. No Grantor shall rescind or cancel any obligations evidenced by any Account or modify any term thereof or make any adjustment with respect thereto except in the ordinary course of business consistent with prudent business practice, or extend or renew any such obligations except in the course of its business consistent with prudent business practice or compromise or settle any dispute, claim, suit or legal proceeding relating thereto or sell any Account or interest therein except in the ordinary course of its business consistent with prudent business practice without the prior written consent of the Collateral Agent. Each Grantor shall timely fulfill all obligations on its part to be fulfilled under or in connection with the Accounts. Each Grantor shall cause to be collected from the Account Debtor of each of the Accounts, as and when due in the ordinary course of business (including Accounts that are delinquent, such Accounts to be collected in accordance with generally accepted commercial collection procedures), any and all amounts owing under or on account of such Account, and apply forthwith upon receipt thereof all such amounts as are so collected to the outstanding balance of such Account, except that any Grantor may, with respect to an Account, allow in the ordinary course of business and consistent with such Grantor’s past practices and prudent business practice (i) a refund or credit due as a result of returned or damaged or defective merchandise, (ii) such extensions of time to pay amounts due in respect of Accounts and such other modifications of payment terms or settlements in respect of Accounts as shall be commercially reasonable in the circumstances, and (iii) such other adjustments, extensions, renewals, compromises, settlements, and sales as are deemed commercially reasonable. The costs and expenses (including reasonable attorneys’ fees) of collection, in any case, whether incurred by any Grantor, the Collateral Agent or any Secured Party, shall be paid by the Grantors.

(i) Limitation on Liens on Collateral. No Grantor will create, permit or suffer to exist, and each Grantor will defend the Collateral against, and take such other action as is necessary to remove, any Lien on the Collateral except Permitted Liens, and will defend the right, title and interest of Collateral Agent in and to any of such Grantor’s rights to the Collateral against the claims and demands of all Persons whomsoever except holders of Permitted Liens.

(j) Limitations on Disposition. No Grantor will sell, license, lease, transfer or otherwise dispose of any of the Collateral, or attempt or contract to do so except as not prohibited by Section 8.4 of the Term Loan Agreement.

(k) Further Identification of Collateral. Grantors will, if so requested by Collateral Agent, furnish to Collateral Agent, as often as Collateral Agent reasonably requests, statements and schedules further identifying and describing the Collateral and such other reports in connection with the Collateral as Collateral Agent may reasonably request, all in such detail as Collateral Agent may reasonably specify.

(l) Notices. Grantors will advise Collateral Agent promptly, in reasonable detail, of any Lien (other than Permitted Liens), or claim made or asserted against any of the Collateral.

(m) Good Standing Certificates. Upon request of Collateral Agent (not to exceed once per calendar year excluding such requests as are made after the occurrence and during the continuance of an Event of Default), each Grantor shall provide to Collateral Agent a certificate of good standing from its state of incorporation or organization.

(n) No Reincorporation. Without limiting the prohibitions on mergers involving the Grantors contained in the Term Loan Agreement, no Grantor shall reincorporate or reorganize itself under the laws of any jurisdiction other than the jurisdiction in which it is incorporated or organized as of the date hereof except as permitted by Section 8.3 of the Term Loan Agreement.

(o) Terminations; Amendments Not Authorized. Each Grantor acknowledges that it is not authorized to file any financing statement or amendment or termination statement with respect to any financing statement without the prior written consent of Collateral Agent and agrees that it will not do so without the prior written consent of Collateral Agent, subject to such Grantor’s rights under Section 9-509(d)(2) of the NY UCC.

(p) Insurance. In the event that the proceeds of any insurance claim are paid to a Grantor after the Collateral Agent has exercised its right to foreclose after an Event of Default, such proceeds of a Recovery Event shall be paid to the Collateral Agent to apply in accordance with the Term Loan Agreement and the Intercreditor Agreement.

(q) Consents, etc. In the event that the Collateral Agent desires to exercise any remedies, voting or consensual rights or attorney-in-fact powers set forth in this Security Agreement and determines it necessary to obtain any approvals or consents of any Governmental Authority or any other person therefor, then, upon the reasonable request of the Collateral Agent, such Grantor agrees to use its commercially reasonable best efforts to assist and aid the Collateral Agent to obtain as soon as practicable any necessary approvals or consents for the exercise of any such remedies, rights and powers.

(r) Motor Vehicles. Upon the request of the Collateral Agent, each Grantor shall deliver to the Collateral Agent originals of the certificates of title or ownership for the motor vehicles (and any other Equipment covered by certificates of title or ownership) owned by it with the Collateral Agent listed as lienholder therein; provided, that, (i) prior to the occurrence and during the continuance of an Event of Default, the Collateral Agent may make such request only with respect to motor vehicles and Equipment with a fair market value of more than $100,000 individually or to the extent that the Grantors own motor vehicles or Equipment subject to certificates of title or ownership with a fair market value of more than $1,000,000 in the aggregate and (ii) after the occurrence and during the continuance of an Event of Default, the Collateral Agent may make such request regardless of the fair market value of such motor vehicles and Equipment.

(s) Contesting Claims. Each Grantor may at its own expense contest the validity, amount or applicability of any Claims so long as the contest thereof shall be conducted in accordance with, and permitted pursuant to the provisions of, the Term Loan Agreement. Notwithstanding the foregoing provisions of this Section 5(s), (i) no contest of any Claim may be pursued by such Grantor if such contest would expose the Collateral Agent or any other Secured Party to (A) any possible criminal liability or (B) any additional civil liability for failure to comply with such obligations unless such Grantor shall have furnished a bond or other security therefor satisfactory to the Collateral Agent or such Secured Party, as the case may be, and (ii) if at any time payment or performance of any Claim contested by such Grantor pursuant to this Section 5(s) shall become necessary to prevent the imposition of remedies because of non-payment and such remedies could reasonably be expected to have an effect on Collateral with a value in excess of $250,000, such Grantor shall pay or perform the same in sufficient time to prevent the imposition of remedies in respect of such default or prospective default.

6. COLLATERAL AGENT’S APPOINTMENT AS ATTORNEY-IN-FACT.

On the Closing Date each Grantor shall execute and deliver to Collateral Agent a power of attorney (the “Power of Attorney”) substantially in the form attached hereto as Exhibit A. The power of attorney granted pursuant to the Power of Attorney is a power coupled with an interest and shall be irrevocable until the Termination Date. The powers conferred on Collateral Agent under the Power of Attorney are solely to protect Collateral Agent’s interests in the Collateral and shall not impose any duty upon Collateral Agent to exercise any such powers. Collateral Agent agrees that (a) except for the powers granted in clause (h) of the Power of Attorney, it shall not exercise any power or authority granted under the Power of Attorney unless an Event of Default has occurred and is continuing, and (b) Collateral Agent shall account for any moneys received by Collateral Agent in respect of any foreclosure on or disposition of Collateral pursuant to the Power of Attorney provided that Collateral Agent shall have no duty as to any Collateral, and Collateral Agent shall be accountable only for amounts that it actually receives as a result of the exercise of such powers. NONE OF COLLATERAL AGENT OR ITS AFFILIATES, OFFICERS, DIRECTORS, EMPLOYEES, AGENTS OR REPRESENTATIVES SHALL BE RESPONSIBLE TO ANY GRANTOR FOR ANY ACT OR FAILURE TO ACT UNDER ANY POWER OF ATTORNEY OR OTHERWISE, EXCEPT IN RESPECT OF DAMAGES TO THE EXTENT ATTRIBUTABLE TO THEIR OWN GROSS NEGLIGENCE, BAD FAITH OR WILLFUL MISCONDUCT AS FINALLY JUDICIALLY DETERMINED, NOR FOR ANY PUNITIVE, EXEMPLARY, INDIRECT OR CONSEQUENTIAL DAMAGES.

7. REMEDIES; RIGHTS UPON DEFAULT.

(a) In addition to all other rights and remedies granted to it under this Security Agreement, the Term Loan Agreement, the other Loan Documents and under any other instrument or agreement securing, evidencing or relating to any of the Secured Obligations, if any Event of Default shall have occurred and be continuing, Collateral Agent may exercise all rights and remedies of a secured party under the NY UCC. Without limiting the generality of the foregoing, each Grantor expressly agrees that if an Event of Default has occurred and is continuing Collateral Agent, without demand of performance or other demand, advertisement or notice of any kind (except the notice specified below of time and place of public or private sale and except for notices required under the Loan Documents, if any) to or upon such Grantor or any other Person (all and each of which demands, advertisements and notices are hereby expressly waived to the maximum extent permitted by the NY UCC and other applicable law), may (A) forthwith enter upon the premises of such Grantor where any Collateral is located through self-help, without judicial process, without first obtaining a final judgment or giving such Grantor or any other Person notice and opportunity for a hearing on Collateral Agent’s claim or action, (B) collect, receive, assemble, process, appropriate and realize upon the Collateral, or any part thereof, and (C) forthwith sell, lease, license, assign, give an option or options to purchase, or sell or otherwise dispose of and deliver said Collateral (or contract to do so), or any part thereof, in one or more parcels at a public or private sale or sales, at any exchange at such prices as it may deem acceptable, for cash or on credit or for future delivery without assumption of any credit risk. Collateral Agent shall have the right upon any such public sale or sales and, to the extent permitted by law, upon any such private sale or sales, to purchase the whole or any part of said Collateral so sold, free of any right or equity of redemption, which equity of redemption each Grantor hereby releases. Such sales may be adjourned and continued

from time to time with or without notice. Collateral Agent shall have the right to conduct such sales on any Grantor’s premises or elsewhere and shall have the right to use any Grantor’s premises without charge for such time or times as Collateral Agent deems necessary or advisable.

If any Event of Default shall have occurred and be continuing, each Grantor further agrees, at Collateral Agent’s request, to assemble the Collateral and make it available to Collateral Agent at a place or places designated by Collateral Agent which are reasonably convenient to Collateral Agent and such Grantor, whether at such Grantor’s premises or elsewhere. Until Collateral Agent is able to effect a sale, lease, or other disposition of Collateral, Collateral Agent shall have the right to hold or use Collateral, or any part thereof, to the extent that it deems appropriate for the purpose of preserving Collateral or its value or for any other purpose deemed appropriate by Collateral Agent. Collateral Agent shall have no obligation to any Grantor to maintain or preserve the rights of such Grantor as against third parties with respect to Collateral while Collateral is in the possession of Collateral Agent. Collateral Agent may, if it so elects, seek the appointment of a receiver or keeper to take possession of Collateral and to enforce any of Collateral Agent’s remedies without prior notice or hearing as to such appointment. Collateral Agent shall apply the net proceeds of any such collection, recovery, receipt, appropriation, realization or sale to the Secured Obligations as provided in Section 10 of this Security Agreement, and only after so paying over such net proceeds, and after the payment by Collateral Agent of any other amount required by any provision of law, need Collateral Agent account for the surplus, if any, to any Grantor. To the maximum extent permitted by applicable law, each Grantor waives all claims, damages, and demands against Collateral Agent arising out of the repossession, retention or sale of the Collateral except such as arise solely out of the gross negligence or willful misconduct of Collateral Agent as finally determined by a court of competent jurisdiction. Each Grantor agrees that ten (10) days prior notice by Collateral Agent of the time and place of any public sale or of the time after which a private sale may take place is reasonable notification of such matters. Grantors shall remain liable for any deficiency if the proceeds of any sale or disposition of the Collateral are insufficient to pay all Secured Obligations, including any attorneys’ fees and other expenses incurred by Collateral Agent to collect such deficiency.

(b) Except as otherwise specifically provided herein, each Grantor hereby waives presentment, demand, protest or any notice (other than any notice required under the Loan Documents, if any) (to the maximum extent permitted by applicable law) of any kind in connection with this Security Agreement or any Collateral.

(c) Collateral Agent shall not be required to make any demand upon, or pursue or exhaust any of its rights or remedies against, any Grantor, any other obligor, guarantor, Grantor or any other Person with respect to the payment of the Secured Obligations or to pursue or exhaust any of its rights or remedies with respect to any Collateral therefor or any direct or indirect guarantee thereof. Collateral Agent shall not be required to marshal the Collateral or any guarantee of the Secured Obligations or to resort to the Collateral or any such guarantee in any particular order, and all of its rights hereunder or under any other Loan Document shall be cumulative. To the extent it may lawfully do so, each Grantor absolutely and irrevocably waives and relinquishes the benefit and advantage of, and covenants not to assert against the Collateral Agent until after the Termination Date, any valuation, stay, appraisement, extension, redemption or similar laws and any and all rights or defenses it may have as a surety now or hereafter existing which, but for this provision, might be applicable to the sale of any Collateral made under the judgment, order or decree of any court, or privately under the power of sale conferred by this Security Agreement, or otherwise.

8. GRANT OF LICENSE TO USE PATENT, TRADEMARK AND COPYRIGHT COLLATERAL; CERTAIN ADDITIONAL ACTIONS REGARDING INTELLECTUAL PROPERTY.

(a) For the purpose of enabling Collateral Agent to exercise rights and remedies under Section 7 hereof (including, without limiting the terms of Section 7 hereof, in order to take possession of, hold, preserve, process, assemble, prepare for sale, market for sale, sell or otherwise dispose of Collateral) at such time as Collateral Agent shall be lawfully entitled to exercise such rights and remedies, each Grantor hereby grants to Collateral Agent, an irrevocable, nonexclusive license (exercisable without payment of royalty or other compensation to such Grantor) to use, license or sublicense any Patent, Trademark, trade secret or Copyright now owned or hereafter acquired by such Grantor, and wherever the same may be located, and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof. Collateral Agent agrees that it shall not exercise any power or authority granted under any such license unless an Event of Default has occurred and is continuing.

(b) If any Event of Default shall have occurred and be continuing, upon the written demand of the Collateral Agent, each Grantor shall execute and deliver to the Collateral Agent an assignment or assignments of the registered Patents, Trademarks and/or Copyrights and Goodwill and such other documents as are necessary or appropriate to carry out the intent and purposes hereof. Within five (5) Business Days of written notice thereafter from the Collateral Agent, each Grantor shall make available to the Collateral Agent, to the extent within such Grantor’s power and authority, such personnel in such Grantor’s employ on the date of the Event of Default as the Collateral Agent may reasonably designate to permit such Grantor to continue, directly or indirectly, to produce, advertise and sell the products and services sold by such Grantor under the registered Patents, Trademarks and/or Copyrights, and such persons shall be available to perform their prior functions on the Collateral Agent’s behalf.

9. SECURITIES COLLATERAL; PROXY.

(a) Until the Termination Date, upon the occurrence of an Event of Default and during the continuation of such Event of Default, and concurrently with written notice to Grantors, the Collateral Agent (personally or through an agent) is hereby authorized and empowered to transfer and register in its name or in the name of its nominee the whole or any part of the Securities Collateral, to exchange certificates or instruments representing or evidencing Securities Collateral for certificates or instruments of smaller or larger denominations, to exercise the voting and all other rights as a holder with respect thereto, to collect and receive all cash dividends, interest, principal and other distributions made thereon, to exercise all remedies set forth in Section 7 or under applicable law and to otherwise act with respect to the Securities Collateral as though Collateral Agent was the outright owner thereof. EACH GRANTOR HEREBY IRREVOCABLY CONSTITUTES AND APPOINTS COLLATERAL AGENT UNTIL THE TERMINATION DATE AND DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AS THE PROXY AND

ATTORNEY-IN-FACT OF SUCH GRANTOR WITH RESPECT TO THE SECURITIES COLLATERAL, INCLUDING THE RIGHT TO VOTE THE PLEDGED SECURITIES, WITH FULL POWER OF SUBSTITUTION TO DO SO. THE APPOINTMENT OF COLLATERAL AGENT HEREUNDER AS PROXY AND ATTORNEY-IN-FACT IS COUPLED WITH AN INTEREST AND SHALL BE IRREVOCABLE UNTIL THE TERMINATION DATE. IN ADDITION TO THE RIGHT TO VOTE THE PLEDGED SECURITIES DURING THE CONTINUANCE OF AN EVENT OF DEFAULT, THE APPOINTMENT OF COLLATERAL AGENT AS PROXY AND ATTORNEY-IN-FACT SHALL INCLUDE THE RIGHT TO EXERCISE ALL OTHER RIGHTS, POWERS, PRIVILEGES AND REMEDIES TO WHICH A HOLDER OF THE PLEDGED SECURITIES WOULD BE ENTITLED (INCLUDING GIVING OR WITHHOLDING WRITTEN CONSENTS OF SHAREHOLDERS, CALLING SPECIAL MEETINGS OF SHAREHOLDERS AND VOTING AT SUCH MEETINGS). SUCH PROXY SHALL BE EFFECTIVE, AUTOMATICALLY DURING THE CONTINUANCE OF AN EVENT OF DEFAULT AND WITHOUT THE NECESSITY OF ANY ACTION (INCLUDING ANY TRANSFER OF ANY PLEDGED SECURITIES ON THE RECORD BOOKS OF THE ISSUER THEREOF) BY ANY PERSON (INCLUDING THE ISSUER OF THE PLEDGED SECURITIES OR ANY OFFICER OR AGENT THEREOF), UPON THE OCCURRENCE OF AN EVENT OF DEFAULT. NOTWITHSTANDING THE FOREGOING, THE COLLATERAL AGENT SHALL NOT HAVE ANY DUTY TO EXERCISE ANY SUCH RIGHT OR TO PRESERVE THE SAME AND SHALL NOT BE LIABLE FOR ANY FAILURE TO DO SO OR FOR ANY DELAY IN DOING SO OR (ii) EXERCISE ANY POWER OR AUTHORITY GRANTED UNDER THIS CLAUSE (a) UNLESS AN EVENT OF DEFAULT HAS OCCURRED AND IS CONTINUING.

(b) If, at the original time or times appointed for the sale of the whole or any part of the Securities Collateral, the highest bid, if there be but one sale, shall be inadequate to discharge in full all the Secured Obligations, or if the Securities Collateral be offered for sale in lots, if at any of such sales, the highest bid for the lot offered for sale would indicate to the Collateral Agent, in its discretion, that the proceeds of the sales of the whole of the Securities Collateral would be unlikely to be sufficient to discharge all the Secured Obligations, the Collateral Agent may, on one or more occasions and in its discretion, postpone any of said sales by public announcement at the time of sale or the time of previous postponement of sale, and no other notice of such postponement or postponements of sale need be given, any other notice being hereby waived; provided, however, that any sale or sales made after such postponement shall be after not less than ten (10) days’ notice to such Grantor.

(c) If, at any time when the Collateral Agent in its sole discretion determines, following the occurrence and during the continuance of an Event of Default, that, in connection with any actual or contemplated exercise of its rights (when permitted under this Section 9 to sell the whole or any part of the Securities Collateral hereunder, it is necessary or advisable to effect a public registration of all or part of the Securities Collateral pursuant to the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), such Grantor shall, in an expeditious manner, cause the Pledged Entities to:

(i) Prepare and file with the Securities and Exchange Commission (the “Commission”) a registration statement with respect to the Securities Collateral and in good faith use commercially reasonable efforts to cause such registration statement to become and remain effective;

(ii) Prepare and file with the Commission such amendments and supplements to such registration statement and the prospectus used in connection therewith as may be necessary to keep such registration statement effective and to comply with the provisions of the Act with respect to the sale or other disposition of the Securities Collateral covered by such registration statement whenever Collateral Agent shall desire to sell or otherwise dispose of the Securities Collateral;

(iii) Furnish to the Collateral Agent such numbers of copies of a prospectus and a preliminary prospectus, in conformity with the requirements of the Act, and such other documents as the Collateral Agent may request in order to facilitate the public sale or other disposition of the Securities Collateral by the Collateral Agent;

(iv) Use commercially reasonable efforts to register or qualify the Securities Collateral covered by such registration statement under such other securities or blue sky laws of such jurisdictions within the United States and Puerto Rico as the Collateral Agent shall request, and do such other reasonable acts and things as may be required of it to enable the Collateral Agent to consummate the public sale or other disposition in such jurisdictions of the Securities Collateral by the Collateral Agent;

(v) Furnish, at the request of the Collateral Agent, on the date that Securities Collateral are delivered to the underwriters for sale pursuant to such registration or, if the security is not being sold through underwriters, on the date that the registration statement with respect to such Securities Collateral becomes effective, (A) an opinion, dated such date, of the independent counsel representing such registrant for the purposes of such registration, addressed to the underwriters, if any, and in the event the Securities Collateral are not being sold through underwriters, then to the Collateral Agent, in customary form and covering matters of the type customarily covered in such legal opinions; and (B) a comfort letter, dated such date, from the independent certified public accountants of such registrant, addressed to the underwriters, if any, and in the event the Securities Collateral are not being sold through underwriters, then to the Collateral Agent, in a customary form and covering matters of the type customarily covered by such comfort letters and as the underwriters or the Collateral Agent shall reasonably request. The opinion of counsel referred to above shall additionally cover such other legal matters with respect to the registration in respect of which such opinion is being given as the Collateral Agent may reasonably request. The letter referred to above from the independent certified public accountants shall additionally cover such other financial matters with respect to the registration in respect of which such letter is being given as the Collateral Agent may reasonably request; and

(vi) Otherwise use commercially reasonable efforts to comply with all applicable rules and regulations of the Commission, and make available to its security holders, as soon as reasonably practicable but not later than 18 months after the effective date of the registration statement, an earnings statement covering the period of at least 12 months beginning with the first full month after the effective date of such registration statement, which earnings statement shall satisfy the provisions of Section 11(a) of the Act.

All expenses incurred in complying with Section 9(c) hereof, including, without limitation, all registration and filing fees (including all expenses incident to filing with the National Association of Securities Dealers, Inc.), printing expenses, fees and disbursements of counsel for the registrant, the fees and expenses of counsel for the Collateral Agent, expenses of the independent certified public accountants (including any special audits incident to or required by any such registration) and expenses of complying with the securities or blue sky laws or any jurisdictions, shall be paid by such Grantor.

(d) If, at any time when the Collateral Agent shall determine to exercise its right to sell the whole or any part of the Securities Collateral hereunder, such Securities Collateral or the part thereof to be sold shall not, for any reason whatsoever, be effectively registered under the Securities Act of 1933, as amended (or any similar statute then in effect) (the “Act”), the Collateral Agent may, in its discretion (subject only to applicable requirements of law), sell such Securities Collateral or part thereof by private sale in such manner and under such circumstances as the Collateral Agent may deem necessary or advisable, but subject to the other requirements of this Security Agreement, and shall not be required to effect such registration or to cause the same to be effected. Without limiting the generality of the foregoing, in any such event, the Collateral Agent in its discretion (x) may, in accordance with applicable securities laws, proceed to make such private sale notwithstanding that a registration statement for the purpose of registering such Securities Collateral or part thereof could be or shall have been filed under said Act (or similar statute), (y) may approach and negotiate with a single possible purchaser to effect such sale, and (z) may restrict such sale to a purchaser who is an accredited investor under the Act and who will represent and agree that such purchaser is purchasing for its own account, for investment and not with a view to the distribution or sale of such Securities Collateral or any part thereof. In addition to a private sale as provided above in this Section 9, if any of the Securities Collateral shall not be freely distributable to the public without registration under the Act (or similar statute) at the time of any proposed sale pursuant to this Article, then Collateral Agent shall not be required to effect such registration or cause the same to be effected but, in its discretion (subject only to applicable requirements of law), may require that any sale hereunder (including a sale at auction) be conducted subject to restrictions:

(i) as to the financial sophistication and ability of any Person permitted to bid or purchase at any such sale;

(ii) as to the content of legends to be placed upon any certificates representing the Securities Collateral sold in such sale, including restrictions on future transfer thereof;

(iii) as to the representations required to be made by each Person bidding or purchasing at such sale relating to that Person’s access to financial information about such Grantor and such Person’s intentions as to the holding of the Collateral so sold for investment for its own account and not with a view to the distribution thereof; and

(iv) as to such other matters as the Collateral Agent may, in its discretion, deem necessary or appropriate in order that such sale (notwithstanding any failure so to register) may be effected in compliance with the Bankruptcy Code and other laws affecting the enforcement of creditors’ rights and the Act and all applicable state securities laws.

(e) Each Grantor recognizes that the Collateral Agent may be unable to effect a public sale of any or all the Collateral and may be compelled to resort to one or more private sales thereof in accordance with clause (d) above. Each Grantor also acknowledges that any such private sale may result in prices and other terms less favorable to the seller than if such sale were a public sale and, notwithstanding such circumstances, agrees that any such private sale shall not be deemed to have been made in a commercially unreasonable manner solely by virtue of such sale being private. The Collateral Agent shall be under no obligation to delay a sale of any of the Collateral for the period of time necessary to permit the Pledged Entity to register such securities for public sale under the Act, or under applicable state securities laws, even if such Grantor and the Pledged Entity would agree to do so.

(f) Each Grantor agrees to the maximum extent permitted by applicable law that following the occurrence and during the continuance of an Event of Default it will not at any time plead, claim or take the benefit of any appraisal, valuation, stay, extension, moratorium or redemption law now or hereafter in force in order to prevent or delay the enforcement of this Security Agreement, or the absolute sale of the whole or any part of the Collateral or the possession thereof by any purchaser at any sale hereunder, and each Grantor waives the benefit of all such laws to the extent it lawfully may do so. Each Grantor agrees that it will not interfere with any right, power and remedy of the Collateral Agent provided for in this Security Agreement or now or hereafter existing at law or in equity or by statute or otherwise, or the exercise or beginning of the exercise by the Collateral Agent of any one or more of such rights, powers or remedies. No failure or delay on the part of the Collateral Agent to exercise any such right, power or remedy and no notice or demand which may be given to or made upon such Grantor by the Collateral Agent with respect to any such remedies shall operate as a waiver thereof, or limit or impair the Collateral Agent’s right to take any action or to exercise any power or remedy hereunder, without notice or demand, or prejudice its rights as against such Grantor in any respect.

(g) Each Grantor further agrees that a breach of any of the covenants contained in this Section 9 will cause irreparable injury to the Collateral Agent, that the Collateral Agent shall have no adequate remedy at law in respect of such breach and, as a consequence, agrees that each and every covenant contained in this Section 9 shall be specifically enforceable against such Grantor, and each Grantor hereby waives and agrees not to assert any defenses against an action for specific performance of such covenants except for a defense that the Secured Obligations are not then due and payable in accordance with the agreements and instruments governing and evidencing such obligations.

10. APPLICATION OF PROCEEDS.

(a) All moneys collected by the Collateral Agent under this Security Agreement (or, to the extent any pledge agreement requires proceeds of Collateral under such agreement to be applied in accordance with the provisions of this Security Agreement, the Collateral Agent under such other agreement) upon any sale or other disposition of the Collateral, together with all other moneys received by the Collateral Agent hereunder, shall be applied as follows:

(i) first, to the payment of all amounts owing the Collateral Agent of the type described in clauses (iii) and (iv) of the definition of “Secured Obligations”;

(ii) second, to the extent proceeds remain after the application pursuant to the preceding clause (i), an amount equal to the outstanding Primary Obligations shall be paid to the Secured Creditors as provided in Section 10(c) hereof, with each Secured Creditor receiving an amount equal to such outstanding Primary Obligations or, if the proceeds are insufficient to pay in full all such Primary Obligations, its Pro Rata Share of the amount remaining to be distributed;

(iii) third, to the extent proceeds remain after the application pursuant to the preceding clauses (i) and (ii), an amount equal to the outstanding Secondary Obligations shall be paid to the Secured Creditors as provided in Section 10(c), with each Secured Creditor receiving an amount equal to its outstanding Secondary Obligations or, if the proceeds are insufficient to pay in full all such Secondary Obligations, its Pro Rata Share of the amount remaining to be distributed; and

(iv) fourth, to the extent proceeds remain after the application pursuant to the preceding clauses (i) through (iii), inclusive, and following the termination of this Security Agreement pursuant to Section 17 hereof, to such Grantor or to whoever may be lawfully entitled to receive such surplus.

(b) For purposes of this Security Agreement (i) “Pro Rata Share” shall mean, when calculating a Secured Creditor’s portion of any distribution or amount, that amount (expressed as a percentage) equal to a fraction the numerator of which is the then unpaid amount of such Secured Creditor’s Primary Obligations or Secondary Obligations, as the case may be, and the denominator of which is the then outstanding amount of all Primary Obligations or Secondary Obligations, as the case may be, (ii) “Primary Obligations” shall mean (A) in the case of the Term Loan Agreement Obligations, all principal of, and interest on, all Loans and all unreimbursed drawings under the Letter of Credit (together with all interest accrued thereon), and the aggregate undrawn face amounts of the Letter of Credit issued under the Term Loan Agreement and (B) in the case of the Other Obligations, all amounts due under the Interest Rate Agreements and Other Hedging Agreements (other than indemnities, fees (including, without limitation, attorneys’ fees) and similar obligations and liabilities) and (iii) “Secondary Obligations” shall mean all Secured Obligations other than Primary Obligations.

(c) When payments to Secured Creditors are based upon their respective Pro Rata Shares, the amounts received by such Secured Creditors hereunder shall be applied (for purposes of making determinations under this Section 10 only) (i) first, to their Primary Obligations and (ii) second, to their Secondary Obligations. If any payment to any Secured Creditor of its Pro Rata Share of any distribution would result in overpayment to such Secured Creditor, such excess amount shall instead be distributed in respect of the unpaid Primary Obligations or Secondary Obligations, as the case may be, of the other Secured Creditors, with each Secured Creditor whose Primary Obligations or Secondary Obligations, as the case may be, have not been paid in full to receive an amount equal to such excess amount multiplied by a fraction the numerator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of such Secured Creditor and the denominator of which is the unpaid Primary Obligations or Secondary Obligations, as the case may be, of all Secured Creditors entitled to such distribution.

(d) Each of the Secured Creditors agrees and acknowledges that if the Term Creditors are to receive a distribution on account of undrawn amounts with respect to the Letter of Credit issued under the Term Loan Agreement (which shall only occur after all outstanding Loans and unreimbursed drawings under the Letter of Credit with respect to such Letter of Credit have been paid in full), such amounts shall be paid to the Administrative Agent under the Term Loan Agreement and held by it, for the equal and ratable benefit of the Term Creditors, as cash security for the repayment of Secured Obligations owing to the Term Creditors as such. If any amounts are held as cash security pursuant to the immediately preceding sentence, then upon the termination of the outstanding Letter of Credit, and after the application of all such cash security to the repayment of all Secured Obligations owing to the Term Creditors after giving effect to the termination of the Letter of Credit, if there remains any excess cash, such excess cash shall be returned by the Administrative Agent to the Collateral Agent for distribution in accordance with Section 10 hereof.

(e) Except as set forth in Section 10 hereof, all payments required to be made hereunder shall be made (i) if to the Term Creditors, to the Administrative Agent under the Term Loan Agreement for the account of the Term Creditors and (ii) if to the Other Creditors, to the trustee, paying agent or other similar representative (each a “Representative”) for the Other Creditors or, in the absence of such a Representative, directly to the Other Creditors.

(f) For purposes of applying payments received in accordance with this Section 10, the Collateral Agent shall be entitled to rely upon (i) the Administrative Agent under the Term Loan Agreement and (ii) the Representative for the Other Creditors or, in the absence of such a Representative, upon the Other Creditors for a determination (which the Administrative Agent, each Representative for any Secured Creditors and the Secured Creditors agree (or shall agree) to provide upon request of the Collateral Agent) of the outstanding Primary Obligations and Secondary Obligations owed to the Term Creditors or the Other Creditors, as the case may be. Unless it has actual knowledge (including by way of written notice from a Term Creditor or Other Creditor) to the contrary, the Administrative Agent and each Representative, in furnishing information pursuant to the preceding sentence, and the Collateral Agent, in acting hereunder, shall be entitled to assume that no Secondary Obligations are outstanding. Unless it has actual knowledge (including by way of written notice from an Other Creditor) to the contrary, the Collateral Agent, in acting hereunder, shall be entitled to assume that no Interest Rate Agreement or Other Hedging Agreements are in existence.

(g) It is understood and agreed that each Grantor shall remain jointly and severally liable to the extent of any deficiency between the amount of the proceeds of the Collateral hereunder and the aggregate amount of the sums referred to in clauses (i) through (iii), inclusive, of Section 10(a) hereof.

11. LIMITATION ON COLLATERAL AGENT’S DUTY IN RESPECT OF COLLATERAL.

Collateral Agent shall use reasonable care with respect to the Collateral in its possession or under its control. Collateral Agent shall not have any other duty as to any Collateral in its possession or control or in the possession or control of any agent or nominee of Collateral Agent, or any income thereon or as to the preservation of rights against prior parties or any other rights pertaining thereto.

12. REINSTATEMENT.

This Security Agreement shall remain in full force and effect and continue to be effective should any petition be filed by or against any Grantor for liquidation or reorganization, should any Grantor become insolvent or make an assignment for the benefit of any creditor or creditors or should a receiver or trustee be appointed for all or any significant part of any Grantor’s assets, and shall continue to be effective or be reinstated, as the case may be, if at any time payment and performance of the Secured Obligations, or any part thereof, is, pursuant to applicable law, rescinded or reduced in amount, or must otherwise be restored or returned by any obligee of the Secured Obligations, whether as a “voidable preference,” “fraudulent conveyance,” or otherwise, all as though such payment or performance had not been made. In the event that any payment, or any part thereof, is rescinded, reduced, restored or returned, the Secured Obligations shall be reinstated and deemed reduced only by such amount paid and not so rescinded, reduced, restored or returned.

13. NOTICES.

Except as otherwise provided herein, whenever it is provided herein that any notice, demand, request, consent, approval, declaration or other communication shall or may be given to or served upon any of the parties by any other party, or whenever any of the parties desires to give and serve upon any other party any communication with respect to this Security Agreement, each such notice, demand, request, consent, approval, declaration or other communication shall be in writing and shall be given in the manner, and deemed received, as provided for in the Term Loan Agreement.

14. SEVERABILITY.

Whenever possible, each provision of this Security Agreement shall be interpreted in such a manner as to be effective and valid under applicable law, but if any provision of this Security Agreement shall be prohibited by or invalid under applicable law, such provision shall be ineffective to the extent of such prohibition or invalidity without invalidating the remainder of such provision or the remaining provisions of this Security Agreement. This Security Agreement is to be read, construed and applied together with the Term Loan Agreement and the other Loan Documents which, taken together, set forth the complete understanding and agreement of Collateral Agent and Grantors with respect to the matters referred to herein and therein.

15. NO WAIVER; CUMULATIVE REMEDIES; AMENDMENT.

Collateral Agent shall not by any act, delay, omission or otherwise be deemed to have waived any of its rights or remedies hereunder. A waiver by Collateral Agent of any right or remedy hereunder on any one occasion shall not be construed as a bar to any right or remedy which Collateral Agent would otherwise have had on any future occasion. No failure to exercise nor any delay in exercising on the part of Collateral Agent, any right, power or privilege hereunder, shall operate as a waiver thereof, nor shall any single or partial exercise of any right, power or privilege hereunder preclude any other or future exercise thereof or the exercise of any other right, power or privilege. The rights and remedies hereunder provided are cumulative and may be exercised singly or concurrently, and are not exclusive of any rights and remedies provided by law. None of the terms or provisions of this Security Agreement may be waived, altered, modified or amended except by an instrument in writing, duly executed by the Grantors and Collateral Agent (with, to the extent required by Section 12.1 of the Term Loan Agreement, the written consent of the Required Lenders or all the Lenders, as applicable; provided, however, that any change, waiver, modification or variance affecting the rights and benefits of a single Class of Secured Creditors (and not all Secured Creditors in a like or similar manner) shall require the written consent of the Requisite Creditors of such affected Class. For the purpose of this Agreement, the term “Class” shall mean each class of Secured Creditors, i.e., whether (i) the Term Creditors as holders of the Term Loan Agreement Obligations or (ii) the Other Creditors as the holders of the Other Obligations; and the term “Requisite Creditors” of any Class shall mean each of (A) with respect to the Term Loan Agreement Obligations, the Required Lenders and (B) with respect to the Other Obligations, the holders of at least a majority of all obligations outstanding from time to time under the Interest Rate Agreements and Other Hedging Agreements.

16. LIMITATION BY LAW.

All rights, remedies and powers provided in this Security Agreement may be exercised only to the extent that the exercise thereof does not violate any applicable provision of law, and all the provisions of this Security Agreement are intended to be subject to all applicable mandatory provisions of law that may be controlling and to be limited to the extent necessary so that they shall not render this Security Agreement invalid, unenforceable, in whole or in part, or not entitled to be recorded, registered or filed under the provisions of any applicable law.

17. RELEASE OF COLLATERAL; TERMINATION OF THIS SECURITY AGREEMENT.

(a) After the Termination Date, this Security Agreement shall automatically terminate (subject to Section 12) and the Collateral Agent, at the request and expense of the Grantors, will execute and deliver to each Grantor a proper instrument or instruments or other release (including Uniform Commercial Code termination statements on form UCC-3) acknowledging the satisfaction and termination of this Security Agreement, and will duly assign, transfer and deliver to each Grantor (without recourse and without any representation or warranty) such of the Collateral of such Grantor as has not theretofore been sold or otherwise applied or released pursuant to this Security Agreement.

(b) In the event that any part of the Collateral is sold or otherwise disposed of in connection with a sale or other disposition permitted by Section 8.4 of the Term Loan Agreement or is otherwise released at the direction of the Required Lenders (or all the Lenders if required by Section 12.1 of the Term Loan Agreement), such Collateral will be sold free and clear of the Liens created by this Security Agreement. In the event that all the Capital Stock of any Grantor shall be sold, transferred, or otherwise disposed of, in accordance with the terms of the Term Loan Agreement, to a person that is not a Credit Party, such Grantor shall automatically be released from its obligations hereunder and the security interest granted hereby in the Collateral of such Grantor shall be automatically released. In connection with any of the foregoing, the Collateral Agent, at the request and expense of the Grantors, will duly assign, transfer and deliver to the relevant Grantor (without recourse and without any representation or warranty) such of the Collateral as is then being (or has been) so sold or released and has not theretofore been released pursuant to this Security Agreement and such documents and instruments (including stock certificates, notes, certificates of title and UCC termination statements or partial releases on form UCC-3) as such Grantor reasonably requests to evidence such release. The Collateral Agent shall also be entitled to and is hereby authorized and directed to duly assign, transfer and deliver such of the Collateral as provided in Section 12.16(b) of the Term Loan Agreement.

(c) At any time that a Grantor desires that the Collateral Agent take any action to acknowledge or give effect to any release of Collateral pursuant to the foregoing Section 17(a) or (b), as the case may be, it shall deliver to the Collateral Agent a certificate signed by an Authorized Officer stating that the release of the respective Collateral is permitted pursuant to Section 17(a) or (b), as the case may be.

(d) The Collateral Agent shall have no liability whatsoever to any Secured Creditor as a result of any release of Collateral by it in accordance with this Section 17.

18. SUCCESSORS AND ASSIGNS.

This Security Agreement and all obligations of Grantors hereunder shall be binding upon the successors and assigns of each Grantor (including any debtor-in-possession on behalf of such Grantor) and shall, together with the rights and remedies of Collateral Agent hereunder, inure to the benefit of Collateral Agent, all future holders of any instrument evidencing any of the Secured Obligations and their respective successors and assigns. No sales of participations, other sales, assignments, transfers or other dispositions of any agreement governing or instrument evidencing the Secured Obligations or any portion thereof or interest therein shall in any manner affect the Lien granted to Collateral Agent hereunder. No Grantor may assign, sell, hypothecate or otherwise transfer any interest in or obligation under this Security Agreement.

19. COUNTERPARTS.

This Security Agreement may be authenticated in any number of separate counterparts, each of which shall collectively and separately constitute one and the same agreement. This Security Agreement may be authenticated by manual signature, facsimile or, if approved in writing by Collateral Agent, electronic means, all of which shall be equally valid.

20. GOVERNING LAW.

THIS SECURITY AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, INCLUDING SECTIONS S-1401 AND S-1402 OF THE NEW YORK GENERAL OBLIGATIONS LAW BUT EXCLUDING ALL OTHER CHOICE OF LAW AND CONFLICTS OF LAWS RULES.

21. WAIVER OF JURY TRIAL.

EACH OF THE PARTIES TO THIS SECURITY AGREEMENT HEREBY IRREVOCABLY WAIVES ANY RIGHT IT MAY HAVE TO TRIAL BY JURY IN ANY COURT OR JURISDICTION, INCLUDING WITHOUT LIMITATION THOSE REFERRED TO IN SECTION 12.9(A) OF THE TERM LOAN AGREEMENT, IN RESPECT TO ANY MATTER ARISING OUT OF OR RELATING TO THIS SECURITY AGREEMENT AND THE OTHER LOAN DOCUMENTS OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THEREBY.

22. SECTION TITLES.

The Section titles contained in this Security Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the agreement between the parties hereto.

23. NO STRICT CONSTRUCTION.

The parties hereto have participated jointly in the negotiation and drafting of this Security Agreement. In the event an ambiguity or question of intent or interpretation arises, this Security Agreement shall be construed as if drafted jointly by the parties hereto and no presumption or burden of proof shall arise favoring or disfavoring any party by virtue of the authorship of any provisions of this Security Agreement.

24. ADVICE OF COUNSEL.

Each of the parties represents to each other party hereto that it has discussed this Security Agreement and, specifically, the provisions of Section 20 and Section 21, with its counsel.

25. ADDITIONAL GRANTORS.

An additional Material Domestic Subsidiary of Company may become a Grantor under this Security Agreement pursuant to the requirements of Section 7.11 of the Term Loan Agreement by executing and delivering to the Collateral Agent a supplement to this Security Agreement in the form of Exhibit B hereto (with only such changes thereto as are agreed to by the Collateral Agent), whereupon, without further action, approval or consent by any other Person, such Material Domestic Subsidiary shall be deemed to be a Grantor for all purposes under this Security Agreement.

26. INTERCREDITOR AGREEMENT CONFLICTS.

In the event of any conflict between the provisions of this Security Agreement and the Intercreditor Agreement, the provisions of the Intercreditor Agreement shall control.

[signature page follows]

IN WITNESS WHEREOF, each of the parties hereto has caused this Security Agreement to be executed and delivered by its duly authorized officer as of the date first set forth above.

TEXAS PETROCHEMICALS LP

By: Texas Petrochemicals Inc., its General Partner

By:

Name:

Title:

TEXAS BUTYLENE CHEMICAL CORPORATION

By:

Name:

Title:

TP CAPITAL CORP.

By:

Name:

Title:

TEXAS OLEFINS DOMESTIC-INTERNATIONAL SALES CORPORATION

By:

Name:

Title:

PORT NECHES FUELS, LLC

By:

Name:

Title:

[HOUSTON FUELS, LLC]

By:

Name:

Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:

Name:

Title:

SCHEDULE I

to

SECURITY AGREEMENT

FILING JURISDICTIONS

[to be completed by Grantors]

SCHEDULE II

to

SECURITY AGREEMENT

INSTRUMENTS,

CHATTEL PAPER

AND

LETTER OF CREDIT RIGHTS

[to be completed by Grantors]

SCHEDULE III

to

SECURITY AGREEMENT

SCHEDULE OF GRANTOR INFORMATION, OFFICES, LOCATIONS OF COLLATERAL

AND RECORDS CONCERNING EACH GRANTOR’S COLLATERAL

I.	Each Grantor’s official name:

II.	Prior Names, Trade Names, Other Names Used in Last 12 Months:

III.	Type of entity (e.g. corporation, partnership, business trust, limited partnership, limited liability company):

IV.	Organizational identification number issued by each Grantor’s state of incorporation or organization or a statement that no such number has been issued:

V.	State or Incorporation or Organization of each Grantor:

VI.	Chief Executive Office and principal place of business of each Grantor:

VII.	Corporate Offices of each Grantor:

VIII.	Warehouses of each Grantor:

IX.	Other Premises at which Collateral is Stored or Located:

X.	Locations of Records Concerning Collateral:

[to be completed by Grantors]

SCHEDULE IV

to

SECURITY AGREEMENT

PATENTS, TRADEMARKS AND COPYRIGHTS

[to be completed by Grantors]

SCHEDULE V

to

SECURITY AGREEMENT

COMMERCIAL TORT CLAIMS

[to be completed by Grantors]

SCHEDULE VI

to

SECURITY AGREEMENT

PLEDGED SECURITIES and PLEDGED INDEBTEDNESS

EXHIBIT A

POWER OF ATTORNEY

This Power of Attorney is executed and delivered by each of the undersigned (individually, a “Grantor” and collectively, the “Grantors”) to Deutsche Bank Trust Company Americas (hereinafter referred to as “Attorney”), as Collateral Agent, under a Term Loan Agreement and a Security Agreement, both dated as of                  , 2006, and other related documents (the “Loan Documents”). No person to whom this Power of Attorney is presented, as authority for Attorney to take any action or actions contemplated hereby, shall be required to inquire into or seek confirmation from any Grantor as to the authority of Attorney to take any action described below, or as to the existence of or fulfillment of any condition to this Power of Attorney, which is intended to grant to Attorney unconditionally the authority to take and perform the actions contemplated herein, and each Grantor irrevocably waives any right to commence any suit or action, in law or equity, against any person or entity which acts in reliance upon or acknowledges the authority granted under this Power of Attorney. The power of attorney granted hereby is coupled with an interest, and may not be revoked or canceled by any Grantor without Attorney’s written consent.

Each Grantor hereby irrevocably constitutes and appoints Attorney (and all officers, employees or agents designated by Attorney), with full power of substitution, as such Grantor’s true and lawful attorney-in-fact with full irrevocable power and authority in the place and stead of such Grantor and in the name of such Grantor or in its own name, from time to time in Attorney’s discretion, to take any and all appropriate action and to execute and deliver any and all documents and instruments which may be necessary or desirable to accomplish the purposes of the Loan Documents and, without limiting the generality of the foregoing, each Grantor hereby grants to Attorney the power and right, on behalf of such Grantor, without notice to or assent by such Grantor, and at any time, to do the following: (a) change the mailing address of such Grantor, open a post office box on behalf of such Grantor, open mail for such Grantor, and ask, demand, collect, give acquittances and receipts for, take possession of, endorse any invoices, freight or express bills, bills of lading, storage or warehouse receipts, drafts against debtors, assignments, verifications, and notices in connection with any property of such Grantor; (b) effect any repairs to any asset of such Grantor, or continue or obtain any insurance and pay all or any part of the premiums therefor and costs thereof, and make, settle and adjust all claims under such policies of insurance, and make all determinations and decisions with respect to such policies; (c) pay or discharge any taxes, liens, security interests, or other encumbrances levied or placed on or threatened against such Grantor or its property; (d) defend any suit, action or proceeding brought against such Grantor if such Grantor does not defend such suit, action or proceeding or if Attorney believes that such Grantor is not pursuing such defense in a manner that will maximize the recovery to Attorney, and settle, compromise or adjust any suit, action, or proceeding described above and, in connection therewith, give such discharges or releases as Attorney may deem appropriate; (e) file or prosecute any claim, litigation, suit or proceeding in any court of competent jurisdiction or before any arbitrator, or take any other action otherwise deemed appropriate by Attorney for the purpose of collecting any and all such moneys due to such Grantor whenever payable and to enforce any other right in respect of such Grantor’s property; (f) cause the certified public accountants then engaged by such Grantor to prepare and deliver to Attorney at any time and from time to time, promptly upon Attorney’s request, the following reports: (1) a reconciliation of all accounts, (2) an aging of all accounts, (3) trial balances, (4) test verifications of such accounts as Attorney may request, and (5) the results of each physical verification of inventory; (g) communicate in its own name with any party to any Contract with regard to the assignment of the right, title and interest of such Grantor in and under the Contracts and other matters relating thereto; (h) to file such financing statements with respect to the Security Agreement, with or without such Grantor’s signature, or to file a photocopy of the Security Agreement in substitution for a financing statement, as the Collateral Agent may deem appropriate and to execute in such Grantor’s name such financing statements and amendments thereto and continuation statements which may require such Grantor’s signature; and (i) execute, in connection with any sale provided for in any Loan Document, any endorsements, assignments or other instruments of conveyance or transfer with respect to the Collateral and to otherwise direct such sale or resale, all as though Attorney were the absolute owner of the property of such Grantor for all purposes, and to do, at Attorney’s option and such Grantor’s expense, at any time or from time to time, all acts and other things that Attorney reasonably deems necessary to perfect, preserve, or realize upon such Grantor’s property or assets and Attorney’s Liens thereon, all as fully and effectively as such Grantor might do. Each Grantor hereby ratifies, to the extent permitted by law, all that said Attorney shall lawfully do or cause to be done by virtue hereof.

IN WITNESS WHEREOF, this Power of Attorney is executed by the Grantors, and each Grantor has caused its seal to be affixed pursuant to the authority of its board of directors this              day of                     .

GRANTOR:

By:

Title:

[LIST EACH GRANTOR]

NOTARY PUBLIC CERTIFICATE

On this              day of                     , 200    , [officer’s name] who is personally known to me appeared before me in his/her capacity as the [title] of [Grantor] (“Grantor”) and executed on behalf of Grantor the Power of Attorney in favor of Deutsche Bank Trust Company Americas to which this Certificate is attached.

Notary Public

EXHIBIT B

to

SECURITY AGREEMENT

FORM OF SUPPLEMENT TO

SECURITY AGREEMENT

THIS SUPPLEMENT NO.                      dated as of                      (this “Supplement”) to the Security Agreement (as defined below) is made by                     , a                                           (“New Grantor”), in favor of the Collateral Agent (as defined in the Security Agreement).

W I T N E S S E T H:

WHEREAS, TEXAS PETROCHEMICALS LP, a Texas limited partnership (“Company”), is a party to that certain Term Loan Agreement dated as of June     , 2006 (as amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”), with Deutsche Bank Trust Company Americas, as Administrative Agent and Collateral Agent, and the Lenders identified therein;

WHEREAS, New Grantor is a Material Domestic Subsidiary under the Term Loan Agreement;

WHEREAS, as a condition precedent to their entering into the Term Loan Agreement, the Administrative Agent and the Lenders thereunder required Company and each of its Domestic Subsidiaries to execute and deliver that certain Security Agreement dated as of June     , 2006 (as heretofore or hereafter amended, restated, supplemented or otherwise modified from time to time, the “Security Agreement”);

WHEREAS, Company and New Grantor are engaged in related businesses, and New Grantor will derive substantial direct and indirect benefit from the making of Extensions of Credit (as defined in the Subsidiary Guarantee Agreement);

WHEREAS, pursuant to Section 7.11 of the Term Loan Agreement, Company is required to cause each Material Domestic Subsidiary that was not in existence (or not such a Subsidiary) on the date of the Term Loan Agreement to become a Guarantor under the Subsidiary Guarantee Agreement; and

WHEREAS, Section 25 of the Security Agreement provides that additional Material Domestic Subsidiaries of the Company may become Grantors under the Security Agreement by execution and delivery of an instrument in the form of this Supplement.

NOW, THEREFORE, in consideration of the premises and to induce the Lenders to continue to make Extensions of Credit (as defined in the Subsidiary Guarantee Agreement), New Grantor hereby agrees as follows:

Section 1 Definitions. Each capitalized term used herein and not otherwise defined herein shall have the meaning assigned to such term in the Security Agreement or, if not defined herein or in the Security Agreement, in the Term Loan Agreement.

Section 2 Grantor Obligations. In accordance with Section 25 of the Security Agreement, New Grantor, by its execution and delivery of this Supplement, hereby becomes a Grantor under the Security Agreement for all purposes thereunder with the same force and effect as if originally named therein as a Grantor, without further action, approval or consent by any other Person, and New Grantor hereby (a) agrees to all the terms and provisions of the Security Agreement applicable to it as a Grantor thereunder and (b) represents and warrants that the representations and warranties deemed to be made by it as a Grantor thereunder are true and correct on and as of the date hereof. Each reference to a “Grantor” in the Security Agreement shall be deemed for all purposes to include New Grantor. All of the terms of the Security Agreement are hereby incorporated in their entirety.

Section 3 Schedules. The information contained on the Schedules to this Supplement shall be deemed to be part of the corresponding Schedules to the Security Agreement.

Section 4 Representations and Warranties. New Grantor represents and warrants to the Collateral Agent that this Supplement has been duly authorized, executed and delivered by it and is its legal, valid and binding obligation, enforceable against it in accordance with its terms.

Section 5 Counterparts. This Supplement may be executed in any number of counterparts and by the different parties hereto on separate counterparts, each of which counterparts, when so executed and delivered, shall be deemed to be an original and all of which counterparts, taken together, shall constitute but one and the same Supplement.

Section 6 Full Force and Effect. Except as expressly supplemented hereby, the Security Agreement remains in full force and effect.

Section 7 GOVERNING LAW. THIS SUPPLEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE INTERNAL LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES BE GOVERNED BY AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH SUCH LAWS OF SAID STATE, WITHOUT REGARD TO THE PRINCIPLES OF CONFLICT OF LAWS.

Section 8 Enforceability. Any provision of this Supplement that is prohibited or unenforceable in any jurisdiction shall, as to such jurisdiction, be ineffective to the extent of such prohibition or unenforceability without invalidating the remaining provisions hereof or affecting the validity or enforceability of such provision in any other jurisdiction. If this Supplement would be held or determined by a court of competent jurisdiction in a judicial proceeding to be void, voidable, invalid or unenforceable on account of the amount of the aggregate liability of New Grantor under the Security Agreement or by reason of any inconsistent contractual provision binding on New Grantor and in effect on or prior to the date hereof, then, notwithstanding any other provision of this Supplement or the Security Agreement to the contrary, the aggregate amount of the liability of New Grantor under the Security Agreement shall, without any further action by any Grantor, the Collateral Agent or any other Person, be automatically limited and reduced to the maximum amount which is valid and enforceable.

Section 9 Fees. New Grantor agrees to reimburse the Collateral Agent for their respective reasonable out-of-pocket expenses (including reasonable attorney costs) incurred in connection with the preparation, execution and delivery of this Supplement.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the New Grantor his caused this Supplement No.                      to the Security Agreement to be duly executed and delivered by its properly and duly authorized officer as of the date first written above.

[NEW GRANTOR]

By:
Name:
Title:

Notice Address:

Acknowledged and Agreed to:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Collateral Agent

By:
Name:
Title:

Notice Address:

Deutsche Bank Trust Company Americas 90 Hudson Street, 1st Floor Jersey City, New Jersey 07302 Mail Stop JYC05-0199 Attention: Peter J. Medina Tel. No.: [ ] Telecopier No.: [ ] [CONFIRM ADDRESS]

EXHIBIT C

PLEDGE AMENDMENT

This Pledge Amendment, dated                     ,          is delivered pursuant to Section 5(f)(i) of the Security Agreement referred to below. All defined terms herein shall have the meanings ascribed thereto or incorporated by reference in the Security Agreement. The undersigned hereby certifies that the representations and warranties in Section 4 of the Security Agreement are and continue to be true and correct, both as to the promissory notes, instruments and Capital Stock pledged prior to this Pledge Amendment and as to the promissory notes, instruments and Capital Stock pledged pursuant to this Pledge Amendment. The undersigned further agrees that this Pledge Amendment may be attached to that certain Security Agreement, dated June     , 2006, between undersigned, as Grantor, the other Grantors party thereto and Deutsche Bank Trust Company Americas, as Collateral Agent, (as amended, restated, supplemented or otherwise modified, the “Security Agreement”) and that the Pledged Securities and Pledged Indebtedness listed on this Pledge Amendment shall be and become a part of the Collateral referred to in said Security Agreement and shall secure all Secured Obligations referred to in said Security Agreement. The undersigned acknowledges that any promissory notes, instruments or shares not included in the Collateral at the discretion of Collateral Agent may not otherwise be pledged by Pledgor to any other Person or otherwise used as security for any obligations other than the Secured Obligations and the other obligations secured by Permitted Liens.

By:
Name:
Title:

Name and Address of Grantor	Pledged Entity	Class of Stock	Certificate Number(s)	Number of Shares

Pledged Entity	Initial Principal Amount	Issue Date	Maturity Date	Interest Rate

EXHIBIT D

COPYRIGHT SECURITY AGREEMENT

EXHIBIT E

PATENT AND TRADEMARK SECURITY AGREEMENT

EXHIBIT 5.2(a)

FORM OF PERFECTION CERTIFICATE

The undersigned, the                      of, a [corporation/limited liability company/limited partnership] (the “Company”), hereby certifies as follows on behalf of the Company:

1. Names. (a) The exact name of the Company as that name appears on its Certificate of Incorporation, Certificate of Limited Partnership or Limited Liability Company Certificate, as applicable, is as follows:

__________________________

Source:	UCC §503(a)(i)

(b) The following is a list of all other names (including trade names or similar appellations) used by the Company, or any other business or organization to which the Company became the successor by merger, consolidation, acquisition, change in form, nature or jurisdiction of organization or otherwise, now or at any time during the past five years:

__________________________

Source:	UCC §9-507

(c) The following is the Company’s federal employer identification number:

-

(d) The following is the Company’s corporation identification number or other applicable formation identification number.

__________________________

__________________________

Source:	UCC §9-516(b)(5)

2. Current Locations. (a) The chief executive office and principal mailing address of the Company is:

__________________________

__________________________

__________________________

Source:	UCC §§9-516(b)(5), 9-301

(b) The following are all other locations in the United States of America in which the Company maintains any books or records relating to any of the Collateral consisting of accounts, contract rights, chattel paper, general intangibles or mobile goods:

__________________________

__________________________

Source:	UCC §§9-516(b)(5), 9-301

(c) The following are all other places of business of the Company in the United States of America:

__________________________

__________________________

Source:	UCC §9-301, 9-501

(d) The following are all other locations in the United States of America where any of the Collateral consisting of inventory or equipment is located:

__________________________

__________________________

Source:	UCC §9-301, 9-501

(e) The following is a list of all owned and leased real property held by the Company:

Owned Property

__________________________

__________________________

Leased Property

__________________________

__________________________

(f) The following are the names and addresses of all persons or entities other than the Company, such as lessees, consignees, warehousemen or purchasers of chattel paper, which have possession or are intended to have possession of any of the Collateral consisting of chattel paper, inventory or equipment:

__________________________

__________________________

Source:	UCC §§9-301 and 9-312; see also UCC §§2-326(3), 9-306, 9-330 and 9-505

3. Prior Locations. (a) Set forth below is the information required by subparagraphs (a)-(e) of §2 with respect to each location at which, or other person or entity with which, any of the Collateral has been previously held or any place of business previously maintained by the Company, in each case, at any time during the past twelve months:

__________________________

__________________________

Source:	UCC §§9-316

4. Fixtures. Set forth below is the information required by UCC §9-502(b)(3) and (b)(4) of each state in which any of the Collateral consisting of fixtures are or are to be located and the name and address of each real estate recording office where a mortgage on the real estate on which such fixtures are or are to be located would be recorded:

__________________________

__________________________

Source:	UCC §§9-501(a) and 9-502

5. Intellectual Property. The following is a complete list of all patents, copyrights, trademarks, trade names and service marks registered or for which applications are pending in the name of the Company:

UNITED STATES:

a.	Patents	Registration Number

________________________________________________________

b.	Copyrights	Registration Number

________________________________________________________

c.	Trademarks, Trade Name and Service Marks	Registration Number

________________________________________________________

FOREIGN:

a.	Patents	Registration Number

________________________________________________________

b.	Copyrights	Registration Number

________________________________________________________

c.	Trademarks, Trade Name and Service Marks	Registration Number

________________________________________________________

6. Investment Property: Instruments. The following is a complete list of all stock, bonds, debentures, notes, commodity contracts and other securities owned by the Company (provide name of issuer, a description of security and, except with respect to Subsidiaries, value) and all securities accounts and commodity accounts owned by the Company (provide name of intermediary and, except with respect to Subsidiaries, value):

________________________________________________________

7. Motor Vehicles. The following is a complete list of all motor vehicles owned by the Company (describe each vehicle by make, model, and year and indicate for each the state in which registered and the state in which based) with fair market value in excess of $30,000:

________________________________________________________

8. Vessels. The following is a complete list of all vessels of the Company which are subject to any certificate of title or other registration statute of the United States, any state or any other jurisdiction:

________________________________________________________

9. Other Titled Collateral. The following is a complete list of all aircraft and all other inventory, equipment and other goods of the Company which are subject to any certificate of title or other registration statute of the United States, any state or any other jurisdiction with a fair market value in excess of $30,000 (provide description of covered goods and indicate registration system and jurisdiction):

________________________________________________________

10. Deposit Accounts. The following is a complete list of all Deposit accounts maintained by the Company (provide name and address of depository bank, type of account and account number):

________________________________________________________

11. Commercial Tort Claims. The following is a complete list of claims arising in tort with respect to which the Company is claimant and which arose in the course of the Company’s business; together with case file numbers or other identification of such claim:

_________________________

Source:	UCC §§9-102(a)(13), 9-108, 9-504

12. Unusual Transactions. All of the Collateral has been originated by the Company in the ordinary course of the Company’s business or consists of goods which have been acquired by the Company in the ordinary course from a person in the business of selling goods of that kind, except for the following Collateral which was obtained outside the ordinary course of business, including, but not limited to, transactions involving bulk transfers:

_________________________

Source:	UCC §§1-201(9)

13. Timber. The following are all of the locations in the United States of America in which the Company possesses any timber to be cut:

_________________________

_________________________

Source:	UCC §9-301(3)(B) and Official Comment 5(c) to 9-301.

14. Extracted Collateral. The following are all of the locations in the United States of America in which the Company possesses any wellhead or minehead used in the extraction of minerals:

_________________________

_________________________

Source:	UCC §9-301(4) and Official Comment 5(d) to 9-301.

15. Farm Products. The following are all of the locations in the United States of America in which the Company possesses any farm products as defined in UCC §9-102(34):

_________________________

_________________________

Source:	UCC §9-302.

16. Authorization. The undersigned hereby irrevocably authorizes Deutsche Bank Trust Company Americas, as administrative agent (the “Secured Party”) at any time (including, without limitation, any time prior to the execution of a definitive security agreement) and from time to time to file in any filing office in any jurisdiction any initial financing statements and amendments thereto and hereby ratifies its authorization for the Secured Party to have filed in any jurisdiction any initial financing statements or amendments thereto if filed prior to the date hereof.

[signature page follows]

IN WITNESS WHEREOF, the undersigned has executed this Certificate as of                              , 2006.

[NAME OF ENTITY]

By:
Name:
Title:

EXHIBIT 5.6(d)

FORM OF INTERCREDITOR AGREEMENT

(See attached.)

INTERCREDITOR AGREEMENT

THIS INTERCREDITOR AGREEMENT (this “Agreement”) is entered into as of June 27, 2006, by and among (i) Deutsche Bank Trust Company Americas, acting in its capacity as Administrative Agent under the Revolving Credit Agreement (as hereinafter defined) (together with its successors and assigns in such capacity, the “Revolver Administrative Agent”), (ii) Deutsche Bank Trust Company Americas, acting in its capacity as agent under the Revolver Security Agreement (as hereinafter defined) for and on behalf of itself and the Revolver Secured Creditors (together with its successors and assigns in such capacity, the “Revolver Collateral Agent”), (iii) Deutsche Bank Trust Company Americas, acting in its capacity as Administrative Agent under the Term Loan Agreement (as hereinafter defined) (together with its successors and assigns in such capacity, the “Term Administrative Agent”), (iv) Deutsche Bank Trust Company Americas, acting in its capacity as collateral agent under the Term Security Agreement (as hereinafter defined) for and on behalf of itself and the Term Secured Creditors (together with its successors and assigns in such capacity, the “Term Collateral Agent”), (v) Deutsche Bank Trust Company Americas, acting on behalf of, and as beneficiary for the benefit of, itself and the Term Secured Creditors under the Mortgages (as hereinafter defined) (together with its successors and assigns in such capacity, the “Mortgagee”), and is acknowledged and consented to by Texas Petrochemicals L.P., a Texas limited partnership (“Company”) on its own behalf and on behalf of its subsidiaries listed on Annex 1 hereto.

R E C I T A L S

WHEREAS, contemporaneously herewith, in order to secure the Revolver Secured Obligations (as defined herein), Company, certain subsidiaries of Company parties thereto and the Revolver Collateral Agent are entering into a Security Agreement (as amended, replaced, modified, extended, renewed, supplemented or restated (in connection with a Refinancing or otherwise) or otherwise modified from time to time, the “Revolver Security Agreement”);

WHEREAS, contemporaneously herewith, in order to secure the Term Secured Obligations (as defined herein), Company, certain subsidiaries of Company parties thereto and the Term Collateral Agent are entering into a Security Agreement (as amended, replaced, modified, extended, renewed, supplemented or restated (in connection with a Refinancing or otherwise) or otherwise modified from time to time, the “Term Security Agreement”; and, together with the Revolver Security Agreement, the “Security Agreements”);

WHEREAS, contemporaneously herewith, Company and certain subsidiaries of Company are granting certain mortgages to secure the Obligations (as defined herein); and

WHEREAS, the Collateral Agents (as defined herein), the Administrative Agents (as defined herein), the Mortgagee and Company desire to enter into this Intercreditor Agreement for the purpose of setting forth the rights and obligations of the Collateral Agents and the respective secured parties with respect to the Collateral.

NOW, THEREFORE, in consideration of the premises and the mutual agreements set forth herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows:

Section 1. Defined Terms. As used in this Agreement, the following terms shall have the following meanings (all such meanings to be equally applicable to both the singular and plural forms of the terms defined):

“Assignor” shall mean any Assignor (as defined in the Revolver Security Agreement) or any Assignor (as defined in the Term Security Agreement).

“Administrative Agents” shall mean the Revolver Administrative Agent and the Term Administrative Agent.

“Bankruptcy Code” shall mean the provisions of Title 11 of the United States Code, 11 U.S.C. 101 et seq. or any other applicable bankruptcy, insolvency or similar laws.

“Bankruptcy Event” shall have the meaning provided in the Revolving Credit Agreement.

“Bankruptcy Proceeding” shall mean, with respect to any person, any proceeding commenced, without the application or consent of such person, in any court, seeking the liquidation, reorganization, debt arrangement, dissolution, winding up, or composition or readjustment of debts of such person, the appointment of a trustee, receiver, custodian, liquidator, assignee, sequestrator or the like for such person or any substantial part of its assets, or any similar action with respect to such person under any law (foreign or domestic) relating to bankruptcy, insolvency, reorganization, winding up or composition or adjustment of debts or any voluntary case or other proceeding under any applicable bankruptcy, insolvency, reorganization, debt arrangement, dissolution or other similar law now or hereafter in effect.

“Company” shall have the meaning provided in the first paragraph of this Agreement.

“Collateral” shall mean the property from time to time consisting of Collateral (as defined in the Revolver Security Agreement), Collateral (as defined in the Term Security Agreement), the Mortgaged Property (as defined in the Mortgages) and any other property from time to time pledged pursuant to any Revolver Security Document or Term Security Document.

“Collateral Agents” shall mean the Revolver Collateral Agent, the Term Collateral Agent and the Mortgagee.

“Credit Agreement Obligations” shall mean the Revolver Obligations and the Term Obligations.

“Credit Agreements” shall mean the Revolving Credit Agreement and the Term Loan Agreement.

“Credit Documents” shall mean, collectively, the Revolver Loan Documents and the Term Loan Documents, or any of the foregoing.

“Credit Party” shall mean any Credit Party (as defined in the Revolving Credit Agreement) or any Credit Party (as defined in the Term Loan Agreement). The term “Credit Parties” shall have a correlative meaning.

“DBTCA” shall have the meaning set forth in the first paragraph of this Agreement.

“First Priority Collateral” shall mean the Term First Priority Collateral or Revolver First Priority Collateral, as applicable.

“Fully Paid” shall mean, with respect to any Obligation, that the respective obligee of such Obligation (which obligee shall, (i) in the case of the Revolver Obligations, be the Revolver Administrative Agent; and (ii) in the case of the Term Obligations, be the Term Administrative Agent), shall have certified to the respective Collateral Agent that such Obligation has terminated and that there remain no obligations of any kind whatsoever of the Company or any Credit Party with respect thereto (other than contingent indemnification obligations as to which no claims shall have accrued or be pending).

“Lender” shall mean any Lender (as defined in the Revolving Credit Agreement) or any Lender (as defined in the Term Loan Agreement), in each case together with their respective successors and assigns in such capacity.

“Liens” shall mean Liens (as defined in the Revolving Credit Agreement) and/or Liens (as defined in the Term Loan Agreement), as the context shall require.

“Mortgagee” shall have the meaning set forth in the first paragraph of this Agreement.

“Mortgages” shall mean Mortgages (as defined in the Revolving Credit Agreement) and Mortgages (as defined in the Term Loan Agreement), as the context shall require.

“Obligations” shall mean, collectively, the Revolver Secured Obligations and the Term Secured Obligations. “Obligation” means any Revolver Secured Obligation or Term Secured Obligation, as the context shall require.

“Refinance” shall mean, with respect to any Obligation, to refinance, extend, renew, repay, prepay, redeem, defease or retire, or to issue indebtedness in exchange or replacement for, such Obligation. “Refinancing” has a correlative meaning.

“Revolver Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Revolver Agent” shall mean the Revolver Administrative Agent and/or the Revolver Collateral Agent, as the case may be.

“Revolver Collateral Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Revolver First Priority Collateral” shall mean all Collateral other than the Term First Priority Collateral.

“Revolver Loan Documents” shall mean the Loan Documents (as defined in the Revolving Credit Agreement) and all other documents, instruments and agreements now or hereafter evidencing or securing the whole or any part of the Revolver Obligations (including, without limitation, each of the loan documents as defined in any principal agreement evidencing Revolver Obligations, including any documents evidencing or securing any complete, partial or successive refunding, Refinancing or replacement of the Revolver Obligations or successive refunding, Refinancing or replacement, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing).

“Revolver Obligations” shall mean Obligations (as defined in the Revolving Credit Agreement), together with any obligations incurred to evidence any refunding, Refinancing, replacement or successive refunding, Refinancing or replacement thereof.

“Revolver Second Priority Collateral” shall mean the Term First Priority Collateral.

“Revolver Secured Creditors” shall mean all holders of the Revolver Secured Obligations.

“Revolver Secured Obligations” shall mean the Secured Obligations (as defined in the Revolver Security Agreement), together with any obligations incurred to evidence any refunding, Refinancing, replacement or successive refunding, Refinancing or replacement thereof.

“Revolver Security Agreement” shall have the meaning set forth in the Recitals hereto.

“Revolver Security Documents” shall mean the Revolver Security Agreement and all other Security Documents (as defined in the Revolving Credit Agreement).

“Revolving Credit Agreement” shall mean that certain Revolving Credit Agreement by and among Company, the other borrowers parties thereto, Deutsche Bank Trust Company Americas, as administrative agent and collateral agent, and the lenders parties thereto, together with any agreement or agreements from time to time executed by Company to evidence any refunding, Refinancing, replacement or successive refunding, Refinancing or replacement of all or any part of the Revolver Obligations (including any increase in the principal amount thereof to the extent permitted by the terms of the Term Loan Agreement), together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing.

“Second Priority Collateral” shall mean the Term Second Priority Collateral or Revolver Second Priority Collateral, as applicable.

“Secured Creditors” shall mean, collectively, the Revolver Secured Creditors and the Term Secured Creditors.

“Security Agreements” shall have the meaning set forth in the Recitals hereto.

“Security Documents” shall mean the Security Documents (as defined in the Revolving Credit Agreement) and the Security Documents (as defined in the Term Loan Agreement).

“Term Administrative Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Term Agent” shall mean the Term Administrative Agent and/or the Term Collateral Agent, as the case may be.

“Term Collateral Agent” shall have the meaning set forth in the first paragraph of this Agreement.

“Term Loan Agreement” shall mean that certain Term Loan Agreement by and among Company, Deutsche Bank Trust Company Americas, as administrative agent, and the lenders parties thereto, together with any agreement or agreements from time to time executed by Company to evidence any refunding, Refinancing, replacement or successive refunding, Refinancing or replacement of all or any part of the Term Obligations (including any increase in the principal amount thereof to the extent permitted by the Revolving Credit Agreement), together with any amendments, replacements, modifications, extensions, renewals, supplements to, or restatements of, any of the foregoing.

“Term First Priority Collateral” shall mean all Collateral referenced in Annex II.

“Term Loan Documents” shall mean the Loan Documents (as defined in the Term Loan Agreement) and all other documents, instruments and agreements now or hereafter evidencing or securing the whole or any part of the Term Obligations (including, without limitation, each of the loan documents as defined in any principal agreement evidencing Term Obligations, including any documents evidencing or securing any complete, partial or successive refunding, Refinancing or replacement of the Term Obligations or successive refunding, Refinancing or replacement, together with any amendments, replacements, modifications, extensions, renewals or supplements to, or restatements of, any of the foregoing).

“Term Obligations” shall mean Obligations (as defined in the Term Loan Agreement), together with any obligations incurred to evidence any refunding, Refinancing, replacement or successive refunding, Refinancing or replacement thereof.

“Term Second Priority Collateral” shall mean the Revolver First Priority Collateral.

“Term Secured Creditors” shall mean all holders of the Term Secured Obligations.

“Term Secured Obligations” shall mean the Secured Obligations (as defined in the Term Security Agreement), together with any obligations incurred to evidence any refunding, Refinancing or replacement or successive refunding, Refinancing or replacement thereof.

“Term Security Agreement” shall have the meaning set forth in the Recitals hereto.

“Term Security Documents” shall mean the Term Security Agreement and all other Security Documents (as defined in the Term Loan Agreement).

“Uniform Commercial Code” shall mean the Uniform Commercial Code as in effect from time to time in the relevant jurisdiction.

Section 2. Lien Priorities.

(a) (i) The parties hereto hereby agree that, notwithstanding the time, order or method of creation, attachment or perfection of the respective security interests and/or Liens granted in favor of the Collateral Agents to secure the Obligations or the filing or recording of financing statements or other Security Documents; the validity or enforceability of the security interests and Liens granted in favor of the Collateral Agents or the Revolver Secured Creditors or the Term Secured Creditors; the dating, execution or delivery of any agreement, document or instrument granting any Collateral Agent or Secured Creditor security interests and/or Liens in or on any or all of the property or assets of any pledgor; the date on which any indebtedness is extended; the giving or failure to give notice of the acquisition or expected acquisition of any purchase money or other security interest; any provision of the Uniform Commercial Code, including any rule for determining priority thereunder or under any other law or rule governing the relative priorities of secured creditors, including with respect to real property or fixtures; any provision set forth in any Credit Document; or the possession or control by any Collateral Agent or Secured Creditor or any bailee of all or any part of any Collateral as of the date hereof or otherwise, (w) the Liens granted on the Revolver First Priority Collateral under the Revolver Security Documents to secure the Revolver Secured Obligations shall be a first and prior security interest for all purposes in such Revolver First Priority Collateral, (x) the Liens granted on the Term First Priority Collateral under the Term Security Documents to secure the Term Secured Obligations shall be a first and prior security interest for all purposes in such Term First Priority Collateral, (y) the Liens granted on the Revolver First Priority Collateral under the Term Security Documents to secure the Term Secured Obligations shall be second and subordinated to the Liens granted under the Revolver Security Documents on the Revolver First Priority Collateral and (z) and the Liens granted on the Term First Priority Collateral under the Revolver Security Documents to secure the Revolver Secured Obligations shall be second and subordinated to the Liens granted under the Term Security Documents on the Term First Priority Collateral.

(ii) Notwithstanding the terms of any Credit Documents, in the event of any enforcement of any Liens or in connection with a Bankruptcy Proceeding, all proceeds of Collateral, including the proceeds of any collection, sale or disposition of the Collateral or any portion thereof in connection with the exercise of remedies under the Security Documents or otherwise and any proceeds or recoveries under any title insurance policy(ies) insuring any Mortgage, shall be distributed in accordance with the following procedure:

(x)

Such proceeds of the Revolver First Priority Collateral shall be applied first to the Revolver Secured Obligations (including, without limitation, all interest thereon accruing subsequent to the filing of a bankruptcy case (or that would accrue but for such filing) at the rate provided for in the Revolving Credit Agreement, whether or not such interest is an allowed claim under applicable law) in accordance with Section 8.4 of the Revolver Security Agreement and, after the Revolver Secured Obligations have been Fully Paid, shall be applied to the Term Secured Obligations in accordance with Section 8.4 of the Term Security Agreement;

(y)

Such proceeds of the Term First Priority Collateral shall be applied first to the Term Secured Obligations (including, without limitation, all interest thereon accruing subsequent to the filing of a bankruptcy case (or that would accrue but for such filing) at the rate provided for in the Term Loan Agreement, whether or not such interest is an allowed claim under applicable law) in accordance with Section 8.4 of the Term Security Agreement; and, after the Term Secured Obligations have been Fully Paid, shall be applied to the Revolver Secured Obligations in accordance with Section 8.4 of the Revolver Security Agreement; and

(z)

In the event that any Collateral Agent receives the proceeds of any Collateral in contravention of the preceding paragraphs (x) and (y), it shall hold such proceeds in trust for, and promptly turn over such proceeds (in the same form as received, with any necessary non-recourse endorsement) to the proper Collateral Agent in accordance with the provisions of clause (x) and (y) above; provided, however, that in the event any Collateral Agent fails to provide any such endorsement, the applicable Collateral Agent, or any of its officers or employees, is hereby irrevocably authorized to make the same (which authorization, being coupled with an interest, is irrevocable).

(iii) For the avoidance of doubt, it is understood and agreed that the Revolver Collateral Agent may apply proceeds held in the Depository Account (as defined in the Revolving Credit Agreement), the Investment Account (as defined in the Revolving Credit Agreement), the Concentration Account (as defined in the Revolving Credit Agreement) and any Deposit Account (as defined in the Revolving Credit Agreement) pursuant to and in accordance with the express terms of the Revolving Credit Agreement, and that the mandatory prepayments provided for in Sections 2.4 and 2.5(c) of the Revolving Credit Agreement and Section 4.4 of the Term Loan Agreement may be applied in a manner consistent with the terms of such respective agreements.

(iv) Each of the parties hereto acknowledges that the Lien priorities provided in this Agreement shall not be affected or impaired in any manner whatsoever, including, without limitation, on account of (i) the invalidity, irregularity or unenforceability of all or any part of the Credit Documents; (ii) any amendment, change or modification of any Credit Document, or (iii) any impairment, modification, change, exchange, release or subordination of or limitation on, any liability of, or stay of actions or lien enforcement proceedings against, any Credit Party, its property, or its estate in bankruptcy resulting from any bankruptcy, arrangement, readjustment, composition, liquidation, rehabilitation, similar proceeding or otherwise involving or affecting any Credit Party.

(v) The parties hereto shall not challenge or question (or support any other person in challenging or questioning) in any proceeding (including, without limitation, any Bankruptcy Proceeding) the validity, extent, perfection, priority or enforceability of this Agreement, as a whole, or any term or provision contained herein or the validity or enforceability of any Lien, Mortgage or financing statement in favor of any Collateral Agent or the relative priority of any such Lien or Mortgage.

(b) Each Collateral Agent hereby appoints each other as agent for purposes of perfecting its respective security interests, Liens and claims in the Collateral (in each case, whether such Collateral was delivered to the Revolver Collateral Agent, the Term Collateral Agent or the Mortgagee, as the case may be, prior to, on or after the date hereof), in each case to the extent that such perfection may be obtained by possession or control and hereby acknowledges that it holds possession of such Collateral, including, without limitation, any instruments, for the benefit of the other Collateral Agents. On the date on which the Revolver Secured Obligations are Fully Paid, the Revolver Collateral Agent shall deliver or cause to be delivered any Collateral in its possession or control to the Term Collateral Agent. On the date on which the Term Secured Obligations are Fully Paid, the Term Collateral Agent shall deliver or cause to be delivered any Collateral in its possession or control to the Revolver Collateral Agent.

(c) The Term Collateral Agent, for itself and each Term Secured Creditor, hereby waives any requirement on the part of the Revolver Collateral Agent or the Revolver Secured Creditors in respect of marshalling of assets constituting Revolver First Priority Collateral upon any exercise of remedies by the Revolver Collateral Agent or the Revolver Secured Creditors and, except as expressly set forth herein, any requirement that the Revolver Collateral Agent or any Revolver Secured Creditor exercise remedies with respect to collateral security for the Revolver Secured Obligations in any particular order or any particular manner. The Revolver Collateral Agent, on behalf of itself and each Revolver Secured Creditor, hereby waives any requirement on the part of the Term Collateral Agent or the Term Secured Creditors in respect of marshalling of assets constituting Term First Priority Collateral upon any exercise of remedies by the Term Collateral Agent or the Term Secured Creditors and, except as expressly set forth herein, any requirement that the Term Collateral Agent or any Term Secured Creditor exercise remedies with respect to collateral security for the Term Secured Obligations in any particular order or any particular manner.

(d) Prior to the commencement of any Bankruptcy Proceeding by or against one or more of the Company or any other Credit Party, the parties hereto agree that neither the Company nor any other Credit Party shall:

(i) grant or permit any additional Liens on any asset or property to secure any Term Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the Revolver Obligations; or

(ii) grant or permit any additional Liens on any asset or property to secure any Revolver Obligation unless it has granted or concurrently grants a Lien on such asset or property to secure the Term Obligations.

To the extent any additional Liens are granted or any asset or property pursuant to this Section 2(d), the priority of such additional Liens shall be determined in accordance with Section 2(a). In addition, to the extent that the foregoing provisions are not complied with for any reason, without limiting any other rights and remedies available hereunder, the Revolver Collateral Agent, on behalf of the Revolver Secured Creditors and the Term Collateral Agent, on behalf of the Term Secured Creditors, agree that any amounts received by or distributed to any of them pursuant to or as a result of Liens granted in contravention of this Section 2(d) shall be subject to Section 2(a)(ii)(2).

(e) Nothing in this Agreement shall relieve any Assignor from the performance of any term, covenant, condition or agreement on such Assignor’s part to be performed or observed under or in respect of any of the Collateral pledged by it or from any liability to any Person under or in respect of any of such Collateral or impose any obligation on any Collateral Agent to perform or observe any such term, covenant, condition or agreement on such Assignor’s part to be so performed or observed or impose any liability on any Collateral Agent for any act or omission on the part of such Assignor relative thereto or for any breach of any representation or warranty on the part of such Assignor contained in this Agreement or any other Credit Document, or in respect of the Collateral pledged by it. The obligations of each Assignor contained in this paragraph shall survive the termination of this Agreement and the discharge of such Assignor’s other obligations hereunder.

Section 3. Agreement to Execute Documents upon Certain Refinancings.

(a) The parties hereto agree that it is their intention that the Collateral securing the Revolver Secured Obligations pursuant to the Revolver Security Documents and the Collateral securing the Term Secured Obligations pursuant to the Term Security Documents be identical. In furtherance of the foregoing, the parties hereto agree, subject to the other provisions of this Agreement:

(i) upon request by the Revolver Collateral Agent or the Term Collateral Agent, to cooperate in good faith from time to time in order to determine the specific items included in the Collateral securing the Revolver Secured Obligations pursuant to the Revolver Security Documents and the Collateral securing the Term Secured Obligations pursuant to the Term Security Documents and the steps taken to perfect their respective Liens thereon and the identity of the respective parties obligated under the Revolver Security Documents and the Term Security Documents; and

(ii) that the Revolver Security Documents and the Term Security Documents and guarantees for the Revolver Secured Obligations and the Term Secured Obligations shall be in all material respects the same forms of documents other than with respect to differences to reflect the nature of the lending arrangements.

(b) In the event the Term Collateral Agent enters into any amendment, waiver or consent in respect of any of the Term Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Term Security Document or changing in any manner the rights of any parties thereunder with respect to the Term First Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Revolver Security Document without the consent of or action by any Revolver Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Revolver Security Document, except to the extent that a release of such Lien is permitted by Section 4 of this Agreement, (ii) (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Revolver Loan Documents), any such amendment, waiver or consent that materially and adversely affects the rights of the Revolver Secured Parties and does not affect the Term Secured Parties in a like or similar manner shall not apply to the Revolver Security Documents without the consent of the Revolver Collateral Agent and (iii) notice of such amendment, waiver or consent shall be given to the Revolver Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

(c) In the event the Revolver Collateral Agent enters into any amendment, waiver or consent in respect of any of the Revolver Security Documents for the purpose of adding to, or deleting from, or waiving or consenting to any departures from any provisions of, any Revolver Security Document or changing in any manner the rights of any parties thereunder with respect to the Revolver First Priority Collateral, then such amendment, waiver or consent shall apply automatically to any comparable provision of the comparable Term Security Document without the consent of or action by any Term Secured Party (with all such amendments, waivers and modifications subject to the terms hereof); provided that (i) no such amendment, waiver or consent shall have the effect of removing assets subject to the Lien of any Term Security Document, except to the extent that a release of such Lien is permitted by Section 4, (ii) (other than with respect to amendments, modifications or waivers that secure additional extensions of credit and add additional secured creditors and do not violate the express provisions of the Term Loan Documents), any such amendment, waiver or consent that materially and adversely affects the rights of the Term Secured Parties and does not affect the Revolver Secured Parties in a like or similar manner shall not apply to the Term Security Documents without the consent of the Term Collateral Agent and (iii) notice of such amendment, waiver or consent shall be given to the Term Collateral Agent no later than 30 days after its effectiveness, provided that the failure to give such notice shall not affect the effectiveness and validity thereof.

(d) In the event of any Refinancing of the Revolver Secured Obligations, the Term Collateral Agent and the Term Secured Creditors, do hereby confirm (and, upon request, agree to reconfirm at any time) the continued applicability of the provisions hereof in respect of the relative priority between the Liens securing the Term Secured Obligations and the Liens securing any Obligations incurred as a result of the Refinancing of the Revolver Secured Obligations, but

only to the extent that such Refinancing is consummated in accordance with all applicable provisions of the Term Loan Agreement. In connection with any Refinancing of all or any portion of the Revolver Secured Obligations prior to the occurrence of a Bankruptcy Event, the Term Collateral Agent, on behalf of each Term Secured Creditor, shall, if requested by Company or the existing or new holders of the Revolver Secured Obligations, execute an intercreditor agreement or amend and restate this Agreement in a manner that is substantially similar to this Agreement with the lenders under such Refinancing.

(e) In the event of any Refinancing of the Term Secured Obligations, the Revolver Collateral Agent and the Revolver Secured Creditors, do hereby confirm (and, upon request, agree to reconfirm at any time) the continued applicability of the provisions hereof in respect of the relative priority between the Liens securing the Revolver Secured Obligations and the Liens securing any Obligations incurred as a result of the Refinancing of the Term Secured Obligations, but only to the extent that such Refinancing is consummated in accordance with all applicable provisions of the Revolving Credit Agreement. In connection with any Refinancing of all or any portion of the Term Secured Obligations prior to the occurrence of a Bankruptcy Event, the Revolver Collateral Agent, on behalf of each Revolver Secured Creditor, shall, if requested by Company or the existing or new holders of the Term Secured Obligations, execute an intercreditor agreement or amend and restate this Agreement in a manner that is substantially similar to this Agreement with the lenders under such Refinancing.

Section 4. Sales of Collateral/Release of Liens.

(a) The Revolving Collateral Agent’s rights with respect to the Revolver First Priority Collateral shall include the right to release any or all of such Revolver First Priority Collateral from its security interest therein and the security interest of the Term Collateral Agent therein (without any further action on the part of the Term Collateral Agent) in connection with any sale or other disposition of such Revolver First Priority Collateral, even if the net proceeds of any such sale or other disposition may not be used to permanently prepay the Revolver Obligations. Without limiting the foregoing, if the Revolving Collateral Agent shall determine, in connection with any sale or other disposition of any Revolver First Priority Collateral that the release of the security interest of the Term Collateral Agent on any such Revolver First Priority Collateral in connection with any such sale or other disposition is necessary or advisable, the Term Collateral Agent shall execute and deliver such release documents and instruments and shall take such further actions as the Revolving Collateral Agent shall request. The Term Collateral Agent hereby appoints the Revolving Collateral Agent and any officer or duly authorized person of the Revolving Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Term Collateral Agent, and in the name of the Term Collateral Agent or in the Revolving Collateral Agent’s own name, from time to time, in the Revolving Collateral Agent’s discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). The Term Collateral Agent hereby ratifies all that said attorneys shall do or cause to be done under this paragraph.

(b) The Term Collateral Agent’s rights with respect to the Term First Priority Collateral shall include the right to release any or all of such Term First Priority Collateral from its security interest therein and the security interest of the Revolving Collateral Agent therein (without any further action on the part of the Revolving Collateral Agent) in connection with any sale or other disposition of such Term First Priority Collateral, even if the net proceeds of any such sale or other disposition may not be used to permanently prepay the Term Obligations. Without limiting the foregoing, if the Term Collateral Agent shall determine, in connection with any sale or other disposition of any Term First Priority Collateral that the release of the security interest of the Revolving Collateral Agent on any such Term First Priority Collateral in connection with any such sale or other disposition is necessary or advisable, the Revolving Collateral Agent shall execute and deliver such release documents and instruments and shall take such further actions as the Term Collateral Agent shall request. The Revolving Collateral Agent hereby appoints the Term Collateral Agent and any officer or duly authorized person of the Term Collateral Agent, with full power of substitution, as its true and lawful attorney-in-fact with full irrevocable power of attorney in the place and stead of the Revolving Collateral Agent and in the name of the Revolving Collateral Agent or in the Term Collateral Agent’s own name, from time to time, in the Term Collateral Agent’s discretion, for the purposes of carrying out the terms of this paragraph, to take any and all appropriate action and to execute and deliver any and all documents and instruments as may be necessary or desirable to accomplish the purposes of this paragraph, including, without limitation, any financing statements, endorsements, assignments or other documents or instruments of transfer (which appointment, being coupled with an interest, is irrevocable). The Revolving Collateral Agent hereby ratifies all that said attorneys shall do or cause to be done under this paragraph.

(c) Each of the Revolver Collateral Agent, the Term Collateral Agent and the Mortgagee may, at any time or from time to time, acting in accordance with the Revolver Security Agreement, the Term Security Agreement or, in the case of any Mortgage, the terms of the Credit Agreements, as the case may be, release any Liens held by such Collateral Agent against all or any portion of the Collateral.

Section 5. Notice of Intent to Foreclose.

(a) The Revolver Collateral Agent will give the Term Collateral Agent notice of its intent to enforce any Lien upon any of the Revolver First Priority Collateral. The Term Collateral Agent will give the Revolver Collateral Agent notice of its intent to enforce any Lien upon any of the Term First Priority Collateral. The notice required by this Section 5(a) shall be required to be given by a party only if it intends to:

(i) deliver to any Credit Party written notice of its intent to enforce a Lien in full or partial satisfaction of any obligation secured thereby;

(ii) commence legal action against any Credit Party for foreclosure or replevin or other enforcement of a Lien; or

(iii) take possession of or title to, or deliver to any third party possession of or title to, any real or personal property of any Credit Party (other than possession of cash in accounts expressly contemplated by the Credit Documents or possession of property by the Administrative Agents as a means of perfection);

(b) The notice required by Section 5(a):

(i) shall not be required in any other instance or as to any other action or event (including, for purposes of illustration and not by way of limitation, any incurrence, payment or acceleration of any of the Obligations or any amendment or waiver of the terms thereof, any exercise of a right of setoff, any notification to account debtors to make payment directly to the secured party or any other exercise of collection rights or the institution of any other legal proceedings, including suit to collect any debt or claim or the commencement of any bankruptcy case, receivership or insolvency proceeding);

(ii) need only state that it is given pursuant to the provisions of this Agreement and that Lien enforcement action may be taken by the party giving the notice, and need not disclose or describe the action to be taken; and

(ii) shall be given at least five (5) business days prior to the date on which any enforcement action described above is taken, except that a party may give such notice promptly after taking such enforcement action if it in good faith believes that immediate enforcement action is or may be required to protect its interest in the property subject to its Liens.

(c) No liability or defense shall arise, no Lien shall be lost, invalidated or impaired, and no action taken in enforcement of a Lien shall be annulled, set aside, affected, or impaired, as a result of any notice required by this Agreement not being given or being defectively given.

Section 6. Consent to License of Intellectual Property; Access to Information; Access to Real Property to Process and Sell Inventory.

(a) (i) The Term Collateral Agent hereby (A) acknowledges and consents to the grant to the Revolver Collateral Agent by the Credit Parties on the date hereof of a limited, nonexclusive royalty-free license to use any patent, trademark, or proprietary information that is subject to a Lien held by the Term Collateral Agent in the form of Annex III hereto (the “Closing Date License”) and (B) agrees that its Liens in the Term First Priority Collateral shall be subject to the Closing Date License. Furthermore, in connection with any foreclosure sale conducted in foreclosure of any Lien on the Term First Priority Collateral, or any part thereof, the Term Collateral Agent hereby agrees that (x) any notice required to be given by the Term Collateral Agent in connection with such foreclosure sale shall contain an acknowledgement that such Term Collateral Agent’s Lien is subject to the Closing Date License and (y) it shall deliver a copy of the Closing Date License to any purchaser at such foreclosure and inform such purchaser that such Term Collateral Agent’s Lien is subject to the Closing Date License.

(ii) If so required by any Collateral Agent (the “Requesting Agent”), each other Collateral Agent (the “Responding Agent”) shall deliver its written consent (given without any representation, warranty, or obligation whatsoever) to any grant by any Credit Party to the Requesting Agent of a limited, non-exclusive royalty-free license to use any patent, trademark, or proprietary information that is subject to a Lien held by such Responding Agent, in connection with the enforcement of any Lien held by the Requesting Agent upon any of the Revolver First

Priority Collateral or the Term First Priority Collateral, as applicable, in accordance with the terms hereof, and to the extent appropriate, in the good faith opinion of the Requesting Agent, to process, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any Revolver First Priority Collateral or Term First Priority Collateral or to collect or otherwise realize upon any Revolver First Priority Collateral consisting of accounts (“Account Collection”), as applicable, in any lawful manner for the purpose of disposing of such Collateral (any such actions or activities taken by the Requesting Agent shall be at the expense of the Requesting Agent). Any consent so delivered by the Responding Agent shall be binding on its successors and assigns.

(iii) If any Collateral Agent or any Lender becomes the owner of any patent, trademark or proprietary information of any Credit Party as a result of the exercise of remedies by such Collateral Agent with respect to its Lien on such patent, trademark or proprietary information, then upon request of the Requesting Agent, the Responding Agent shall grant to the Requesting Agent a limited, nonexclusive royalty-free license (a “Disposition License”) to use any such patent, trademark, or proprietary information to the extent necessary to enforce any Lien held by the Requesting Agent upon any of the Revolver First Priority Collateral or the Term First Priority Collateral, as applicable, and to the extent appropriate, in the good faith opinion of the Requesting Agent, to process, collect, ship, produce, store, complete, supply, lease, sell or otherwise dispose of any Revolver First Priority Collateral or Term First Priority Collateral in any lawful manner (any such actions or activities taken by the Requesting Agent shall be at the expense of the Requesting Agent). Any license so granted by the Responding Agent shall be binding on its successors and assigns. Furthermore, to the extent the Responding Agent becomes the owner of any patent, trademark or proprietary information of any Credit Party as a result of the exercise of remedies by such Collateral Agent with respect to its Lien on such patent, trademark or proprietary information, the Responding Agent shall not make any subsequent sale or transfer of such patent, trademark or proprietary information unless the purchaser or transferee thereof agrees in writing to provide a Disposition License to any Collateral Agent requesting one of such purchaser or transferee.

(b) If any Collateral Agent takes actual possession of any documentation of any Credit Party (whether such documentation is in the form of a writing or is stored in any data equipment or data record in the physical possession of such Collateral Agent), then upon request of the Requesting Agent and reasonable advance notice, the Responding Agent will permit the Requesting Agent or its representative to inspect and copy such documentation if and to the extent the Requesting Agent certifies to the Responding Agent that:

(i) such documentation contains or may contain information necessary or appropriate, in the good faith opinion of the Requesting Agent, to the enforcement of Requesting Agent’s Liens upon any Revolver First Priority Collateral or Term First Priority Collateral, as the case may be; and

(ii) the Requesting Agent is entitled to receive and use such information as against the Credit Parties and their suppliers, customers and contracts, and under applicable law, and, in doing so, will comply with all obligations imposed by law or contract in respect of the disclosure or use of such information.

(c) If, upon enforcement of the Term Collateral Agent’s Lien, such Term Collateral Agent takes actual possession of any real or personal property of any Credit Party, then, if so requested by the Revolver Collateral Agent and upon reasonable advance notice, the Term Collateral Agent will allow the Revolver Collateral Agent and its officers, employees, and agents reasonable and non-exclusive access to and use of such property for a period not exceeding 180 consecutive calendar days (the “Processing and Sale Period”), as necessary or reasonably appropriate to process, ship, produce, store, complete, supply, lease, sell, or otherwise dispose of, in any lawful manner, any inventory upon which the Revolver Collateral Agent holds a Lien, or to effectuate Account Collection, subject to the following conditions and limitations: (x) the Processing and Sale Period shall commence on the date the Term Collateral Agent takes possession of such real property and shall terminate on the earlier of (i) the day that is 180 days thereafter; and (ii) the day on which all inventory (other than inventory acknowledged to have been abandoned by the Revolver Collateral Agent) has been removed from such property and the Account Collection has been fully effectuated and (y) the Revolver Collateral Agent, at its expense, shall repair any damage to such property caused by its exercise of the rights contained in this Section 6(c). Furthermore, the Term Collateral Agent shall not sell or transfer such property during the Processing and Sale Period unless the purchaser or transferee agrees in writing to provide the access and use of such property for the remainder of the Processing and Sale Period.

(d) The Term Collateral Agent may condition its performance of any obligation set forth in this Section 6 upon its prior receipt (without cost to it) of:

(i) such assurances as it may reasonably request to confirm that the performance of such obligation and all activities of the Revolver Collateral Agent or its officers, employees, and agents in connection therewith or incidental thereto:

(x) will be permitted, lawful, and enforceable as against the Credit Parties and their suppliers, customers, and contracts and under applicable law and will be conducted in accordance with prudent manufacturing practices; and

(y) will not impose upon the Term Collateral Agent any legal duty, legal liability, or risk of uninsured loss; and

(ii) such indemnity or insurance as the Term Collateral Agent may reasonably request in connection therewith.

(e) The Company and the other Credit Parties consent to the performance by the Term Collateral Agent of the obligations set forth in this Agreement and acknowledge and agree that the Term Collateral Agent shall never be accountable or liable for any action taken or omitted by the Revolver Collateral Agent or its officers, employees, and agents in connection therewith or incidental thereto or in consequence thereof, including any improper use or disclosure or any proprietary information or other intellectual property by the Revolver Collateral Agent or its officers, employees, agents, successors, or assigns or any other damage to or misuse or loss of any property of any Credit Party as a result of any action taken or omitted by the Revolver Collateral Agent. The Revolver Collateral Agent hereby agrees to indemnify the Term Collateral Agent for any losses or liabilities described in this Section 6(e).

Section 7. Insurance Proceeds.

(a) Unless and until all Revolver Obligations have been Fully Paid, the Revolver Agent shall have the sole and exclusive right, subject to the rights of the Company under the Credit Documents, to adjust settlement for any insurance policy governing the Revolver First Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Revolver First Priority Collateral.

(b) Unless and until all Term Secured Obligations have been Fully Paid, the Term Collateral Agent shall have the sole and exclusive right, subject to the rights of the Company under the Credit Documents, to adjust settlement for any insurance policy governing the Term First Priority Collateral in the event of any loss thereunder and to approve any award granted in any condemnation or similar proceeding affecting the Term First Priority Collateral.

Section 8. Exercise of Remedies - Collateral Agents.

(a) Notwithstanding anything to the contrary in this Agreement or the Term Loan Documents, until the Revolver Obligations are Fully Paid and, so long as all Liens on the Revolver First Priority Collateral securing the Revolver Secured Obligations have not been released, (i) neither the Term Collateral Agent nor any Term Secured Creditor shall have any right or power to exercise or seek to exercise any rights or remedies prior to any Bankruptcy Proceeding (including setoff or recoupment) with respect to any Revolver First Priority Collateral (other than to receive a share of the Proceeds (as defined in the Term Security Agreement or the applicable Mortgage, as the case may be) of such Revolver First Priority Collateral, if any, as and when provided in the Term Security Agreement or the applicable Mortgage, as the case may be), including, without limitation, the following: (w) to institute any action or proceeding with respect to any Revolver First Priority Collateral, including, without limitation, any action of foreclosure, (x) contest, protest or object to (1) any foreclosure proceeding or action brought by the Revolver Collateral Agent, (2) the exercise of any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Revolver Collateral Agent is a party, or (3) any other exercise by any such party, of any rights and remedies relating to the Revolver First Priority Collateral under any Revolver Loan Documents or otherwise, (y) object to the forbearance by the Revolver Collateral Agent from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Revolver First Priority Collateral or (z) demand, accept or obtain any lien, mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, charge, deposit arrangement or other similar encumbrance on any Revolver First Priority Collateral (other than from time to time as granted pursuant to the Term Security Agreement or the Mortgages), provided that the Term Collateral Agent may demand a second and subordinate lien on any Revolver First Priority Collateral; and (ii) the Revolver Collateral Agent shall have the exclusive right to enforce rights, exercise remedies (including, without limitation, setoff, recoupment and the right to credit bid any Revolver Secured Obligations) and make determinations regarding release (subject to Section 4), disposition, or restrictions with respect to the Revolver First Priority Collateral without any consultation with or the consent of the Term Collateral Agent. In exercising rights and remedies with respect to the Revolver First Priority Collateral, the Revolver Collateral Agent may (acting in accordance with the terms of the applicable Credit Documents) enforce the provisions of the Revolver Loan

Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include, without limitation, the rights of an agent or other representative appointed by it to sell or otherwise dispose of Revolver First Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction.

(b) Notwithstanding anything to the contrary in this Agreement or the Revolver Loan Documents, until the Term Secured Obligations are Fully Paid and, so long as all Liens on the Term First Priority Collateral securing the Term Secured Obligations have not been released, (i) neither the Revolver Collateral Agent nor any Revolver Secured Creditor shall have any right or power to exercise or seek to exercise any rights or remedies prior to any Bankruptcy Proceeding (including setoff or recoupment) with respect to any Term First Priority Collateral (other than to receive a share of the Proceeds (as defined in the Revolver Security Agreement or the applicable Mortgage, as the case may be) of such Term First Priority Collateral, if any, as and when provided in the Revolver Security Agreement or the applicable Mortgage, as the case may be), including, without limitation, the following: (w) to institute any action or proceeding with respect to any Term First Priority Collateral, including, without limitation, any action of foreclosure, (x) contest, protest or object to (1) any foreclosure proceeding or action brought by the Term Collateral Agent, (2) the exercise of any right under any lockbox agreement, control agreement, landlord waiver or bailee’s letter or similar agreement or arrangement to which the Term Collateral Agent is a party, or (3) any other exercise by any such party, of any rights and remedies relating to the Term First Priority Collateral under any Term Loan Documents or otherwise, (y) object to the forbearance by the Term Collateral Agent from bringing or pursuing any foreclosure proceeding or action or any other exercise of any rights or remedies relating to the Term First Priority Collateral or (z) demand, accept or obtain any lien, mortgage, pledge, hypothecation, collateral assignment, security interest, encumbrance, charge, deposit arrangement or other similar encumbrance on any Term First Priority Collateral (other than from time to time as granted pursuant to the Revolver Security Agreement or the Mortgages), provided that the Revolver Collateral Agent may demand a second and subordinate lien on any Term First Priority Collateral; and (ii) the Term Collateral Agent shall have the exclusive right to enforce rights, exercise remedies (including, without limitation, setoff, recoupment and the right to credit bid any Term Secured Obligations) and make determinations regarding release (subject to Section 4), disposition, or restrictions with respect to the Term First Priority Collateral without any consultation with or the consent of the Revolver Collateral Agent. In exercising rights and remedies with respect to the Term First Priority Collateral, the Term Collateral Agent may (acting in accordance with the terms of the applicable Credit Documents) enforce the provisions of the Term Loan Documents and exercise remedies thereunder, all in such order and in such manner as it may determine in the exercise of its sole discretion. Such exercise and enforcement shall include, without limitation, the rights of an agent or other representative appointed by it to sell or otherwise dispose of Term First Priority Collateral upon foreclosure, to incur expenses in connection with such sale or disposition, and to exercise all the rights and remedies of a secured lender under the Uniform Commercial Code of any applicable jurisdiction and of a secured creditor under bankruptcy or similar laws of any applicable jurisdiction.

Section 9. Provisions Applicable After Bankruptcy. Each party hereto agrees, solely in its capacity as a holder of Second Priority Collateral and without prejudice to its rights as a holder of First Priority Collateral, that in any bankruptcy proceeding of any Credit Party it will not:

(i) object to or oppose (or encourage any other Person to object to or oppose) any motion for relief from the automatic stay by a holder of related First Priority Collateral;

(ii) seek relief from the automatic stay with respect to its liens and security interests in its Second Priority Collateral without the prior express written consent of the Collateral Agent representing the holders of the related First Priority Collateral (which consent may be given or withheld by such Collateral Agent in its sole discretion) except, and then only to the extent that, such Collateral Agent has sought such relief with respect to the related First Priority Collateral and such holder seeks such relief with respect to its Second Priority Collateral in accordance with this Section 9 and the other terms and provisions of this Agreement;

(iii) object to or oppose (or encourage any other Person to object to or oppose) any request by or grant to any holder of related First Priority Collateral of adequate protection with respect to such First Priority Collateral, including, without limitation, cash payments as adequate protection; provided, that if such holder of First Priority Collateral receives additional or replacement liens or administrative claims as adequate protection with respect to such First Priority Collateral, the holder of related Second Priority Collateral shall be entitled to the same additional or replacement liens or administrative claims on account of its liens and security interests in such Second Priority Collateral, but with the same relative junior and subordinated priority therein as set forth in this Agreement with respect to such Second Priority Collateral;

(iv) except as set forth in clause (iii) above, seek or obtain adequate protection with respect to its Second Priority Collateral without the prior express written consent of the Collateral Agent representing the holders of the related First Priority Collateral (which consent may be given or withheld by such Collateral Agent in its sole discretion);

(v) object to or oppose (or encourage any other Person to object to or oppose) any use of Collateral that constitutes First Priority Collateral, including cash collateral, under Section 363 of the Bankruptcy Code which is consented to by the Collateral Agent representing the holders of such First Priority Collateral;

(vi) object to or oppose (or encourage any other Person to object to or oppose) any debtor in possession financing under Section 364 of the Bankruptcy Code to the extent secured solely by Collateral that constitutes First Priority Collateral and which is consented to by the Collateral Agent representing the holders of such First Priority Collateral, including any such financing that repays all or any portion of the Obligations having seniority hereunder on such Collateral; or

(vii) object to or oppose (or encourage any other Person to object to or oppose), and will be deemed to have consented to, any sale or other disposition of Collateral that constitutes First Priority Collateral free and clear of its security interests, liens and other claims under Section 363, Section 1123(a)(5)(D) or any other provision of the Bankruptcy Code if the

Collateral Agent representing the holders of such First Priority Collateral has consented to such sale or disposition and if the proceeds thereof are fully applied in accordance with the relative priorities set forth in this Agreement or, to the extent not so applied, the security interests, liens and claims of the holders of the related Second Priority Collateral attach to the proceeds thereof with the same relative junior and subordinated priority as set forth in this Agreement.

Section 10. Separate Grants of Security and Separate Classification.

(a) (i) The Term Collateral Agent, for itself and on behalf of the Term Secured Creditors, and the Revolver Collateral Agent, for itself and on behalf of the Revolver Secured Creditors, acknowledges and agrees that the grants of Liens pursuant to the Revolver Security Documents and the Term Security Documents constitute separate and distinct grants of Liens, and because of, among other things, their differing rights in the Collateral, the Term Secured Obligations are fundamentally different from the Revolver Secured Obligations and must be separately classified in any plan of reorganization proposed or adopted in a Bankruptcy Proceeding. In furtherance of the foregoing, each of the Term Collateral Agent, for itself and on behalf of the Term Secured Creditors, and the Revolver Collateral Agent, for itself and on behalf of the Revolver Secured Creditors, agrees that the Term Secured Creditors and the Revolver Secured Creditors will vote as separate classes in connection with any plan of reorganization in any Bankruptcy Proceeding and that no Collateral Agent, Administrative Agent, nor any Revolver Secured Creditor or Term Secured Creditor will seek to vote with the other as a single class in connection with any plan of reorganization in any Proceeding.

(ii) To further effectuate the intent of the parties as provided in this Section 10, if it is held that the claims of the Term Secured Creditors and the Revolver Secured Creditors in respect of the Term First Priority Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the Term Collateral Agent, for itself and on behalf of the Term Secured Creditors, and the Revolver Collateral Agent, for itself and on behalf of the Revolver Secured Creditors, hereby acknowledges and agrees that, subject to Section 2, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Company and other Credit Parties in respect of the Term First Priority Collateral (with the effect being that, to the extent that the aggregate value of the Collateral securing the Term Secured Obligations is sufficient (for this purpose ignoring all claims held by the Revolver Secured Creditors), the Term Secured Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of post-petition interest, including any additional interest payable pursuant to the Term Loan Agreement, arising from or related to a default, which is disallowed as a claim in any Bankruptcy Proceeding) before any distribution from the proceeds of the Term First Priority Collateral is made in respect of the claims held by the Revolver Secured Creditors, hereby acknowledging and agreeing to turn over to the Term Collateral Agent, for itself and on behalf of the Term Secured Creditors, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Revolver Secured Creditors).

(iii) To further effectuate the intent of the parties provided in this Section 10, if it is held that the claims of the Term Secured Creditors and the Revolver Secured Creditors in respect of the Revolver First Priority Collateral constitute only one secured claim (rather than separate classes of senior and junior secured claims), then each of the Term Collateral Agent, for itself and on behalf of the Term Secured Creditors, and the Revolver Collateral Agent, for itself and on behalf of the Revolver Secured Creditors, hereby acknowledges and agrees that, subject to Section 2, all distributions shall be made as if there were separate classes of senior and junior secured claims against the Credit Parties in respect of the Revolver First Priority Collateral (with the effect being that, to the extent that the aggregate value of the Collateral securing the Revolver Secured Obligations is sufficient (for this purpose ignoring all claims held by the Term Secured Creditors), the Revolver Secured Creditors shall be entitled to receive, in addition to amounts distributed to them in respect of principal, pre-petition interest and other claims, all amounts owing in respect of the post-petition interest, including any additional interest payable pursuant to the Revolving Credit Agreement, arising from or related to a default, which is disallowed as a claim in any Bankruptcy Proceeding) before any distribution from the proceeds of the Revolver First Priority Collateral is made in respect of the claims held by the Term Secured Creditors, with the Term Collateral Agent, for itself and on behalf of the Term Secured Creditors, hereby acknowledging and agreeing to turn over to the Revolver Collateral Agent, for itself and on behalf of the Revolver Secured Creditors, amounts otherwise received or receivable by them to the extent necessary to effectuate the intent of this sentence, even if such turnover has the effect of reducing the claim or recovery of the Term Secured Creditors).

Section 11. Reliance; Disclaimers, Etc.

(a) The Revolving Credit Agreement, the other Revolver Loan Documents and all related documents and agreements are deemed to have been executed and delivered, and all loans and other extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Term Administrative Agent expressly waives all notice of the acceptance of and reliance on this Agreement by the Revolver Administrative Agent and the Revolver Secured Creditors.

(b) The Term Loan Agreement, the other Term Loan Documents and all related documents and agreements are deemed to have been executed and delivered, and all loans and other extensions of credit thereunder are deemed to have been made or incurred, in reliance upon this Agreement. The Revolver Administrative Agent expressly waives all notice of the acceptance of and reliance on this Agreement by the Term Administrative Agent and the Term Secured Creditors.

(c) The Term Administrative Agent, on the one hand, and the Revolver Administrative Agent, on the other hand, acknowledge and agree that neither has made any representation or warranty with respect to the execution, validity, legality, completeness, collectibility or enforceability of the Revolving Credit Agreement or any other Revolver Loan Document or the Term Loan Agreement or any other Term Loan Document. Except as otherwise provided in this Agreement, the Revolver Administrative Agent, on the one hand, and the Term Administrative Agent, on the other hand, will be entitled to manage and supervise their respective loans, extensions of credit and extensions of indebtedness to Company and the Credit Parties, as the case may be, in accordance with law and their usual practices, modified from time to time as they deem appropriate.

(d) Each party executing this Agreement agrees, for itself and on behalf of the relevant Secured Creditors, that (i) each Collateral Agent may act as the Revolver Administrative Agent or the Term Administrative Agent, as the case may be, may direct (regardless of whether any Secured Creditor or any holder represented thereby agrees, disagrees or abstains with respect to such request), (ii) each Collateral Agent shall have no liability for acting in accordance with such request (provided such action does not, on its face, conflict with the express terms of this Agreement) and (iii) no Secured Creditor or any holder represented thereby shall have any liability to any other Secured Creditor or any holder represented thereby for any such request.

(e) For the avoidance of doubt, each Collateral Agent may at any time request directions from the Revolver Administrative Agent or the Term Administrative Agent, as the case may be, as to any course of action or other matter relating hereto or as to any Security Document. Except as otherwise expressly specified in this Agreement, any such directions given by the Revolver Administrative Agent or the Term Administrative Agent shall be binding on the Revolver Secured Creditors and the Term Secured Creditors, respectively, for all purposes as described in this Agreement.

(f) Notwithstanding the use of the term “Agent” herein and/or in any Credit Document, it is expressly understood and agreed that no Collateral Agent shall have any fiduciary responsibilities to any Secured Creditor by reason of this Agreement, any Security Agreement or any Credit Document and that each Collateral Agent is merely acting as the contractual representative of the applicable Secured Creditors with only those duties as are expressly set forth in this Agreement and the Security Agreements and Mortgages, as the case may be. In its capacity as the Secured Creditors’ contractual representative, no Collateral Agent assumes any fiduciary duties to any of the Secured Creditors and each is acting as an independent contractor, the rights and duties of which are limited to those expressly set forth in this Agreement and the Security Agreements and Mortgages, as the case may be. Each party hereto, for itself and on behalf of the relevant Secured Creditors hereby agrees not to assert a claim against a Collateral Agent on any agency theory or any other theory of liability for breach of fiduciary duty, all of which claims each party hereto, on behalf of each Secured Creditor, hereby waives. In addition, no Collateral Agent shall have any implied duties to any Secured Creditor or any obligation to any Secured Creditor to take any action hereunder or under any Security Agreement or Mortgage, except any action specifically provided herein or therein to be taken by such Collateral Agent.

Section 12. Notices of Default and of Payment in Full of Indebtedness. Each party hereto agrees to use reasonable efforts to give to the others copies of any written notices of default, termination, demand for payment, redemption, acceleration, foreclosure, exercise of remedies and any other written notice of a like nature, which may be given under or pursuant to the terms of any of the applicable Credit Documents and of any notice contemplated under the definition of the term “Fully Paid” herein, in each case concurrently with, or as soon as practicable after, the giving of such notice to such party; provided, however, that no failure of any party to give a copy of any such notice as provided herein shall in any event affect the validity or effectiveness of the notice or render the party liable to any other party in any respect or relieve any party of its obligations and agreements contained herein; provided, further, however, that in no event shall this Section 11 require the delivery of any notices to Company.

Section 13. Notices. All notices and communications hereunder shall be sent or delivered by mail, telecopier or overnight courier service and all such notices and communications shall (i) in the case of a notice or communication sent by mail, be effective three Business Days following deposit with proper prepaid postage in the mail; (ii) in the case of a notice or communication sent by telecopier, be effective when sent, provided appropriate confirmation is received by the sender; and (iii) in the case of a notice or communication sent by overnight courier, be effective on the date of delivery. All notices, requests, demands or other communications shall be in writing and addressed as follows:

(i)	If to the Revolver Collateral Agent or Revolver Administrative Agent:

Deutsche Bank Trust Company Americas

60 Wall Street, 2nd Floor

NYC60 - 0219

New York, New York 10005

Attention: Frank Fazio

Telephone No.: (212) 250-2267

Telecopier No.: (212) 797-4655

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Charles B. Boehrer

Telephone Number: (312) 558-5600

Telecopier Number: (312) 558-5700

(ii)	If to the Term Collateral Agent or Term Administrative Agent or Mortgagee:

Deutsche Bank Trust Company Americas

31 West 52nd Street

New York, New York 10022

Attention: John Anos

Telephone No.: (212) 469-2750

Telecopier No.: (212) 469-3632

with a copy to:

Winston & Strawn LLP

35 West Wacker Drive

Chicago, Illinois 60601

Attention: Charles B. Boehrer

Telephone Number: (312) 558-5600

Telecopier Number: (312) 558-5700

or at such other address or to any such successor or assign as any party may designate by notice to the other party in accordance with the provisions hereof. In the event that any Secured Creditor shall be required by the Uniform Commercial Code or any other applicable law to give notice to the Company or any other Secured Creditor of the intended disposition of any Collateral, such notice shall be given as provided in the Term Security Agreement and ten days notice shall be deemed to be commercially reasonable. Each Term Secured Creditor hereby appoints the Term Collateral Agent as its agent and representative for purposes of giving and receiving notices under the Term Security Documents.

Section 14. GOVERNING LAW. THIS AGREEMENT SHALL BE DEEMED TO BE A CONTRACT MADE UNDER THE LAWS OF THE STATE OF NEW YORK, AND FOR ALL PURPOSES SHALL BE CONSTRUED IN ACCORDANCE WITH THE INTERNAL LAWS AND DECISIONS OF SAID STATE, WITHOUT REGARD TO PRINCIPLES OF CONFLICTS OF LAW (EXCEPT SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Section 15. CONSENT TO JURISDICTION. ANY LEGAL ACTION OR PROCEEDING WITH RESPECT TO THIS AGREEMENT MAY BE BROUGHT IN THE COURTS OF THE STATE OF NEW YORK SITTING IN NEW YORK, NEW YORK OR COURTS OF THE UNITED STATES FOR THE SOUTHERN DISTRICT OF NEW YORK, AND, BY EXECUTION AND DELIVERY OF THIS AGREEMENT, EACH PARTY HERETO HEREBY IRREVOCABLY ACCEPTS FOR ITSELF AND IN RESPECT OF ITS PROPERTY, GENERALLY AND UNCONDITIONALLY, THE NON-EXCLUSIVE JURISDICTION OF THE AFORESAID COURTS. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY ADMINISTRATIVE AGENT OR COLLATERAL AGENT UNDER, OR ANY OTHER SECURED PARTY TO COMMENCE LEGAL PROCEEDINGS OR OTHERWISE PROCEED AGAINST ANY PARTY HERETO IN ANY OTHER JURISDICTION.

Section 16. WAIVER OF JURY TRIAL. THE PARTIES HERETO HEREBY WAIVE THEIR RESPECTIVE RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, OR ANY DEALINGS BETWEEN THEM RELATING TO THE SUBJECT MATTER OF THIS AGREEMENT. THE PARTIES HERETO ALSO WAIVE ANY BOND OR SURETY OR SECURITY UPON SUCH BOND THAT MIGHT, BUT FOR THIS WAIVER, BE REQUIRED OF THE PARTIES HERETO. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL-ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT AND THAT RELATE TO THE SUBJECT MATTER OF THIS AGREEMENT, INCLUDING, WITHOUT LIMITATION, CONTRACT CLAIMS, TORT CLAIMS, BREACH OF DUTY CLAIMS, AND ALL OTHER COMMON LAW AND STATUTORY CLAIMS. THE PARTIES HERETO EACH ACKNOWLEDGE THAT THIS WAIVER IS A MATERIAL INDUCEMENT TO ENTER INTO A BUSINESS RELATIONSHIP, THAT EACH HAS ALREADY RELIED ON THE WAIVER IN ENTERING INTO THIS AGREEMENT AND THAT EACH WILL CONTINUE TO RELY ON THE WAIVER IN THEIR RELATED FUTURE DEALINGS. THE PARTIES HERETO FURTHER WARRANT AND REPRESENT THAT EACH HAS REVIEWED THIS WAIVER WITH ITS LEGAL COUNSEL, AND THAT EACH KNOWINGLY AND VOLUNTARILY WAIVES ITS JURY TRIAL RIGHTS FOLLOWING CONSULTATION WITH LEGAL COUNSEL. THIS WAIVER IS IRREVOCABLE, MEANING THAT IT MAY NOT BE MODIFIED EITHER ORALLY OR IN

WRITING, AND THE WAIVER SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT. IN THE EVENT OF LITIGATION, THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

Section 17. Section Titles. The section titles contained in this Agreement are and shall be without substantive meaning or content of any kind whatsoever and are not a part of the Agreement between the parties hereto.

Section 18. Counterparts. This Agreement and any amendments, waivers, consents or supplements may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all of which counterparts together shall constitute but one and the same instrument.

Section 19. Severability. The invalidity, illegality or unenforceability of any provision in or obligation under this Agreement shall not affect or impair the validity, legality or enforceability of the remaining provisions or obligations under this Agreement.

Section 20. Assignment. This Agreement shall be binding upon, and inure to the benefit of, the parties hereto, the Revolver Secured Creditors, and the Term Secured Creditors and their respective successors and assigns regardless of whether such successors or assigns are signatories hereto. The term “Company” as used herein shall also refer to the permitted successors and assigns of the Company, including, without limitation, a receiver, trustee, custodian or debtor-in-possession. The Secured Creditors shall have the right to assign, transfer or grant participations in part or all of the senior debt owed to them, the security therefor and their rights hereunder.

Section 21. Conflict with Other Agreements. The parties hereto agree that in the event of any conflict between the provisions of this Agreement and the provisions of any Credit Document, the provisions of this Agreement shall control.

Section 22. Amendments and Waivers. This Agreement constitutes the entire agreement of the parties hereto and does not affect any rights and remedies except as expressly provided herein. This Agreement shall be amended, modified or waived only with the written consent of the Revolver Collateral Agent (with such written requisite consent of the Lenders (as defined in the Revolving Credit Agreement) as may be required pursuant to Section 12.1 of the Revolving Credit Agreement) and the Term Collateral Agent (with the written consent of the Required Lenders (as defined in the Term Loan Agreement)), except that written consent of the Company shall be required if the amendment, modification or waiver would impose, or have the effect of imposing, on the Company more restrictive covenants or greater obligations than those applicable to the Company under this Agreement or any of the Credit Documents as of the date hereof. No waiver shall be deemed to be made by any Collateral Agent of its rights hereunder, unless the same shall be in writing signed by such Collateral Agent (acting in accordance with this Section 21), and each waiver, if any, shall be a waiver only with respect to the specific instance involved and shall in no way impair the rights of such Collateral Agent, in any other respect at any other time.

Section 23. Miscellaneous. This Agreement is solely for the purpose of defining the relative rights and priorities of the parties hereto and that of the Revolver Secured Creditors and the Term Secured Creditors and their respective successors and assigns with respect to the Collateral, and no other person, firm, entity or corporation shall have any right, benefit, priority or interest under, or because of the existence of, this Agreement. It is expressly acknowledged and agreed that the Revolver Collateral Agent and the Term Collateral Agent may be referred to in one or more Security Documents by other defined terms, including, without limitation, the “Revolving Credit Agreement Collateral Agent” and the “Term Loan Agreement Collateral Agent”, respectively. No such use of such different terminology is intended to affect the enforcement of this Agreement or any other Security Document. This Agreement shall not inure to the benefit of the Company or any Subsidiary thereof, or their respective successors and assigns. The parties hereto agree and acknowledge that they shall not challenge or question in any proceeding the validity, perfection, priority or enforceability of this Agreement, as a whole, or any term or provision contained herein. Without limiting the terms of this Agreement, the parties intend that this Agreement shall be enforceable in a bankruptcy proceeding, including pursuant to Section 510(a) of the Bankruptcy Code.

Section 24. Termination. Upon the one hundred twenty-first (121st) day after all Credit Agreement Obligations have been Fully Paid, this Agreement shall immediately terminate and cease to be effective and the Collateral Agents, the Administrative Agents, the Lenders, and the Credit Parties shall be released from their respective obligations hereunder (other than such obligations that by their terms are stated to survive the termination of this Agreement); provided, however, this Agreement shall be automatically reinstated if at any time payment of, in whole or in part, any of the Credit Agreement Obligations are challenged by the initiation of any suit or proceeding by any party, or are rescinded or must otherwise be restored or returned by any Administrative Agent or any Lender as a preference, fraudulent conveyance or otherwise under any bankruptcy, insolvency or similar law, or under any other state or federal law, the common law or any ruling in equity, all as though such payment had not been made, and in such event, all reasonable documented costs and expenses (including, without limitation, any reasonable documented legal fees and disbursements) incurred by any Administrative Agent or any Lender in defending any such action or proceeding or enforcing such reinstatement shall be deemed included as part of the Revolver Obligations or Term Obligations, as the case may be.

[signature pages follow]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed and delivered by their duly authorized representatives as of the day and year first above written.

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Revolver Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Revolver Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Term Administrative Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Term Collateral Agent

By:
Name:
Title:

By:
Name:
Title:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Mortgagee

By:
Name:
Title:

By:
Name:
Title:

Acknowledged and Agreed: TEXAS PETROCHEMICALS, LP

By:
Name:
Title:

Annex I

[List of Credit Parties other than Company]

Annex II

Term First Priority Collateral

All of the right, title and interest of each Assignor in, to and under all of its assets, whether now existing or hereafter from time to time acquired, but excluding

(a)	all Accounts,

(b)	all Inventory,

(c)	all payments and receivables in respect of Inventory and Accounts,

(d)	all General Intangibles relating to the foregoing,

(e)	all books and records relating to the foregoing; and

(f)	all Proceeds and products of any and all of the foregoing (including without, limitation, all insurance and claims for insurance effected or held for the benefit of such Assignor in respect thereof).

Capitalized terms used but not defined in this Annex II shall have the meanings given such terms in the Term Security Agreement.

Annex III

Closing Date License

EXHIBIT 7.2(a)

FORM OF COMPLIANCE CERTIFICATE

TEXAS PETROCHEMICALS LP

Date:                          ,

This Compliance Certificate is given by Texas Petrochemicals LP (“Company”), for itself and its Subsidiaries, pursuant to Section 7.2(a) of that certain Term Loan Agreement dated as of June __, 2006 among Company, the Lenders signatory thereto from time to time, and Deutsche Bank Trust Company Americas, as Administrative Agent (as such agreement may have been amended, restated, supplemented or otherwise modified from time to time, the “Term Loan Agreement”). Capitalized terms used herein without definition shall have the meanings set forth in the Term Loan Agreement.

The undersigned is a Responsible Financial Officer of the Company and is duly authorized to execute and deliver this Compliance Certificate on behalf of Company. By executing this Compliance Certificate such officer hereby certifies to the Administrative Agent and Lenders that:

(a) the financial statements delivered with this Compliance Certificate in accordance with Section 7.1[(a)]/[(b)] of the Term Loan Agreement fairly present in all material respects, in accordance with GAAP, the results of operations and financial condition of Company and its Subsidiaries as of the dates of such financial statements;

(b) I have no knowledge of the existence as of the date hereof, of any continuing condition or event that constitutes an Event of Default or Unmatured Event of Default, except as set forth on Schedule 1 hereto, which includes a description of the nature and period of existence of such Event of Default or Unmatured Event of Default and what action Company has taken, is taking or proposes to take with respect thereto;

(c) except as set forth on Schedule 1 hereto, Borrowers are in compliance with the covenants contained in Articles 7 and 8 of the Term Loan Agreement, as demonstrated on Schedule 1 hereto; [TO BE COMPLETED ONLY WITH QUARTERLY CERTIFICATION (INCLUDING FISCAL YEAR END)]; and

(d) the Leverage Ratio of the Company is              as set forth in the calculations set forth on Schedule 1 hereto; [TO BE COMPLETED ONLY WITH QUARTERLY CERTIFICATION (INCLUDING FISCAL YEAR END)].

IN WITNESS WHEREOF, Company has caused this Compliance Certificate to be executed by its                                                               this          day of                                     ,                     .

By:

Name:

Title:

SCHEDULE 1

CONDITIONS OR EVENTS THAT CONSTITUTE AN EVENT OF DEFAULT OR

UNMATURED EVENT OF DEFAULT

[If any condition or event exists that constitutes an Event of Default or an Unmatured Event of Default, specify nature and period of existence and what action Company has taken, is taking or proposes to take with respect thereto; if no condition or event exists, state “None.”]

LEVERAGE RATIO

1. Consolidated Debt of Company and its Subsidiaries (Last day of Test Period) (Line 6)	$

2. Consolidated EBITDA of Company and its Subsidiaries (Line 7 plus Line 8 minus Line 9)	$

3. Leverage Ratio (Line 1 divided by Line 2)[1]		______

Consolidated Debt

4. Indebtedness of Company and its Subsidiaries determined on a consolidated basis to the extent classified on a balance sheet of Company and its Subsidiaries as liabilities in accordance with GAAP (and in any event, but without duplication, including Disqualified Stock but excluding (a) Indebtedness related to Permitted Preferred Stock and Ordinary Equity Interests to the extent such amount is characterized as debt due to SFAS 150 and (b) the mark-to-market exposure in respect of Interest Rate Agreements and Other Hedging Agreements)	$

5. Attributable Debt of Company and its Subsidiaries determined on a consolidated basis	$

6. Consolidated Debt (Line 4 plus Line 5)	$

Consolidated EBITDA

7. Consolidated Net Income	$

8. To the extent deducted in computing Consolidated Net Income the sum of:

(a) Consolidated Interest Expense	$

(b) charges against income for foreign, federal, state and local taxes in each case based on income and for franchise taxes	$

(c) depreciation expense	$

[1]	Additional details relating to the Leverage Ratio to be provided upon request of Administrative Agent.

(d) amortization expense, including, without limitation, amortization of good will and other intangible assets, fees, costs and expenses in connection with the execution, delivery and performance of any of the Transaction Documents and other fees, costs and expenses in connection with Acquisitions

$

(e) write-off of deferred financing costs originally incurred in connection with Indebtedness being repaid on the Closing Date	$

(f) non-cash charges resulting from any write-down of assets	$

(g) non-cash, non-recurring charges, including non-cash impairment, abandonment and restructuring charges	$

(h) non-cash expenses for Capital Stock-based compensation related to Capital Stock-based compensation plans that do not represent a cash item in any future period	$

Sum of (a) through (h)	$

9. To the extent added in computing Consolidated Net Income the sum of

(a) non-cash nonrecurring after-tax gains (or minus non-cash nonrecurring after-tax losses)	$

(b) any gain resulting from any write-up of assets (other than with respect to any company owned life insurance program)	$

Sum of (a) and (b)	$

RESTRICTED PAYMENTS

(Section 8.5)

A. Restricted Payments in the form of, and/or Restricted Payments to Holdings LP and Holdings GP for immediate use for: (i) the repurchase, redemption or other acquisition or retirement for value of any Capital Stock or options, warrants or other rights to acquire Capital Stock of Holdings GP, Company or any Subsidiary of Company in connection with any management equity subscription agreement, stock option agreement, shareholders’ agreement, stock appreciation rights program, severance agreement, employee benefit plan or agreement or similar agreement, or (ii) the repurchase for value of any Capital Stock or options, warrants or other rights to acquire Capital Stock of Holdings GP in the open market to satisfy stock options issues by Holdings GP that are outstanding:

Actual (Fiscal Year to date)	$

Permitted (Fiscal Year to date)		$5,000,000

In compliance		Yes/No

Actual (term of Revolving Credit Agreement)	$

Permitted (term of Revolving Credit Agreement)		$12,500,000

In compliance		Yes/No

B. Other Restricted Payments not expressly permitted by Section 8.5 of Revolving Credit Agreement

1. Actual (from and after Closing Date)	$

2. Investments made pursuant to Section 8.7(p)	$

3. Sum of Line 1 and Line 2	$

4. Company's cumulative Consolidated Net Income (from June 30, 2006 through end of most recent Fiscal Quarter for which financial statements have been delivered	$

5. Line 4 multiplied by 0.25	$

6. Line 3 less than or equal to Line 5?		Yes/No

In compliance		Yes/No

EXHIBIT 12.8(c)

FORM OF

ASSIGNMENT AND ASSUMPTION AGREEMENT

This Assignment and Assumption Agreement (“Assignment”) is dated as of the Effective Date set forth below and is entered into by and between the Assignor identified in item 1 below (“Assignor”) and the Assignee identified in item 2 below (“Assignee”). Capitalized terms used but not defined herein shall have the meanings given to them in the Term Loan Agreement identified below (as amended, restated, supplemented or otherwise modified from time to time the “Term Loan Agreement”), receipt of a copy of which is hereby acknowledged by the Assignee. The Standard Terms and Conditions set forth in Annex 1 to Exhibit A to the Term Loan Agreement are hereby agreed to and incorporated herein by reference and made a part of this Assignment as if set forth herein in full.

For an agreed consideration, Assignor hereby irrevocably sells and assigns to Assignee, and Assignee hereby irrevocably purchases and assumes from Assignor, subject to and in accordance with the Standard Terms and Conditions and the Term Loan Agreement, as of the Effective Date inserted by Administrative Agent as contemplated below, the interest in and to all of Assignor’s rights and obligations under the Term Loan Agreement and any other documents or instruments delivered pursuant thereto that represents the amount and percentage interest identified below of all of Assignor’s outstanding rights and obligations under the respective facilities identified below (including, to the extent included in any such facilities, Letters of Credit) (the “Assigned Interest”). Such sale and assignment is without recourse to Assignor and, except as expressly provided in this Assignment, without representation or warranty by Assignor.

1.	Assignor:

2.	Assignee:

3.	Term Loan Agreement:	The Term Loan Agreement dated as of June 27, 2006, among Texas Petrochemicals LP, the Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent.

4.	Assigned Interest:

Facility Assigned	Aggregate Amount of Commitment/ Loans for all Lenders	Amount of Commitment/ Loans Assigned	Percentage Assigned of Commitment/ Loans[2]
Term B Loan Facility	$	$		%
Pre-Funded L/C Facility	$	$		%

[2]	Set forth, to at least 9 decimals, as a percentage of the Commitment/Loans/Pre-Funded L/C Participations of all Lenders thereunder.

Effective Date:                     , 20

The terms set forth in this Assignment are hereby agreed to:

ASSIGNOR [NAME OF ASSIGNOR]		ASSIGNEE [NAME OF ASSIGNEE]

By:		By:
	Name:		Name:
	Title:		Title:

Payment Instructions:

Attention:

Reference:

Address for Notices:

Relationship Contact:

Telephone:

Fax:

[Consented to and][3] Accepted:

DEUTSCHE BANK TRUST COMPANY AMERICAS, as Administrative Agent

By
Name:
Title:

[3]	To be added only if the consent of the Administrative Agent is required by the terms of Section 12.8 of the Term Loan Agreement.

[Consented to:][4]

TEXAS PETROCHEMICALS LP
By: Texas Petrochemicals Inc., its general partner

By
Name:
Title:

[4]	To be added only in the circumstances set forth in Section 12.8 of the Term Loan Agreement.

ANNEX 1

TO ASSIGNMENT

STANDARD TERMS AND CONDITIONS FOR ASSIGNMENT

AND ASSUMPTION AGREEMENT

1. Representations and Warranties.

1.1. Assignor. Assignor (a) represents and warrants that (i) it is the legal and beneficial owner of the Assigned Interest, (ii) the Assigned Interest is free and clear of any lien, encumbrance or other adverse claim and (iii) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby; and (b) assumes no responsibility with respect to (i) any statements, warranties or representations made in or in connection with any Loan Document, (ii) the execution, legality, validity, enforceability, genuineness, sufficiency or value of the Term Loan Agreement or any other instrument or document delivered pursuant thereto, other than this Assignment, or any collateral thereunder, (iii) the financial condition of the Company, any of its Subsidiaries or Affiliates or any other Person obligated in respect of any Loan Document or (iv) the performance or observance by the Company, any of its Subsidiaries or Affiliates or any other Person of any of their respective obligations under any Loan Document.

1.2. Assignee. Assignee (a) represents and warrants that (i) it has full power and authority, and has taken all action necessary, to execute and deliver this Assignment and to consummate the transactions contemplated hereby and to become a Lender under the Term Loan Agreement, (ii) it meets all requirements of an Eligible Assignee under the Term Loan Agreement, (iii) from and after the Effective Date, it shall be bound by the provisions of the Term Loan Agreement and, to the extent of the Assigned Interest, shall have the obligations of a Lender thereunder, (iv) it has received a copy of the Term Loan Agreement, together with copies of the most recent financial statements delivered pursuant to Section 7.1 thereof, as applicable, and such other documents and information as it has deemed appropriate to make its own credit analysis and decision to enter into this Assignment and to purchase the Assigned Interest on the basis of which it has made such analysis and decision, and (v) if it is a Lender organized under the law of a jurisdiction outside of the United States, attached to the Assignment is any documentation required to be delivered by it pursuant to the terms of the Term Loan Agreement, duly completed and executed by the Assignee; and (b) agrees that (i) it will, independently and without reliance on the Agent, the Assignor or any other Lender, and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under the Loan Documents, and (ii) it will perform in accordance with their terms all of the obligations which by the terms of the Loan Documents are required to be performed by it as a Lender.

2. Payments. From and after the Effective Date, the Agent shall make all payments in respect of the Assigned Interest (including payments of principal, interest, fees and other amounts) to Assignor for amounts which have accrued to but excluding the Effective Date and to Assignee for amounts which have accrued from and after the Effective Date.

3. General Provisions. This Assignment shall be binding upon, and inure to the benefit of, the parties hereto and their respective successors and assigns. This Assignment may be executed in any number of counterparts, which together shall constitute one instrument. Delivery of an executed counterpart of a signature page of this Assignment by telecopy shall be effective as delivery of a manually executed counterpart of this Assignment. THIS ASSIGNMENT SHALL BE GOVERNED BY, AND CONSTRUED AND ENFORCED IN ACCORDANCE WITH, THE LAW OF THE STATE OF NEW YORK (INCLUDING SECTION 5-1401 OF THE GENERAL OBLIGATIONS LAW).

Schedule 1.1(a)

Commitments

Lender	Amount of Term B Commitment	Amount of Pre-Funded L/C Commitment
Deutsche Bank Trust Company Americas	$210,000,000	$70,000,000

Schedule 1.1(b)

Consolidated EBITDA

Consolidated EBITDA for each fiscal quarter set forth below shall be deemed to be equal to the corresponding amounts set forth below:

September 30, 2005	$36,866M
December 31, 2005	$15,780M
March 31, 2006	$19,500M
June 30, 2006	$29,583M

Schedule 1.1(c)

Permitted Subordinated Debt Provisions

See attached.

SCHEDULE l.l(c)

SUBORDINATION TERMS

ARTICLE 1

SUBORDINATION

Section 1.01 Agreement To Subordinate The Issuer agrees, and. each Holder by accepting a Note agrees, that the payment of all Obligations owing in respect of the Notes is subordinated in right of payment, to the extent and in the manner provided in this Article 1, to the prior payment in full of all existing and future Senior Indebtedness of the Issuer and that the subordination is for the benefit of and enforceable by the holders of such Senior Indebtedness. The Notes shall in all respects rank part passu in right of payment with all existing and future Pari Passu Indebtedness of the Issuer, and will be senior in right of payment to all existing and future Subordinated Indebtedness of the Issuer; and only Indebtedness of the Issuer that is Senior Indebtedness shall rank senior to the Notes in accordance with the provisions set forth herein. All provisions of this Article 1 shall be subject to Section 1.12.

Section 1.02 Liquidation, Dissolution, Bankruptcy Upon any payment or distribution of the assets of the Issuer to creditors upon a total or partial liquidation or a total or partial dissolution of the Issuer or in a bankruptcy, reorganization, insolvency, receivership or similar proceeding relating to the Issuer or its property:

(i) the holders of Senior Indebtedness of the Issuer shall be entitled to receive payment in full in cash of such Senior Indebtedness before Holders shall be entitled to receive any payment; and

(ii) until the Senior Indebtedness of the Issuer is paid in full in cash, any payment or distribution to which Holders would be entitled but for the subordination provisions hereof shall be made to holders of such Senior Indebtedness as their interests may appear, except that Holders may receive Permitted Junior Securities.

Section 1.03 Default on Senior Indebtedness of the Issuer The Issuer shall not pay principal of, premium, if any, or interest on the Notes (or pay any other Obligations relating to the Notes, including Additional Interest; fees, costs, expenses, indemnities and rescission or damage claims) or make any deposit pursuant to Article 8 [Discharge of Indenture/Defeasance] or Article 13 [Miscellaneous] hereof and may not purchase, redeem or otherwise retire any Notes (collectively, “pay the Notes”) (except in the form of Permitted Junior Securities) if either of the following occurs (a “Payment Default”):

(i) any Obligation on any Designated Senior Indebtedness of the Issuer is not paid in full in cash when due (after giving effect to any applicable grace period); or

(ii) any other default on Designated Senior Indebtedness of the Issuer occurs and the maturity of such Designated Senior Indebtedness is accelerated in accordance with its terms;

unless, in either case, the Payment Default has been cured or waived and any such acceleration has been rescinded or such Designated Senior Indebtedness has been paid in full in cash; provided, however, that the Issuer shall be entitled to pay the Notes without regard to the foregoing if the Issuer and the Trustee receive written notice approving such payment from the Representatives of all Designated Senior Indebtedness with respect to which the Payment Default has occurred and is continuing.

During the continuance of any default (other than a Payment Default) (a “Non-Payment Default”) with respect to any Designated Senior Indebtedness of the Issuer pursuant to which the maturity thereof may be accelerated without further notice (except such notice as may be required to effect such acceleration) or the expiration of any applicable grace periods, the Issuer shall not pay the Notes (except in the form of Permitted Junior Securities) for a period (a “Payment Blockage Period”) commencing upon the receipt by the Trustee (with a copy to the Issuer) of written notice (a “Blockage Notice”) of such Non-Payment Default from the Representative of such Designated Senior Indebtedness specifying an election to effect a Payment Blockage Period and ending 179 days thereafter. So long as there shall remain out standing any Senior Indebtedness under the Senior Credit Facilities, a Blockage Notice may be given only by the administrative agent thereunder unless otherwise agreed to in writing by the requisite lenders named therein. The Payment Blockage Period shall end earlier if such Payment Blockage Period is terminated (i) by written notice to the Trustee and die Issuer from the Person or Persons who gave such Blockage Notice; (ii) because the default giving rise to such Blockage Notice is cured, waived or otherwise no longer continuing; or (iii) because such Designated Senior Indebtedness has been discharged or repaid in full in cash.

Notwithstanding the provisions described in the immediately preceding two sentences (but subject to the provisions contained in the first sentence of this Section 1.03 and Section 1.02 hereof), unless the holders of such Designated Senior Indebtedness or the Representative of such Designated Senior Indebtedness shall have accelerated the maturity of such Designated Senior Indebtedness or a Payment Default has occurred and is continuing, the Issuer shall be entitled to resume paying the Notes after the end of such Payment Blockage Period. The Notes shall not be subject to more than one Payment Blockage Period in any consecutive 360-day period irrespective of the number of defaults with respect to Designated Senior Indebtedness of the Issuer during such period; provided that if any Blockage Notice is delivered to the Trustee by or on behalf of the holders of Designated Senior Indebtedness of the Issuer (other than the holders of Indebtedness under the Senior Credit Facilities), a Representative of holders of Indebtedness under the Senior Credit Facilities may give another Blockage Notice within such period. However, in no event shall the total number of days during which any Payment Blockage Period or Periods of the Notes, is in effect exceed 179 days in the aggregate during any consecutive 360-day period, and there must be at least 181 days during any consecutive 360-day period during which no Payment Blockage Period is in effect. Notwithstanding the foregoing, however, no default that existed or was continuing on the date of delivery of any Blockage Notice to the Trustee shall be, or be made, the basis for a subsequent Blockage Notice unless such default shall have been waived for a period of not less than 90 days (it being acknowledged that any subsequent action, or any breach of any financial covenants during the period after the date of delivery of a Blockage Notice, that, in either case, would give rise to a Non-Payment Default pursuant to any provisions under which a Non-Payment Default previously existed or was continuing shall constitute a new Non-Payment Default for this purpose).

Section 1.04 Acceleration of Payment of Notes If payment of the Notes is accelerated because of an Event of Default, the Issuer shall promptly notify the holders of the Designated Senior Indebtedness of the Issuer or the Representative of such Designated Senior Indebtedness of the acceleration; provided that any failure to give such notice shall have no effect whatsoever on the provisions of this Article 1. If any Designated Senior Indebtedness of the Issuer is outstanding, the Issuer may not pay the Notes until five Business Days after the holders of such Designated Senior Indebtedness (or their Representatives) receive notice of such acceleration and, thereafter, may pay the Notes only if this Indenture otherwise permits payment at that time.

Section 1.05 When Distribution Must Be Paid Over If a distribution is made to Holders that, due to the subordination provisions contained in this Article, should not have been made to them, such Holders or the Trustee are required to hold it in trust for the holders of Senior Indebtedness of the Issuer and pay it over to them as their interests may appear.

Section 1.06 Subrogation After all Senior Indebtedness of the Issuer is paid in full and until the Notes are paid in full, Holders shall be subrogated to the rights of holders of such Senior Indebtedness to receive distributions applicable to such Senior Indebtedness. A distribution made under this Article 1 to holders of such Senior Indebtedness which otherwise would have been made to Holders is not, as between the Issuer and Holders, a payment by the Issuer on such Senior Indebtedness.

Section 1.07 Relative Rights This Article 1 defines the relative rights of Holders and holders of Senior Indebtedness of the Issuer. Nothing in this Indenture shall:

(i) impair, as between the Issuer and Holders, the obligation of the Issuer, which is absolute and unconditional, to pay principal of and interest on the Notes in accordance with their terms;

(ii) prevent the Trustee or any Holder from exercising its available remedies upon a Default, subject to the rights of holders of Senior Indebtedness of the Issuer to receive payments or distributions otherwise payable to Holders and such other rights of such holders of Senior Indebtedness as set forth herein; or

(iii) affect the relative rights of Holders and creditors of the Issuer other than their rights in relation to holders of Senior Indebtedness.

Section 1.08 Subordination May Not Be Impaired by Issuer No right of any holder of Senior Indebtedness of the Issuer to enforce the subordination of the Indebtedness evidenced by the Notes shall be impaired by any actor failure to act by the Issuer or by its failure to comply with this Indenture.

Section 1.09 Rights of Trustee and Paving Agent Notwithstanding Section 1.03 hereof, the Trustee or any Paying Agent may continue to make payments on the Notes and shall not be charged with knowledge of the existence of facts that would prohibit the making of any payments unless, not less than two Business Days prior to the date of such payment, a Responsible Officer of the Trustee receives notice satisfactory to him that payments may not be made under this Article 1. The Issuer, the Registrar, the Paying Agent, a Representative or a holder of Senior Indebtedness of the Issuer shall be entitled to give the notice; provided, however, that, if an issue of Senior Indebtedness of the Issuer has a Representative, only the Representative shall be entitled to give the notice.

The Trustee in its individual or any other capacity shall be entitled to hold Senior Indebtedness of the Issuer with the same rights it would have if it were not Trustee. The Registrar and the Paying Agent shall be entitled to do the same with like rights. The Trustee shall be entitled to all the rights set forth in this Article 1 with respect to any Senior Indebtedness of the Issuer which may at any time be held by it, to the same extent as any other holder of such Senior Indebtedness; and. nothing in Article 7 [Trustee] shall deprive the Trustee of any of its rights as such holder. Nothing in this Article 1 shall apply to claims of, or payments to, the Trustee under or pursuant to Section 7.07 [Compensation and Indemnity] hereof or any other Section of this Indenture.

Section 1.10 Distribution or Notice to Representative Whenever a distribution is to be made or a notice given to holders of Senior Indebtedness of the Issuer, the distribution may be made and the notice given to their Representative (if any).

Section 1.11 Article 1 Not To Prevent Events of Default or Limit Right To Accelerate The failure to make a payment pursuant to the Notes by reason of any provision in this Article 1 shall not be construed as preventing the occurrence of a Default. Nothing in this Article 1 shall have any effect on the right of the Holders or the Trustee to accelerate the maturity of the Notes.

Section 1.12 Trust Moneys Not Subordinated Notwithstanding anything contained herein to the contrary, payments from money or the proceeds of Government Securities held in trust by the Trustee for the payment of principal of and interest on the Notes pursuant to Article 8 [Discharge of Indenture/ Defeasance] or Article 13 [Miscellaneous] hereof shall not be subordinated to the prior payment of any Senior Indebtedness of the Issuer or subject to the restrictions set forth in this Article 1, and none of the Holders shall be obligated to pay over any such amount to the Issuer or any holder of Senior Indebtedness of the Issuer or any other creditor of fee Issuer, provided that the subordination provisions of this Article 1 were not violated at the time the applicable amounts were deposited in trust pursuant to Article 8 or Article 13 hereof, as the case may be.

Section 1.13 Trustee Entitled To Rely Upon any payment or distribution pursuant to this Article l the Trustee and the Holders shall be entitled to rely (a) upon any order or decree of a court of competent jurisdiction in which any proceedings of the nature referred to in Section 1.02 hereof are pending, (b) upon a certificate of the liquidating trustee or agent or other Person making such payment or distribution to the Trustee or to the Holders or (c) upon the Representatives of Senior Indebtedness of the Issuer for the purpose of ascertaining the Persons entitled to participate in such payment or distribution, the holders of such Senior Indebtedness and other Indebtedness of (he Issuer, the amount thereof or payable thereon, the amount or amounts paid or distributed thereon and all other facts pertinent thereto or to this Article 1. In the event that the Trustee determines, in good faith, that evidence is required with respect to the right of any Person as a holder of Senior Indebtedness of the Issuer to participate in any payment or distribution pursuant to this Article 1, the Trustee shall be entitled to request such Person to furnish evidence to the reasonable satisfaction of the Trustee as to the amount of such Senior Indebtedness held by such Person, the extent to which such Person is entitled to participate in such payment or distribution and other facts pertinent to the rights of such Person under this Article 1, and, if such evidence is not furnished, the Trustee shall be entitled to defer any payment to such Person pending judicial determination as to the right of such Person to receive such payment. The provisions of Sections 7.01 [Duties of Trustee] and 7.02 [Rights of Trustee] hereof shall be applicable to all actions or omissions of actions by the Trustee pursuant to this Article 1.

Section 1.14 Trustee To Effectuate Subordination A Holder by its acceptance of a Note agrees to be bound by this Article 1 and authorizes and expressly directs the Trustee, on his behalf to take such action as may be necessary or appropriate to effectuate the subordination between the Holders and the holders of Senior Indebtedness of the Issuer as provided in this Article 1 and appoints the Trustee as attorney-in-fact for any and all such purposes.

Section 1.15 Trustee Not Fiduciary for Holders of Senior Indebtedness of the Issuer The Trustee shall not be deemed to owe any fiduciary duty to the holders of Senior Indebtedness of the Issuer and shall not be liable to any such holders if it shall mistakenly pay over or distribute to Holders or the Issuer or any other Person, money or assets to which any holders of Senior Indebtedness of the Issuer shall be entitled by virtue of this Article 1 or otherwise.

Section 1.16 Reliance by Holders of Senior Indebtedness of the Issuer on Subordination Provisions Each Holder by accepting a Note acknowledges and agrees that the foregoing subordination provisions are, and are intended to be, an inducement and a consideration to each holder of any Senior Indebtedness of the Issuer, whether such Senior Indebtedness was created or acquired before or after the issuance of the Notes, to acquire and continue to hold, or to continue to hold, such Senior Indebtedness and such holder of such Senior Indebtedness shall be deemed conclusively to have relied on such subordination provisions in acquiring and continuing to hold, or in continuing to hold, such Senior Indebtedness.

Without in any way limiting the generality of the foregoing paragraph, the holders of Senior Indebtedness of the Issuer may, at any time and from time to time, without the consent of or notice to the Trustee or the Holders, without incurring responsibility to the Trustee or the Holders and without impairing or releasing the subordination provided in this Article 1 or the obligations hereunder of the Holders to the holders of the Senior Indebtedness of the Issuer, do any one or more of the following: (i) change the manner, place or terms of payment or extend the time of payment of, or renew or alter, Senior Indebtedness of the Issuer, or otherwise amend or supplement in any manner Senior Indebtedness of the Issuer, or any instrument evidencing the same or any agreement under which Senior Indebtedness of the Issuer is outstanding; (ii) sell, exchange, release or otherwise deal with any property pledged, mortgaged or otherwise securing Senior Indebtedness of the Issuer; (iii) release any Person liable in any manner for me payment or collection of Senior Indebtedness of the Issuer, and (iv) exercise or refrain from exercising any rights against the Issuer and any other Person.

Section 1.17 Definitions “Designated Senior Indebtedness” means (a) any and all Indebtedness outstanding under the Senior Credit Facilities and (b) any other Senior Indebtedness with a principal amount in excess of $            .1

“guarantee” means a guarantee other than by endorsement of negotiable instruments for collection in the ordinary course of business, direct or indirect, in any manner including, without limitation, through letters of credit or reimbursement agreements in respect thereof, of all or any part of any Indebtedness or other obligations.

“Guarantee” means any guarantee of the obligations of the Issuer under this Indenture and the Notes by a Guarantor in accordance with the provisions of this Indenture. When used as a verb, “Guarantee” shall have a corresponding meaning.

“Guarantor” means any Person that incurs a Guarantee of the Notes; provided that upon the release and discharge of such Person from its Guarantee in accordance with this Indenture, such Person shall cease to be a Guarantor.

“Hedging Obligations” means, with respect to any Person, the obligations of such Person under:

(1) currency exchange, interest rate or commodity swap agreements, currency exchange, interest rate or commodity cap agreements and currency exchange, interest rate or commodity collar agreements; and

(2) other agreements or arrangements designed to protect such Person against fluctuations in currency exchange, interest rates or commodity prices.

“Indebtedness” means, with respect to any Person,

(a) any indebtedness (including principal and premium) of such Person, whether or not contingent,

[1]	to be agreed by Company and Administrative Agent at time of issuance.

(i) in respect of borrowed money,

(ii) evidenced by bonds, notes, debentures or similar instruments or letters of credit (or, without double counting, reimbursement agreements in respect thereof),

(iii) representing the balance deferred and unpaid of the purchase price of any property (including Capitalized Lease Obligations), except (A) any such balance that constitutes a trade payable or similar obligation to a trade creditor, in each case accrued in tine ordinary course of business and (B) reimbursement obligations in respect of trade letters of credit obtained in the ordinary course of business with expiration dates not in excess of 365 days from the date of issuance (x) to the extent undrawn or (y) if drawn, to the extent repaid in full within 20 business days of any such drawing, or

(iv) representing any Hedging Obligations, if and to the extent that any of the foregoing Indebtedness (other than letters of credit and Hedging Obligations) would appear as a liability upon a balance sheet (excluding the footnotes thereto) of such Person prepared in accordance with GAAP,

(b) Disqualified Stock of such Person,

(c) to the extent not otherwise included, any obligation by such Person to be liable for, or to pay, as obligor, guarantor or otherwise, on the Indebtedness of another Person (other than by endorsement of negotiable instruments for collection in the ordinary course of business),

(d) to the extent not otherwise included, Indebtedness of another Person secured by a Lien on any asset owned by such Person (whether or not such Indebtedness is assumed by such Person), and

(e) to the extent not otherwise included, the amount then outstanding (i.e., advanced, and received by, and available for use by, the Issuer or any of its Restricted Subsidiaries) under any Securitization Financing (as set forth in me books and records of the Issuer or any Restricted Subsidiary and confirmed by the agent, trustee or other representative of the institution or group providing such Securitization Financing).

“Pari Passu Indebtedness” means:

(1) with respect to the Issuer, the Notes and any Indebtedness which ranks pari passu in right of payment to the Notes; and

(2) with respect to any Guarantor, its Guarantee and any Indebtedness which ranks pari passu in right of payment to such Guarantor’s Guarantee.

“Permitted Junior Securities” means unsecured debt of the Issuer or any Guarantor or any successor corporation or equity securities of any direct or indirect parent entity or any successor corporation that are subordinated to the payment of all then outstanding Senior Indebtedness of the Issuer or any Guarantor, as applicable, at least to the same extent that the Notes are subordinated to the payment of all Senior Indebtedness of the Issuer or any Guarantor, as applicable, on the Issue Date; provided that if any Senior Indebtedness of the Issuer or any Guarantor, as applicable, outstanding on the date of consummation of any such plan of reorganization or readjustment is not paid in full in cash on such date, the holders of any such Senior Indebtedness not so paid in full in cash have consented to the terms of such plan of reorganization or readjustment.

“Revolving Credit Agreement” means that certain Revolving Credit Agreement dated as of June 27,2006 among the Issuer, certain other subsidiaries of the Issuer from time to time parry thereto, the Lenders party thereto, Deutsche Bank Trust Company Americas, as Administrative Agent, LaSalle Bank, National Association, as Collateral Agent and the other agents and lenders party thereto from time to lime, including any related notes, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

“Senior Credit Facilities” mean (i) Term Loan Agreement and (ii) Revolving Credit Agreement and all collateral documents, guaranties, agreements and instruments executed in connection with either of the foregoing, in each case, as amended, amended and restated, supplemented, extended, modified, renewed, refunded, replaced or refinanced from time to time, including, without limitation, increases in principal amount and extensions of term loans and other financings.

“Senior Indebtedness” means:

(1) all Indebtedness of the Issuer or any Guarantor outstanding under the Senior Credit Facilities and related guarantees (including interest accruing on or after the filing of any petition in bankruptcy or similar proceeding or for reorganization of the Issuer or any Guarantor (at the rate provided for in the documentation with respect thereto, regardless of whether or not a claim for post-filing interest is allowed in such proceedings)), and any and all other fees, expense reimbursement obligations, indemnification amounts, penalties, and other amounts (whether existing on the Issue Date or thereafter created or incurred) and all obligations of the Issuer or any Guarantor to reimburse any bank or other Person in respect of amounts paid under letters of credit, acceptances or other similar instruments;

(2) all Hedging Obligations (and guarantees thereof) owing to a Lender (as defined in the Senior Credit Facilities) or any Affiliate of such Lender (or any Person that was a Lender or an Affiliate of such Lender at the time the applicable agreement giving rise to such Hedging Obligation was entered into), provided that such Hedging Obligations are permitted to be incurred under the terms of this Indenture;

(3) any other Indebtedness (including Hedging Obligations) of the Issuer or any Guarantor (other man the Notes) permitted to be incurred under the terms of this Indenture, unless the instrument under which such Indebtedness is incurred expressly provides that it is on a parity with or subordinated in right of payment to the Notes or any related Guarantee;

(4) any deferrals, renewals, refinancings, replacements or extensions of such Senior Indebtedness; and

(5) all obligations with respect to the items listed in the preceding clauses (1), (2), (3) and (4);

provided, however, that Senior Indebtedness shall not include:

(a) any obligation of such Person to the Issuer or any of its Subsidiaries;

(b) any liability for federal, state, local or other taxes owed or owing by such Person;

(c) any accounts payable or other liability to trade creditors arising in the ordinary course of business (including guarantees thereof or instruments evidencing such liability);

(d) any Indebtedness or other Obligation of such Person which is subordinate or junior in any respect to any other Indebtedness or other Obligation of such Person;

(e) any obligations with respect to any capital stock of the Issuer except in respect of mandatory redemptions thereof; or

(f) that portion of any Indebtedness which at the time of incurrence is incurred in violation of this Indenture.

“Subordinated Indebtedness” means, with respect to the Notes,

(1) any Indebtedness of the Issuer which is by its terms subordinated in right of payment to fee Notes, and

(2) any Indebtedness of any Guarantor which is by its terms subordinated in right of payment to the Guarantee of such entity of the Notes.

“Term Loan Agreement” means that certain Term Loan Agreement dated as of June 27, 2006 among the Issuer, the Lenders party thereto and Deutsche Bank Trust Company Americas, as Administrative Agent and the other agents and lenders party thereto from time to time, including any related notes,, guarantees, collateral documents, instruments and agreements executed in connection therewith, and in each case as amended, restated, supplemented, modified, renewed, refunded, replaced or refinanced from time to time in one or more agreements or indentures (in each case with the same or new lenders or institutional investors), including any agreement or indenture extending the maturity thereof or otherwise restructuring all or any portion of the Indebtedness thereunder or increasing the amount loaned or issued thereunder or altering the maturity thereof.

Schedule 6.5(a)

Pro Forma Balance Sheet

See attached.

Texas Petrochemicals

Balance Sheet

($ in 000’s)

Consolidated Proforma 5/31/2006
ASSETS
Current assets:
Cash and cash equivalents	37,516
Accounts receivable - trade	139,466
Inventories	72,852
Other current assets	12,142

Total current assets	261,976
Property, plant and equipment, net	413,275
Investment in limited partnership	1,926
Other assets, not of accumulated amortization	18,212

Total assets	695,389

LIABILITIES AND PARTNERS’ EQUITY
Current liabilities:
Bank overdraft	2,671
Accounts payable - trade	139,774
Accrued expenses	74,342

Total current liabilities	216,787
Long-term debt	210,000
Deferred income taxes	40,976

Total Liabilities	467,763
Equity:
Partners’ equity	227,626

Total abilities and partners’ equity	695,389

Texas Petrochemicals

Consolidated Core EBITDA

($ in 000’s)

	Quarter Ended 31-Mar-05	Quarter Ended 30-Jun-05	Quarter Ended 30-Sep-05	Quarter Ended 31-Dec-05	Quarter Ended 31-Mar-06	Estimate of Quarter Ended 30-Jun-06
Consolidated EBITDA	17,263	30,646	36,866	15,780	19,500	29,583

Target:

2005 Quarterly Core EBITDA derived from Target Unaudited Management Reports

Adjusted for Overhead & Stand-Alone Costs-net $2,325 M/Qtr

LOU Outage Adjustment- $ 4,250 M/Qtr

December 31, 2005 - LOU Adjustment accounts for Impact of Hurricane Rita

Qtrly 2006 EBITDA Estimated- $ 5.0 MM

Schedule 6.5(d)

Projections

See attached.

Texas Petrochemicals

Consolidated EBITDA Projections

($ in 000’s)

	For Fiscal Year
	2006	2007	2008	2009	2010	2011	2012
EBITDA from Operations	158,165	90,671	138,910	133,775	134,955	135,979	137,063

Schedule 6.10

Foreign Pension Plans

None.

Schedule 6.11(c)

Owned or Leased Real Property

	Property Address	Owner/Lessee	Type of Interest	Subject to Mortgage?
1.	Louisiana, Calcasieu Parish, Louisiana, 3524 City Service Highway, Westlake	Fred & Juanita Vincent/Texas Butylene Chemical Corporation	Lease	No

2.	Texas, Harris County, 8600 Park Place Blvd., Houston	Texas Petrochemicals, LP	Fee Title	Yes

3.	Texas, Harris County, 4601 Baker Road, Baytown	Texas Petrochemicals, LP	Fee Title	Yes

4.	Texas, Harris County, Three Riverway, Suite 1500, Houston	AVPF Riverway Ltd./Texas Petrochemicals, LP	Lease	No

5.	Texas, Harris County, 5151 San Felipe, Suite 800, Houston	Sage Plaza One LTD/Texas Petrochemicals LP	Lease	No

6.	Texas, Harris, Parking Lot adjacent to TPC Houston plant	Bayer Corporation/Texas Petrochemicals, LP	Lease	No

7.	Texas, Jefferson; C4 Plant Site in Port Neches	Texas Petrochemicals, LP	Fee Title	Yes

8.	Texas, Jefferson; Isoprene Unit Site in Port Neches	Texas Petrochemicals, LP	Fee Title	Yes

9.	Texas, Jefferson; Wedge Tract in Port Neches	Texas Petrochemicals, LP	Fee Title	Yes

10.	Texas, Jefferson; Flare Site in Port Neches	Texas Petrochemicals, LP	Fee Title	Yes

11.	Texas, Jefferson; Loading Rack Site in Port Neches	Texas Petrochemicals, LP	Fee Title	Yes

12.	Texas, Jefferson; Joint Wastewater Treatment Plant in Port Neches	Huntsman Petrochemical Corporation/Texas Petrochemicals, LP	16.01% undivided interest to be acquired at Closing resulting in a tenancy in common with Huntsman Petrochemical Corporation	Yes

13.	Texas, Jefferson; Land Farm Site in Port Neches	Huntsman Petrochemical Corporation/Texas Petrochemicals, LP	16.01% undivided interest to be acquired at Closing resulting in a tenancy in common with Huntsman Petrochemical Corporation	Yes

14.	Texas, Jefferson; Dock Site in Port Neches	Huntsman Petrochemical Corporation/Texas Petrochemicals, LP	50% undivided interest to be acquired at Closing resulting in a tenancy in common with Huntsman Petrochemical Corporation	Yes

15.	Texas, Jefferson; River Pump House Site in Port Neches	Texas Petrochemicals, LP	Fee Title	Yes

Schedule 6.14

Capitalization of Company

Owner	Type and Percentage of Interest
Texas Petrochemicals Inc.	99% general partnership interest
Texas Petrochemicals LLC	1% limited partnership interest

Schedule 6.15(a)

Subsidiaries

Legal Name	Jurisdiction of Organization	State Identification Number	Federal Employer Identification Number	Ownership (by Holder and Percentage Interest)	Subsidiary Guarantor?
TP Capital Corp.	Delaware	3783577	20-0926248	100% Texas Petrochemicals LP	Yes

Texas Butylene Chemical Corporation	Texas	66131300	76-0107440	100% Texas Petrochemicals LP	Yes

Texas Olefins Domestic-International Sales Corporation	Texas	47946200	74-2054241	100% Texas Petrochemicals LP	Yes

Houston Fuels, LLC	Delaware	4178891	68-0631636	100% Texas Petrochemicals LP	Yes

Port Neches Fuels, LLC	Delaware	4178893	68-0631641	100% Texas Petrochemicals LP	Yes

Schedule 7.8

Insurance

See attached.

PROPERTY SUMMARY

COVERAGE	POLICY DATA	LIMITS	REMARKS
Property & Business Interruption (Includes London, Domestic & Bermuda Placements)	Various U.S. and European Companies Policy Nos. 2610366 EPR N04064069 30460723001 PCA 5915307-01 HHP000923800 AN0601638 NME1110 AN0601641 P00780/005 6-16-2006 to 6-16-2007	$400,000,000 (Property) $150,000,000 (Aggregate Flood, Quake, & Named Windstorm) Other Sub-limits Apply	Covers direct damage to real and business personal property.

Includes Boiler & Machinery, Business Interruption, Direct Contingent Business Interruption, Extra Expense, and Direct Contingent Extra Expense.

			Deductible:	$1,000,000	Property Damage (Plant)

				$250,000	Property Damage (Terminals)

				2% of Insured Value	Named Windstorm $1,000,000 Minimum

				45 Day Wait	Business Interruption $7,500,000 Minimum

Builder’s Risk	Great Lakes Reinsurance UK New Hampshire Ins. Co. Policy No. AN0501241 8-1-2005 to 3-31-2007	$34,000,000 Boiler NOx Project	Physical loss of or physical damage to the temporary and permanent works, plant, equipment, materials and all other property for use in or in connection with the project.

			Deductible:	$250,000	Hot testing

				$100,000	Other except Flood, Wind, Quake, Tsunami

The extent of insurance is at all times governed by the complete terms and conditions of the policy.

PROPERTY SUMMARY

(Terrorism)

COVERAGE	POLICY DATA	LIMITS	REMARKS
Stand Alone Terrorism Property (1st Layer)	Lloyd’s Syndicates (100%) Policy No. AN0501256 8-1-2005 to 8-1-2006	$50,000,000	Real and Personal Property of the Assured as declared to and as covered by the Assured’s Property Policy, including property in the course of construction, reconstruction, erection, fabrication, assembly, installation, alteration, and/or testing at existing locations (AHP Policy No. AN0501242).

Business Interruption/Contingent Business Interruption

			Deductible:	$1,000,000	Any One Occurrence except

				$100,000	Terminals

				30 Day Wait	BI except

				7 Day Wait	Port Blockage

Stand Alone Terrorism Property (2nd Layer)	Lloyd’s Syndicates (100%) Policy No. AN0501257 8-1-2005 to 8-1-2006	$50,000,000	Real and Personal Property of the Assured as declared to and as covered by the Assured’s Property Policy, including property in the course of construction, reconstruction, erection, fabrication, assembly, installation, alteration, and/or testing at existing locations (AHP Policy No. AN0501242).

Business Interruption/Contingent Business Interruption

LIABILITY SUMMARY

COVERAGE	POLICY DATA	LIMITS	REMARKS
General Liability	Not Carried	None	Self-Insured

Umbrella Liability (1st Excess Layer)	Lexington Insurance Company Policy No. 5115602 8-1-2005 to 8-1-2006	$ 25,000,000	Claims Made Form providing coverage excess of a Terrorism (Declined)

Excess Liability (2nd Excess Layer)	XL Europe Ltd. Policy No. AK0500528 8-1-2005 to 8-1-2006	$ 25,000,000	Occurrence Reported. Includes coverage excess of Terminal Operators and Excess Marine $25,000,000. Terrorism (Included)

Excess Liability (3nd Excess Layer)	Allied World Assurance Co. Ltd. Policy No. C005130001 8-1-2005 to 8-1-2006	$ 50,000,000	Occurrence Reported. Terrorism (Included)

Stand Alone Terrorism Liability	Lloyd’s Syndicates (100%) Policy No. AK0500531 8-1-2005 to 8-1-2006	$ 25,000,000

To indemnify the Insured for their Legal Liability to pay compensation to Third Parties arising out of their business operations worldwide. Covers both certified and non-certified acts of terrorism.

$ 2,000,000 Per Occurrence

Automobile Liability	New Hampshire Insurance Co. Policy No. AL7591931 8-1-2005 to 8-1-2006	$ 1,000,000	Provides coverage for owned, hired and non-owned vehicles. Deductible - $1,000 – Comp/Collision – All Hired Autos

Workers’ Compensation	Commerce & Industry Ins. Co. Policy No. WC7207649 8-1-2005 to 8-1-2006	Statutory Limits Employers Liability $ 1,000,000 MEL $ 1,000,000	Covers Job related injury or illness and lawsuits (if any) filed in connection with work related injury to employees. Includes occupational disease.

Environmental Impairment Liability	Indian Harbor Insurance Co. Policy No. PEC001015801 10-2-2004 to 8-1-2006	$ 10,000,000/ $ 20,000,000 Aggregate	Provides (subject to policy terms and conditions): Pollution Legal Liability Remediation Legal Liability Legal Defense Expense

The extent of insurance is at all times governed by the complete terms and conditions of the policy.

OTHER SUMMARY

COVERAGE	POLICY DATA	LIMITS	REMARKS
Marine Ocean Cargo/Storage	New York Marine & General Insurance company Policy No. 36080MC505 8-1-2005 to 8-1-2006	$10,000,000 $1,000,000 (Plant - Storage)	Applies to ocean & barge cargo shipments. Storage included. Terrorism (Included)

			Deductible:	0.5%	of insured value.

				$25,000	Plant – Storage

				$10,000	Terminal – Storage

Terminal Operator’s Liability / Charterer’s Legal Liability	Navigators Insurance Co. Policy No. 05L175001 8-1-2005 to 8-1-2006	$1,000,000	Addresses liability exposures relative to vessel charters and dock operations. Has Tankerman’s Endorsement.

			Deductible:	$25,000	General

				$100,000	Pollution

Excess Marine Liabilities	Navigators Insurance Co. /American Home Assurance Co. St. Paul Fire & Marine Ins. Co. Policy No. 05L1755002 C2286 OX0880024 8-1-2005 to 8-1-2006	$25,000,000	Provides Additional limits over Primary Terminal Operators; Tankerman’s Legal Liability; & Charterer’s Legal Liability Coverage. Terrorism (Included)

Fiduciary Liability	Twin City Fire Ins. Co. Policy No. DO00R384000597 5-31-2005 to 8-1-2006	$5,000,000 Aggregate	Pension and Benefit Plan Fiduciary Liability. Insured Plans – Texas Petrochemical LP Retirement Plan and Texas Petrochemical LP Employee Insurance Benefit Plan.

			Deductible:	$ 0	Insured Fiduciary

				$ 50,000	Sponsor Company

The extent of insurance is at all times governed by the complete terms and conditions of the policy.

Schedule 8.1(c)

Permitted Liens

None.

Schedule 8.2(j)

Indebtedness to Remain Outstanding

None

Schedule 8.7

Existing Investments

1.	100% equity interest in TP Capital Corp., a Delaware corporation.

2.	100% equity interest in Texas Butylene Chemical Corporation, a Texas corporation.

3.	100% equity interest in Texas Olefins Domestic-International Sales Corporation, a Texas corporation.

4.	100% LLC interest in Port Neches Fuels, LLC, a Delaware limited liability company.

5.	100% LLC interest in Houston Fuels, LLC, a Delaware limited liability company.

6.	50% limited partnership interest in Hollywood/Texas Olefins, Ltd., a Texas limited partnership.

7.	16.01% interest in Joint Wastewater Treatment Plant.

Schedule 12.3(a)

Notice Addresses.

Company and all Subsidiary Guarantors:

Texas Petrochemicals LP

5151 San Felipe

Suite 800

Houston, TX 77056

Attention: Ruth I. Dreesen

Tel. No.: (713) 475-5246

Telecopier No.: (713) 475-5203

With a Copy to:

Christopher A. Artzer

5151 San Felipe

Suite 800

Houston, TX 77056

Tel. No.: (713) 475-5201

Telecopier No.: (713) 475-5203

Administrative Agent:

Deutsche Bank Trust Company Americas

60 Wall Street

New York, New York 10005

Attention: Marguerite Sutton

Tel. No.: (212) 250-6150

Telecopier No.: (212) 797-4655

With a Copy to:

60 Wall Street

New York, New York 10005

Attention: Frank Fazio

Tel. No.: (212) 250-2267

Telecopier No.: (212) 797-4655